As filed with the Securities and Exchange Commission on July 20, 2011.
Registration No. 333-174843
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dawson Geophysical Company
(Exact name of registrant as specified in its charter)

Texas	1382	75-0970548
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

508 West Wall, Suite 800
Midland, Texas 79701
(432) 684-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen C. Jumper
President and Chief Executive Officer
Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
(432) 684-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neel Lemon Sarah Rechter Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 (214) 953-6500	Wayne A. Whitener President and Chief Executive Officer TGC Industries, Inc. 101 E. Park Blvd., Suite 955 Plano, Texas 75074 (972) 881-1099	Rice M. Tilley, Jr. Bruce Newsome Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 (214) 651-5000

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2011

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

To the shareholders of Dawson Geophysical Company and TGC Industries, Inc.:

On March 21, 2011, Dawson Geophysical Company, or Dawson, and TGC Industries, Inc., or TGC, announced our proposed merger. The boards of directors of Dawson and TGC have each approved an agreement and plan of merger, or the merger agreement, pursuant to which 6446 Acquisition Corp., or Merger Sub, a newly formed wholly owned subsidiary of Dawson, will be merged with and into TGC, with TGC surviving the merger as a direct wholly owned subsidiary of Dawson.

This joint proxy statement/prospectus describes the terms of the merger agreement and the merger, including the reasons the merger was proposed, the negotiation process that led to entry into the merger agreement, and other background information. We are sending you this joint proxy statement/prospectus and related materials in connection with the solicitation of proxies by the boards of directors of Dawson and TGC for use at their special meetings of shareholders, both to be held on [ • ], 2011. At the special meetings, among other items, the shareholders of Dawson and TGC will be asked to approve proposals relating to the merger. These proposals are discussed in greater detail in the remainder of this joint proxy statement/prospectus. We urge you to read carefully this joint proxy statement/prospectus and the documents incorporated by reference into it.

If the proposed merger is completed, then pursuant to the merger agreement, each holder of shares of TGC common stock will be entitled to receive 0.188 shares of Dawson common stock for each share of TGC common stock owned, as well as cash payable in lieu of fractional shares pursuant to the terms of the merger agreement.

We anticipate that, immediately following completion of the merger, current Dawson shareholders will own approximately 68% of the outstanding shares of Dawson common stock and TGC shareholders will own approximately 32% of the outstanding shares of Dawson common stock.

Dawson shareholders will continue to own their existing shares of Dawson common stock. Dawson’s common stock is listed on NASDAQ under the symbol “DWSN.” TGC’s common stock is listed on NASDAQ under the symbol “TGE.”

Dawson is holding a special meeting of its shareholders to approve the issuance of shares of Dawson common stock in connection with the proposed merger. Certain executive officers and directors of Dawson who own, in the aggregate, approximately 3.8% of the currently outstanding shares of Dawson common stock have entered into a voting agreement with TGC. Pursuant to and subject to the terms of the voting agreement, those directors and executive officers have agreed, among other things, to vote their shares of Dawson common stock in favor of the issuance of shares of Dawson common stock in connection with the proposed merger at the Dawson special meeting.

TGC is holding a special meeting of its shareholders to approve the merger agreement. Certain executive officers and directors of TGC and their affiliates who own, in the aggregate, approximately 28.7% of the currently outstanding shares of TGC common stock have entered into voting agreements with Dawson. Pursuant to and subject to the terms of those voting agreements, those directors and executive officers and their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of approval of the merger agreement at the TGC special meeting.

The obligations of Dawson and TGC to complete the merger are subject to the satisfaction or waiver of several conditions. We cannot complete the merger unless, among other things:

•	the holders of at least a majority of the outstanding shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting, assuming a quorum is present, approve the issuance of shares of Dawson common stock in connection with the proposed merger; and

•	the merger agreement is approved by the holders of at least 80% of the outstanding shares of TGC common stock.

All Dawson and TGC shareholders are invited to attend their company’s special meeting in person. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Dawson or TGC special meeting, as applicable, by signing, dating and returning the enclosed proxy card, by calling the toll-free telephone number, or by using the Internet as described in the instructions included with your proxy card.

This document is a prospectus relating to the shares of Dawson common stock to be issued pursuant to the merger and a proxy statement for each of Dawson and TGC to solicit proxies for their respective special meetings of shareholders. This document contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related matters, followed by a more detailed discussion.

For a discussion of certain significant matters that you should consider before voting, see “Risk Factors” beginning on page 24.

We look forward to the successful completion of the merger.

Sincerely, Stephen C. Jumper President and Chief Executive Officer Dawson Geophysical Company	Sincerely, Wayne A. Whitener President and Chief Executive Officer TGC Industries, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Dawson common stock to be issued pursuant to the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [ • ], 2011 and is first being mailed to shareholders on or about [ • ], 2011.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Dawson and TGC from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can review documents incorporated by reference in this joint proxy statement/prospectus free of charge through the Securities and Exchange Commission, or the SEC, website (http://www.sec.gov). You can also obtain the documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Dawson Geophysical Company 508 West Wall, Suite 800 Midland, Texas 79701 Telephone: (432) 684-3000	TGC Industries, Inc. 101 East Park Blvd., Suite 955 Plano, Texas 75074 Telephone: (972) 881-1099
or	or
Morrow & Co., LLC 470 West Avenue, 3rd Floor Stamford, CT 06902 Banks and brokers call collect: (203) 658-9400 Shareholders Please Call Toll Free: (800) 607-0088	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and brokers call collect: (212) 269-5550 Others call toll-free: (800) 967-4617

You will not be charged for any of the documents that you request. Shareholders requesting documents should do so by [ • ], 2011, in order to receive them before the applicable special meeting.

For more information, see “Where You Can Find More Information” beginning on page 150.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Dawson has been provided by Dawson and information contained in this document regarding TGC has been provided by TGC.

VOTING BY TELEPHONE, INTERNET OR MAIL

Shareholders of record of either Dawson or TGC may submit their proxies by:

Telephone.  You can vote by telephone by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on either Dawson’s or TGC’s proxy card, as applicable, and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. New York City time on [ • ], 2011. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

Internet.  You can vote over the Internet by accessing the website at http://www.proxyvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. New York City time on [ • ], 2011. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

If you hold your shares through a bank, broker, custodian or other record holder:

Please refer to your company’s proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting methods are available to you.

DAWSON GEOPHYSICAL COMPANY
508 West Wall, Suite 800
Midland, TX 79701
432-684-3000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [ • ], 2011

To the Shareholders of Dawson Geophysical Company:

We will hold a special meeting of the shareholders of Dawson Geophysical Company, or Dawson, at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011 for the following purposes:

•	to approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the terms of the Agreement and Plan of Merger, dated March 20, 2011, by and among Dawson, TGC Industries, Inc., or TGC, and 6446 Acquisition Corp., a wholly owned subsidiary of Dawson; and

•	to approve adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposal.

Only holders of record of Dawson common stock at the close of business on [ • ], 2011, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting.

We cannot complete the merger unless holders of a majority of all outstanding shares of Dawson common stock present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, vote to approve the issuance of shares of Dawson common stock in connection with the proposed merger.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

Dawson’s board of directors recommends that Dawson shareholders vote “FOR” approval of the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement and “FOR” any adjournment of the Dawson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

By Order of the Board of Directors,

Christina W. Hagan
Secretary

DATED this [ • ] day of [ • ], 2011

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Remember, your vote is important, so please act today!

TGC INDUSTRIES, INC.
101 E. Park Blvd., Suite 955
Plano, Texas 75074
(972) 881-1099

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [ • ], 2011

To the Shareholders of TGC Industries, Inc.:

We will hold a special meeting of the shareholders of TGC Industries, Inc., or TGC, at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011 for the following purposes:

•	to approve the Agreement and Plan of Merger, dated March 20, 2011, by and among TGC, Dawson Geophysical Company, or Dawson, and 6446 Acquisition Corp., a wholly owned subsidiary of Dawson;

•	to approve a non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger; and

•	to approve adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Only holders of record of TGC common stock at the close of business on [ • ], 2011, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting.

We cannot complete the merger unless holders of at least 80% of all outstanding shares of TGC common stock vote to approve the merger agreement. However, approval by TGC shareholders of certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger is not a condition to the merger. Accordingly, even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC named executive officers will be paid such compensation.

For more information about the merger and the other transactions contemplated by the merger agreement, including the payment of certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

TGC’s board of directors recommends that TGC shareholders vote “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger and “FOR” adjournments of the TGC special meeting, if necessary or appropriate, to permit further solicitation of proxies. In considering the recommendations of the TGC board of directors, TGC shareholders should be aware that members of TGC’s board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or in addition to, those of TGC shareholders. See “The Merger — Conflicts of Interests” beginning on page 89.

By Order of the Board of Directors,

James K. Brata
Secretary

DATED this [ • ] day of [ • ], 2011

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Please do not send any stock certificates at this time. Remember, your vote is important, so please act today!

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are brief answers to common questions that you may have regarding the proposals being considered at the special meeting of Dawson shareholders, which we refer to as the Dawson special meeting, and the special meeting of TGC shareholders, which we refer to as the TGC special meeting. Dawson and TGC urge you to read carefully this entire joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

In this joint proxy statement/prospectus, unless the context otherwise requires, “Dawson” refers to Dawson Geophysical Company, a Texas corporation, “Merger Sub” refers to 6446 Acquisition Corp., a Texas corporation and wholly owned subsidiary of Dawson, “TGC” refers to TGC Industries, Inc., a Texas corporation, and its consolidated subsidiaries, the “merger agreement” refers to the Agreement and Plan of Merger, dated March 20, 2011, as it may be amended from time to time, by and among Dawson, Merger Sub and TGC, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the “merger” refers to the merger of Merger Sub with and into TGC, as contemplated by the merger agreement.

Q:	Why am I receiving this document?

A:	You are receiving this joint proxy statement/prospectus because you are a shareholder of record of either Dawson or TGC as of [ • ], 2011, the record date for the special meetings.

Dawson has agreed to acquire TGC by means of a merger of Merger Sub with and into TGC, with TGC surviving the merger as a wholly owned subsidiary of Dawson.

In order to complete the merger, among other conditions, Dawson shareholders must vote to approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement. In addition, TGC shareholders must vote to approve the merger agreement. Dawson and TGC will hold separate special meetings to obtain these approvals.

At the TGC special meeting, TGC shareholders will also be voting on a non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger. However, approval by TGC shareholders of such compensation is not a condition to the merger. Accordingly, even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC’s named executive officers will be paid such compensation.

This joint proxy statement/prospectus, which you should read carefully, contains important information about the merger, the merger agreement and the special meetings of Dawson and TGC shareholders. Dawson and TGC are each delivering this document to their shareholders because it is a proxy statement being used by the board of directors of each of Dawson and TGC to solicit proxies of shareholders in connection with their respective special meetings. In addition, this document is a prospectus being delivered to TGC shareholders because Dawson is offering shares of its common stock to TGC shareholders in exchange for their shares of TGC common stock in connection with the proposed merger.

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will be merged with and into TGC, with TGC surviving as a direct wholly owned subsidiary of Dawson. After the merger, the current shareholders of Dawson and the current shareholders of TGC will be the shareholders of Dawson.

Q:	What are holders of Dawson common stock being asked to vote on?

A:	Holders of Dawson common stock are being asked to:

• approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the terms of the merger agreement; and

v

• approve adjournments of the Dawson special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are insufficient votes at the time of the Dawson special meeting to adopt the foregoing proposal.

Q:	What are holders of TGC common stock being asked to vote on?

A:	Holders of TGC common stock are being asked to:

• approve the merger agreement;

• approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger; and

• approve adjournments of the TGC special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are insufficient votes at the time of the TGC special meeting to approve the merger agreement.

Q:	Why have Dawson and TGC decided to merge?

A:	Dawson and TGC believe that the merger will provide strategic and financial benefits to their shareholders, clients and employees, including:

• increased data acquisition crew capacity, with a combined crew count of 21 crews, as currently configured, in the continental United States and six in Canada, as well as combined channel counts in excess of 210,000 and more than 200 vibrator energy source units;

• a more diversified client mix, including increased geographical diversity and access to the Canadian market;

• expanded service offerings, including those leveraging TGC’s dynamite source and shot-hole drilling capabilities;

• strong prospects for an expanded client base and product offering to allow for new business relationships not available to either company on a stand-alone basis;

• greater crew efficiencies gained through the ability to reconfigure crews, leverage and share equipment and personnel resources, including by leveraging Canadian resources during summer thaw periods;

• a continued balance of oil and natural gas projects and assignments, particularly in oil and liquid-rich basins;

• expanded support functions, including permit, survey, maintenance repair facilities and in-house trucking capabilities;

• better market position to meet client needs with an increased ability to service seismic projects in a timely manner and to provide higher resolution images with expanded channel counts, particularly with respect to unconventional reservoirs;

• increased opportunities to scale and align crew size with project size;

• the shareholders of Dawson and TGC will have the opportunity to participate in the equity value of the combined companies and have the benefit of the increased public market liquidity resulting from the combined companies’ larger public float and market cap; and

• opportunities for cost savings and revenue generation through enhanced operational logistics.

Q:	Why am I being asked to cast a non-binding vote to approve certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger?

A:	New SEC rules resulting from The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, require TGC to seek a non-binding vote from its shareholders with respect to certain compensation that will be paid to TGC’s named executive officers by TGC upon consummation of the merger. Accordingly, in compliance with the Dodd-Frank Act, we are asking TGC shareholders to approve such compensation. However, even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC’s named executive officers will be paid such compensation.

Q:	Why is my vote important?

A:	Completion of the merger requires the approval of the shareholders of Dawson and TGC at their respective special meetings. If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at the special meetings, it may be difficult for Dawson and TGC to obtain the necessary quorum to hold their special meetings.

In addition, since approval of the merger agreement by the shareholders of TGC requires the affirmative vote of at least 80% of the outstanding shares of TGC common stock, if you are a TGC shareholder and you fail to vote, that will have the same effect as a vote “AGAINST” approval of the merger agreement.

Whether you are a Dawson or TGC shareholder, if you abstain from voting, that will have the same effect as a vote “AGAINST” each of the matters proposed at the applicable special meeting.

Dawson’s board of directors recommends that Dawson shareholders vote “FOR” approval of the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement and “FOR” approval of any adjournment of the Dawson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

TGC’s board of directors recommends that TGC shareholders vote “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger and “FOR” approval of any adjournment of the TGC special meeting, if necessary or appropriate, to permit further solicitation of proxies.

As described under the headings “TGC Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be Paid by TGC to TGC’s Named Executive Officers” and “The Merger — Conflicts of Interests” beginning on pages 47 and 89, respectively, of this joint proxy statement/prospectus, TGC’s directors and executive officers will receive financial benefits that are different from, or in addition to, those of TGC’s shareholders.

No matter how many shares you own of either Dawson or TGC common stock, your vote is important and you are encouraged to vote.

Q:	What will I receive in the merger in exchange for my shares of TGC common stock?

A:	Under the merger agreement, TGC shareholders will receive 0.188 shares of Dawson common stock for every one share of TGC common stock they own, provided that the average of the volume weighted average price of Dawson common stock on NASDAQ during the 10 consecutive trading days ending on [ • ], 2011 (which is the date that is two business days prior to the date of the special meetings) is equal to or greater than $32.54 but less than or equal to $52.54. We refer to the number of shares of Dawson common stock that TGC shareholders will receive for each share of TGC common stock they hold as the exchange ratio. In addition, we refer to the 10 consecutive trading day average of the volume weighted average price of Dawson common stock calculated as described in the previous sentence as the 10-day average VWAP of Dawson common stock.

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio. See “The Merger Agreement — Merger Consideration — Determination of the Exchange Ratio” on page 97.

If the exchange ratio is modified, Dawson and TGC will each disclose the adjustment on a current report on Form 8-K and in a press release and will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

The 10-day average VWAP of Dawson common stock as of March 18, 2011, the last trading day prior to announcement of the transaction, was $44.16. The 10-day average VWAP of Dawson common stock as of the date of this joint proxy statement/prospectus was $[ • ], which is within the trading range required to prevent the exchange ratio from being renegotiated or the merger agreement being terminated.

Dawson will not issue any fractional shares of its common stock in connection with the proposed merger. For each fractional share that would otherwise be issued, Dawson will pay cash (without interest) in an amount equal to the product of the fractional share and the closing price for shares of Dawson common stock on NASDAQ on the business day immediately prior to the closing date of the merger. See “The Merger Agreement — Merger Consideration — Fractional Shares” on page 98.

We anticipate that upon completion of the transaction, Dawson will have approximately 11.7 million shares of common stock outstanding, with current Dawson shareholders owning approximately 68% of the combined company and current TGC shareholders owning approximately 32%.

For additional information regarding what TGC shareholders will be entitled to receive pursuant to the merger, see “The Merger — Merger Consideration” on page 87.

Q:	What is the value of the merger consideration that TGC shareholders are to receive?

A:	The number of shares of Dawson common stock to be issued in the merger for each share of TGC common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock unless the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54. Accordingly, any change in the price of Dawson common stock prior to the merger will affect the market value of the merger consideration that TGC shareholders will receive as a result of the merger. For additional information regarding the value of the merger consideration, see “The Merger — The Merger Consideration — The Number of Shares of Dawson Common Stock to be Issued in the Merger for Each Share of TGC Common Stock is Fixed” on page 87.

The 10-day average VWAP of Dawson common stock as of March 18, 2011, the last trading day prior to announcement of the transaction, was $44.16. The 10-day average VWAP of Dawson common stock as of the date of this joint proxy statement/prospectus was $[ • ]. However, you should obtain current stock price quotations for Dawson common stock and TGC common stock before voting. Dawson common stock and TGC common stock are listed on NASDAQ under the symbols “DWSN” and “TGE,” respectively.

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio.

If the exchange ratio is modified, Dawson and TGC will each disclose the adjustment on a current report on Form 8-K and in a press release and will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Q:	How likely is it that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 will not be in the designated range, thereby meaning that the exchange ratio will need to be renegotiated or the merger agreement will be terminated?

A:	We cannot predict what the trading price of Dawson common stock will be at the effective time of the merger or what the 10-day average VWAP of Dawson common stock will be as of [ • ], 2011. The 10-day average VWAP of Dawson common stock as of the date of this joint proxy statement/prospectus was $[ • ], which is within the trading range required to prevent the exchange ratio from being renegotiated or the merger agreement being terminated.

For additional information regarding how the 10-day average VWAP of Dawson common stock will be calculated, see “The Merger — The Merger Consideration — The Number of Shares of Dawson Common Stock to be Issued in the Merger for Each Share of TGC Common Stock is Fixed” on page 87.

Q:	Will Dawson shareholders receive any additional shares as a result of the merger?

A:	No. Dawson shareholders will not receive any additional shares of Dawson common stock as a result of the merger.

Q:	What will happen to shares of Dawson common stock in the merger?

A:	Holders of shares of Dawson common stock will continue to own their existing shares, which will not be converted or canceled in the merger. In the merger, each outstanding share of TGC common share will be converted into the right to receive 0.188 shares of Dawson common stock provided that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is equal to or greater than $32.54 but less than or equal to $52.54. As of July 8, 2011, there were 7,910,885 shares of Dawson common stock, 19,277,770 shares of TGC common stock and outstanding stock options to acquire up to 726,440 shares of TGC common stock outstanding. Based on such number of shares and options outstanding, there would be an aggregate of approximately 11,671,676 shares of Dawson common stock outstanding after completion of the merger, of which approximately 68% of those outstanding shares would be held by current Dawson shareholders and the remaining approximate 32% would be held by current TGC shareholders.

Q:	Will the merger affect the board of directors or officers of Dawson after the merger?

A:	Yes. Under the merger agreement, Dawson has agreed to take all necessary actions to cause, as of the effective time of the merger, the Dawson board of directors to include as Dawson directors Wayne A. Whitener and Allen T. McInnes, each of whom is currently a director of TGC. We expect that the current directors of Dawson will continue to serve as directors of Dawson after the merger. Accordingly, in order to accommodate the two additional directors, at the effective time of the merger, the Dawson board of directors will increase in size to 10 directors. See “The Merger Agreement — Governance Matters” on page 97.

The current officers of Dawson will continue to serve as the officers of Dawson after the merger is complete.

Q:	Who is entitled to vote at the Dawson special meeting and the TGC special meeting?

A:	Dawson shareholders: The record date for the Dawson special meeting is [ • ], 2011. Only holders of record of shares of Dawson common stock outstanding and entitled to vote as of the close of business on the record date are entitled to notice of, and to vote at, the Dawson special meeting or any adjournment or postponement of the Dawson special meeting.

TGC shareholders: The record date for the TGC special meeting is [ • ], 2011. Only holders of record of shares of TGC common stock outstanding and entitled to vote as of the close of business on the record date are entitled to notice of, and to vote at, the TGC special meeting or any adjournment or postponement of the TGC special meeting.

Q:	What vote of Dawson shareholders is required to approve the transaction with TGC?

A:	The affirmative vote of a majority of shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting, in which a quorum is present, is required to approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement.

Any adjournment of the Dawson special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of Dawson common stock representing a majority of the votes present in person or represented by proxy and entitled to vote at the Dawson special meeting, whether or not a quorum exists.

At the close of business on [ • ], 2011, the record date for the Dawson special meeting, directors and executive officers of Dawson had the right to vote [ • ]% of the outstanding shares of Dawson common stock. Certain of those executive officers and directors, who collectively owned approximately [ • ]% of the shares of Dawson common stock outstanding on such date, have entered into a voting agreement with TGC, which we refer to as the Dawson shareholder voting agreement. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, those directors and executive officers have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the issuance of shares of Dawson common stock in connection with the proposed merger at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see “The Dawson Shareholder Voting Agreement” beginning on page 119.

For additional information on the vote required to approve the issuance of shares of Dawson common stock in connection with the proposed merger, see “The Dawson Special Meeting” beginning on page 34.

Q:	How does the Dawson board of directors recommend that Dawson shareholders vote with respect to the proposed merger?

A:	Dawson’s board of directors recommends that Dawson shareholders vote “FOR” approval of the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement. For additional information on the recommendation of Dawson’s board of directors, see “The Merger — Dawson’s Reasons for the Merger and Recommendation of Dawson’s Board of Directors” beginning on page 60.

Q:	What vote of TGC shareholders is required to approve the transaction with Dawson and to approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger?

A:	The affirmative vote of at least 80% of the outstanding shares of TGC common stock is required to approve the merger agreement.

The affirmative vote of a majority of shares of TGC common stock present in person or represented by proxy and entitled to vote at the TGC special meeting, in which a quorum is present, is required to approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger. However, approval by TGC shareholders of such compensation is not a condition to the merger. Accordingly, even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC named executive officers will be paid such compensation.

Any adjournment of the TGC special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of TGC common stock representing a majority of the votes present in person or represented by proxy and entitled to vote at the TGC special meeting, whether or not a quorum exists.

At the close of business on [ • ], 2011, the record date for the TGC special meeting, directors and executive officers of TGC and their respective affiliates had the right to vote [ • ]% of the outstanding shares of TGC common stock. Those executive officers and directors and their affiliates have entered into voting agreements with Dawson, which we refer to as the TGC shareholder voting agreements. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those directors and executive officers and their respective affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of approval of the merger agreement at the TGC special meeting. For additional information on the TGC shareholder voting agreements, see “The TGC Shareholder Voting Agreements” beginning on page 117.

For additional information on the vote required to approve the merger agreement, see “The TGC Special Meeting” beginning on page 41.

x

Q:	How does the TGC board of directors recommend that TGC shareholders vote with respect to the proposed merger and the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger?

A:	TGC’s board of directors recommends that TGC shareholders vote “FOR” approval of the merger agreement. For additional information on the recommendation of TGC’s board of directors, see “The Merger — TGC’s Reasons for the Merger and Recommendation of TGC’s Board of Directors” beginning on page 65.

In addition, TGC’s board of directors recommends that TGC shareholders vote “FOR” approval of the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger.

You should note that TGC’s directors and executive officers have interests in the merger as directors or officers that are different from, or in addition to, the interests of other TGC shareholders. For information relating to the interests of TGC’s directors and executive officers in the merger, see “The Merger — Conflicts of Interests” beginning on page 89.

Q:	What constitutes a quorum for the special meetings?

A:	With respect to each special meeting, a majority of the outstanding shares of common stock entitled to vote at the close of business on the record date being present in person or represented by proxy constitutes a quorum for the special meeting. While abstentions will be counted for purposes of determining whether a quorum is present, broker non-votes (which are described below) will not.

Q:	When and where are the special meetings?

A:	The Dawson special meeting will take place at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011. For additional information relating to the Dawson special meeting, see “The Dawson Special Meeting” beginning on page 34.

The TGC special meeting will take place at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011. For additional information relating to the TGC special meeting, see “The TGC Special Meeting” beginning on page 41.

Q:	Is the consummation of the merger subject to any conditions other than the approval of Dawson and TGC shareholders?

A:	Yes. In addition to Dawson and TGC shareholder approval, the consummation of the merger is contingent upon the satisfaction or, to the extent permitted by law, waiver of the following conditions:

• clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act;

• the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger;

• the effectiveness of a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the authorization of the listing of the shares of Dawson common stock to be issued in the merger on NASDAQ;

• receipt by each party of an opinion from its counsel, in a form and substance reasonably satisfactory to that party, dated as of the closing date of the merger, to the effect that (1) the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or the Code, and (2) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of TGC upon the exchange of shares of TGC common stock for shares of Dawson common stock pursuant to the proposed merger;

• certain officers of TGC having entered into employment agreements with TGC, as the surviving entity of the merger, as of the effective time of the merger;

• receipt by TGC of certain third party consents;

• receipt by TGC, as of the closing date, of a reconfirmation from its financial advisor that the exchange ratio is fair, from a financial point of view, to TGC shareholders, which opinion is referred to as the reconfirmation opinion; and

• other customary conditions, including the absence of a material adverse effect with respect to either TGC’s or Dawson’s respective businesses.

If any of the conditions set forth above fail to occur, the merger will not be consummated and the merger agreement will terminate. Either party may waive any of their respective conditions if the law allows such party to do so, and this could include a waiver by TGC of its condition that it shall have received, as of the closing date, a reconfirmation from its financial advisor that the exchange ratio is fair, from a financial point of view, to TGC shareholders. However, TGC does not anticipate waiving this condition. If either party were to waive a condition, the consummation of the merger would occur without the condition having been met. Neither Dawson nor TGC can give any assurance regarding when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur as intended.

The proposal relating to the approval of certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger is a non-binding advisory resolution and is not a condition to the merger. Accordingly, even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC named executive officers will be paid such compensation.

For additional information on the conditions to the consummation of the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 110.

Q:	What do I need to do now?

A:	After reading and considering carefully the information contained in this joint proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. Submitting your proxy by telephone, Internet or mail or directing your bank, broker or other nominee to vote your shares will ensure that your shares are represented and voted at the special meeting.

For additional information on voting procedures, see “The Dawson Special Meeting” beginning on page 34 or “The TGC Special Meeting” beginning on page 41, as applicable.

Q:	How will my proxy be voted?

A:	If you vote by telephone, over the Internet or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. If you are a Dawson shareholder and you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted “FOR” approval of the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement and “FOR” the adjournment of the Dawson special meeting, if necessary or appropriate, to permit further solicitation of proxies. If you are a TGC shareholder and you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger and “FOR” the adjournment of the TGC special meeting, if necessary or appropriate, to permit further solicitation of proxies.

For additional information on voting procedures, see “The Dawson Special Meeting” beginning on page 34 or “The TGC Special Meeting” beginning on page 41, as applicable.

Q:	What if my bank, broker or other nominee holds my shares in “street name”?

A:	If a bank, broker or other nominee holds your shares for your benefit but not in your own name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your shares are held in the name of your bank, broker or other nominee and you wish to vote in person at your special meeting, you must contact your bank, broker or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to your respective special meeting in order to vote in person.

Q:	What if I don’t provide my bank, broker or other nominee with instructions on how to vote?

A:	Generally, a bank, broker or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your bank, broker or other nominee has not received your instructions, your bank, broker or other nominee has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your bank, broker or other nominee cannot vote on a particular matter because your bank, broker or other nominee has not received instructions from you and because the proposal is not routine. None of the matters being presented to shareholders for a vote at the special meetings of Dawson and TGC is considered a routine matter. Therefore, your bank, broker or other nominee will not be permitted to vote at the special meeting without instruction from you as the beneficial owner of the shares of Dawson or TGC common stock.

If you do not instruct your bank, broker or other nominee on how you want your shares of Dawson common stock or TGC common stock, as applicable, to be voted, it may be difficult for Dawson and TGC to obtain the necessary quorum to hold their special meetings because broker non-votes will not be counted for purposes of determining whether a quorum is present at either special meeting.

In addition, even if there is a quorum present at the TGC special meeting, a broker non-vote will have the same effect as a vote “AGAINST” approval of the merger agreement. Assuming a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the proposal to approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger. Whether or not a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the adjournment proposal.

In the case of Dawson shareholders, assuming a quorum is present at the Dawson special meeting, a broker non-vote will have no effect on the proposal to issue shares of Dawson common stock pursuant to the merger agreement. Whether or not a quorum is present at the Dawson special meeting, a broker non-vote will have no effect on the adjournment proposal.

For additional information on voting procedures, see “The Dawson Special Meeting” beginning on page 34 or “The TGC Special Meeting” beginning on page 41, as applicable.

Q:	What if I mark abstain when voting?

A:	If you mark abstain when voting, your abstention will still be counted in determining whether a quorum is present at the applicable special meeting. However, abstentions will have the same effect as a vote “AGAINST” all the matters being considered at the applicable special meeting. Accordingly, if you are a Dawson shareholder, your abstention will have the same effect as a vote “AGAINST” approval of the issuance of shares of Dawson common stock pursuant to the merger agreement and “AGAINST” adjournment of the Dawson special meeting, and if you are a TGC shareholder, your abstention will have the same effect as a vote “AGAINST” approval of the merger agreement, “AGAINST” approval of the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger, and “AGAINST” adjournment of the TGC special meeting.

Q:	What should I do if I receive more than one set of voting materials for the Dawson special meeting or the TGC special meeting?

A:	You may receive more than one set of voting materials for the Dawson special meeting or the TGC special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Dawson common stock or TGC common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares of Dawson common stock or TGC common stock are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction card that you receive by following the instructions set forth in each separate proxy or voting instruction card.

Q:	What can I do if I want to change or revoke my vote?

A:	Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

• by completing, signing, dating and returning a new proxy card with a later date so that it is received prior to the applicable special meeting;

• by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m. New York City time on [ • ], 2011; or

• by attending the Dawson special meeting or TGC special meeting, as applicable, and voting by ballot in person at the special meeting.

You may also revoke your proxy card by sending a notice of revocation, which must be received prior to the applicable special meeting, to the designated representative of Dawson or TGC, as applicable, at the address provided under “Where You Can Find More Information” beginning on page 150. Your attendance at the Dawson or TGC special meeting, as applicable, will not, by itself, revoke any proxy that you have previously submitted unless you also vote by ballot in person at the applicable special meeting.

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

For additional information on voting procedures, see “The Dawson Special Meeting” beginning on page 34 or “The TGC Special Meeting” beginning on page 41, as applicable.

Q:	Is the merger expected to be taxable to TGC shareholders?

A:	The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. It is a condition to closing of the merger that counsel for Dawson and TGC deliver opinions to the effect that the merger will qualify as such a reorganization. While the condition is waivable, neither Dawson nor TGC intends to waive this closing condition. If either party were to waive the condition, and the resulting change in tax consequences to TGC shareholders would be material, Dawson and TGC will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Assuming that the merger qualifies as a tax-free reorganization and that you are a U.S. person, then you generally will not recognize any gain or loss, except with respect to cash you receive in lieu of fractional shares of Dawson common stock.

You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 125 for a description of the material U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. You are urged to consult your tax advisor to determine the tax consequences of the merger to you.

Q:	What will happen to TGC’s stock options and restricted stock in the merger?

A:	As a result of the merger, each outstanding stock option for TGC common stock granted by TGC pursuant to a benefit plan will become fully vested prior to the effective time of the merger. Stock options for TGC common stock will, if not exercised prior to the effective time of the merger, be converted into stock options for Dawson common stock on terms substantially identical to those in effect immediately prior to the effective time of the merger, with the number of shares of Dawson common stock issuable and the exercise price being adjusted by the exchange ratio.

Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted by TGC pursuant to an employee benefit plan will become fully vested and each holder of such formerly restricted shares will have the right to participate in the merger as a holder of TGC common stock.

For more information, see “The Merger Agreement — Effect of the Merger on TGC’s Equity Awards” beginning on page 98.

Q:	What will happen if TGC shareholders do not approve the compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger, but all closing conditions to the merger are satisfied?

A:	The proposal relating to the approval of certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger is a non-binding advisory resolution and is not a condition to the merger. Even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC named executive officers will be paid such compensation.

For more information, see “TGC Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be paid by TGC to TGC’s Named Executive Officers” and “The Merger — Conflicts of Interests” beginning on pages 47 and 89, respectively.

Q:	If I am a holder of TGC common stock with shares represented by stock certificates, should I send in my TGC stock certificates now?

A:	NO, TGC SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATE(S) WITH THE PROXY CARD(S). If the merger is completed, Dawson will send TGC shareholders written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See “The TGC Special Meeting — Solicitation of Proxies” beginning on page 44, and “The Merger Agreement — Payment of Merger Consideration — Exchange Procedures” beginning on page 99.

Q:	Are Dawson and TGC shareholders entitled to exercise dissenters’ or appraisal rights?

A:	No. Neither Dawson nor TGC shareholders are entitled to any appraisal or dissenters’ rights.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described certain of these risks and other risks in more detail under “Risk Factors” beginning on page 24.

Q:	When do you expect to complete the merger?

A:	Dawson and TGC anticipate the closing of the merger to be completed third quarter of 2011, subject to the required shareholder approvals and satisfaction or waiver of the other closing conditions to the transaction, including regulatory clearance. For additional information on the conditions to the consummation of the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 110.

Q:	Where can I find more information about the companies?

A:	Both Dawson and TGC file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the SEC’s website at http://www.sec.gov. Both companies also maintain websites. You can obtain Dawson’s SEC filings at http://www.dawson3d.com and you can obtain TGC’s SEC filings at http://www.tgcseismic.com. Neither Dawson nor TGC intends for information contained on or accessible through their respective websites to be part of this joint proxy statement/prospectus, other than the documents that they file with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, see “Where You Can Find More Information” beginning on page 150.

Q:	Whom should I call if I have questions about the special meeting or the merger?

A:	Dawson shareholders should call Morrow & Co., LLC, Dawson’s proxy solicitor, at (800) 607-0088.

TGC shareholders should call D.F. King & Co., Inc., TGC’s proxy solicitor, at (800) 967-4617.

If you have more questions about the merger, please call the corporate secretary of Dawson at (432) 684-3000 or the corporate secretary of TGC at (972) 881-1099.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document, including the annexes to this document, and the other available information referred to under “Where You Can Find More Information” beginning on page 150. We encourage you to read the merger agreement, the legal document governing the merger, which is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. We have included page references in the discussion below to direct you to more complete descriptions of the topics presented in this summary.

The Parties to the Merger Agreement (Page 50)

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
(432) 684-3000

Dawson Geophysical Company, a Texas corporation, is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Dawson’s common stock is listed on NASDAQ under the symbol “DWSN.”

TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074
(972) 881-1099

TGC Industries, Inc., a Texas corporation, and its wholly owned subsidiary, Eagle Canada, Inc., a Delaware corporation, are primarily engaged in the geophysical service business of conducting 3-D surveys for clients in the oil and gas business.

TGC’s common stock is listed on NASDAQ under the symbol “TGE.”

6446 Acquisition Corp.
508 West Wall, Suite 800
Midland, Texas 79701
(432) 684-3000

6446 Acquisition Corp., a Texas corporation and direct, wholly owned subsidiary of Dawson, was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (Page 52)

Subject to the terms and conditions of the merger agreement and in accordance with Texas law, Merger Sub will be merged with and into TGC, with TGC surviving as a direct, wholly owned subsidiary of Dawson. Upon completion of the merger, TGC’s common stock will no longer be publicly traded.

A copy of the merger agreement is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Merger Consideration (Page 87)

Under the merger agreement, TGC shareholders will receive 0.188 shares of Dawson common stock for every one share of TGC common stock they own, provided that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 (which is the date that is two business days prior to the date of the special meetings) is equal to or greater than $32.54 but less than or equal to $52.54.

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is outside of that range, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio.

If the exchange ratio is modified, Dawson and TGC will each disclose the adjustment on a current report on Form 8-K and in a press release and will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Dawson will not issue any fractional shares of its common stock in connection with the proposed merger. For each fractional share that would otherwise be issued, Dawson will pay cash (without interest) in an amount equal to the product of the fractional share and the closing price for shares of Dawson common stock on NASDAQ on the business day immediately prior to the closing date of the merger.

The Number of Shares of Dawson Common Stock to Be Issued in the Merger Is Fixed, and Therefore the Value of the Merger Consideration Will Fluctuate with the Market Price of Dawson Common Stock (Page 87)

The number of shares of Dawson common stock to be issued in the merger for each share of TGC common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock unless the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54. Accordingly, any change in the price of Dawson common stock prior to the merger will affect the market value of the merger consideration that TGC shareholders will receive as a result of the merger. Any fluctuation in the price of TGC common stock will have no effect on the exchange ratio or the value of the merger consideration.

The 10-day average VWAP of Dawson common stock as of March 18, 2011, the last trading day prior to announcement of the transaction, was $44.16. The 10-day average VWAP of Dawson common stock as of the date of this joint proxy statement/prospectus was $[ • ]. However, you should obtain current stock price quotations for Dawson common stock and TGC common stock before voting. Dawson common stock and TGC common stock are listed on NASDAQ under the symbols “DWSN” and “TGE,” respectively.

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio.

If the exchange ratio is modified, Dawson and TGC will each disclose the adjustment on a current report on Form 8-K and in a press release and will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Treatment of TGC Stock Options and Restricted Stock (Page 88)

As a result of the merger, each outstanding stock option for TGC common stock granted by TGC pursuant to a benefit plan will become fully vested prior to the effective time of the merger. Stock options for TGC common stock will, if not exercised prior to the effective time of the merger, be converted into stock options for Dawson common stock on terms substantially identical to those in effect immediately prior to the effective time of the merger, with the number of shares of Dawson common stock issuable and the exercise price being adjusted by the exchange ratio.

Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted by TGC pursuant to an employee benefit plan will become fully vested and each holder of such formerly restricted shares will have the right to participate in the merger as a holder of TGC common stock.

Dawson’s Reasons for the Merger (Page 60)

In evaluating the merger, the Dawson board of directors consulted with Dawson’s management, as well as Dawson’s legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby and to recommend that Dawson shareholders approve the issuance of shares of Dawson common stock pursuant to the merger agreement, reviewed a significant amount of information and considered a number of factors, including those listed in “The Merger — Dawson’s Reasons for the Merger and Recommendation of Dawson’s Board of Directors” beginning on page 60.

TGC’s Reasons for the Merger (Page 65)

In the course of reaching its decision to approve the merger agreement and related transactions and to recommend that TGC shareholders approve the merger agreement, the TGC board of directors consulted with members of TGC’s management and TGC’s legal and financial advisors, reviewed a significant amount of information and considered a number of factors, including those listed in “The Merger — TGC’s Reasons for the Merger and Recommendation of TGC’s Board of Directors” beginning on page 65.

Recommendations of the Dawson Board of Directors (Page 60)

Dawson’s board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of Dawson and its shareholders and recommends that Dawson shareholders vote “FOR” approval of the issuance of Dawson common stock to TGC shareholders pursuant to the merger agreement and “FOR” approval of any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. See “The Merger — Background of the Merger” beginning on page 52.

Recommendations of the TGC Board of Directors (Page 65)

TGC’s board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of TGC and its shareholders and recommends that TGC shareholders vote “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger and “FOR” approval of any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. See “The Merger — Background of the Merger” beginning on page 52.

As described under the headings “TGC Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be Paid by TGC to TGC’s Named Executive Officers” and “The Merger — Conflicts of Interests” beginning on pages 47 and page 89, of this joint proxy statement/prospectus, TGC’s directors and executive officers will receive financial benefits that are different from, or in addition to, those of TGC’s shareholders.

Opinion of Raymond James & Associates, Inc., Financial Advisor to Dawson (Page 72)

In deciding to approve the merger agreement and recommend the issuance of shares of Dawson common stock pursuant to the merger agreement, Dawson considered an opinion from its financial advisor, Raymond James & Associates, Inc., or Raymond James. Raymond James rendered its opinion to Dawson’s board of directors that, as of March 20, 2011, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Dawson.

The full text of the written opinion of Raymond James, dated March 20, 2011, is attached as Annex B to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of Dawson’s board of directors in connection with its consideration of the merger. The Raymond James opinion is not a recommendation as to how any holder of Dawson common stock should vote with respect to the approval of the issuance of shares of Dawson common stock pursuant to the merger agreement or any other matter.

Pursuant to a letter agreement dated February 15, 2011, Dawson engaged Raymond James to render an opinion to the Dawson board of directors as to the fairness, from a financial point of view, of the consideration to be paid by Dawson in connection with the proposed merger. As compensation for its services in connection with the proposed merger, Dawson paid Raymond James $350,000 upon the delivery of Raymond James’ fairness opinion and will pay Raymond James an additional $900,000 if the merger is consummated. In addition, Dawson has agreed to reimburse Raymond James for up to $50,000 of its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Raymond James and related persons against various liabilities.

Opinion of Southwest Securities, Inc., Financial Advisor to TGC (Page 78)

In deciding to recommend approval of the merger agreement, TGC considered an opinion from its financial advisor, Southwest Securities, Inc., or Southwest Securities. Southwest Securities rendered its opinion to TGC’s board of directors that, as of March 20, 2011, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be received by TGC shareholders was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of Southwest Securities, dated March 20, 2011, is attached as Annex C to this joint proxy statement/prospectus. Southwest Securities provided its opinion for the information and assistance of TGC’s board of directors in connection with its consideration of the merger. The Southwest Securities opinion is not a recommendation as to how any holder of TGC common stock should vote with respect to the approval of the merger agreement or any other matter.

Pursuant to a letter agreement dated February 17, 2011, TGC engaged Southwest Securities to render an opinion to the TGC board of directors as to the fairness, from a financial point of view, of the consideration to be received by the TGC common shareholders in connection with the proposed merger. As compensation for its services in connection with the proposed merger, TGC paid Southwest Securities $100,000 upon execution of the letter agreement and an additional $225,000 upon the delivery of Southwest Securities’ fairness opinion. If the merger is completed, TGC has agreed to pay Southwest Securities an additional $25,000. Under certain circumstances associated with the transaction, TGC has agreed to pay Southwest Securities additional fees for financial advisory services. In addition, TGC has agreed to reimburse Southwest Securities for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Southwest Securities and related persons against various liabilities.

Ownership of Dawson Following the Merger (Page 89)

We anticipate that upon completion of the merger, Dawson will have approximately 11.7 million shares of common stock outstanding, with current Dawson shareholders owning approximately 68% of the combined company and current TGC shareholders owning approximately 32%.

Board of Directors and Management of Dawson Following the Merger (Page 89)

Under the merger agreement, Dawson has agreed to take all necessary actions to cause, as of the effective time of the merger, the Dawson board of directors to include as Dawson directors Wayne A. Whitener and Allen T. McInnes, each of whom is currently a director of TGC. We expect that the current directors of Dawson will continue to serve as directors of Dawson after the merger. Accordingly, in order to accommodate the two additional directors, at the effective time of the merger, the Dawson board of directors will increase in size to 10 directors.

The current officers of Dawson will continue to serve as the officers of Dawson after the merger is complete. In addition, Mr. Whitener, TGC’s current President and Chief Executive Officer, will continue to serve as President of TGC, which after the transaction will be a wholly owned subsidiary of Dawson.

The Dawson Special Meeting (Page 34)

Dawson will hold its special meeting of shareholders at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011 for the following purposes:

•	to approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement; and

•	to approve any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal.

The TGC Special Meeting (Page 41)

TGC will hold its special meeting of shareholders at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011 for the following purposes:

•	to approve the merger agreement;

•	to approve a non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger; and

•	to approve any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies in favor of approval of the merger agreement.

Record Date (Page 34 for Dawson and page 41 for TGC)

You may vote at the special meeting of Dawson shareholders if you owned shares of Dawson common stock at the close of business on [ • ], 2011, the record date for the Dawson special meeting.

You may vote at the special meeting of TGC shareholders if you owned shares of TGC common stock at the close of business on [ • ], 2011, the record date for the TGC special meeting.

Votes Required to Approve the Proposals (Page 35 for Dawson and page 42 for TGC)

Dawson.  Approval by Dawson shareholders of either the issuance of shares of Dawson common stock pursuant to the merger agreement, for which a quorum is required, or any adjournment of the Dawson special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of the shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting. Each share of Dawson common stock outstanding as of the record date is entitled to one vote at the Dawson special meeting.

If a Dawson shareholder abstains when voting, that action will be the equivalent of a vote “AGAINST” all of the matters to be voted upon at the Dawson special meeting. Assuming a quorum is present at the Dawson special meeting, a broker non-vote will have no effect on the proposal to issue shares of Dawson common stock pursuant to the merger agreement. Whether or not a quorum is present at the Dawson special meeting, a broker non-vote will have no effect on the adjournment proposal.

An abstention occurs when a shareholder votes to abstain on one or more of the proposals and returns a proxy card or is present in person at the special meeting. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal in its discretion and the beneficial owner of the shares has not provided voting instructions.

TGC.  Approval by TGC shareholders of the merger agreement requires the affirmative vote of at least 80% of the outstanding shares of TGC common stock. Approval by TGC shareholders of (1) the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger and (2) any adjournment of the TGC special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of shares of TGC common stock present in person or represented by proxy and entitled to vote at the TGC special meeting. Each share of TGC common stock outstanding as of the record date is entitled to one vote at the TGC special meeting.

If a TGC shareholder abstains when voting, that action will be the equivalent of a vote “AGAINST” all of the matters to be voted upon at the TGC special meeting. Assuming a quorum is present at the TGC special meeting, a broker non-vote will be the equivalent of a vote “AGAINST” approval of the merger agreement, but will have no effect on the proposal to approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger. Whether or not a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the adjournment proposal.

An abstention occurs when a shareholder votes to abstain on one or more of the proposals and returns a proxy card or is present in person at the special meeting. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal in its discretion and the beneficial owner of the shares has not provided voting instructions.

Outstanding Shares and Share Ownership of Management (Page 35 for Dawson and page 42 for TGC)

Dawson:  As of the record date for the Dawson special meeting, there were [ • ] shares of Dawson common stock outstanding.

At the close of business on the record date for the Dawson special meeting, directors and executive officers of Dawson beneficially owned and were entitled to vote [ • ] shares of Dawson common stock, collectively representing approximately [ • ]% of the shares of Dawson common stock outstanding on that date. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, certain of those executive officers and directors, who collectively owned approximately [ • ]% of the shares of Dawson common stock outstanding on the record date of the Dawson special meeting, have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the issuance of shares of Dawson common stock in connection with the proposed merger at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see “The Dawson Shareholder Voting Agreement” beginning on page 119.

TGC:  As of the record date for the TGC special meeting, there were [ • ] shares of TGC common stock outstanding.

At the close of business on the record date for the TGC special meeting, directors and executive officers of TGC beneficially owned and were entitled to vote [ • ] shares of TGC common stock, collectively representing approximately [ • ]% of the shares of TGC common stock outstanding on that date. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those executive officers and directors and their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of approval of the merger agreement at the TGC special meeting. For additional information on the TGC shareholder voting agreements, see “The TGC Shareholder Voting Agreement” beginning on page 117.

Conditions to Completion of the Merger (Page 110)

The merger will be completed only if the conditions to the merger are satisfied or waived (if legally permissible), including the following:

•	the approval of the issuance of shares of Dawson common stock pursuant to the merger agreement by Dawson shareholders;

•	the approval of the merger agreement by TGC shareholders;

•	clearance under the HSR Act;

•	the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger;

•	the effectiveness of a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the authorization of the listing of the shares of Dawson common stock to be issued in the merger on NASDAQ;

•	receipt by each party of an opinion from its counsel, in a form and substance reasonably satisfactory to that party, dated as of the closing date of the merger, to the effect that (1) the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of TGC upon the exchange of shares of TGC common stock for shares of Dawson common stock pursuant to the proposed merger;

•	certain officers of TGC having entered into employment agreements with TGC, as the surviving entity of the merger, as of the effective time of the merger;

•	receipt by TGC of certain third party consents;

•	receipt by TGC of the reconfirmation opinion, which is a reconfirmation from TGC’s financial advisor, as of the closing date, that the exchange ratio is fair, from a financial point of view, to TGC shareholders which will involve an updated review and analysis of the items set forth in the bullet points listed on pages 78-79 under “THE MERGER — Opinion of TGC’s Financial Advisor” as and to the extent TGC’s financial advisor deems appropriate; and

•	other customary conditions, including the absence of a material adverse effect with respect to either TGC’s or Dawson’s respective businesses.

If any of the conditions set forth above fail to occur, the merger will not be consummated and the merger agreement will terminate. Either party may waive any of their respective conditions if the law allows such party to do so, and this could include a waiver by TGC of its condition that it shall have received, as of the closing date, a reconfirmation from its financial advisor that the exchange ratio is fair, from a financial point of view, to TGC shareholders. However, TGC doesn’t anticipate waiving this condition. If either party were to waive a condition, the consummation of the merger would occur without the condition having been met. Neither Dawson nor TGC can give any assurance regarding when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur as intended.

The proposal relating to the approval of certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger is a non-binding advisory resolution and is not a condition to the merger. Accordingly, even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC named executive officers will be paid such compensation.

Regulatory Requirements (Page 94)

The merger is subject to compliance with the HSR Act. On March 23, 2011, Dawson and TGC made their respective filings under the HSR Act with the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division in this joint proxy statement/prospectus, and the United States Federal Trade Commission, which is referred to as the FTC in this joint proxy statement/prospectus. On April 22, 2011, Dawson withdrew its filing and re-filed its notification with the FTC and the Antitrust Division on April 26, 2011. The transaction is currently under review by the Antitrust Division. Under the HSR Act, the merger may not be completed until the required 30-day HSR waiting period from the date of Dawson’s re-filing has expired or been terminated. On May 26, 2011, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a request for additional information, also known as a “second request.” As a result of the second request, the waiting period under the HSR Act has been extended until 30 days after substantial compliance with the second request, unless the parties enter into a consent decree or the Antitrust Division concludes its investigation and grants early termination of the second waiting period. Dawson and TGC are currently responding to the second request and are committed to working cooperatively with the Antitrust Division staff as it conducts its review of the proposed acquisition. However there can be no assurances as to when clearance from the Antitrust Division will be obtained, if at all.

Termination of the Merger Agreement (Page 112)

Dawson and TGC can mutually agree to terminate the merger agreement at any time. Either Dawson or TGC can unilaterally terminate the merger agreement in various circumstances, including the following:

•	the merger has not occurred on or before August 31, 2011 (October 31, 2011 if all conditions, other than (1) clearance under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled);

•	TGC shareholders have failed to approve the merger agreement at the TGC special meeting;

•	Dawson shareholders have failed to approve the issuance of Dawson common stock pursuant to the merger agreement at the Dawson special meeting;

•	a governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action shall have become final and nonappealable;

•	the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54 and the parties have failed, after two business days of good faith negotiation, to agree on a new exchange ratio;

•	the other party has breached or failed to perform any of its representations and warranties, covenants or agreements in the merger agreement such that the conditions to the closing of the merger agreement would fail and that breach or failure is incapable of being cured prior to the termination date or is not cured within 30 days after notice of the breach or failure to perform;

•	either party’s board of directors changes, or fails to reaffirm when requested by the other party, its recommendation that shareholders approve the matters relating to the proposed merger;

•	prior to obtaining the required approval of its shareholders, the terminating party enters into a binding definitive agreement providing for a “superior proposal” (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation”), as long as the terminating party has complied in all respects with the non-solicitation provisions of the merger agreement and the terminating party pays the other party a termination fee of $2.35 million and reimburses the other party for up to $1.5 million of its out-of-pocket expenses; or

•	TGC shall have not received the reconfirmation opinion and all other mutual conditions to the closing of the merger have been satisfied.

Termination Fee and Expense Reimbursement (Page 113)

TGC is required to pay Dawson a termination fee of $2.35 million in the event the merger agreement is terminated if:

•	an acquisition proposal relating to at least 50% of TGC’s common stock or assets is made public and subsequent to such public announcement,

•	the merger agreement is terminated due to (1) the merger not closing on or before August 31, 2011 (or, in certain circumstances, October 31, 2011), (2) TGC shareholders not approving the merger agreement or (3) TGC breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

•	TGC enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

•	TGC’s board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve the merger agreement; or

•	TGC enters into a superior proposal.

TGC is also required to pay Dawson a termination fee of $3.125 million in the event the merger agreement is terminated because TGC does not receive the reconfirmation opinion and all other mutual conditions to closing have been satisfied, including the required approval of TGC’s shareholders.

Except as described above, TGC is not required to pay Dawson a termination fee in the event TGC shareholders do not approve the merger agreement.

Dawson is required to pay TGC a termination fee of $2.35 million in the event the merger agreement is terminated if:

•	an acquisition proposal relating to at least 50% of Dawson’s common stock or assets is made public and subsequent to such public announcement,

•	the merger agreement is terminated due to (1) the merger not closing on or before August 31, 2011 (or, in certain circumstances, October 31, 2011), (2) Dawson shareholders not approving the issuance of shares of Dawson common stock pursuant to the merger agreement or (3) Dawson breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

•	Dawson enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

•	Dawson’s board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the issuance of shares of Dawson common stock in connection with the proposed merger; or

•	Dawson enters into a superior proposal.

Except as described above, Dawson is not required to pay TGC a termination fee in the event Dawson shareholders do not approve the issuance of shares of Dawson common stock pursuant to the merger agreement.

Furthermore, either Dawson or TGC will have to pay to the other party out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with, or related to the merger, up to a maximum of $1.5 million in the aggregate, if the merger agreement is terminated under certain circumstances.

Conflicts of Interests (Page 89)

TGC’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of holders of TGC common stock. These interests include certain TGC directors and executive officers being entitled to receive certain benefits in connection with the proposed merger. Some of these benefits include the following:

•	the accelerated vesting of TGC’s options to purchase shares of TGC common stock held by TGC’s directors and executive officers beginning 30 days prior to the effective time of the merger and the right to receive the merger consideration in respect of any such options that are exercised prior to the effective time of the merger;

•	the accelerated vesting of TGC’s restricted stock held by TGC’s directors and executive officers at the effective time of the merger and the right to receive the merger consideration in respect of that restricted stock;

•	the extension of the 90-day exercise period beginning at the closing of the merger for stock options with an exercise price greater than the value of the underlying option on March 20, 2011 that are held by TGC directors who will no longer be directors of TGC or Dawson after the effective time, until September 19, 2012, the date on which the options would have expired had there been no merger;

•	certain bonuses to be paid to TGC’s named executive officers upon completion of the merger;

•	shares of Dawson restricted stock to be granted to TGC’s named executive officers upon completion of the merger; and

•	employment agreements between TGC’s named executive officers and TGC, as the surviving entity of the merger.

Dawson’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Dawson shareholders vote in favor of approval of the issuance of shares of Dawson common stock pursuant to the merger agreement. See “The Merger — Dawson’s Reasons for the Merger and Recommendation of Dawson’s Board of Directors” beginning on page 60.

TGC’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that TGC shareholders vote in favor of approval of the merger agreement. See “The Merger — TGC’s Reasons for the Merger and Recommendation of TGC’s Board of Directors” beginning on page 65.

Acquisition Proposals (Page 104)

Dawson and TGC have agreed not to, and to cause their respective subsidiaries, directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant or other advisor or representative not to, solicit, initiate, approve, endorse, recommend, or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an “acquisition proposal” (as defined in “The Merger Agreement — Covenants and Agreements — No Solicitation”).

Prior to obtaining the required approval from their respective shareholders, Dawson and TGC are permitted to: (1) furnish information and access in response to a written request for information or access to any person making an acquisition proposal which was not solicited, initiated, knowingly encouraged, or knowingly facilitated by Dawson or TGC, as applicable, and (2) participate in discussions and negotiate with such person concerning any such unsolicited acquisition proposal if the following conditions are met:

•	Dawson or TGC, as applicable, has not breached its non-solicitation covenant contained in the merger agreement in any material respect;

•	the board of directors of Dawson or TGC, as applicable, determines in good faith, after receipt of advice from outside counsel and its financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

•	Dawson or TGC, as applicable, enters into a customary confidentiality agreement with the person making such acquisition proposal, and all such information provided to such person has previously been provided to or is provided to the other party concurrently with its provision to such person.

Also, Dawson’s and TGC’s respective boards of directors may not change, or fail to reaffirm when requested by the other party, their recommendation to shareholders or terminate the merger agreement and enter into an agreement in respect of another acquisition proposal unless (1) such change in or failure to reaffirm its recommendation is made prior to obtaining the required approval from their respective shareholders and (2) the following conditions are met: (A) an acquisition proposal has been made and not withdrawn, (B) Dawson’s or TGC’s board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes a superior proposal, (C) Dawson’s or TGC’s board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of Dawson or TGC, as applicable, and (D) in the case of terminating the merger agreement to enter into an acquisition proposal,

Dawson or TGC, as applicable, has paid the other party a termination fee equal to $2.35 million and up to $1.5 million of the other party’s out-of-pocket expenses. In addition, no party’s board of directors may change, or fail to reaffirm, its recommendation or terminate the merger agreement and enter into an agreement in respect of another acquisition proposal:

•	until after the third business day following the delivery of notice of intent to change its recommendation or terminate the merger agreement and enter into an agreement providing for a superior proposal by the party taking such action, which we refer to as the no-shop party;

•	unless during such three business day period, the no-shop party shall, and shall cause its financial and legal advisors to, upon the other party’s request, discuss with the other party in good faith any adjustments to the terms and conditions of the merger agreement that the other party may propose in response to the superior proposal; and

•	if, prior to the expiration of such three business day period, the other party makes a proposal to adjust the terms and conditions of merger agreement that the no-shop party’s board of directors determines in good faith, after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be at least as favorable as the superior proposal.

However, the other party will not have an exclusive right to match any superior proposal if the no-shop party’s board of directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that a superior proposal, if consummated, would result in such no-shop party’s shareholders receiving consideration valued at 115% or more of the consideration to be received by such no-shop party’s shareholders pursuant to the transactions contemplated by the merger agreement, as such consideration may have then been modified by the other party in response to such acquisition proposal.

Risk Factors (Page 24)

In deciding how to vote your Dawson or TGC shares, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the Annexes hereto, and especially consider the factors discussed in the section titled “Risk Factors.” These risks include possible difficulties in Dawson’s ability to integrate effectively the businesses of Dawson and TGC, two companies that have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger (Page 125)

Dawson and TGC each expect the merger to be a tax-free reorganization pursuant to Section 368(a) of the Code to the extent TGC shareholders receive Dawson common stock pursuant to the merger.

It is a condition to the closing of the merger that counsel for Dawson and TGC deliver opinions to the effect that the merger will qualify as such a reorganization. While the condition is waivable, neither Dawson nor TGC intends to waive this closing condition. If either party were to waive the condition, and the resulting change in tax consequences to TGC shareholders would be material, Dawson and TGC have undertaken to recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (Page 88)

The merger will be accounted for as an acquisition of TGC by Dawson using the “acquisition” method of accounting.

Listing of Dawson Common Stock and Delisting and Deregistration of TGC Common Stock (Page 88)

It is a condition to the merger that the shares of common stock to be issued by Dawson pursuant to the merger agreement be authorized for listing on NASDAQ subject to official notice of issuance. The shares of common stock to be issued by Dawson pursuant to the merger agreement will trade under the symbol “DWSN” and will be fully interchangeable with the Dawson common stock currently trading under that symbol.

Shares of TGC common stock are currently traded on NASDAQ under the symbol “TGE.” If the merger is completed, TGC common stock will no longer be listed on NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and TGC will no longer file periodic reports with the SEC.

Appraisal Rights (Page 94)

Neither Dawson nor TGC shareholders are entitled to any appraisal or dissenters’ rights in connection with the proposed merger.

Comparison of Shareholder Rights (Page 128)

Dawson and TGC are both Texas corporations. Upon completion of the merger, the holders of TGC common stock will become holders of Dawson common stock and their rights will continue to be governed by the Texas Business Organizations Code, but will also be governed by Dawson’s second restated articles of incorporation and second amended and restated bylaws, as amended. TGC shareholders should consider that Dawson’s second restated articles of incorporation and second amended and restated bylaws, as amended, differ in some material respects from TGC’s restated articles of incorporation and amended and restated bylaws.

FINANCIAL SUMMARY

Selected Historical Financial Data of Dawson

The following tables set forth Dawson’s selected historical financial information that has been derived from Dawson’s audited financial statements as of September 30, 2010, 2009, 2008, 2007 and 2006 and for the years then ended and from the unaudited financial statements as of March 31, 2011 and 2010 and for the six months then ended. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto in Dawson’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and in Dawson’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

Statement of Operations Data

	Six Months Ended
	March 31,		Year Ended September 30,
	2011	2010	2010	2009	2008	2007	2006

Operating revenue	$150,990,000	$84,915,000	$205,272,000	$243,995,000	$324,926,000	$257,763,000	$168,550,000
Operating costs
Operating expenses	139,893,000	79,147,000	185,588,000	192,839,000	237,484,000	190,117,000	125,848,000
General and administrative	5,592,000	3,646,000	7,131,000	7,856,000	6,762,000	6,195,000	4,808,000
Depreciation	14,867,000	13,172,000	27,126,000	26,160,000	24,253,000	18,103,000	13,338,000
Total operating costs	160,352,000	95,965,000	219,845,000	226,855,000	268,499,000	214,415,000	143,994,000
(Loss) income from operations	(9,362,000)	(11,050,000)	(14,573,000)	17,140,000	56,427,000	43,348,000	24,556,000
Other income (expense)	613,000	155,000	583,000	575,000	(20,000)	1,110,000	657,000
(Loss) income before income tax	(8,749,000)	(10,895,000)	(13,990,000)	17,715,000	56,407,000	44,458,000	25,213,000
Income tax benefit (expense)	2,225,000	3,973,000	4,638,000	(7,493,000)	(21,400,000)	(17,300,000)	(9,358,000)
Net (loss) income	(6,524,000)	(6,922,000)	(9,352,000)	10,222,000	35,007,000	27,158,000	15,855,000
Basic (loss) income per common share	(0.84)	(0.89)	(1.20)	1.31	4.57	3.57	2.11
Diluted (loss) income per common share	(0.84)	(0.89)	(1.20)	1.30	4.53	3.54	2.09

Balance Sheet Data (at period end)

	March 31,		September 30,
	2011	2010	2010	2009	2008	2007	2006

Current assets:
Cash and cash equivalents	$13,602,000	$19,117,000	$29,675,000	$36,792,000	$8,311,000	$14,875,000	$8,064,000
Short-term investments	5,500,000	30,123,000	20,012,000	25,267,000	—	—	6,437,000
Accounts receivable, net of allowance for doubtful accounts	68,704,000	54,009,000	57,726,000	40,106,000	76,221,000	56,707,000	46,074,000
Prepaid expenses and other assets	11,951,000	7,143,000	7,856,000	7,819,000	877,000	815,000	690,000
Current deferred tax asset	1,795,000	921,000	1,764,000	1,694,000	873,000	693,000	1,619,000
Total current assets	101,552,000	111,313,000	117,033,000	111,678,000	86,282,000	73,090,000	62,884,000
Property, plant and equipment, net	139,062,000	128,011,000	118,043,000	125,479,000	147,339,000	122,772,000	86,534,000
Total assets	240,614,000	239,324,000	235,076,000	237,157,000	233,621,000	195,862,000	149,418,000
Current liabilities:
Accounts payable	19,748,000	16,894,000	14,274,000	6,966,000	15,308,000	12,816,000	16,280,000
Revolving line of credit	—	—	—	—	—	5,000,000	—
Payroll costs and other taxes	4,231,000	3,160,000	3,625,000	2,720,000	3,363,000	2,325,000	1,958,000
Other	8,426,000	9,822,000	7,963,000	10,600,000	14,869,000	14,263,000	4,195,000
Deferred revenue	3,994,000	1,512,000	204,000	2,230,000	993,000	2,922,000	863,000
Total current liabilities	36,399,000	31,388,000	26,066,000	22,516,000	34,533,000	37,326,000	23,296,000
Deferred tax liability	19,188,000	15,987,000	18,785,000	16,262,000	13,128,000	9,381,000	6,914,000
Shareholders’ equity	185,027,000	191,949,000	190,225,000	198,379,000	185,960,000	149,155,000	119,208,000
Total liabilities and shareholders’ equity	240,614,000	239,324,000	235,076,000	237,157,000	233,621,000	195,862,000	149,418,000

Statement of Cash Flows Data

	Six Months Ended
	March 31,		Year Ended September 30,
	2011	2010	2010	2009	2008	2007	2006

Cash flows from operating activities	$3,089,000	$2,510,000	$6,244,000	$54,598,000	$50,930,000	$51,427,000	$25,743,000
Cash flows from investing activities	(19,459,000)	(20,185,000)	(13,365,000)	(26,538,000)	(53,240,000)	(51,664,000)	(21,031,000)
Cash flows from financing activities	297,000	—	4,000	421,000	(4,254,000)	7,048,000	549,000
Capital expenditures, net of noncash capital expenditures	(35,340,000)	(15,220,000)	(18,835,000)	(4,192,000)	(53,269,000)	(58,701,000)	(35,477,000)

Selected Historical Consolidated Financial Data of TGC

The following tables set forth TGC’s selected historical consolidated financial information that has been derived from TGC’s audited consolidated financial statements as of December 31, 2010, 2009, 2008, 2007 and 2006 and for the years then ended and from the unaudited consolidated financial statements as of March 31, 2011 and 2010 and for the three months then ended. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and condensed consolidated financial statements and notes thereto in TGC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in TGC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

Statement of Operations Data

	Quarter Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Operating revenue	$50,247,313	$30,293,841	$108,318,801	$90,431,899	$86,769,742	$90,395,872	$67,760,306
Operating costs and expenses
Cost of services	34,269,694	23,586,031	85,932,862	65,379,612	55,935,068	60,445,783	40,831,650
Selling, general and administrative	2,500,558	1,685,037	6,894,500	5,522,939	4,468,883	3,864,810	2,988,892
Depreciation and amortization	4,462,879	3,867,714	15,343,804	14,621,237	13,911,124	12,743,065	9,540,171
Total operating costs	41,233,131	29,138,782	108,171,166	85,523,788	74,315,075	77,053,658	53,360,713
Income from operations	9,014,182	1,155,059	147,635	4,908,111	12,454,667	13,342,214	14,399,593
Interest expense	190,840	215,612	790,417	1,020,681	929,656	604,616	780,782
(Loss) income before income tax	8,823,342	939,447	(642,782)	3,887,430	11,525,011	12,737,598	13,618,811
Income tax expense	3,059,608	388,940	579,900	2,007,811	4,626,569	5,130,165	5,507,386
Net (loss) income	5,763,734	550,507	(1,222,682)	1,879,619	6,898,442	7,607,433	8,111,425
Basic (loss) income per common share(1)	0.30	0.03	(0.06)	0.10	0.36	0.40	0.43
Diluted (loss) income per common share(1)	0.30	0.03	(0.06)	0.10	0.36	0.40	0.42

(1)	All per share amounts for the periods presented above have been adjusted to reflect stock dividends paid to TGC shareholders of record during the applicable periods.

Balance Sheet Data (at period end)

	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006

Current assets:
Cash and cash equivalents	$15,465,624	$23,228,566	$13,072,503	$25,504,149	$24,114,351	$4,503,826	$9,388,769
Trade accounts receivable, net of allowance for doubtful accounts	27,694,472	19,626,308	17,166,709	9,455,224	5,853,908	12,391,113	7,448,602
Cost and estimated earnings in excess of billings on uncompleted contracts	2,858,955	51,627	4,578,580	474,059	2,300,985	535,143	989,451
Prepaid expenses and other assets	726,110	367,500	1,600,450	648,872	718,301	712,614	508,925
Prepaid federal and state income tax	—	—	1,219,165	943,600	1,220,154	100,418	192,780
Total current assets	46,745,161	43,274,001	37,637,407	37,025,904	34,207,699	18,005,499	18,528,527
Property, plant and equipment, net	53,138,403	45,535,321	49,715,626	47,583,333	50,632,563	42,930,385	37,648,646
Goodwill and other assets	264,709	1,495,956	262,364	1,440,488	250,659	226,172	222,347
Total assets	100,148,273	90,305,278	87,615,397	86,049,725	85,090,921	61,162,056	56,399,520
Current liabilities:
Trade accounts payable	13,469,933	7,537,660	9,261,238	4,126,474	4,569,911	2,931,264	4,951,985
Accrued liabilities	3,325,779	1,680,440	1,808,149	1,337,437	863,756	1,724,078	1,111,023
Billings in excess of costs and estimated earnings on uncompleted contracts	5,809,895	8,019,769	5,486,017	7,077,941	5,776,444	3,340,220	6,159,514
Federal and state income taxes payable	2,048,322	471,348	—	—	—	—	415,501
Current maturities on notes payable	5,473,095	6,086,963	6,316,852	6,407,892	5,171,872	3,301,903	3,629,395
Current maturities of capital lease obligations	1,148,097	919,731	1,071,263	780,526	856,673	1,218,737	1,082,729
Total current liabilities	31,275,121	24,715,911	23,943,519	19,730,270	17,238,656	12,516,202	17,350,147
Notes payable, less current maturities	3,785,883	4,626,042	4,718,492	5,875,390	10,851,621	3,090,191	2,046,908
Capital lease obligations, less current maturities	1,380,399	1,074,760	1,302,963	631,757	600,214	679,074	1,017,154
Long-term deferred tax liability	4,297,004	6,075,389	4,787,623	7,117,030	5,973,000	1,955,047	942,153
Shareholders’ equity	59,409,866	53,813,176	52,862,800	52,695,278	50,427,430	42,921,542	35,043,158
Total liabilities and shareholders’ equity	100,148,273	90,305,278	87,615,397	86,049,725	85,090,921	61,162,056	56,399,520

Statement of Cash Flows Data

	Quarter Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Cash flows from operating activities	$9,084,205	$418,634	$5,160,283	$20,698,122	$33,860,082	$14,839,414	$28,684,807
Cash flows from investing activities	(4,568,187)	(702,771)	(8,055,970)	(10,942,164)	(6,078,536)	(12,661,703)	(22,889,549)
Cash flows from financing activities	(2,116,526)	(2,011,752)	(9,549,811)	(8,367,479)	(8,171,021)	(7,062,654)	(5,905,898)
Capital expenditures, paid in cash	(4,623,531)	(703,452)	(8,220,293)	(1,349,972)	(6,322,048)	(13,008,088)	(21,219,238)

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial and Other Information

The following selected unaudited pro forma combined financial and other information is based on the historical financial and other information of Dawson and the historical consolidated financial and other information of TGC incorporated by reference into this joint proxy statement/prospectus and has been prepared to reflect the proposed merger of Merger Sub with and into TGC. The data in the selected unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2011 assume the proposed merger of Merger Sub with and into TGC was completed on that date. The data in the selected unaudited pro forma condensed combined consolidated statement of operations for the year ended September 30, 2010 and for the six months ended March 31, 2011 assume the proposed merger was completed on October 1, 2009, the first day of Dawson’s 2010 fiscal year.

The selected unaudited pro forma condensed combined consolidated financial and other information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial information, including the notes thereto, beginning on page 134, the historical financial statements and related notes thereto of Dawson and TGC, which are incorporated by reference from their respective Annual Reports on Form 10-K for the fiscal years ended September 30, 2010 and December 31, 2010, respectively, as well as Dawson’s and TGC’s respective Quarterly Reports on Form 10-Q for the period ended March 31, 2011, and other information included in or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

The selected unaudited pro forma condensed combined consolidated financial and other information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of Dawson had (1) the proposed merger of Merger Sub with and into TGC occurred on March 31, 2011 and/or (2) the proposed merger of Merger Sub with and into TGC occurred on October 1, 2009.

The historical financial information has been adjusted in the selected unaudited pro forma condensed combined consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. All pro forma financial information uses Dawson’s period-end dates and no adjustments were made to TGC’s information for its different period-end dates.

The pro forma adjustments reflecting the completion of the proposed merger of Merger Sub with and into TGC have been, and the proposed merger will be, accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP, whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date. The purchase price will be determined on the basis of the fair value of common shares of Dawson on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this selected unaudited pro forma condensed combined consolidated financial information was based on the exchange ratio of 0.188 and the number of TGC shares outstanding and the closing price of Dawson common stock as of May 13, 2011. The estimated purchase price does not include an estimate of cash payable in lieu of fractional shares which is required pursuant to the terms of the merger agreement, as information is not readily available to estimate such amount. Dawson anticipates that the amount of any such cash payment will be immaterial. At this time, Dawson has not performed detailed valuation analyses to determine the fair values of TGC’s assets and liabilities, and accordingly, the selected unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes and such changes may be material. Additionally, Dawson has not yet performed the necessary analysis to identify all of the adjustments that may be required to conform TGC’s accounting policies to Dawson’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this selected unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of TGC’s assets and liabilities, including, but not limited to, property, plant and equipment and intangible assets that will give rise to future amounts of depreciation and amortization expenses or credits that are not reflected in the information contained in this selected unaudited pro forma condensed combined consolidated financial information. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the price per share of Dawson common stock on the date the merger is completed, the number of shares of TGC common stock outstanding on the same date, and, should the 10-day average VWAP of Dawson common stock be less than $32.54 or greater than $52.54, any adjustment to the exchange ratio that may be negotiated as provided in the merger agreement. Accordingly, once the necessary procedures have been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this selected unaudited pro forma condensed combined consolidated financial information.

Additionally, Dawson expects to incur costs associated with integrating the operations of Dawson and TGC. The selected unaudited pro forma condensed combined consolidated financial and other information does not reflect the cost of any integration activities or benefits from the merger that may be derived from any integration activities, both of which may have a material effect on the results of operations in periods following the completion of the merger. In addition, the selected unaudited pro forma condensed combined consolidated financial and other information does not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred by Dawson or TGC pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

	Six Months Ended	Year Ended
	March 31, 2011	September 30, 2010

Pro Forma Income Statement Data:
Operating revenue	$240,149,000	$323,875,000
Income (loss) from operations	2,615,000	(17,075,000)
Income (loss) before income tax	3,097,000	(16,955,000)
Net income (loss)	1,357,000	(12,042,000)
Basic income (loss) per common share	0.12	(1.06)
Diluted income (loss) per common share	0.12	(1.06)

As of
March 31, 2011

Pro Forma Balance Sheet Data:
Total current assets	$148,974,000
Net property, plant and equipment	212,545,000
Intangibles	22,850,000
Goodwill	39,289,000
Total assets	$424,019,000
Total current liabilities	71,003,000
Total shareholders’ equity	309,283,000
Total liabilities and shareholders’ equity	424,019,000

Other Information

	Dawson	TGC	Pro Forma Combined

Crew counts(1)	14	13	27
Total channels(1)	140,000	72,000	212,000

(1)	As of March 31, 2011.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Dawson Historical Market Price Data and Dividends

Dawson’s common stock is listed on NASDAQ under the symbol “DWSN.” The following table sets forth the high and low trading prices per share of Dawson common stock on NASDAQ for the periods shown. You are urged to obtain current market quotations before making any decision with respect to the merger.

	Dawson
	Common Stock
Fiscal Year Ended	High	Low

September 30, 2009:
First Quarter	$46.15	$14.31
Second Quarter	22.23	9.96
Third Quarter	31.42	13.13
Fourth Quarter	35.98	23.60
September 30, 2010:
First Quarter	29.61	21.00
Second Quarter	32.00	21.68
Third Quarter	31.22	20.58
Fourth Quarter	26.91	20.05
September 30, 2011:
First Quarter	31.90	24.16
Second Quarter	50.81	30.50
Third Quarter	47.02	30.00
Fourth Quarter (through July 19, 2011)	36.46	32.79

The closing price of Dawson common stock on NASDAQ on March 18, 2011, the last full trading day prior to the public announcement of the merger, was $42.54. The closing price of Dawson common stock on NASDAQ on [ • ], 2011, the last practicable full trading day prior to the mailing of this joint proxy statement/prospectus, was $[ • ].

Dawson has paid neither cash nor stock dividends on its common stock since becoming a public company and has no plans to do so in the foreseeable future. Payment of any dividends in the future, however, is in the discretion of Dawson’s board of directors and will depend on Dawson’s financial condition, results of operations, capital and legal requirements, and other factors deemed relevant by Dawson’s board of directors. Earnings, if any, are expected to be retained to fund Dawson’s future operations.

TGC Historical Market Price Data and Dividends

TGC’s common stock is listed on NASDAQ under the symbol “TGE.” The following table sets forth the high and low trading prices per share of TGC common stock on NASDAQ for the periods shown. You are urged to obtain current market quotations before making any decision with respect to the merger.

	TGC
	Common Stock
Fiscal Year Ended	High	Low

December 31, 2009:
First Quarter	$2.93	$1.69
Second Quarter	5.75	2.13
Third Quarter	5.17	3.30
Fourth Quarter	5.03	3.61
December 31, 2010:
First Quarter	4.64	3.52
Second Quarter	4.40	2.82
Third Quarter	4.00	2.82
Fourth Quarter	3.87	3.07
December 31, 2011:
First Quarter	7.97	3.59
Second Quarter	8.74	5.46
Third Quarter (through July 19, 2011)	6.79	6.11

The closing price of TGC common stock on NASDAQ on March 18, 2011, the last full trading day prior to the public announcement of the merger, was $6.83. The closing price of TGC common stock on NASDAQ on [ • ], 2011, the last practicable full trading day prior to the mailing of this joint proxy statement/prospectus, was $[ • ].

TGC has not paid cash dividends on its common stock in the past, and TGC does not anticipate paying any cash dividends in the foreseeable future. In the event the merger is not consummated, payment of any cash dividends in the future, however, will be in the discretion of TGC’s board of directors and will depend on TGC’s financial condition, results of operations, capital and legal requirements, and other factors deemed relevant by TGC’s board of directors. Earnings, if any, are expected to be retained to fund TGC’s future operations.

TGC has paid 5% stock dividends to its shareholders in recent years.

Value of Merger Consideration

The following table presents the implied value of one share of TGC common stock, the aggregate number of shares of Dawson common stock to be issued to TGC shareholders in connection with the merger and the approximate percentage ownership of the combined entity that would be held by current TGC shareholders upon completion of the merger, in each case, reflecting the fluctuating value of Dawson common stock that TGC shareholders would receive for each share of TGC common stock if the merger is completed (1) on March 18, 2011, the last full trading day before the public announcement of the proposed merger, (2) on [ • ], 2011, the last practicable full trading day prior to the mailing of this joint proxy statement based on the 10-day average VWAP of Dawson common stock on [ • ], 2011 (3) at a 10-day average VWAP of Dawson common stock of $52.54 (which is the maximum 10-day average VWAP in the pricing range) and (4) at a 10-day average VWAP of Dawson common stock of $32.54 (which is the minimum 10-day average VWAP in the pricing range).

As reflected in the table below, while the value of Dawson common stock that TGC shareholders would receive for each share of TGC common stock fluctuates based on the 10-day average VWAP of Dawson common stock at each measurement date, the number of shares to be issued to TGC shareholders, and the percentage ownership that TGC shareholders will have in the combined entity after completion of the merger, is fixed.

					Aggregate	Approximate
					Number of	Percentage
					Shares of	Ownership of
				Implied Value	Dawson	TGC
				of One Share	Common	Shareholders
	Dawson	Merger		of TGC	Stock to be	in the
	Common	Exchange		Common	Issued to TGC	Combined
	Stock Price	Ratio		Stock	Shareholders	Entity

Price of Dawson common stock on March 18, 2011	$42.54	0.188	x	$8.00	3,753,685	32%
10-day average VWAP of Dawson common stock on [ • ], 2011	[ • ]	0.188	x	[ • ]	3,753,685	32%
Maximum 10-day average VWAP of Dawson common stock	52.54	0.188	x	9.88	3,753,685	32%
Minimum 10-day average VWAP of Dawson common stock	32.54	0.188	x	6.12	3,753,685	32%

Comparative Per Share Information

The following table presents:

•	the closing prices per share and aggregate market value of Dawson common stock and TGC common stock, in each case based on the last reported sales prices as reported by NASDAQ, on (1) March 18, 2011, the last full trading day before the public announcement of the proposed merger, and (2) [ • ], 2011, the last practicable full trading day prior to the mailing of this joint proxy statement/prospectus; and

•	the equivalent price per share and equivalent market value of shares of TGC common stock, reflecting the fluctuating value of Dawson common stock that TGC shareholders would receive for each share of TGC common stock if the merger were completed on either March 18, 2011 or [ • ], 2011. The equivalent price per share of TGC common stock is calculated assuming that the 10-day average VWAP of Dawson common stock as of March 18, 2011 or [ • ], 2011, as applicable, is equal to or greater than $32.54 but less than or equal to $52.54, and is equal to the closing price of a share of Dawson common stock on the applicable date multiplied by 0.188.

	Dawson	TGC	TGC
	Historical	Historical	Equivalent

March 18, 2011
Closing price per common share	$42.54	$6.83	$8.00
Market value of common stock (in millions)(1)	336.9	131.2	153.7
[ • ], 2011
Closing price per common share	[ • ]	[ • ]	[ • ]
Market value of common stock (in millions)(2)	[ • ]	[ • ]	[ • ]

(1)	Based on 7,918,989 shares of Dawson common stock and 19,212,708 shares of TGC common stock outstanding as of March 18, 2011 (excluding outstanding shares held in treasury).

(2)	Based on [ • ] shares of Dawson common stock and [ • ] shares of TGC common stock outstanding as of [ • ], 2011 (excluding outstanding shares held in treasury).

Number of Record and Beneficial Owners

As of July 8, 2011, there were approximately 154 record holders of Dawson common stock and approximately 156 record holders of TGC common stock. Both companies believe there are a number of additional beneficial holders of their respective shares.

UNAUDITED COMPARATIVE PER SHARE DATA

The following tables set forth for the periods presented certain per share data separately for Dawson and TGC on a historical basis, on an unaudited pro forma combined basis per share of Dawson common stock and on an unaudited pro forma combined basis per equivalent share of TGC common stock. The following unaudited pro forma combined per share information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial information, including the notes thereto, beginning on page 134, the historical financial statements and related notes thereto of Dawson and TGC, which are incorporated by reference from their respective Annual Reports on Form 10-K for the fiscal years ended September 30, 2010 and December 31, 2010, respectively, as well as their respective Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011, and other information included in or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

The unaudited pro forma combined data per equivalent share of TGC common stock has been calculated on the basis of the unaudited pro forma combined per share Dawson common stock amounts, multiplied by the exchange ratio of 0.188. The exchange ratio represents the number of shares of Dawson common stock that each TGC shareholder would receive upon completion of the merger, provided the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is equal to or greater than $32.54 but less than or equal to $52.54. The unaudited pro forma combined data per equivalent share of TGC common stock data shows how each share of TGC common stock would have participated in the income from continuing operations and book value of Dawson if the companies had been consolidated for accounting and financial reporting purposes as of October 1, 2009 for the year ended September 30, 2010 and the six months ended March 31, 2011 in the case of per share net income data, and as of March 31, 2011 in the case of per share book value data. These amounts, however, are not intended to reflect future per share levels of income from continuing operations and book value of Dawson following consummation of the merger.

The unaudited pro forma combined per share information is based on the historical financial statements of Dawson and TGC and on publicly available information and certain assumptions and adjustments as discussed in “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page 134, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of TGC based on preliminary estimates of their fair value. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Dawson or TGC would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor is it necessarily indicative of any future operating results or financial position. Dawson and TGC may have performed differently had they been combined during the periods presented.

			Dawson Pro	TGC Pro
	Dawson		Forma	Forma
	Historical per	TGC Historical	Combined per	Combined per
	Share Data	per Share Data	Share Data	Share Data

As of or for the Year Ended September 30, 2010:
Income from continuing operations per common share:
Basic(1)	$(1.20)	$(0.06)	$(1.06)	$(0.20)
Diluted(1)	(1.20)	(0.06)	(1.06)	(0.20)
Total tangible book value per common share	29.75	4.54	N/A	N/A
Book value of shareholders’ equity per common share(2)	24.07	2.67	N/A	N/A

(1)	The pro forma combined consolidated statement of income for the year ended September 30, 2010 was prepared by combining Dawson’s historical statement of income for the year ended September 30, 2010 and TGC’s historical consolidated statement of income for the year ended December 31, 2010, adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) expected to have a continuing impact on combined results.

(2)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of Dawson or TGC common stock outstanding, as applicable.

			Dawson Pro	TGC Pro
	Dawson		Forma	Forma
	Historical per	TGC Historical	Combined per	Combined per
	Share Data	per Share Data	Share Data	Share Data

As of or for the Six Months Ended March 31, 2011:
Income from continuing operations per common share:
Basic(1)	$(0.84)	$0.34	$0.12	$0.02
Diluted(1)	(0.84)	0.33	0.12	0.02
Total tangible book value per common share	30.38	5.18	31.34	5.89
Book value of shareholders’ equity per common share(2)	23.36	3.09	26.81	5.04

(1)	The pro forma combined consolidated statement of income for the six months ended March 31, 2011 was prepared by combining Dawson’s historical statement of income for the six months ended March 31, 2011 and TGC’s historical consolidated statement of income for the fourth quarter ended December 31, 2010 and the first quarter ended March 31, 2011, adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) expected to have a continuing impact on combined results.

(2)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of Dawson or TGC common stock outstanding, as applicable. Pro forma book value per share is computed by dividing pro forma total equity by the pro forma number of shares of Dawson common stock that would have been outstanding as of March 31, 2011.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statements Concerning Forward-Looking Statements” on page 32 of this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for approval of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Dawson and TGC because these risk factors may affect the operations and financial results of Dawson after the merger. Those risk factors may be found in Dawson’s Annual Report on Form 10-K for the year ended September 30, 2010, and in TGC’s Annual Report on Form 10-K for the year ended December 31, 2010, each of which is on file with the SEC and is incorporated by reference into this joint proxy statement/prospectus.

The merger is subject to certain closing conditions which may not be satisfied, and as a result, the merger may not be completed.

The closing of the merger is subject to certain customary closing conditions, including, among other things:

•	the approval of the issuance of shares of Dawson common stock pursuant to the merger agreement by Dawson shareholders;

•	the approval of the merger agreement by TGC shareholders;

•	clearance under the HSR Act;

•	the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger;

•	the effectiveness of a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the authorization of the listing of the shares of Dawson common stock to be issued in the merger on NASDAQ;

•	receipt by each party of an opinion from its counsel, in a form and substance reasonably satisfactory to that party, dated as of the closing date of the merger, to the effect that (1) the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of TGC upon the exchange of shares of TGC common stock for shares of Dawson common stock pursuant to the proposed merger;

•	certain officers of TGC having entered into employment agreements with TGC, as the surviving entity of the merger, as of the effective time of the merger;

•	receipt by TGC of certain third party consents;

•	receipt by TGC of the reconfirmation opinion, which is a reconfirmation from TGC’s financial advisor, as of the closing date, that the exchange ratio is fair, from a financial point of view, to TGC shareholders; and

•	other customary conditions, including the absence of a material adverse effect with respect to either TGC’s or Dawson’s respective businesses.

There can be no assurance that all these closing conditions will be met, and if they are not all met (or waived to the extent they can be waived by the applicable party), the merger will not be completed.

Dawson and TGC must obtain required approvals and governmental and regulatory clearances to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger.

The merger is subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of the respective shareholders of Dawson and TGC at their respective special meetings and clearance under the HSR Act.

The Antitrust Division has broad discretion in administering the governing regulations of the HSR Act. As a condition to its clearance of the merger, the Antitrust Division may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Dawson’s business after consummation of the merger. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the merger or may reduce the anticipated benefits of the business combination. While Dawson and TGC have each agreed to use their reasonable best efforts to obtain the necessary clearance from the Antitrust Division, neither Dawson nor TGC is obligated to divest or hold separate any assets or any portion of any business of Dawson or of TGC or any of its subsidiaries or limit in any respect the ownership or operation by Dawson or TGC or any of its subsidiaries of any asset or any portion of any business of Dawson or TGC or any of its subsidiaries. In addition, Dawson has the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise, any request, attempt or demand by the Antitrust Division or any other governmental authority or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Dawson or TGC.

On May 26, 2011, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a second request. Dawson and TGC are currently responding to the second request.

The date that TGC shareholders will receive the merger consideration is uncertain.

The date that TGC shareholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger during the third calendar quarter of 2011, the completion date of the merger might be later than expected because of delays in obtaining shareholder and governmental approvals or because of unforeseen events. On May 26, 2011, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a second request. Dawson and TGC are currently responding to the second request.

In no event will the merger be completed later than August 31, 2011 (October 31, 2011 if all conditions, other than (1) the termination or expiration of the waiting period under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled) unless Dawson and TGC otherwise agree.

Because the market price of Dawson common stock will fluctuate, TGC shareholders cannot be sure of the aggregate value of the merger consideration they will receive.

The number of shares of Dawson common stock to be issued in the merger for each share of TGC common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock unless the 10-day average VWAP of Dawson common stock as of [ • ], 2011 (which is the date that is two business days prior to the date of the special meetings) is less than $32.54 or greater than $52.54, in which case the parties may negotiate a new exchange ratio or other agreement with respect to the consideration to be provided in the merger or may, pursuant and subject to the terms of the merger agreement, terminate the transaction. Accordingly, any change in the price of Dawson common stock prior to the merger will affect the market value of the merger consideration that TGC shareholders will receive as a result of the merger.

The dollar value of the consideration received by TGC shareholders receiving consideration of Dawson common stock will depend upon the market value of Dawson common stock at the effective time of the merger, and such dollar value may be different from, and lower than, the dollar value of the merger consideration today. Moreover, the 10-day average VWAP of Dawson common stock as of [ • ], 2011 will likely vary from the market price of Dawson common stock on the date the merger agreement was announced, on the date that this joint proxy statement/prospectus is mailed to TGC shareholders, on the date of the special meetings and after the closing of the merger.

Because the date that the merger becomes effective may be later than the date of the special meetings, at the time of the TGC special meeting, TGC shareholders will not know the exact market value of the Dawson common stock that they will receive upon completion of the merger.

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio. See “The Merger Agreement — Merger Consideration — Determination of the Exchange Ratio” on page 97.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Dawson and TGC, which could have an adverse effect on each of their respective businesses, financial results and stock prices.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Dawson and TGC. Dawson and TGC have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of each of their respective businesses, all of which could result in an adverse effect on each of Dawson’s and TGC’s respective businesses, financial results and stock prices.

TGC may have difficulty attracting, motivating and retaining employees in light of the merger, and the anticipated benefits of the merger could be reduced.

Uncertainty about the effect of the merger on TGC’s employees may have an adverse effect on TGC and the anticipated benefits of the merger. While it is a condition to the merger that certain officers of TGC enter into employment agreements with TGC, as the surviving entity of the merger, the uncertainty involving the merger may impair TGC’s ability to attract, retain and motivate other key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with Dawson or TGC, as the surviving entity of the merger.

The success of the merger will depend in part on the retention of personnel necessary to the business and operations of TGC. If TGC and Dawson are unable to retain key personnel, Dawson could face disruptions in its operations, loss of existing clients and loss of expertise or know-how.

The merger agreement restricts Dawson’s and TGC’s ability to pursue alternatives to the merger and requires Dawson and TGC to pay a termination fee to the other party of $2.35 million if it does.

The merger agreement contains non-solicitation provisions that, subject to limited fiduciary exceptions, restrict Dawson’s and TGC’s ability to initiate, solicit or encourage or take any action to facilitate, discuss, negotiate or accept a competing third party proposal to acquire 20% or more of Dawson’s or TGC’s, as applicable, assets, revenues, net income or equity securities. Although the board of directors of each of Dawson and TGC is permitted to change its recommendation that shareholders approve the matters relating to the proposed merger if it determines in good faith that these actions are reasonably likely to be required to comply with its fiduciary duties and certain other conditions, doing so in specified situations would require such party to pay the other party a termination fee of $2.35 million.

Additionally, these non-solicitation provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of Dawson or TGC from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration contemplated by the merger agreement or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Dawson or TGC than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

TGC’s directors and executive officers have interests in the merger that are different from, and in addition to, the interests of other TGC shareholders.

When considering the recommendation of TGC’s board of directors that TGC shareholders vote in favor of approval of the merger agreement, TGC shareholders should be aware that directors and executive officers of TGC have interests in the merger that are different from, or in addition to, the interests of a shareholder of TGC. In particular, directors and executive officers of TGC have rights to acceleration of stock options, restricted stock and other benefits triggered prior to or upon completion of the merger and have rights to continued indemnification and insurance coverage after the completion of the merger. In addition, certain executive officers of TGC will enter into employment arrangements with TGC, as the surviving entity of the merger, effective as of the closing of the merger, and will receive bonuses from TGC upon the closing of the merger. TGC’s board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in making its recommendation that TGC shareholders vote in favor of the adoption of the merger agreement. See “The Merger — Conflicts of Interests” beginning on page 89.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Dawson, TGC or both.

If the merger is not completed, Dawson and TGC will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit and would have exposed themselves to a number of risks, including the following:

•	each of Dawson and TGC may experience negative reactions from its clients and employees;

•	the current market price of each of Dawson’s and TGC’s common stock may reflect a market assumption that the merger will occur and a failure to complete the merger could result in a negative perception by the stock market and a resulting decline in the market price of Dawson’s common stock or TGC’s common stock;

•	certain costs relating to the merger, including certain investment banking, financing, legal and accounting fees and expenses, must be paid even if the merger is not completed; and

•	there may be substantial disruption to each company’s business and distraction of each company’s management and employees from day-to-day operations because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to the companies.

In addition, TGC may be required to pay Dawson a termination fee of $2.35 million or $3.125 million and reimburse Dawson’s expenses up to $1.5 million and Dawson may be required to pay TGC a termination fee of $2.35 million and reimburse TGC’s expenses up to $1.5 million if the merger agreement is terminated, depending on the specific circumstances of the termination. For a detailed description of the circumstances in which such termination fees will be paid, see “The Merger Agreement — Termination Fee and Expense Reimbursement” beginning on page 113.

The market for Dawson common stock may be adversely affected by the issuance of shares pursuant to the proposals before Dawson shareholders.

If the merger is consummated, Dawson will issue an estimated 3.75 million shares of Dawson common stock to TGC shareholders, based on the number of shares of TGC common stock outstanding on July 8,

2011. The increase in the number of outstanding shares of Dawson common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Dawson common stock.

The issuance of shares of Dawson common stock to TGC shareholders in the merger will substantially reduce the percentage ownership interest of current Dawson shareholders; additionally, TGC shareholders, who will own approximately 32% of Dawson common stock immediately after the merger, will exercise significantly less influence over management after the merger.

If the merger is consummated, Dawson will issue an estimated 3.75 million shares of Dawson common stock to TGC shareholders, based on the number of shares of TGC common stock outstanding on July 8, 2011. Based on the number of shares of Dawson and TGC common stock outstanding on July 8, 2011, legacy Dawson shareholders will own, in the aggregate, approximately 68% of the shares of Dawson common stock outstanding immediately after the merger, and former TGC shareholders, who collectively own 100% of TGC common stock, will own, in the aggregate, approximately 32% of shares of Dawson common stock outstanding immediately after the merger.

The issuance of shares of Dawson common stock to TGC shareholders in the merger will cause a significant reduction in the relative percentage interest of current Dawson shareholders in earnings, voting, liquidation value and book and market value of Dawson. Additionally, immediately after the completion of the merger, TGC shareholders will have significantly less influence over the management and policies of Dawson than they currently have over the management and policies of TGC.

As a result of these reduced ownership percentages, both Dawson and TGC shareholders will have less influence on the management and policies of Dawson following the merger than they now have with respect to their respective companies. If Dawson and TGC are unable to realize the benefits currently anticipated from the merger, Dawson and TGC shareholders will experience dilution of their ownership interest without receiving any commensurate benefit.

Dawson’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

The unaudited pro forma financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what Dawson’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to TGC’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of TGC as of the date of the completion of the merger. In addition, subsequent to the closing date of the merger, there may be further refinements of the purchase price allocation as additional information becomes available.

Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein. See “Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information,” beginning on page 17, and “Unaudited Comparative Per Share Data,” beginning on page 22, for more information.

The market price of Dawson common stock after the merger might be affected by factors different from, or in addition to, those currently affecting the respective market prices of Dawson and TGC common stock.

The businesses of Dawson and TGC differ and, accordingly, the results of operations of Dawson and the market price of Dawson common stock after the merger may be affected by factors different from, or in addition to, those currently affecting the independent results of operations of each of Dawson and TGC. For a discussion of the businesses of Dawson and TGC and of factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 150.

Dawson may not pay dividends in the foreseeable future, and current TGC shareholders may have to rely on increases in the trading price of Dawson common stock for returns on their investment following the merger.

TGC shareholders have historically received a 5% stock dividend from TGC. Dawson shareholders have never received a cash or stock dividend since Dawson became a publicly traded company and Dawson does not anticipate paying any dividends in the foreseeable future. Accordingly, former TGC shareholders who become shareholders of Dawson may not receive cash or stock dividends, and they (and other Dawson shareholders) may have to rely on increases in the trading price of Dawson common stock for any returns on their investment.

After completion of the merger, Dawson may fail to realize the anticipated benefits of the merger, which could adversely affect the value of Dawson’s common stock.

The success of the merger will depend, in part, on Dawson’s ability to manage effectively the businesses of Dawson and TGC and realize the anticipated benefits from the acquisition of TGC. As of the date of this joint proxy statement/prospectus, Dawson believes that these benefits, which include the expansion of Dawson’s geographic diversity, an increase in Dawson’s utilization rates due to an expanded order book and the ability to enhance efficiencies because of logistical improvements, are achievable. However, it is possible that Dawson will not be able to achieve these benefits fully, or at all, or will not be able to achieve them within the anticipated timeframe. Dawson and TGC have operated and, until the completion of the merger, will continue to operate, independently, and there can be no assurance that their businesses can be integrated successfully. If Dawson’s expectations as to the benefits of the merger turn out to be incorrect, or Dawson is not able to successfully integrate the businesses of Dawson and TGC for any other reason, the financial and operating results and the value of Dawson’s common stock (including the stock issued as a portion of the merger consideration) may be adversely affected.

While it is a condition to the merger that certain key employees of TGC enter into employment agreements with TGC, as the surviving entity of the merger, it is possible that the integration process could result in the loss of other key TGC employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Specific issues that must be addressed upon completion of the merger in order to realize the anticipated benefits of the merger include, among other things:

•	integrating the companies’ strategies, cultures and operations;

•	retaining existing TGC and Dawson clients and suppliers;

•	adopting best practices across the combined entity and harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	integrating the companies’ corporate, administrative and information technology infrastructure; and

•	managing any tax costs or inefficiencies associated with integration.

In addition, at times, the attention of certain members of Dawson’s management and TGC’s management, and the resources of the two companies, may be focused on business aspects related to the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations.

Our results of operations could be materially adversely affected if we were required to recognize asset impairments of intangibles or goodwill associated with the merger.

If the merger is consummated, we expect that the intangibles and goodwill associated with the acquisition of TGC will be significant assets on our consolidated balance sheet. We currently anticipate our intangibles and goodwill associated with such acquisition to be $62,139,000. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information—Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2011” on page 134. However, future events, including our financial performance, market valuation of us or comparable companies, loss of a significant client’s business, failure to realize the benefits of the merger, or strategic decisions, could cause us to conclude that impairment indicators exist and that the asset values associated with long-lived assets, including intangibles and goodwill, may need to be impaired. If we are forced to impair intangibles, goodwill or any other long-lived asset, these noncash asset impairments could negatively affect in a material manner our results of operations in the period in which they are recorded, and the larger the amount of any impairment that may be taken, the greater the impact such impairment would have on our results of operations, with the maximum current impairment being $62,139,000. See discussion of “Impairment of Long-Lived Assets” included in “Critical Accounting Policies” of our Annual Report on Form 10-K for the year ended September 30, 2010.

The unaudited prospective financial information of each of Dawson and TGC included in this joint proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of Dawson and TGC, respectively. As a result, such information may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of each of Dawson and TGC contained in “The Merger — Certain Information Provided by the Parties — Dawson Unaudited Prospective Financial Information” and “The Merger — Certain Information Provided by the Parties — TGC Unaudited Prospective Financial Information,” and referred to in “The Merger — Opinion of Dawson’s Financial Advisor” and “The Merger — Opinion of TGC’s Financial Advisor,” involves uncertainties and assumptions and is not a guarantee of future performance. The future financial results of Dawson and TGC and, if the merger is completed, the combined company, may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond Dawson’s and TGC’s ability to control or predict. Neither Dawson nor TGC can provide any assurance that Dawson’s or TGC’s unaudited prospective financial information will be realized or that Dawson’s or TGC’s future financial results will not materially vary from the applicable unaudited prospective financial information. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not reflect Dawson’s or TGC’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared.

More specifically, the unaudited prospective financial information:

•	necessarily makes numerous assumptions, many of which are beyond the control of Dawson or TGC and may not prove to be accurate;

•	does not necessarily reflect revised prospects for Dawson’s or TGC’s respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

•	is not necessarily indicative of future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

•	should not be regarded as a representation that the unaudited prospective financial information will be achieved.

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

The rights of TGC shareholders will be governed by Dawson’s Second Restated Articles of Incorporation and Second Amended and Restated Bylaws.

Both Dawson and TGC are Texas corporations and are therefore governed by Texas law. However, if the merger is consummated, all TGC shareholders will become Dawson shareholders and their rights as shareholders will be governed by Dawson’s second restated articles of incorporation and second amended and restated bylaws, as amended. There are material differences between the current rights of TGC shareholders, which are governed by TGC’s restated articles of incorporation and amended and restated bylaws, and the rights of holders of Dawson common stock. See “Comparison of Shareholder Rights” beginning on page 128.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, TGC shareholders may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of Baker Botts L.L.P., tax counsel to Dawson, and Haynes and Boone, LLP, tax counsel to TGC, will have delivered an opinion, dated as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Dawson, Merger Sub and TGC, as well as certain covenants and undertakings by Dawson, Merger Sub and TGC. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. Additionally, an opinion of counsel represents counsel’s best legal judgment but is not binding on the United States Internal Revenue Service, or IRS, or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a reorganization, a holder of TGC common stock would recognize taxable gain or loss upon the exchange of TGC common stock for Dawson common stock pursuant to the merger. See “Material United States Federal Income Tax Consequences” beginning on page 125.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus are forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” and other similar expressions. In particular, the forward-looking statements contained in this joint proxy statement/prospectus include but are not limited to statements regarding:

•	the expected closing date of the merger;

•	the anticipated benefits of the merger; and

•	the expected tax treatment of the merger for U.S. federal income tax purposes.

Dawson and TGC may also provide oral or written forward-looking information in other materials they release to the public. Forward-looking information involves risk and uncertainties and reflects Dawson’s and TGC’s, as applicable, best judgment based on current information. The results of operations and business strategies of Dawson and TGC, and the plans and objectives for the future operation of Dawson following the merger and the integration of the businesses of Dawson and TGC, can be affected by inaccurate assumptions that are made or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially.

Neither Dawson nor TGC assumes any responsibility to publicly update any forward-looking statements regardless of whether factors change as a result of new information, future events, or for any other reason. You should review any additional disclosures Dawson and TGC make in their press releases and Forms 10-K, 10-Q, and 8-K filed with or furnished to the SEC. We also suggest that you listen to Dawson’s and TGC’s earnings release conference calls with financial analysts.

The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus, could cause actual results to differ materially from those expressed in or implied by forward-looking statements:

Factors relating to the merger:

•	whether the merger will be consummated, including whether we will receive the required clearance under the HSR Act;

•	the failure to receive the required shareholder and regulatory approvals for the merger or to satisfy all of the closing conditions to the merger;

•	the timing of the completion of the merger;

•	the value of the merger consideration and the likelihood that the exchange ratio will not need to be renegotiated;

•	changes in economic, business, competitive and/or regulatory factors;

•	changes in both companies’ businesses during the period between now and the completion of the merger might have adverse impacts on Dawson following the merger;

•	attrition in key clients, partners, personnel and other relationships relating to the merger;

•	the expenses of the merger being greater than anticipated, including as a result of unexpected factors or events;

•	the exposure to litigation, including the possibility that litigation relating to the merger could delay or impede the completion of the merger;

•	the integration of TGC’s business and operations with those of Dawson taking longer than anticipated, being costlier than anticipated and having unanticipated adverse results relating to Dawson’s or TGC’s existing businesses; and

•	uncertainty of the expected financial performance of Dawson following completion of the proposed transaction, which may differ significantly from the pro forma financial data contained in this joint proxy statement/prospectus;

Factors relating to Dawson’s and TGC’s respective businesses:

•	the potential for fluctuations in oil and natural gas prices;

•	the dependence upon energy industry spending for seismic data acquisition services;

•	the potential for data acquisition contract delays, reductions or cancellation;

•	high fixed costs of operations;

•	external factors affecting either company’s crews, such as weather interruptions and inability to obtain land access rights of way;

•	whether Dawson or TGC enter into turnkey or dayrate contracts;

•	crew productivity;

•	the limited number of clients;

•	the credit risk related to clients; and

•	the availability of capital resources.

See “Where You Can Find More Information” beginning on page 150.

THE DAWSON SPECIAL MEETING

Dawson’s board of directors is using this document to solicit proxies from Dawson shareholders for use at the Dawson special meeting. In addition, this document constitutes a prospectus covering the issuance of Dawson common stock pursuant to the merger agreement.

Date, Time and Place

The special meeting of Dawson’s shareholders will be held at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011.

Purpose

The purpose of the Dawson special meeting is as follows:

1. to approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement; and

2. to approve adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposal.

Board Recommendations

Dawson’s board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of Dawson and its shareholders and recommends that Dawson shareholders vote “FOR” approval of the issuance of Dawson common stock to TGC shareholders pursuant to the merger agreement and “FOR” approval of any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. See “The Merger — Background of the Merger” and “The Merger — Dawson’s Reasons for the Merger and Recommendation of Dawson’s Board of Directors” beginning on pages 52 and 60, respectively.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Dawson special meeting is [ • ], 2011. Only holders of record of Dawson common stock at the close of business on the record date are entitled to notice of, and to vote at, the Dawson special meeting. At the close of business on the record date, there were [ • ] shares of Dawson common stock issued and outstanding held by approximately [ • ] holders of record. Dawson believes there are a number of additional beneficial holders of its shares. Each share of Dawson common stock entitles the holder of that share to one vote on each matter submitted for shareholder approval.

Quorum

A quorum of shareholders is required for Dawson shareholders to take action on the proposal to approve the issuance of Dawson common stock to TGC shareholders pursuant to the merger agreement at the Dawson special meeting, but not to approve any adjournment of the meeting. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Dawson common stock entitled to vote at the close of business on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes, the issuance of shares of Dawson common stock pursuant to the merger agreement as well as the adjournment of the special meeting are not considered routine matters. Therefore, your bank, broker or other nominee will not be permitted to vote on such proposals without instruction from you as the beneficial owner of the shares of Dawson common stock. Further, in the event there are any broker non-votes, such votes will not count for purposes of determining whether a quorum is present at the special meeting.

Required Vote

The affirmative vote of a majority of shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting, in which a quorum is present, is required to approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement. Abstentions will have the same effect as a vote “AGAINST” approval of the issuance of shares of Dawson common stock pursuant to the merger agreement. Assuming a quorum is present at the Dawson special meeting, broker non-votes and shares not in attendance at the Dawson special meeting will have no effect on the outcome of any vote to approve the issuance of shares of Dawson common stock.

Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of Dawson common stock representing a majority of the votes present in person or represented by proxy at the special meeting and entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the special meeting, so long as no new record date is set. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the Dawson special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the Dawson special meeting.

Tabulation of the Votes

Dawson has appointed Broadridge Financial Solutions, Inc. to serve as the Inspector of Election for the Dawson special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Stock Ownership of and Voting by Dawson’s Directors and Executive Officers

At the close of business on the record date for the Dawson special meeting, directors and executive officers of Dawson beneficially owned and were entitled to vote [ • ] shares of Dawson common stock, collectively representing approximately [ • ]% of the shares of Dawson common stock outstanding on that date. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, certain of those executive officers and directors, who collectively owned approximately [ • ]% of the shares of Dawson common stock outstanding on the record date of the Dawson special meeting, have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the issuance of shares of Dawson common stock in connection with the proposed merger at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see “The Dawson Shareholder Voting Agreement” beginning on page 119.

Voting of Shares by Holders of Record

If you are entitled to vote at the Dawson special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the Dawson special meeting. However, Dawson encourages you to submit a proxy before the Dawson special meeting even if you plan to attend the Dawson special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of Dawson common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	Telephone. You can vote by telephone by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on Dawson’s proxy card, as applicable, and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. New York City time on [ • ], 2011. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

•	Internet. You can vote over the Internet by accessing the website at http://www.proxyvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until

11:59 p.m. New York City time on [ • ], 2011. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

•	Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

When a shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. Dawson encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the Dawson special meeting will be voted in accordance with the instructions given on the proxy. If a Dawson shareholder executes a proxy card without giving instructions, the shares of Dawson common stock represented by that proxy card will be voted “FOR” approval of the issuance of shares of Dawson common stock pursuant to the merger agreement and “FOR” the proposal to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by [ • ], 11:59 p.m. New York City time local time, on [ • ], 2011.

Voting of Shares Held in Street Name

Dawson shareholders who hold shares of Dawson common stock in a stock brokerage account or through a bank, broker or other nominee (“street name” shareholders) who wish to vote at the Dawson special meeting should be provided a voting instruction card by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. on [ • ], 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Dawson special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Dawson special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

If you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote. If there is a quorum present at the Dawson special meeting, a broker non-vote will have no effect on the proposal to issue shares of Dawson common stock pursuant to the merger agreement. Whether or not there is a quorum present at the Dawson special meeting, a broker non-vote will have no effect on the proposal to adjourn the Dawson special meeting.

If you mark abstain when voting with respect to the proposal to issue shares of Dawson common stock pursuant to the merger agreement or the proposal to adjourn the Dawson special meeting, if necessary or appropriate, to solicit further proxies in connection with the proposal described above, your abstention will have the same effect as a vote “AGAINST” such proposal.

Revocability of Proxies; Changing Your Vote

Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

•	by completing, signing, dating and returning a new proxy card with a later date so that it is received prior to the Dawson special meeting;

•	by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m. New York City time on [ • ], 2011; or

•	by attending the Dawson special meeting and voting by ballot in person at the Dawson special meeting.

You may also revoke your proxy card by sending a notice of revocation, which must be received prior to the Dawson special meeting, to the designated representative of Dawson at the address provided under “Where You Can Find More Information” beginning on page 150. Your attendance at the Dawson special meeting will not, by itself, revoke any proxy that you have previously submitted.

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Solicitation of Proxies

Dawson is soliciting proxies for the Dawson special meeting from Dawson shareholders. Dawson and TGC are sharing equally in the costs of printing and mailing this joint proxy statement/prospectus. However, Dawson will bear all other costs relating to soliciting proxies from Dawson shareholders. In addition to this mailing, Dawson’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). Morrow & Co., LLC, which we refer to as Morrow, has been engaged to aid in the distribution and solicitation of proxies. Dawson will pay Morrow a fee of $12,500, along with a $5.00 per holder fee for each call made to such holder, and reimburse its out-of-pocket expenses for such items as mailing, copying, faxes and other related matters and will indemnify Morrow against any losses arising out of Morrow’s proxy soliciting services on behalf of Dawson. Dawson and its proxy solicitor will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Dawson common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Dawson shareholders should not submit any stock certificates with their proxy cards.  Dawson shareholders will not need to send in their stock certificates or surrender their book-entry shares.

No Other Business

Under Dawson’s second restated articles of incorporation and second amended and restated bylaws, as amended, the business to be conducted at the Dawson special meeting will be limited to the purposes stated in the notice to Dawson shareholders provided with this joint proxy statement/prospectus.

Adjournments and Postponements

Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of a majority of the votes present in person or represented by proxy at the time of the vote, whether or not a quorum exists. Dawson is not required to notify shareholders of any adjournment if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

In addition, at any time prior to convening the Dawson special meeting, the Dawson special meeting may be postponed without the approval of Dawson shareholders. If postponed, Dawson will publicly announce the new meeting date.

At any adjourned or postponed meeting, Dawson may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned or postponed meeting. Proxies submitted by Dawson shareholders for use at the Dawson special meeting will be used at any adjournment or postponement of the meeting. References to the Dawson special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Morrow toll-free at (800) 607-0088 (banks and brokers call (800) 654-2468).

DAWSON PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF SHARES OF DAWSON COMMON STOCK TO TGC SHAREHOLDERS PURSUANT TO THE MERGER AGREEMENT

As discussed in this joint proxy statement/prospectus, Dawson is asking its shareholders to approve the issuance of shares of Dawson common stock to TGC shareholders pursuant to the merger agreement. Dawson shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please see the section entitled “The Merger Agreement” beginning on page 96 for additional information and a summary of certain terms of the merger agreement. You are urged to read carefully the entire merger agreement included as Annex A before voting on this proposal.

Approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger will not occur.

The Dawson board of directors recommends that Dawson shareholders vote “FOR” approval of the issuance of shares of Dawson common stock pursuant to the merger agreement.

DAWSON PROPOSAL 2 — ADJOURNMENT OF THE DAWSON SPECIAL MEETING

If there are insufficient votes at the time of the Dawson special meeting to approve the foregoing proposal, Dawson may propose to adjourn the Dawson special meeting for the purpose of soliciting additional proxies in favor of the foregoing proposal. Dawson does not intend to propose adjournment at the Dawson special meeting if there are sufficient votes to approve the foregoing proposal.

The Dawson board of directors recommends that Dawson shareholders vote “FOR” any adjournment of the Dawson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

THE TGC SPECIAL MEETING

TGC’s board of directors is using this document to solicit proxies from TGC shareholders for use at the TGC special meeting. In addition, this document constitutes a prospectus covering the issuance of Dawson common stock pursuant to the merger agreement.

Date, Time and Place

The special meeting of Dawson’s shareholders will be held at [ • ], Dallas, Texas at [ • ] a.m., central time, on [ • ], 2011.

Purpose

The purpose of the TGC special meeting is as follows:

1. to approve the merger agreement;

2. to approve a non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger; and

3. to approve adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Board Recommendations

TGC’s board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of TGC and its shareholders and recommends that TGC shareholders vote “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger and “FOR” approval of any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. See “The Merger — Background of the Merger” and “The Merger — TGC’s Reasons for the Merger and Recommendation of TGC’s Board of Directors” beginning on page 52 and 65, respectively.

As described under “The Merger — Conflicts of Interests” beginning on page 89, TGC directors and executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or are in addition to, those of TGC shareholders.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the TGC special meeting is [ • ], 2011. Only holders of record of TGC common stock at the close of business on the record date are entitled to notice of, and to vote at, the TGC special meeting. At the close of business on the record date, there were [ • ] shares of TGC common stock issued and outstanding held by approximately [ • ] holders of record. TGC believes there are a number of additional beneficial holders of its shares. Each share of TGC common stock entitles the holder of that share to one vote on each matter submitted for shareholder approval.

Quorum

A quorum of shareholders is required for TGC shareholders to take action at the TGC special meeting on the proposal to approve the merger agreement and the proposal to approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger, but not to approve any adjournment of the meeting. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of TGC common stock entitled to vote at the close of business on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes, none of the matters to be considered at the

TGC special meeting are considered routine matters. Therefore, your bank, broker or other nominee will not be permitted to vote on such proposals without instruction from you as the beneficial owner of the shares of TGC common stock. Further, in the event there are any broker non-votes, such votes will not count for purposes of determining whether a quorum is present at the special meeting.

Required Vote

The affirmative vote of at least 80% of the outstanding shares of TGC common stock is required to approve the merger agreement. Abstentions, broker non-votes and shares not in attendance at the TGC special meeting will have the same effect as a vote “AGAINST” approval of the merger agreement.

The affirmative vote of a majority of the shares of TGC common stock present in person or represented by proxy and entitled to vote at the TGC special meeting, in which a quorum is present, is required to approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger at the TGC special meeting. Abstentions will have the same effect as a vote “AGAINST” the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger. Assuming a quorum is present at the TGC special meeting, broker non-votes and shares not in attendance at the TGC special meeting will have no effect on the outcome of any vote on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger.

Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of TGC common stock representing a majority of the votes present in person or represented by proxy at the special meeting and entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the special meeting, so long as no new record date is set. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the TGC special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the TGC special meeting.

Tabulation of the Votes

TGC has appointed [ • ] to serve as the Inspector of Election for the TGC special meeting. [ • ] will independently tabulate affirmative and negative votes and abstentions.

Stock Ownership of and Voting by TGC’s Directors and Executive Officers

At the close of business on the record date for the TGC special meeting, directors and executive officers of TGC beneficially owned and were entitled to vote [ • ] shares of TGC common stock, collectively representing approximately [ • ]% of the shares of TGC common stock outstanding on that date. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those executive officers and directors and their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of approval of the merger agreement at the TGC special meeting. For additional information on the TGC shareholder voting agreement, see “The TGC Shareholder Voting Agreement” beginning on page 117.

Voting of Shares by Holders of Record

If you are entitled to vote at the TGC special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the TGC special meeting. However, TGC encourages you to submit a proxy before the TGC special meeting even if you plan to attend the TGC special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of TGC common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	Telephone. You can vote by telephone by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on TGC’s proxy card, as applicable, and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. New York City time on [ • ], 2011. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

•	Internet. You can vote over the Internet by accessing the website at http://www.proxyvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. New York City time on [ • ], 2011. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

•	Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

When a shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. TGC encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the TGC special meeting will be voted in accordance with the instructions given on the proxy. If a TGC shareholder executes a proxy card without giving instructions, the shares of TGC common stock represented by that proxy card will be voted “FOR” approval of the merger agreement, “FOR” approval of non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger and “FOR” the proposal to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of approval of the merger agreement.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by [ • ], 11:59 p.m. New York City time local time, on [ • ], 2011.

Voting of Shares Held in Street Name

TGC shareholders who hold shares of TGC common stock in a stock brokerage account or through a bank, broker or other nominee (“street name” shareholders) who wish to vote at the TGC special meeting should be provided a voting instruction card by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. on [ • ], 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the TGC special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the TGC special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

If you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote. Assuming a quorum is present at the TGC special meeting, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the proposal to approve the non-binding advisory resolution on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger. Whether or not a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the adjournment proposal.

If you mark abstain when voting with respect to the proposal to approve the merger agreement, the proposal to approve the non-binding advisory resolution concerning certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger or the proposal to adjourn the TGC special meeting, if necessary or appropriate, to solicit further proxies in connection with the proposal to approve the merger agreement, your abstention will have the same effect as a vote “AGAINST” such proposal.

Revocability of Proxies; Changing Your Vote

Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

•	by completing, signing, dating and returning a new proxy card with a later date so that it is received prior to the TGC special meeting;

•	by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m. New York City time on [ • ], 2011; or

•	by attending the TGC special meeting and voting by ballot in person at the TGC special meeting.

You may also revoke your proxy card by sending a notice of revocation, which must be received prior to the TGC special meeting, to the designated representative of TGC at the address provided under “Where You Can Find More Information” beginning on page 150. Your attendance at the TGC special meeting will not, by itself, revoke any proxy that you have previously submitted.

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Solicitation of Proxies

TGC is soliciting proxies for the TGC special meeting from TGC shareholders. Dawson and TGC are sharing equally in the costs of printing and mailing this joint proxy statement/prospectus. However, TGC will bear all other costs relating to soliciting proxies from TGC shareholders. In addition to this mailing, TGC’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). D.F. King & Co., Inc., which we refer to as D.F. King, has been engaged to aid in the distribution and solicitation of proxies. TGC will pay D.F. King an upfront fee of $10,000, a $5.00 per incoming and outgoing call fee and an additional $10,000 fee on the date of the special meeting, and reimburse its out-of-pocket expenses for such items as mailing, copying, faxes and other related matters and will indemnify D.F. King against any losses arising out of D.F. King’s proxy soliciting services on behalf of TGC. TGC and its proxy solicitor will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of TGC common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

TGC shareholders should not submit any stock certificates with their proxy cards.  TGC shareholders will not need to send in their stock certificates or surrender their book-entry shares. A transmittal form with instructions for the surrender of certificates representing shares of common stock or book-entry shares of common stock, as applicable, will be mailed to TGC shareholders assuming the merger is completed.

No Other Business

Under TGC’s amended and restated bylaws, the business to be conducted at the TGC special meeting will be limited to the purposes stated in the notice to TGC shareholders provided with this joint proxy statement/prospectus.

Adjournments and Postponements

Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of a majority of the votes present in person or represented by proxy at the time of the vote, whether or not a quorum exists. TGC is not required to notify shareholders of any adjournment if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

In addition, at any time prior to convening the TGC special meeting, the TGC special meeting may be postponed without the approval of TGC shareholders. If postponed, TGC will publicly announce the new meeting date.

At any adjourned or postponed meeting, TGC may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned or postponed meeting. Proxies submitted by TGC shareholders for use at the TGC special meeting will be used at any adjournment or postponement of the meeting. References to the TGC special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact D.F. King toll-free at (800) 967-4617 (banks and brokers call collect at (212) 269-5550).

TGC PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

As discussed in this joint proxy statement/prospectus, TGC is asking its shareholders to approve the merger agreement. TGC shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please see the section entitled “The Merger Agreement” beginning on page 96 for additional information and a summary of certain terms of the merger agreement. You are urged to read carefully the entire merger agreement included as Annex A before voting on this proposal.

Approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger will not occur.

As described under the headings “TGC Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be Paid by TGC to TGC’s Named Executive Officers” and “The Merger — Conflicts of Interests” beginning on pages 47 and 89, respectively, of this joint proxy statement/prospectus, TGC’s directors and executive officers will receive financial benefits that are different from, or in addition to, those of TGC’s shareholders.

The TGC board of directors recommends that TGC shareholders vote “FOR” approval of the merger agreement.

TGC PROPOSAL 2 — NON-BINDING, ADVISORY VOTE ON APPROVAL OF CERTAIN COMPENSATION TO BE PAID BY TGC TO TGC’S NAMED EXECUTIVE OFFICERS

The SEC rules resulting from the Dodd-Frank Act require TGC shareholders to vote to approve, on an advisory (non-binding) basis, payments to be made to TGC’s named executive officers by TGC as a result of the merger. This compensation consists of the following:

•	the accelerated vesting of TGC’s options to purchase shares of TGC common stock held by TGC’s named executive officers beginning 30 days prior to the effective time of the merger and the right to receive the merger consideration in respect of any such options that are exercised prior to the effective time of the merger;

•	the accelerated vesting of TGC’s restricted stock held by TGC’s named executive officers immediately prior to the effective time of the merger and the right to receive the merger consideration in respect of that restricted stock; and

•	a cash bonus payment to be made to TGC’s named executive officers upon the closing of the merger.

The following table presents the compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger that is the subject of the non-binding advisory resolution that TGC shareholders are being asked to approve.

					Pension/	Perquisites/	Tax
	Cash		Equity		NQDC	Benefits	Reimbursement	Other	Total
Name	($)		($)		($)	($)	($)	($)	($)

Wayne A. Whitener	100,000	(1)	89,025	(4)	—	—	—	—	189,025
Daniel G. Winn	10,000	(2)	53,414	(5)	—	—	—	—	63,414
James K. Brata	8,000	(3)	82,693	(6)	—	—	—	—	90,693

Footnotes:

(1)	Based on cash bonus payments due from TGC upon closing of the merger of $100,000.

(2)	Based on cash bonus payments due from TGC upon closing of the merger of $10,000.

(3)	Based on cash bonus payments due from TGC upon closing of the merger of $8,000.

(4)	Based on the accelerated vesting of stock options exercisable into 18,742 shares of common stock with an exercise price of $3.06 and using the assumed stock price of $7.81 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(5)	Based on the accelerated vesting of stock options exercisable into 11,245 shares of common stock with an exercise price of $3.06 and using the assumed stock price of $7.81 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(6)	Based on the accelerated vesting of stock options exercisable into 11,245 shares of common stock with an exercise price of $3.06 and using the assumed stock price of $7.81 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K and based on the accelerated vesting of 3,749 shares of restricted stock using the same $7.81 assumed stock price.

TGC’s board of directors recommends its shareholders vote “FOR” the following resolution at the TGC special meeting:

“RESOLVED, that TGC’s shareholders approve, on an advisory basis, the compensation that may be received by the TGC Industries, Inc.’s named executive officers from TGC Industries, Inc. in connection with the merger as disclosed in the Proxy Statement of TGC Industries, Inc. concerning the merger under the heading ‘Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be Paid by TGC to TGC’s Named Executive Officers.’ ”

The vote on certain compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger is advisory, and therefore not binding on TGC, Dawson, or either of their boards of directors. Further, approval of such compensation is not a condition to the merger and therefore the parties are obligated to complete the merger if the closing conditions set forth in the merger agreement are satisfied. Accordingly, even if TGC shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and TGC named executive officers will be paid such compensation.

In addition to the compensation described above, TGC’s named executive officers will also receive additional compensation in connection with the merger. See “The Merger — Conflicts of Interests — Golden Parachute Compensation” beginning on page 92.

TGC PROPOSAL 3 — ADJOURNMENT OF THE TGC SPECIAL MEETING

If there are insufficient votes at the time of the TGC special meeting to approve the merger agreement, TGC may propose to adjourn the TGC special meeting for the purpose of soliciting additional proxies in favor of the foregoing proposal. TGC does not intend to propose adjournment at the TGC special meeting if there are sufficient votes to approve the merger agreement.

The TGC board of directors recommends that TGC shareholders vote “FOR” any adjournment of the TGC special meeting, if necessary or appropriate, to permit further solicitation of proxies.

THE PARTIES TO THE MERGER

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
(432) 684-3000

Dawson Geophysical Company, a Texas corporation, is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Dawson’s clients rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of hydrocarbons and to optimize development and production of hydrocarbon reservoirs. As of March 31, 2011, Dawson operated twelve 3-D seismic data acquisition crews in the lower 48 states of the United States and a seismic data processing center. The results of a seismic survey conducted for a client belong to that client. Dawson does not acquire seismic data for its own account nor does it participate in oil and gas ventures.

Dawson’s business consists of the acquisition and processing of seismic data using either 2-D or 3-D methods to produce an image of the earth’s subsurface. The seismic method involves the recording of reflected acoustic or sonic waves from below the ground. In its operations, Dawson introduces acoustic energy into the ground by using an acoustic energy source, usually large vibrating machines or through the detonation of dynamite. Dawson then records the subsequent reflected energy, or echoes, with recording devices placed along the earth’s surface. These recording devices, or geophones, are placed on the ground individually or in groups connected together as a single recording channel. Dawson generally uses thousands of recording channels in its seismic surveys. Additional recording channels enhance the resolution of the seismic survey through increased imaging analysis and provide improved operational efficiencies for Dawson’s clients.

Dawson’s common stock is listed on NASDAQ under the symbol “DWSN.”

Additional information about Dawson is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074
(972) 881-1099

TGC Industries, Inc., a Texas corporation, and its wholly owned subsidiary, Eagle Canada, Inc., a Delaware corporation, are primarily engaged in the geophysical service business of conducting 3-D surveys for clients in the oil and gas business.

TGC is a leading provider of seismic data acquisition services throughout the continental United States and Canada. As of December 31, 2010, TGC operated eleven seismic crews, seven in the U.S. and four in Canada. These seismic crews supply seismic data primarily to companies engaged in the exploration and development of oil and natural gas on land and in land-to-water transition areas. Eagle Canada’s seismic acquisition services are also used by the potash mining industry in Canada, and Eagle Canada has particular expertise through its heliportable capabilities. TGC’s clients rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of existing hydrocarbons, to optimize the development and production of hydrocarbon reservoirs, to better delineate existing oil and natural gas fields, and to augment reservoir management techniques.

TGC acquires geophysical data using the latest in 3-D survey techniques. TGC introduces acoustic energy into the ground by using vibration equipment or dynamite detonation, depending on the surface terrain and subsurface requirements. The reflected energy, or echoes, is received through geophones, converted into a digital signal at a multi-channel recording unit, and then transmitted to a central recording vehicle. Subsurface requirements dictate the number of channels necessary to perform TGC’s services. With its state-of-the-art seismic equipment, including computer technology and multiple channels, TGC acquires, on a cost effective basis, immense volumes of seismic data that, when processed and interpreted, produce more precise images of the earth’s subsurface. TGC’s clients then use its seismic data to generate 3-D geologic models that help reduce finding costs and improve recovery rates from existing wells.

TGC’s common stock is listed on NASDAQ under the symbol “TGE.”

Additional information about TGC is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

6446 Acquisition Corp.
508 West Wall, Suite 800
Midland, Texas 79701
(432) 684-3000

6446 Acquisition Corp., a Texas corporation and direct, wholly owned subsidiary of Dawson, was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE MERGER

Overview

The Dawson board of directors and the TGC board of directors have each approved the merger agreement. Pursuant to the merger agreement, Merger Sub, a wholly owned subsidiary of Dawson, will merge with and into TGC, with TGC continuing as the surviving corporation and a wholly owned subsidiary of Dawson.

Upon the consummation of the merger, each share of TGC common stock issued and outstanding before the merger, other than any shares owned by Dawson, TGC or any of their respective subsidiaries, will be converted into the right to receive 0.188 shares of Dawson common stock, which is the exchange ratio. No fractional shares will be issued, and in lieu of any such fractional shares cash will be paid instead. The number of shares of Dawson common stock to be issued in the merger for each TGC common share is fixed (except in the event of any stock dividend, subdivision, recapitalization, split, reverse split, combination or exchange of shares or similar event with respect to Dawson common stock or TGC common stock) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock. However, in the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 (which is the date that is two business days prior to the date of the special meetings) is less than $32.54 or greater than $52.54, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio.

If the exchange ratio is modified, Dawson and TGC will each disclose the adjustment on a current report on Form 8-K and in a press release and will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Shares of TGC common stock issued and outstanding before the merger will be cancelled upon completion of the merger.

Background of the Merger

Dawson’s senior management regularly evaluates and periodically reviews with Dawson’s board of directors, or the Dawson board, strategies to enhance shareholder value, including opportunities to enhance the services it provides to its clients and its overall position in the seismic industry. One of the areas for potential growth that Dawson has considered from time to time is the acquisition of, or a joint venture with, another seismic company. However, prior to entering into discussions with TGC, Dawson had not identified a potential candidate that presented an attractive acquisition target or combination partner.

Similarly, as part of the continuous evaluation of its business, TGC’s board of directors, or the TGC board, and management regularly evaluate TGC’s business strategy and prospects for growth and consider opportunities to create value for its shareholders.

On May 27, 2010, Mr. Jumper, Dawson’s Chief Executive Officer, and Mr. Whitener, TGC’s President and Chief Executive Officer, spoke on the telephone to discuss common equipment issues the companies faced as users of the same seismic field equipment. On the call, Mr. Jumper noted that the two executives faced similar operational issues and asked Mr. Whitener if he would consider a combination of their two businesses. Mr. Whitener agreed to discuss with the TGC board Dawson’s interest in a potential combination of the two companies. Later on May 27, 2010, Mr. Whitener described to certain of the TGC directors Dawson’s interest and received authorization to enter into a confidentiality agreement on behalf of TGC with Dawson. At the same time, Mr. Jumper contacted Baker Botts L.L.P, or Baker Botts, Dawson’s outside counsel, about the legal aspects of a possible transaction with TGC.

Subsequently, the parties executed a confidentiality agreement. Under the terms of the confidentiality agreement, each party agreed to treat confidentially certain proprietary information shared by the other party to enable them to analyze a possible combination of Dawson and TGC. In addition, the confidentiality agreement contained, among other things, standstill restrictions that, in accordance with and subject to the terms of the confidentiality agreement, prohibited either party from making an unsolicited offer to acquire the securities of the other party for a period of one year. The confidentiality agreement was amended on June 2, 2010 to prohibit the parties from soliciting any of the other party’s employees involved or participating in the negotiation process (pursuant to a May 27, 2011 amendment to the confidentiality agreement, the term of the confidentiality agreement was extended to one year after termination of the merger agreement).

On June 3, 2010, Mr. Jumper, via email communication, alerted the Dawson board of his discussion with Mr. Whitener and the possibility of a transaction. On June 7, 2010, the Dawson board held a telephonic meeting at which Mr. Jumper discussed the potential transaction with the Dawson board and possible valuations of TGC. During the meeting, the Dawson board expressed the view that, given the weak state of the seismic industry, general market weakness and TGC’s market position, Dawson would be interested in a potential combination, but would be reluctant to pay a significant premium to TGC shareholders. At the end of the meeting, the board of directors authorized Mr. Jumper to continue discussions with TGC on the basis of a stock-for-stock transaction.

On June 8, 2010, at Mr. Whitener’s invitation, Dawson sent a letter to TGC indicating that Dawson would be interested in a transaction with TGC on a straight stock-for-stock basis. The letter did not propose any exchange ratio. The next day, Mr. Whitener and Mr. Jumper talked by telephone regarding a potential valuation of TGC and a proposed exchange ratio. Mr. Jumper told Mr. Whitener that a combination was possible, but only at an exchange ratio that was based on the current trading prices of each company’s common stock (that is, without a premium to TGC shareholders), which would have translated into an exchange ratio of approximately six TGC shares of common stock to each single share of Dawson common stock or 0.167 shares of Dawson stock for each TGC share of common stock based on the then current market prices of the respective stocks.

Mr. Whitener spoke with certain members of the TGC board about the exchange ratio proposed by Mr. Jumper. Those directors did not believe that the exchange ratio was fair to TGC shareholders. The TGC directors also expressed their belief that there would need to be an implied value of approximately $6.00 per share of TGC common stock for any potential business combination with Dawson to be attractive to TGC’s shareholders, especially its larger shareholders. Accordingly, TGC responded by letter to Dawson on June 15, 2010, rejecting Dawson’s proposal and proposing instead a hybrid transaction in which a convertible preferred security would be issued to TGC’s shareholders in lieu of Dawson common stock. As proposed by TGC, the convertible preferred stock would have a stated value of $5.50 per share, pay a 6% dividend, be convertible at anytime into 0.225 shares of Dawson common stock and be callable after three years at a price of $6.00 per share. The conversion price would have represented a premium of approximately 35.0% based on the average of the closing prices of TGC’s common stock from January 1, 2010 through June 14, 2010. Upon receipt of the letter, Mr. Jumper again communicated to Mr. Whitener that Dawson would be interested only in a common stock transaction with little or no premium paid.

Mr. Jumper and Mr. Whitener continued to talk by telephone regarding a possible combination from time to time until the end of June 2010. However, there was no agreement regarding either the form of any consideration that would be paid to TGC shareholders or an appropriate ratio. These discussions terminated in late June 2010.

Messrs. Whitener and Jumper continued to see each other at various industry conferences as well as socially during the remainder of 2010 and into January 2011. At one industry conference in September 2010, Mr. Whitener made a preliminary inquiry as to whether there was any interest in re-commencing discussions regarding a possible transaction. Mr. Jumper told Mr. Whitener that Dawson had no interest at such time.

Between July 2010 and January 26, 2011, the market price of Dawson common stock increased, trading up from a closing price of $20.77 on July 1, 2010 to a closing price of $32.70 on January 26, 2011, an increase of approximately 57.4%. Over the same period, the market price of TGC common stock also rose, rising from a closing price of $3.10 on July 1, 2010 to $4.76 on January 26, 2011, an increase of approximately 53.5%. This rise in the Dawson market price made a potential business combination with Dawson potentially more attractive to TGC since at such a market price, the exchange ratio previously proposed by Dawson in June 2010 would provide an implied value for the shares of TGC common stock of nearly $6.00 per share, which was the implied value that the TGC board believed at the time was necessary for any business combination with Dawson to be attractive to TGC’s shareholders as a whole, and its larger shareholders in particular. In addition, the TGC board believed that the recent unrest in the Middle East, which was causing an increase in interest in domestic oil and natural gas exploration, would also result in an increase in seismic demand generally, including an increase in demand for services provided by Dawson, a leader in the domestic seismic industry.

As a result of the favorable dynamics resulting from the increase in the stock price of Dawson’s common stock from July 2010 through January 2011, the unrest in the Middle East and the potential positive impact of such unrest on the domestic seismic industry, and based on discussions with one of the members of the TGC board, Mr. Whitener telephoned Mr. Jumper to suggest that they should resume discussions regarding a transaction in which Dawson combined with TGC. Mr. Whitener suggested that the basis of the discussions would be a stock-for-stock transaction at a ratio of six TGC shares for each single share of Dawson stock or 0.167 shares of Dawson common stock for each share of TGC common stock (the same ratio that Dawson had proposed in June 2010), but with a warrant to purchase additional shares of Dawson stock. As he had in their previous discussions, Mr. Jumper indicated that Dawson would only be interested in a transaction that was a straight stock-for-stock deal without any warrant or other convertible or other equity security component.

On January 29, 2011, Mr. Jumper, via email communication, notified the Dawson board of his call with Mr. Whitener and the possibility of resuming discussions with TGC and informally solicited the views of the board of directors regarding the transaction. In considering restarting discussions with TGC, Dawson took into account the increase in stock price described above as well as the altered market conditions of January 2011 as compared to the earlier period. During mid-2010 seismic market conditions, including demand for seismic services, were still relatively weak as they had been since the onset of the financial crisis and economic downturn in late 2008. By early 2011, however, Dawson believed that market conditions in the seismic industry had improved both for Dawson and for the industry generally. As a result of these improving market conditions from mid-2010 to early 2011, Dawson was able to increase its number of operating data acquisition crews (from 9 at the beginning of 2010 to 12 at the end of 2010), and also saw its order book strengthen. The improvement in demand for seismic services also led to improved crew utilization as well as an increase in the number of actively deployed recording channels. These improved market conditions made a possible transaction with TGC more attractive as Dawson considered that a combined company might more effectively deploy a larger number of crews and recording channels in the field.

Between January 26, 2011 and February 4, 2011, Messrs. Whitener and Jumper talked by telephone several times to discuss further Dawson’s interest in combining with TGC. During those discussions, Mr. Jumper indicated that, because of the rise in Dawson’s trading price, improving seismic market conditions and an increased ability to deploy additional channels in the field, Dawson would be willing (unlike in June 2010) to consider a transaction at a reasonable premium to the current trading price of TGC common stock. After further telephone discussions, on February 4, 2011, Messrs. Jumper and Whitener agreed to move forward with a discussion of a potential combination on the basis of a stock-for-stock deal at an exchange ratio of 5.75 shares of TGC common stock for each single share of Dawson common stock or 0.174 shares of Dawson common stock for each share of TGC common stock, which exchange ratio would represent an approximate 30.0% premium over the market price of TGC common on February 4, 2011.

Also between January 26, 2011 and February 4, 2011, one of TGC’s directors discussed with Mr. Whitener the TGC board’s view that since the proposed combination with Dawson would be structured as a stock-for-stock transaction and therefore TGC shareholders would remain invested in a seismic company that, post-transaction, would be reliant, in part, on TGC management continuing to perform at its high level, there should be a continuity of management and the TGC management team should remain for some period post-transaction with the surviving entity. As a result of these discussions, Mr. Whitener subsequently informed Dawson that as a condition to any potential combination with Dawson, Mr. Whitener and three other key TGC employees would need to enter into employment agreements that would be effective as of the closing of the combination.

At a telephonic meeting of the TGC board on February 5, 2011, Mr. Whitener described his discussions with Mr. Jumper regarding a possible combination of the two companies and the proposed exchange ratio. The

TGC board authorized Mr. Whitener to continue discussions with Dawson. On February 5, 2011, Mr. Whitener approached TGC’s outside counsel, Haynes and Boone, LLP, or Haynes and Boone, regarding the possible transaction. On February 6, 2011, Mr. Whitener and another member of the TGC board spoke with Haynes and Boone about the combination including such items as whether or not to enter into a letter of intent and the possibility of obtaining a “go-shop” provision in order to determine if there were other potential suitors for TGC.

On February 7, 2011, there was a telephonic meeting of the TGC board at which representatives of Haynes and Boone also participated. Mr. Whitener described the continued discussions with Mr. Jumper and Mr. Tobias, Executive Vice President and Chief Operating Officer of Dawson, that morning. The TGC board discussed the employment agreements to be entered into by Mr. Whitener and three other key employees, the possibility of obtaining a “collar” (that is, a range of market prices for Dawson common stock beyond which the agreed-upon exchange rate would need to be renegotiated by the parties) in order to protect against a substantial fall in Dawson’s stock price, the need to obtain a fairness opinion from an investment bank and the possibility of the investment bank assisting with a “go-shop” process and the importance of obtaining a favorable reaction to any proposed combination since approval of the merger by TGC would require approval by holders of 80% of TGC common stock. In order to encourage certain of its executives to continue to focus on their day-to-day management responsibilities, as well as to encourage those executives’ continued employment with TGC throughout the negotiation of, and for some period of time after completion of, any change in control transaction, the TGC board awarded each of Messrs. Whitener, Winn and Brata bonuses contingent on completion of a change in control transaction. Specifically, the TGC board agreed that if the Dawson combination or another similar transaction was consummated, Mr. Whitener would be paid $100,000, Mr. Winn would be paid $10,000 and Mr. Brata would be paid $8,000. Also during the meeting, the TGC board interviewed an investment banking firm regarding the possibility of that firm providing a fairness opinion and managing a “go-shop” process. The TGC board agreed to interview additional investment banks also.

On February 9, 2011, a telephonic meeting of the Dawson board was held to discuss the proposed transaction. On the call, Mr. Jumper informed the Dawson board of TGC’s renewed interest. A representative of Baker Botts, who Mr. Jumper had previously approached to assist in the legal aspects of any transaction, was also present at the meeting to review for the Dawson board its fiduciary obligations under Texas law and to answer questions regarding the legal aspects of any potential transaction. In addition, a representative of EnerCom, Inc., Dawson’s investor relations consultant, was also present to discuss the possible reaction of the investment community to the potential transaction. The Dawson board discussed, among other things, the trading price of TGC common stock, the fact that TGC and Dawson were comparable companies with similar business models, TGC’s general business prospects and the seismic industry’s business prospects, the need to engage a financial advisor and to seek a fairness opinion, and TGC’s request that two of TGC’s current directors join the Dawson board at the closing of any potential transaction. After a discussion of these issues, the Dawson board authorized Dawson management to continue discussions with TGC on the basis of a stock-for-stock deal at a 5.75 to 1 (or 0.174) exchange ratio.

Following the Dawson board’s authorization, Dawson considered the engagement of an investment banking firm to provide the Dawson board with an independent analysis of the consideration to be paid by Dawson in the proposed transaction and its fairness to Dawson. After considering other potential candidates, management formally contacted Raymond James on February 10, 2011 regarding a potential engagement. Although Raymond James was not then engaged as Dawson’s regular investment banker, Raymond James had from time to time previously provided investment advice to Dawson, including underwriting Dawson’s last stock offering in 2005. Further, Dawson recognized that Raymond James was known to be familiar with the oilfield services industry. On February 15, 2011, Dawson entered into an engagement letter with Raymond James pursuant to which Raymond James would prepare a financial analysis of the proposed transaction with a view towards advising the Dawson board as to its opinion of the fairness of the merger consideration, from a financial point of view, to Dawson.

At a telephonic meeting of the TGC board on February 10, 2011, the TGC board interviewed a second investment banking firm regarding the possibility of that firm rendering a fairness opinion and managing a “go-shop” process.

On February 11, 2011, at a telephonic meeting of the TGC board, the TGC board interviewed Southwest Securities regarding the possibility of Southwest Securities rendering a fairness opinion and managing a “go-shop” process. After the presentation by Southwest Securities, the TGC board determined to engage Southwest Securities. On February 17, 2011, TGC and Southwest Securities entered into an engagement letter relating to the rendering by Southwest Securities of a fairness opinion regarding the fairness of the financial terms of the combination to TGC shareholders solely from a financial point of view and managing a “go-shop” process.

On February 15, 2011, representatives of Baker Botts and Haynes and Boone held a telephone call to discuss various preliminary matters related to the potential transaction, including the due diligence process, which the parties agreed, in light of the stock-for-stock transaction, would need to be mutual. On February 18, 2011, Dawson sent an initial request for certain due diligence documents and materials relating to TGC. Also on February 18, 2011, Dawson formally engaged KPMG LLP to conduct financial accounting due diligence, including a review of TGC’s audit workpapers, accounting policies and quality of earnings. Representatives of Dawson, Baker Botts and KPMG conducted legal, business and financial due diligence with respect to TGC during the remainder of February and into March.

On February 21, 2011, Baker Botts presented a preliminary key issues list to Haynes and Boone. On February 22, 2011, Mr. Whitener, another member of the TGC board and representatives of Haynes and Boone and Southwest Securities discussed the preliminary key issues list and potential responses to these issues. On February 23, 2011, TGC sent an initial request for certain due diligence documents and materials relating to Dawson. Representatives of TGC, Haynes and Boone and Lane Gorman Trubitt, P.L.L.C., or Lane Gorman, TGC’s independent public accountants, conducted legal, business and financial due diligence with respect to Dawson during the remainder of February and into March 2011.

On February 25, 2011, legal and financial advisors of TGC and Dawson met at Haynes and Boone’s offices in Dallas to discuss certain key issues regarding the deal, a number of which had been suggested in the preliminary issues list dated February 21, 2011. The key issues discussed included the proposed exchange ratio, whether there would be a “collar,” the size of the termination fee payable if the merger agreement were to be terminated and whether there would be a “go-shop” period in which TGC could solicit other acquisition offers for a defined period of time after the signing of a merger agreement with Dawson. At the meeting, TGC’s representatives indicated that TGC would require a “go-shop” provision, while Dawson’s representatives indicated that Dawson did not wish to enter into a merger agreement with a “go-shop” provision. The parties also discussed the need to ensure continuity of both Dawson and TGC management. Specifically, the parties discussed the possibility of TGC, as the surviving entity, entering into employment agreements with four of TGC’s key employees that would be effective as of the closing and Dawson entering into an employment agreement with Mr. Jumper that would be effective as of the closing.

On February 26, 2011, a telephonic meeting of the TGC board was held to discuss the key issues from the February 25, 2011 meeting of the legal and financial advisors of TGC and Dawson. Representatives of Haynes and Boone and Southwest Securities participated in the meeting. The TGC board discussed the differing views of TGC and Dawson regarding the “go-shop” provision and the different types of “collars” that could be used to protect the value to be received by TGC’s shareholders. The TGC board instructed TGC’s management and legal and financial advisors to pursue a “collar” with a floating exchange ratio within a range of a 15% increase or decrease in Dawson stock and a fixed exchange ratio “outer band” of an additional 10% increase or decrease in the market price of Dawson common stock. Outside of such 10% outer range, TGC and Dawson would have the right to try to renegotiate the exchange ratio and ultimately terminate the transaction if a new exchange ratio could not be agreed upon. The TGC board also instructed TGC’s management and legal and financial advisors to pursue a low termination fee of 1.5% of the equity value of TGC and a “go-shop” provision; however, the TGC board agreed that TGC’s management and legal and financial advisors could relinquish the “go-shop” provision request if they were able to obtain the “collar” described above and the low termination fee.

On February 28, 2011, the parties once again met at the offices of Haynes and Boone, this time with senior members of Dawson and TGC management also present. At the meeting, Messrs. Jumper and Whitener each gave a management presentation to the representatives of the other party and their respective legal and financial advisors. The presentation focused on, among other things, each company’s financial results, equipment, prospects and operations, as well as each chief executive’s assessment of why the combination transaction made sense at the current time.

After the management presentations, the parties resumed discussions regarding the exchange ratio, “go-shop,” “collar” and termination fee. TGC’s legal representatives indicated that, given Dawson’s strong aversion to a “go-shop” provision, TGC would be willing to consider a deal without a “go-shop” provision but only in return for the setting of a low termination fee of 1.5%, an appropriately limited fiduciary out in any merger agreement and a “collar.” The parties did not come to agreement on these matters during the meeting, and each took the other’s views under advisement for further consideration.

On March 2, 2011, the Dawson board held a telephonic meeting, with the participation of representatives of Baker Botts and Raymond James, at which Mr. Jumper reported on the status of the proposed transaction. Mr. Jumper outlined the status of due diligence, the principal negotiating issues, including the exchange ratio, “collar,” termination fee and “go-shop” proposals. Mr. Jumper also discussed TGC’s requests that four key TGC employees receive employment agreements that would be effective as of the closing of the transaction, that two current TGC board members, Dr. McInnes and Mr. Whitener, join the Dawson board at closing and that Mr. Jumper enter into an employment agreement with Dawson. At the meeting, Mr. Jumper also confirmed to the Dawson board that Raymond James had been engaged to advise Dawson and prepare a fairness opinion. After considerable discussion, the Dawson board directed Mr. Jumper to continue negotiations with TGC.

After the Dawson board meeting, Mr. Jumper called Mr. Whitener and indicated that the 5.75 to 1 or 0.174 exchange ratio and the form of “collar” previously discussed were generally acceptable to Dawson, depending on the course of future market prices for both companies’ common stock, and that the 1.5% termination fee without a “go-shop” provision would also be acceptable for the first 30 days after the signing of the merger, after which the termination fee would increase to 3.5%, a percentage Dawson viewed as more customary for transactions of the type contemplated. At the same time, the legal and financial advisors of TGC and Dawson also discussed the Dawson proposal.

On March 3, 2011, Mr. Whitener, another member of the TGC board and representatives of Haynes and Boone and Southwest Securities discussed the proposed terms of the “collar.” Based on such discussions, it was determined that TGC would propose to Dawson a fixed exchange ratio “collar,” with either party having the right to terminate the merger agreement if Dawson’s stock price increased or decreased by more than $10 near the closing date as compared to a date to be specified prior to signing the merger agreement.

On March 3, 2011, Baker Botts delivered an initial draft of a merger agreement to Haynes and Boone, and the next day Baker Botts delivered a draft voting agreement requiring each TGC director and executive officer to vote in favor of the proposed merger, subject to certain conditions.

On March 8 and 9, 2011, Baker Botts and Haynes and Boone discussed by telephone the terms of the draft merger agreement circulated by Baker Botts on March 3, 2011. Among other things, the attorneys discussed Dawson’s and TGC’s respective positions regarding various provisions of the draft merger agreement and key open items, including:

•	provisions relating to TGC’s ability to provide information, have discussions or enter into an agreement with a third party that has made or makes a proposal to acquire TGC;

•	provisions requiring TGC to hold a shareholder vote even if the TGC board of directors changes its recommendation regarding the merger (a “force the vote” provision);

•	provisions of the voting agreement requiring TGC’s directors and officers to vote in favor of the merger even if the TGC board changes its recommendation regarding the merger;

•	whether the fairness opinion would be reaffirmed at closing as a condition to closing; and

•	the circumstances under which a termination fee would be payable and the size of the fee.

After the call, Haynes and Boone delivered a revised draft of the merger agreement reflecting these and other TGC comments to Baker Botts.

TGC provided Dawson with certain projected financial information of TGC on March 8, 2011, and Dawson provided TGC with certain projected financial information of Dawson on March 10, 2011.

On March 9, 2011, the Dawson board held a telephonic call with the participation of representatives of Raymond James and Baker Botts. Mr. Jumper gave the Dawson board a brief update on the status of the potential transaction, including the fact that the exchange ratio would now be based on a “fixed exchange” ratio (rather than fixed price ratio) which would fix TGC shareholders’ ownership level in the combined entity. In addition, Mr. Jumper indicated that Dawson had provisionally agreed to reduce the termination fee to 1.5% (based upon the equity value of TGC) and to fix the percentage rather than having it rise after a set period, and to make less restrictive the “deal protection” provisions in the merger agreement (such as the “force the vote” requirement and the impediments on TGC’s ability to respond to unsolicited proposals) in exchange for TGC agreeing to drop their insistence on a “go-shop” provision. The Dawson board once again gave Mr. Jumper direction to proceed with negotiations.

On March 11, 2011, Baker Botts delivered a revised draft of the merger agreement reflecting Dawson’s comments thereon to Haynes and Boone.

On March 13, 2011, there was a telephonic meeting of the TGC board, with representatives of Haynes and Boone and Southwest Securities also participating. The TGC board discussed several items relating to the negotiations, including (1) Dawson’s view that TGC should not be permitted to avoid closing the merger even if Southwest Securities is not able to deliver a reconfirmation of its fairness opinion at closing, (2) the terms of the “no-shop” provision, (3) the desire for Baker Botts to provide a tax opinion regarding the tax-free nature of the transaction and (4) the exchange ratio. The TGC board directed TGC’s management and legal and financial advisors to continue to negotiate on (1) giving TGC the right to terminate the merger agreement if Southwest Securities could not deliver the reconfirmation opinion, (2) obtaining some less restrictive provisions regarding the “no-shop” provision and (3) obtaining a tax opinion from Baker Botts. The TGC board also expressed concern regarding the proposed exchange ratio of 5.75 shares of TGC common stock to be exchanged for one share of Dawson common stock (or 0.174 shares of Dawson common stock being issued for each TGC share of common stock) given that during March 2011, TGC’s stock price had increased while Dawson’s stock price had decreased and given TGC’s view, based on financial projections provided by Dawson, of the near-term outlook for the stock price of Dawson’s common stock. Based on this concern, the TGC board directed management and representatives of Southwest Securities to express to Dawson TGC’s reservations as to the exchange ratio.

From March 14, 2011 through March 20, 2011 Dawson’s and TGC’s respective management and legal advisors continued to exchange drafts of a merger agreement and to engage in negotiations regarding the terms of the proposed merger, including the issues noted above.

On March 15, 2011, there was a telephonic meeting of the TGC board with representatives of Haynes and Boone and Southwest Securities also participating. Mr. Whitener described discussions that he had with Mr. Barrett and Dr. McInnes regarding setting a new exchange ratio to be determined by dividing $8.00 (which would be an implied value of TGC’s common stock) by the closing price of Dawson’s common stock on March 18, 2011 (or such other trading day that would be the last full trading day prior to execution of a merger agreement). The TGC board directed TGC’s management and legal and financial advisors to (1) seek agreement with Dawson as to such an exchange ratio, along with agreement as to a fixed exchange ratio “collar” using an increase or decrease of $10.00 from the closing price of Dawson’s common stock on March 18, 2011, with the collar to be measured near the closing date, (2) continue to negotiate for the right for TGC to be able to terminate the merger agreement if Southwest Securities fails to deliver the reconfirmation opinion and (3) continue to negotiate for Baker Botts to deliver a tax opinion regarding the tax-free nature of the transaction.

On March 16, 2011, TGC and its representatives contacted Dawson and its representatives to discuss a new pricing proposal. TGC proposed that each share of TGC common stock be valued at $8.00, and that an exchange ratio be set by dividing $8.00 by the closing price of Dawson’s common stock on the last full trading day prior to execution of a merger agreement.

During this period, members of the compensation committee of the Dawson board considered whether Mr. Jumper, as well as Dawson’s chief financial officer and chief operating officer, would receive employment agreements upon the closing of the transaction. While TGC had negotiated a covenant in the draft merger agreement that required only Mr. Jumper to enter into an employment agreement with Dawson, the compensation committee believed that the other Dawson senior executives should, as a matter of parity and good governance, also receive employment agreements upon the closing of the merger. The members of the compensation committee also reviewed the draft form of employment agreement prepared by Baker Botts which would be used as the basis for the employment agreements to be entered into by the four TGC key employees and by the selected Dawson executives.

From March 17 through March 19, 2011, TGC’s management and legal counsel, on the one hand, and Dawson management and legal counsel, on the other hand, discussed the provisions of employment and other agreements to be entered into by the key employees of TGC. During this time, Dawson’s and TGC’s respective management and legal advisors also negotiated the terms of the severance arrangements relating to the key employees of TGC which were included in the employment agreements. See “— Conflicts of Interests” beginning on page 89.

On March 17, 2011, the Dawson board held a telephonic meeting to discuss the status of the transaction. Mr. Jumper updated the Dawson board as to the status of the negotiations, including TGC’s new proposal with respect to the exchange ratio. In consultation with Raymond James and Dawson management, the Dawson board agreed to continue negotiations with TGC on the exchange ratio proposed by TGC so long as on the date the exchange ratio would be agreed upon, the closing price of Dawson’s common stock was at least $40.00 and the closing price of TGC’s common stock was at least $6.15.

After the closing of the financial markets on Friday, March 18, 2011, TGC and Dawson agreed that each share of TGC common stock would be valued at $8.00, representing a 17.1% premium over the $6.83 closing market price of TGC common stock on March 18, 2011, the last trading day before the signing. The parties also agreed on an exchange ratio of 0.188 which was determined by dividing the TGC valuation of $8.00 by the closing price of Dawson common stock of $42.54 on March 18, 2011, the last trading day before execution of the merger agreement.

On the morning of Sunday, March 20, 2011, the Dawson board convened a meeting at the Dallas office of Baker Botts to review and consider the proposed merger agreement. Present at the meeting were members of Dawson’s senior management, representatives of KPMG, Baker Botts and Raymond James and all of the members of the Dawson board, except L. Decker Dawson who remained in Midland for personal reasons (although he had previously expressed to Mr. Jumper his support for the transaction). At the meeting, the representatives of KPMG outlined to the Dawson board their due diligence findings regarding TGC. Mr. Jumper also outlined for the Dawson board key terms of the proposed merger, including the exchange ratio and “collar,” described to the Dawson board the negotiations that had occurred since their last update, reviewed the strategic rationale for the transaction, including the operational advantages that would result from a combined organization, reviewed recent financial results of TGC, and recommended that the Dawson board approve the merger on the terms presented. Representatives of Baker Botts discussed with the Dawson board their fiduciary duties under Texas law as well as certain material terms of the merger agreement and other documents related to the merger agreement, including the draft employment agreements, and certain legal matters relating to the Dawson board’s consideration of the proposed merger. During the course of the discussion, the representatives of Baker Botts responded to various questions regarding the merger agreement and the transaction. At the meeting, the representatives of Baker Botts also presented and discussed draft resolutions of the Dawson board with respect to the proposed transaction.

Also at the meeting, representatives of Raymond James reviewed with the Dawson board their financial analysis of the proposed transaction, including their analysis of the exchange ratio. Raymond James also rendered its oral opinion, which was confirmed in writing later in the day, that, based upon its analysis, the consideration to be paid by Dawson in the proposed merger was fair, from a financial point of view, to Dawson.

Following consideration of the terms of the proposed merger and discussion among the directors, senior management, and representatives of Baker Botts and Raymond James, the directors determined that the merger agreement and the transactions contemplated therein were advisable and in the best interests of Dawson and its shareholders, approved the merger agreement and the transactions contemplated therein and resolved (subject to the exceptions contained in the merger agreement) to recommend the approval of the issuance of merger consideration by the shareholders of Dawson, and authorized management to enter into the merger agreement.

In the afternoon of the same day, a meeting of the TGC board was held, with all members of the TGC board present in person or by telephone other than Herbert M. Gardner who was unavailable for personal reason (although he had previously expressed to the TGC board his support for the transaction), to review and consider the proposed merger agreement and related transactions. Present at the meeting were members of TGC’s senior management and representatives of Haynes and Boone and Southwest Securities.

Representatives of Haynes and Boone reiterated to the TGC board its fiduciary duties. The TGC board then discussed both the benefits and the considerations regarding the proposed merger. Representatives of Southwest Securities provided input on certain financial benefits and considerations, and Mr. Whitener provided his input regarding operations issues and his knowledge about Dawson. The TGC board also discussed the treatment of the stock options for directors that would not be continuing as Dawson directors and were able to negotiate with Dawson that any such stock options that were not “in-the-money” as of the date of execution of the merger agreement would be extended for the remainder of their term rather than just terminating 90 days after the merger if not exercised within such time period. The TGC board also discussed the terms of the employment agreements to be entered into by the four key employees and the indemnification agreements to be entered into by Dr. McInnes and Mr. Whitener upon becoming directors of Dawson.

Representatives of Southwest Securities then made their presentation and discussed in detail the process that Southwest Securities undertook to determine that the exchange ratio of 0.188 shares of Dawson common stock for each share of TGC common stock was fair from a financial point of view to TGC shareholders. Representatives of Southwest Securities provided a draft of the fairness opinion and provided a signed copy later on March 20, 2011.

Representatives of Haynes and Boone described the draft resolutions that had been presented to the TGC board. The TGC board approved the draft resolutions with certain changes to be made to the resolutions based on the TGC board meeting. As part of this approval, the TGC board approved the merger agreement and the related transactions, authorized management to execute the merger agreement and all related documents, including, subject to the specific exceptions permitting the TGC board to change their recommendation set forth in the merger agreement, recommending to TGC shareholders that they approve the merger agreement.

As described under the headings “TGC Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be Paid by TGC to TGC’s Named Executive Officers” and “The Merger — Conflicts of Interests” beginning on pages 47 and 89, respectively, of this joint proxy statement/prospectus, TGC’s directors and executive officers will receive financial benefits that will be different from, or in addition to, those of TGC’s shareholders.

In the evening of March 20, 2011, the merger agreement was executed by Dawson, Merger Sub and TGC. Before the open of the financial markets on the following day, March 21, 2011, Dawson and TGC issued a joint press release announcing the signing of the merger agreement.

Dawson’s Reasons for the Merger and Recommendation of Dawson’s Board of Directors

At the meeting of the Dawson board of directors on March 20, 2011, after careful consideration, including detailed discussions with Dawson’s management and its legal and financial advisors, the Dawson board of directors determined that the merger agreement was advisable and in the best interests of Dawson and its shareholders, approved the merger agreement in all respects and recommended that Dawson shareholders vote “FOR” approval of the issuance of shares of Dawson common stock pursuant to the merger agreement.

In evaluating the merger, the Dawson board of directors consulted with Dawson’s management, as well as Dawson’s legal and financial advisors and, in reaching a conclusion to approve the merger and related transactions and to recommend that Dawson shareholders approve the issuance of shares of Dawson common stock pursuant to the merger agreement, the Dawson board of directors reviewed a significant amount of information and considered a number of factors including:

•	its knowledge of Dawson’s business, operations, financial condition, earnings and prospects and of TGC’s business, operations, financial condition, earnings and prospects, taking into account the results of Dawson’s due diligence of TGC;

•	its knowledge of the current environment in the seismic and energy industries, including the potential for continued consolidation or new entrants into the seismic market, current market and economic conditions and the likely effects of these factors on Dawson’s and TGC’s potential growth, development, productivity and strategic options;

•	the fact that TGC has a demonstrated track record of growth and strong management and, following the merger, will continue to be operated as a separate, though wholly owned, operating entity that is managed by the same management team;

•	the fact that Eagle Canada, Inc., TGC’s Canadian operating subsidiary, has a demonstrated track record of growth and strong management and, following the merger, will continue to be managed by the same management team;

•	the strategic nature of the acquisition, which would create a company which will have:

•	increased data acquisition crew capacity, with a combined crew count of 21 crews, as currently configured, in the continental United States and six in Canada, as well as combined channel counts in excess of 210,000 and more than 200 vibrator energy source units;

•	a more diversified client mix, including increased geographical diversity and access to the Canadian market;

•	expanded service offerings, including those leveraging TGC’s dynamite source and shot-hole drilling capabilities;

•	strong prospects for an expanded client base and product offering to allow for new business relationships not available to either company on a stand-alone basis;

•	greater crew efficiencies gained through the ability to reconfigure crews, leverage and share equipment and personnel resources, including by leveraging Canadian resources during summer thaw periods;

•	a continued balance of oil and natural gas projects and assignments, particularly in oil and liquid-rich basins;

•	expanded support functions, including permit, survey, maintenance repair facilities and in-house trucking capabilities;

•	better market position to meet client needs with an increased ability to service seismic projects in a timely manner and to provide higher resolution images with expanded channel counts, particularly with respect to unconventional reservoirs;

•	increased opportunities to scale and align crew size with project size; and

•	opportunities for cost savings and revenue generation through enhanced operational logistics;

•	the strong similarities in the corporate and operational cultures of the two companies;

•	the fact that the companies have compatible equipment platforms and systems making the sharing of equipment and systems across the combined company easier and more efficient, thereby increasing the chance of a fast and successful integration;

•	that the exchange ratio would enable Dawson shareholders to own approximately 68% of the outstanding common stock of Dawson following the merger;

•	the fact that, based on the then recent closing prices of Dawson common stock on NASDAQ, the range within which the 10-day average VWAP of Dawson common stock can fluctuate between the date of the merger agreement through [ • ], 2011 (which is the date that is two business days prior to the date of the special meetings) without requiring any renegotiation of the exchange ratio, is reasonable;

•	that TGC has generally agreed not to engage in negotiations with, or provide information to, a third party in connection any acquisition proposal or potential acquisition proposal unless (1) the TGC board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to TGC shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) TGC has not breached its non-solicitation covenants and (3) TGC enters into a confidentiality agreement with the third party;

•	the provisions of the merger agreement that allow Dawson, to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if (1) the Dawson board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Dawson shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) Dawson has not breached its non-solicitation covenants and (3) Dawson enters into a confidentiality agreement with the third party;

•	the provisions of the merger agreement that allow Dawson to change its recommendation that Dawson shareholders vote to approve the issuance of shares of Dawson common stock pursuant to the merger agreement or to terminate the merger agreement prior to its shareholder approval of the issuance of shares of Dawson common stock pursuant to the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal if (1) Dawson’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, that such proposal is more favorable to Dawson shareholders than the merger from a financial point of view, (2) Dawson’s board of directors concludes that not changing its recommendation or terminating the merger agreement would constitute a breach of the Dawson directors’ fiduciary duties and (3) Dawson provides TGC with an opportunity to match the more favorable proposal;

•	the amount of the termination fee that Dawson would have to pay under the circumstances described on page 64 is low and therefore will likely not prevent interested parties from making a proposal for Dawson that could result in a superior proposal;

•	that TGC must pay to Dawson a termination fee of $2.35 million if (1) there is an acquisition proposal for TGC that is made public and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) TGC shareholders do not approve the merger, or (C) TGC breaches or fails to perform any of its representations and warranties or covenants and agreements and TGC enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the TGC board changes or fails to reaffirm when requested, its recommendation that TGC shareholders approve the merger agreement or (3) TGC enters into a binding definitive agreement providing for a superior proposal;

•	that TGC must pay to Dawson a termination fee of $3.25 million in the event the merger agreement is terminated due to the failure of the reconfirmation opinion to be delivered;

•	the probability that the conditions to completion of the merger would be satisfied prior to the termination date of August 31, 2011 (October 31, 2011 if all conditions to the merger, other than

(1) the termination or expiration of the waiting period under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled);

•	the fact that directors and executive officers of TGC and their affiliates owned, as of March 20, 2011, in the aggregate, 28.73% of the outstanding shares of TGC common stock agreed to enter into the TGC shareholder voting agreements with Dawson; and

•	Raymond James’ opinion, dated March 20, 2011, to Dawson’s board as to the fairness from a financial point of view to Dawson, as of the date of the opinion, of the merger consideration to be paid by Dawson pursuant to the merger agreement and the related financial analyses, in each case as more fully described below in “— Opinion of Dawson’s Financial Advisor” beginning on page 72.

The Dawson board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including the following:

•	the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Dawson if the merger does not close timely or does not close at all, including the impact on Dawson’s relationships with clients, employees and other third parties;

•	the dilution to Dawson shareholders and the fact that the exchange ratio would enable TGC shareholders to own approximately 32% of the outstanding common stock of Dawson following the merger;

•	the need to have at least 80% of the outstanding shares of TGC common stock vote in favor of approval of the merger agreement in order to consummate the merger and the possibility that TGC may be unable to obtain such approval;

•	the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and implement merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of Dawson and TGC and realizing the anticipated benefits of the merger;

•	the risk that there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, including HSR clearance, and as a result, it is possible that the merger could be delayed or might not be completed even if approved by each of the company’s shareholders;

•	Although TGC anticipated significant profitability for the quarter-ending March 31, 2011 (when compared to its quarterly results during fiscal year 2010), based on financial projections provided by TGC (which did not include the impact of transaction costs associated with the proposed merger), Dawson understood, based on such financial projections, that it was likely that TGC’s profitability in the second, third and fourth quarters of fiscal year 2011 would be lower than its March quarter primarily due to the affects of seasonality, particularly the seasonal slowdown in Canada during warmer months, but that TGC’s long-term prospects remained strong and that the combination of Dawson and TGC remained desirable.

•	the transaction costs to be incurred in connection with the merger;

•	the risk that new entrants may be attracted to the North American seismic market;

•	the terms and conditions of the merger agreement, including:

•	the requirement that Dawson generally conduct its business only in the ordinary course and that Dawson is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger, any of which may delay or prevent Dawson from pursuing business opportunities that may arise or may delay or preclude Dawson from taking actions that would be advisable if it were to remain an independent company;

•	that Dawson has agreed to not engage in negotiations with, or provide information to, a third party in connection with any acquisition proposal or potential acquisition proposal unless (1) the Dawson board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Dawson shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) Dawson has not breached its non-solicitation covenants and (3) Dawson enters into a confidentiality agreement with the third party;

•	that TGC may engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if (1) the TGC board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to TGC shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) TGC has not breached its non-solicitation covenants and (3) TGC enters into a confidentiality agreement with the third party;

•	the provisions of the merger agreement that allow TGC to change its recommendation that TGC shareholders vote to approve the merger agreement or to terminate the merger agreement prior to its shareholder approval of the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal if (1) TGC’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, that such proposal is more favorable to TGC shareholders than the merger from a financial point of view, (2) TGC’s board of directors concludes that not changing its recommendation or terminating the merger agreement would constitute a breach of the TGC directors’ fiduciary duties and (3) TGC provides Dawson with an opportunity to match the more favorable proposal;

•	the amount of the termination fee that TGC would have to pay under the circumstances described on page 62 is low and therefore will likely not prevent interested parties from making a proposal for TGC that could result in a superior proposal; and

•	that Dawson must pay to TGC a termination fee of $2.35 million if (1) there is an acquisition proposal for Dawson that is made public and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) Dawson shareholders do not approve the issuance of Dawson common stock to TGC shareholders in the merger, or (C) Dawson breaches or fails to perform any of its representations and warranties or covenants and agreements and Dawson enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the Dawson board changes or fails to reaffirm when requested, its recommendation that Dawson shareholders approve the issuance of Dawson common stock to TGC shareholders in the merger or (3) Dawson enters into a binding definitive agreement providing for a superior proposal; and

•	the risks described in the section entitled “Risk Factors” beginning on page 24.

After considering and weighing all factors, both positive and negative, the Dawson board of directors concluded that the anticipated benefits of the merger would outweigh the negative considerations of the proposed transaction.

In addition, the Dawson board of directors considered the requirement under the merger agreement that (1) Dawson enter into an employment agreement, as of the effective time of the merger, substantially in the form attached as Annex F to this joint proxy statement/prospectus, with Mr. Jumper and (2) TGC enter into employment agreements, as of the effective time of the merger, substantially in the form attached as Annex F to this joint proxy statement/prospectus, with certain of TGC’s key employees. The employment agreements to be entered into by Dawson and TGC are each for three-year terms. Dawson expects the employment agreement to be entered into with Mr. Jumper to reflect Mr. Jumper’s current duties, title and compensation. Dawson expects the employment agreements to be entered into with TGC executive’s to reflect each such executive’s post-merger duties and title.

Though not a requirement under the merger agreement, the Dawson board of directors also approved the entry into employment agreements by Dawson, as of the effective time of the merger, substantially in the form attached as Annex F to this joint proxy statement/prospectus, with each of Christina W. Hagan, Executive Vice President and Chief Financial Officer of Dawson, and Mr. Tobias, which employment agreement are for three-

year terms. Dawson expects the employment agreement to be entered into with each of Ms. Hagan and Mr. Tobias to reflect such executive’s current duties, title and compensation.

For additional information on the terms of such employment agreements, see “The Employment Agreements” beginning on page 121.

Further, the Dawson board of directors was aware of and considered that some of TGC’s directors and executive officers have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, their interests as TGC shareholders and the interests of TGC shareholders generally, as described in “— Conflicts of Interests” beginning on page 89.

Accordingly, the Dawson board of directors recommends that Dawson shareholders vote “FOR” approval of the issuance of shares of Dawson common stock pursuant to the merger agreement.

Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless Dawson shareholders specify otherwise.

TGC’s Reasons for the Merger and Recommendation of TGC’s Board of Directors

The TGC’s board of directors consulted with TGC’s senior management, legal counsel and financial advisor and carefully considered and discussed a detailed analysis of the merger agreement and the transactions contemplated thereby, including, but not limited to, the following factors:

•	the aggregate value and the fact that the merger consideration to be received by TGC shareholders in the merger would be Dawson common stock;

•	the fact that based on the following prices and the exchange ratio of 0.188 shares of Dawson common stock for each share of TGC common stock, TGC’s shareholders will receive the following premiums: (1) for the 20-day average prices of both Dawson and TGC ending on March 18, 2011, 31.1%, (2) for the 10-day average prices of both Dawson and TGC ending on March 18, 2011, 22.5% and (3) for March 18, 2011, 17.1%;

•	the fact that TGC does not have to close the merger if the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54;

•	the fact that TGC will receive a legal opinion from Haynes and Boone, LLP at closing that the merger consideration will be received tax free by TGC’s shareholders;

•	the potential shareholder value that might result from other alternatives available to TGC, including the alternative of remaining as an independent public company, considering, in particular, the potential for TGC’s shareholders to share in any future earnings growth of TGC and continued costs, risks and uncertainties associated with continuing to operate as a public company, including sharing the costs of being a public company;

•	the TGC board of directors’ familiarity with, and understanding of, TGC’s business, assets, financial condition, results of operations, current business strategy and prospects;

•	information and discussions with TGC’s management and Southwest Securities regarding Dawson’s business, assets, financial condition, results of operations, business plan and prospects, including the size and scale of the combined company, especially the potential increased scale and scope of operations of the combined company;

•	the complementary nature and geographic diversity of the assets of the companies;

•	the fact that both TGC and Dawson expect the parties will receive clearance of the merger under the HSR Act;

•	the operational and financial synergies of the two companies;

•	due to the combination being structured as a stock-for-stock transaction, the complementary management styles and corporate cultures of the two companies, the fact that TGC’s management would continue to manage TGC as a separate, though wholly owned, operating entity and would help strengthen the management of Dawson and the branding of Dawson’s name and the fact that TGC shareholders would benefit from Dawson’s strong management team;

•	the balance sheet strength and liquidity of the combined company;

•	the analysis and fairness opinion of Southwest Securities delivered to the TGC board of directors;

•	the fact that the acquisition would provide TGC with benefits of ownership in a larger company with a more diversified asset base and greater financial capacity;

•	that because the merger consideration is payable in the form of Dawson common stock, TGC’s shareholders would have the opportunity to participate in the equity value of the combined companies following the merger and would have the benefit of increased public market liquidity resulting from the combined companies’ larger public float and market cap due to the ownership of a larger public company. In that regard, the TGC board of directors understood that the volatility of prices for oil and natural gas and general stock market conditions would cause the value of the consideration received in the merger to fluctuate, perhaps significantly, following the closing of the merger, but was of the view that on a long-term basis it would be desirable for shareholders to have an opportunity to retain a continuing investment in the combined companies following the merger;

•	the TGC board of directors’ understanding of and management’s review of overall market conditions, including then-current and prospective commodity prices and the current and historical trading prices for each of the company’s common stock, and TGC’s board of directors’ determination that, in light of these factors, the timing of the potential transaction was favorable to TGC;

•	the fact that although the TGC board of directors did not conduct an auction process or other effort to solicit interest from other potential buyers prior to the execution and delivery of the merger agreement, the TGC board of directors felt that it should enter into the merger agreement without including a go-shop provision for several reasons, including, (1) the unique business opportunity offered by this deal since it is a stock-for-stock deal with a company in the same industry; (2) since despite numerous requests for a go-shop provision by TGC, Dawson would not permit a go-shop provision, TGC was able to negotiate a low termination fee in order to not preclude any potential superior proposals and TGC will be able pay the low termination fee and a capped expense fee if a superior proposal is made; and (3) Southwest Securities will review any future proposals to help determine if they are superior proposals;

•	the review by TGC’s board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the merger and TGC’s board of directors’ evaluation of the likely time period necessary to close the merger. TGC’s board of directors also considered the following specific aspects of the merger agreement:

•	the nature of the closing conditions included in the merger agreement, including the market, industry-related and other exceptions to the events that would constitute a material adverse effect on either TGC or Dawson for purposes of the agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the merger;

•	TGC’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if the TGC board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to the shareholders than the merger from a financial point of view and is reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal;

•	TGC’s right both to change its recommendation to vote in favor of the merger and/or terminate the merger agreement in order to accept a superior proposal if (1) TGC’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, that such proposal is more favorable to TGC shareholders than the merger from a financial point of view, (2) TGC’s board of directors concludes that not changing its recommendation or terminating the merger agreement would constitute a breach of the Dawson directors’ fiduciary duties and (3) TGC provides Dawson with an opportunity to match the more favorable proposal;

•	the amount of the termination fee that TGC would have to pay under the circumstances described on page 62 is low and should not prevent interested parties from making a proposal that could result in a superior proposal;

•	the obligation of Dawson to pay to TGC a termination fee if (1) there is an acquisition proposal for Dawson that is made public by a third party and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) Dawson shareholders do not approve the issuance of Dawson common stock to TGC shareholders, or (C) Dawson breaches or fails to perform any of its representations and warranties or covenants and agreement and Dawson enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the Dawson board changes or fails to reaffirm when requested, its recommendation that Dawson shareholders approve the issuance of Dawson common stock to TGC shareholders or (3) Dawson enters into a binding definitive agreement providing for a superior proposal and to reimburse out-of-pocket expenses under the circumstances specified in the merger agreement;

•	the ability to terminate the transaction if the reconfirmation opinion fails to confirm, as of the closing date, that the exchange ratio is fair, from a financial point of view, to TGC shareholders; and

•	certain other provisions in the merger agreement, including the termination provisions.

The TGC board of directors has also carefully considered and discussed a number of risks, uncertainties and other countervailing factors in its deliberations relating to entering into the merger agreement and the transactions contemplated thereby, including:

•	the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to TGC if the closing of the merger is not timely or if the merger does not close at all, including the diversion of management and employee attention, potential employee attrition, the impact on TGC’s relationships with third parties and the effect a public announcement of termination of the merger agreement may have on the trading price of the TGC’s common stock and operating results;

•	the fact that the price of the stock of the acquiring company in stock-for-stock mergers often drops after the announcement of a merger;

•	the volatility of the price of both stocks could cause the premium to be received by TGC’s shareholders to be less than the 20-day average prices of both Dawson and TGC, 10-day average prices of both Dawson and TGC and spot price premiums of 31.1%, 22.5% and 17.1%, respectively, that existed on March 18, 2011;

•	although TGC anticipated profitability for the quarter-ending March 31, 2011, based on financial projections provided by Dawson (which did not take into account transaction expenses relating to the proposed merger), TGC understood that it was likely Dawson would incur a significant pre-tax loss for the quarter-ending March 31, 2011 due primarily to reduced crew activity and productivity and an increased level of equipment damage as a result of the ongoing harsh weather conditions in the regions in which Dawson operated during the quarter, though the TGC board of directors understood, based on such financial projections provided by Dawson, which indicated that Dawson would return to significant profitability in the quarters ending June 30, 2011 and September 30, 2011 (though not at the level experienced by Dawson prior to the economic downturn in the United States) that Dawson’s long-term prospects remained strong and that the addition and integration of TGC operations and management would further enhance the combined operating results;

•	the fact that Dawson does not have to close the merger if the 10-day average VWAP of Dawson common stock as of [ • ] is less than $32.54 or greater than $52.54;

•	the fact that TGC’s obligation to close the merger is conditioned on a supermajority vote of its shareholders;

•	the fact that there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, including HSR clearance, and as a result, it is possible that the merger might not be completed even if approved by each of the company’s shareholders;

•	under the terms of the merger agreement, TGC will be required to pay to Dawson a termination fee of $2.35 million and to reimburse Dawson for expenses if (1) there is an acquisition proposal for TGC that is made public and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) TGC shareholders do not approve the merger, or (C) TGC breaches or fails to perform any of its representations and warranties or covenants and agreements and TGC enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the TGC board changes or fails to reaffirm when requested, its recommendation that TGC shareholders approve the merger agreement or (3) TGC enters into a binding definitive agreement providing for a superior proposal;

•	under the terms of the merger agreement, TGC will be required to pay to Dawson a termination fee of $3.25 million and to reimburse Dawson for expenses in the event the merger agreement is terminated due to the failure of the reconfirmation opinion to be delivered;

•	the transaction costs to be incurred in connection with the merger;

•	the interests that some of TGC’s directors and executive officers may have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, their interests as TGC shareholders and the interests of TGC shareholders generally, as described in “— Conflicts of Interests” beginning on page 89;

•	the restrictions on the conduct of TGC’s business prior to completion of the merger, requiring TGC to conduct its business only in the ordinary course, subject to specific limitations, including limitations of capital expenditures, which may delay or prevent TGC from undertaking business opportunities that may arise pending completion of the merger;

•	the potential of negative reaction by the market to the merger based on the business rationale for the merger, the timing of the merger and the terms of the merger;

•	the limited industry or business line diversification;

•	the business execution and integration risk after the merger is closed; and

•	client reaction to the transaction.

From the time the merger agreement was announced to date, there have been no inquiries from potential third party bidders.

Accordingly, the TGC board of directors recommends that TGC shareholders vote “FOR” approval of the merger agreement.

Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless TGC shareholders specify otherwise.

As described under the headings “TGC Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be Paid by TGC to TGC’s Named Executive Officers” and “The Merger — Conflicts of Interests” beginning on pages 47 and 89, respectively, of this joint proxy statement/prospectus, TGC’s directors and executive officers will receive financial benefits that are different from, or in addition to, those of TGC’s shareholders.

Certain Information Provided by the Parties

In the course of negotiating the merger agreement, Dawson and TGC exchanged certain non-public information as part of the customary “due diligence” process. As part of this process, Dawson and TGC allowed each other, and each other’s respective representatives, access to data rooms that contained non-public information that concerned Dawson and TGC, respectively, as well as their respective operations. In addition to the information supplied as part of the due diligence process, Dawson and TGC both prepared certain prospective financial information to share with the other party and their respective financial advisors. The prospective financial information consisted of balance sheet, income statement and cash flow projections as well as additional financial and operating data for the calendar years 2011 through 2015 and for the calendar quarters in 2011 and 2012. Each of TGC and Dawson gave significant consideration to the prospective financial information provided by the other party. The prospective financial information that Dawson and TGC believes is the most relevant to shareholders, consisting of prospective revenues, net income and EBITDA (defined as earnings before interest, income taxes, depreciation and amortization expense) for each of the companies for these years and for the calendar quarters in 2011, is set forth in the sections below.

Dawson Unaudited Prospective Financial Information

Although Dawson does not provide public guidance in respect of its future financial performance and does not generally prepare five year projections for internal management purposes, in connection with the negotiation and execution of the merger agreement, and at the request of Raymond James, its financial advisor, TGC and Southwest Securities, TGCs financial advisor, Dawson provided its board of directors, Raymond James, TGC and Southwest Securities with certain prospective financial information.

Dawson is providing a summary of such prospective financial information solely to give shareholders access to the information that Dawson made available to its board of directors, Raymond James, and TGC and Southwest Securities. The prospective financial information presented here is not included in this joint proxy statement/prospectus in order to influence any shareholder to make any investment decision with respect to the merger.

The prospective financial information was prepared by Dawson’s management as of March 2011 and was based solely upon information available to Dawson’s management at that time. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither Dawson’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

When prepared, the prospective financial information reflected Dawson’s estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Dawson’s business, all of which were difficult to predict and many of which were beyond Dawson’s control. The prospective financial information reflected subjective judgment in many respects and thus was and continues to be susceptible to multiple interpretations and has been and will continue to be affected by actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Dawson’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, fluctuations in oil and natural gas prices, external factors affecting Dawson’s crews such as weather interruptions and the inability to obtain land access rights of way, the level of energy industry spending for seismic data acquisition services and the other various risks set forth in Dawson’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast.

The prospective financial information covers multiple years, and such information by its nature becomes less reliable with each successive year. In addition, Dawson’s actual results will be affected by Dawson’s ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective information also reflected assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that this information is a reliable prediction of future events, and this information should not be relied upon as such. However, this information was one of the factors taken into account by the financial advisors of Dawson and TGC in rendering their respective opinions. In addition, the TGC board gave significant consideration to such information. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes inaccurate (even in the short term).

The prospective financial information does not reflect Dawson’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. In addition, as prepared, the prospective financial information did not take into account Dawson’s transaction costs related to the proposed merger, which have been material since the first calendar quarter of 2011. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The prospective information should be evaluated in conjunction with the historical financial statements and other information regarding Dawson contained in Dawson’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Dawson’s prospective information, shareholders are cautioned not to place undue reliance on the prospective information included in this joint proxy statement/prospectus.

The prospective financial information set forth herein regarding EBITDA (defined as earnings before interest, income taxes, depreciation and amortization expense) may be considered a non-GAAP financial measure. Dawson provided this information to its board of directors, Raymond James, TGC and Southwest Securities, because Dawson believed it could be useful in evaluating, on a prospective basis, Dawson’s potential operating performance and cash flow. EBITDA should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and EBITDA as used by Dawson may not be comparable to similarly titled amounts used by other companies.

Dawson Geophysical Company
Unaudited Prospective Financial Information

	Projected Calendar Year Ended December 31,[1]
($ in millions)	2011	2012	2013	2014	2015

Operating revenue	$324.9	$339.7	$383.2	$387.1	$390.9
Income before income taxes	11.2	29.4	38.0	34.1	28.5
Net income	7.7	20.1	26.1	23.4	19.5
EBITDA	41.4	61.2	72.1	72.8	73.6

	Projected Calendar Quarter Ended
	March 31,	June 30,	September 30,	December 31,
($ in millions)	2011	2011	2011	2011

Operating revenue
Income before income taxes
Net income (loss)
EBITDA

[1]	The annual financial information presented in the first table was prepared on a calendar year basis at the request of TGC. Dawson’s actual fiscal year ends on September 30.

TGC Unaudited Prospective Financial Information

Although TGC does not provide public guidance in respect of its future financial performance and does not generally prepare five year projections for internal management purposes, in connection with the negotiation and execution of the merger agreement, and at the request of Southwest Securities, its financial advisor, Dawson and Raymond James, Dawson’s financial advisor, TGC provided its board of directors, Southwest Securities and Dawson and Raymond James with certain prospective financial information.

TGC is providing a summary of such prospective financial information solely to give shareholders access to the information that TGC made available to its board of directors, Southwest Securities and Dawson and Raymond James. The prospective financial information presented here is not included in this joint proxy statement/prospectus in order to influence any shareholder to make any investment decision with respect to the merger.

The prospective financial information was prepared by TGC’s management as of March 2011 and was based solely upon information available to TGC’s management at that time. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither TGC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

When prepared, the prospective financial information reflected TGC’s estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to TGC’s business, all of which were difficult to predict and many of which were beyond TGC’s control. The prospective financial information reflected subjective judgment in many respects and thus was and continues to be susceptible to multiple interpretations and has been and will continue to be affected by actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, TGC’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in TGC’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast.

The prospective financial information covers multiple years, and such information by its nature becomes less reliable with each successive year. In addition, TGC’s actual results will be affected by TGC’s ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective information also reflected assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that this information is a reliable prediction of future events, and this information should not be relied upon as such. However, this information was one of the factors taken into account by the financial advisors of Dawson and TGC in rendering their respective opinions. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes inaccurate (even in the short term).

The prospective financial information does not reflect TGC’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. In addition, as prepared, the prospective financial information did not take into account TGC’s transaction costs related to the proposed merger, which have been material since the first calendar quarter of 2011. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The prospective information should be evaluated in conjunction with the historical financial statements and other information regarding TGC contained in TGC’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in TGC’s prospective information, shareholders are cautioned not to place undue reliance on the prospective information included in this joint proxy statement/prospectus.

The prospective financial information set forth herein regarding revenue and EBITDA (defined as earnings before interest, income taxes, depreciation and amortization expense) may be considered a non-GAAP financial measure. TGC provided this information to its board of directors, Southwest Securities, Dawson and Raymond James, because TGC believed it could be useful in evaluating, on a prospective basis, TGC’s potential operating performance and cash flow. EBITDA should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and EBITDA as used by TGC may not be comparable to similarly titled amounts used by other companies.

TGC Industries, Inc.
Unaudited Prospective Financial Information

	Projected Fiscal Year Ended December 31,
($ in millions)	2011	2012	2013	2014	2015

Total revenue	$132.7	$159.8	$167.2	$175.1	$183.3
Pre-tax income	8.6	17.8	20.9	23.6	25.5
Net income (loss)	5.6	10.7	12.6	14.2	15.3
EBITDA	25.2	34.3	36.3	38.4	40.2

	Projected Calendar Quarter Ended
	March 31,	June 30,	September 30,	December 31,
($ in millions)	2011	2011	2011	2011

Total revenue
Pre-tax income
Net income (loss)
EBITDA

Opinion of Dawson’s Financial Advisor

Dawson retained Raymond James as financial advisor on February 15, 2011. In connection with that engagement, the Dawson board of directors instructed Raymond James, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to Dawson of the merger consideration to be paid to TGC shareholders pursuant to the merger agreement.

At the March 20, 2011 meeting of the Dawson board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be paid by Dawson pursuant to the merger agreement was fair to Dawson from a financial point of view.

The full text of the written opinion of Raymond James, dated March 20, 2011, is attached as Annex B to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Raymond James has consented to the inclusion of its opinion in this joint proxy statement/prospectus.

Holders of Dawson common stock are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the Dawson board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be paid by Dawson pursuant to the merger agreement. Raymond James’s opinion does not constitute a recommendation to any holder of Dawson common stock as to how such shareholder should vote at the special meeting of Dawson shareholders and does not address any other aspect of the proposed merger or any related transaction. Raymond James does not express any opinion as to the likely trading range of Dawson common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Dawson at that time.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the merger agreement, including the financial terms and conditions;

•	reviewed Annual Reports on Form 10-K and related audited financial statements of Dawson as of and for the fiscal years ended September 30, 2010, 2009 and 2008 and TGC as of and for the fiscal years ended December 31, 2010, 2009 and 2008;

•	reviewed other financial and operating information requested from and/or provided by Dawson and TGC;

•	reviewed certain other publicly available business and financial information on Dawson and TGC;

•	discussed with members of the senior management of each of Dawson and TGC past and current business, operations, financial information and any other matters which it deemed relevant;

•	discussed the current and projected operations and prospects of Dawson and TGC with senior management of both Dawson and TGC;

•	reviewed the historical market prices and trading history of Dawson and TGC;

•	compared financial and stock market information for Dawson and TGC with similar information for comparable companies with publicly traded equity securities;

•	compared the financial terms of the merger with financial terms of other transactions that it deemed to be relevant; and

•	performed other such analyses, and considered such other information and factors, as it considered relevant and appropriate.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Dawson, TGC, or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of TGC. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Dawson or TGC is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on Dawson or TGC. In its financial analyses, Raymond James assumed that the merger consideration’s implied value of $8.00 per share of TGC common stock as of March 18, 2011, the last full trading day prior to the signing of the merger agreement, will be the implied value of each share of TGC common stock as of the effective time. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion expressed herein, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (1) historical and projected revenues, EBITDA (earnings before interest, taxes, depreciation or amortization), net income and capitalization of TGC and certain other publicly held companies in businesses it believed to be comparable to TGC; (2) the current and projected financial position and results of operations of TGC; (3) the historical market prices and trading activity of the common stock of TGC and Dawson; (4) financial and operating information concerning selected business combinations which it deemed comparable in whole or in part; and (5) the general condition of the securities markets and energy markets.

The following summarizes the material financial analyses presented by Raymond James to the Dawson board of directors at its meeting on March 20, 2011, which analyses was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to Dawson, TGC, or the contemplated merger.

Trading Analysis.  Raymond James analyzed historical closing prices of TGC and compared them to the value of the proposed merger consideration. The results of this analysis are summarized below:

	Price per	Implied
	Share	Premium

Merger consideration value	$8.00	—
TGC closing common stock price as of 3/18/2011	6.83	17.1%
52-week high TGC common stock price (3/9/2011)	7.25	10.3%
52-week low TGC common stock price (7/6/2010)	2.92	174.0%

Selected Public Companies Analysis.  Raymond James analyzed the relative valuation multiples of six publicly-traded companies in the seismic services and products sector, including:

•	CGG Veritas;

•	Global Geophysical Services, Inc.;

•	Geokinetics Inc.;

•	ION Geophysical Corporation;

•	Mitcham Industries, Inc.; and

•	OYO Geospace Corporation

Raymond James calculated enterprise value (equity value, based on closing prices on March 18, 2011, plus debt, minority interest, and preferred stock less cash) compared to EBITDA for each company for the most recent actual twelve months results, referred to as TTM, as well as projected EBITDA for calendar years ending December 31, 2011 and 2012, referred to as CY11E and CY12E, respectively. Raymond James used information it obtained from publicly available financial information such as Thomson and IBES estimates for the six selected companies. The estimates published by Wall Street research analysts were not prepared in connection with the proposed merger or at Raymond James’s request and may or may not prove to be accurate. The financial multiples and ratios used for TGC were based on TGC’s management estimates and the implied merger consideration to be paid in the merger. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for TGC implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value/EBITDA
	TTM		CY11E		CY12E

Minimum	5.1	x	3.4	x	3.0	x
Median	16.5	x	6.1	x	5.0	x
Mean	16.1	x	6.7	x	5.6	x
Maximum	28.2	x	12.3	x	10.3	x
Merger consideration	10.1	x	6.2	x	4.6	x

Furthermore, Raymond James applied the median, minimum and maximum relative valuation multiples for each of the metrics to TGC’s actual and projected financial results and determined the implied equity price per share of TGC common stock and then compared those implied equity values per share to the merger consideration of $8.00 per share. The results of this are summarized below:

	Enterprise Value/EBITDA
	TTM	CY11E	CY12E

Minimum	$3.98	$4.29	$5.26
Median	12.98	7.86	8.68
Maximum	22.25	15.81	18.08
Merger consideration	$8.00	$8.00	$8.00

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of domestic oilfield service companies since 2009 between $100 million and $1 billion in transaction value and domestic onshore seismic companies since 2006 and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Acquirer	Target

Seawell Limited	Gray Wireline Service, Inc.
Seawell Limited	Allis-Chalmers Energy Inc.
Nabors Industries Ltd.	Superior Well Services Inc.
Key Energy Services, Inc.	OFS Energy Services, LLC
Patterson-UTI Energy, Inc.	Key Energy Services, Inc.
Wellspring Capital Management LLC	Omni Energy Services Corp.
Halliburton Company	Boots & Coots, Inc.
Geokinetics Inc.	Petroleum Geo-Services
Cameron International Corp.	NATCO Group Inc.
Insituform Technologies Inc.	The Bayou Companies LLC
ValueAct Capital	Seitel, Inc.
Cal Dive International, Inc.	Horizon Offshore, Inc.
Geokinetics, Inc.	Grant Geophysical, Inc.
Compagnie Générale de Géophysique SA	Veritas DGC Incorporated

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ EBITDA in each case for the latest 12 month period ended prior to announcement of the transaction and for the forward 12 month period estimated EBITDA, where such information was publicly available. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for TGC implied by the merger consideration. Furthermore, Raymond James applied the median, minimum and maximum relative valuation multiples to TGC’s last twelve months EBITDA and estimated CY11 EBITDA to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $8.00 per share. The results of the selected transactions analysis are summarized below:

				Enterprise
	Enterprise Value/		Implied	Value/		Implied
	Last 12 Months		Equity Price	Forward		Equity Price
	EBITDA		per Share	EBITDA		per Share

Minimum	4.5	x	$3.50	3.9	x	$4.94
Median	8.1	x	6.41	5.4	x	6.93
Maximum	20.1	x	15.85	10.5	x	13.53
Merger consideration	10.1	x	$8.00	6.2	x	$8.00

Transaction Premium Analysis.  Raymond James analyzed the stock price premiums paid in 19 merger and acquisition transactions closed since January 1, 2008 with Enterprise Values between $75 million and $2 billion where more than 50% of the target was acquired, the target retained at least 20% equity ownership in the resultant company and the target was a public company located in the United States. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week and four weeks prior to announcement of the transaction. Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the merger consideration expressed as a premium relative to the closing stock price of TGC on March 18, 2011. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-Day	1-Week	1-Month

Minimum	1.5%	3.2%	(7.5)%
Median	20.4%	21.8%	22.1%
Mean	20.7%	24.0%	24.0%
Maximum	37.5%	51.4%	62.3%
Merger consideration	$8.00	$8.00	$8.00
TGC closing common stock price per share	$6.83	$6.88	$5.80
Implied Transaction premium	17.1%	16.3%	37.9%

Furthermore, Raymond James applied the median, minimum and maximum premiums for each of the metrics to TGC’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $8.00 per share. The results of this are summarized below:

	Implied Equity Price per Share
	1-Day	1-Week	1-Month

Minimum	$6.93	$7.10	$5.37
Median	8.22	8.38	7.08
Maximum	9.39	10.41	9.41
Merger consideration	$8.00	$8.00	$8.00

Discounted Cash Flow Analysis.  Raymond James analyzed the discounted present value of TGC’s projected free cash flows for the years ending December 31, 2011 through 2015 on a stand-alone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of the financial performance of TGC that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2015 as the final year for the analysis and applied multiples, ranging from 6.0x to 9.0x, to calendar 2015 EBITDA in order to derive a range of terminal values for TGC in 2015.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 16.3% to 18.3%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing TGC’s business plan. The resulting range of present enterprise values was adjusted by TGC’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per TGC share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for TGC implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value
per Share

Minimum	$7.31
Maximum	$10.86
Merger consideration	$8.00

Contribution Analysis.  Raymond James analyzed the pro rata contribution of TGC to the combined company’s channel count, based on the number of channels of each of TGC and Dawson as of December 31, 2010. Raymond James also analyzed the pro rata contribution of TGC to the combined company’s results for the twelve months ended December 31, 2010 and projected results for the twelve months ending December 31, 2011 and December 31, 2012, assuming the merger had closed as of the beginning of these respective years. Raymond James used actual results for calendar year 2010 and management estimates for CY11E and CY12E. In addition, Raymond James compared TGC pro rata contribution to the combined company’s results to TGC’s post-merger ownership, enterprise value, and equity value. The results of this analysis are summarized below:

	TGC	Dawson

Channel Count (as of December 31, 2010)	39%	61%
TTM revenue	31%	69%
CY11E revenue	29%	71%
CY12E revenue	32%	68%
TTM EBITDA	48%	52%
CY11E EBITDA	38%	62%
CY12E EBITDA	36%	64%
Ownership at effective time of the merger	32%	68%

Additional Considerations.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of TGC.

In performing the analyses, Raymond James necessarily took into consideration factors related to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Dawson’s and Raymond James’s control. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Dawson board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, of the merger consideration to be paid by Dawson pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the Dawson board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Dawson board of directors’ or TGC’s management’s opinion with respect to the value of TGC. Dawson placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on March 20, 2011, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Dawson has informed Raymond James that it does not currently intend to obtain an updated fairness opinion from Raymond James, even if additional historical financial information regarding TGC is available prior to the date of the special meetings.

For services rendered in connection with the delivery of its opinion, Dawson paid Raymond James a customary investment banking fee upon delivery of its opinion. Dawson will also pay Raymond James a customary fee for advisory services in connection with the proposed merger, which is contingent upon the closing of the merger. Dawson also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

The Dawson board of directors retained Raymond James based upon Raymond James’ qualifications, experience and expertise and its knowledge of the business affairs of Dawson. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of TGC and Dawson for its own account and for the accounts of its clients and, accordingly, may at any time hold a long or short position in such securities. Raymond James had not been engaged by Dawson to provide services in the last two years; however, on March 13, 2009, Dawson hired Raymond James to provide services in connection with its consideration of a shareholder rights plan, for which Raymond James was paid a customary investment banking fee.

Opinion of TGC’s Financial Advisor

TGC retained Southwest Securities to act as its financial advisor in connection with the merger and to render to TGC’s board of directors an opinion as to the fairness of the exchange ratio to be received by the holders of TGC common stock pursuant to the merger agreement. At the meeting of TGC’s board of directors on March 20, 2011, Southwest Securities rendered its opinion to TGC’s board of directors to the effect that, as of that date, and based upon and subject to the various considerations set forth in its opinion, the proposed exchange ratio to be offered to the holders of TGC common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders of TGC common stock.

The full text of the written opinion of Southwest Securities, dated as of March 20, 2011, is attached hereto as Annex C. TGC encourages its shareholders to read the opinion carefully and in its entirety. Southwest Securities’ opinion is directed to TGC’s board of directors and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the proposed exchange ratio to be received by holders of TGC common stock pursuant to the merger agreement. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of TGC common stock should vote on the merger or any matter related thereto. The summary of the opinion of Southwest Securities set forth below is qualified in its entirety by reference to the full text of the opinion. In the course of performing its review and analysis for rendering this opinion, Southwest Securities among other things:

•	reviewed the merger agreement;

•	reviewed and analyzed certain publicly available financial and other data with respect to TGC and Dawson and certain other relevant historical operating data relating to TGC and Dawson made available to it from published sources and from the internal records of TGC and Dawson;

•	conducted discussions with members of the senior management of TGC and Dawson with respect to the business prospects and financial outlook of TGC and Dawson;

•	visited the business offices of TGC and Dawson;

•	reviewed current and historical market prices and trading activity of the common stock of TGC and Dawson;

•	compared certain financial information for TGC and Dawson with similar information for certain other companies, the securities of which are publicly traded;

•	reviewed the financial terms, to the extent publicly available, of selected precedent transactions which it deemed generally comparable to TGC and the merger; and

•	conducted such other financial studies, analyses and investigations and considered such other information as it deemed appropriate.

In rendering its opinion, Southwest Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data material, and other information furnished or otherwise made available to it and did not assume responsibility for or with respect to such data, material, or other information. Southwest Securities did not perform an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of TGC or Dawson, and has not been furnished with any such valuations or appraisals. Southwest Securities did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TGC or Dawson is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which TGC or Dawson is or may be a party or is or may be subject. Southwest Securities assumed that the financial analyses and forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TGC and Dawson as to the future financial performance of TGC and Dawson. It further relied on the assurances of management of TGC and Dawson that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. Southwest Securities has assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Southwest Securities also assumed, upon the advice of TGC, that all material governmental, regulatory and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

The opinion was necessarily based on economic, market and other conditions as in effect on, and information available to it, as of March 20, 2011. Except as expressly contemplated by the merger agreement, Southwest Securities assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of the opinion. In addition, Southwest Securities expressed no opinion as to the prices at which shares of (1) TGC common stock or Dawson common stock will trade at any time following the announcement of the merger or (2) Dawson common stock will trade at any time following the consummation of the merger. The opinion should not be viewed as providing any assurance that the market value of Dawson common stock to be held by the shareholders of TGC after the consummation of the merger will be in excess of the market value of TGC common stock owned by such shareholders at any time prior to announcement or consummation of the merger. The opinion addresses solely the fairness of the financial terms of the proposed exchange ratio and does not address any other terms or agreement relating to the merger or any other matters pertaining to TGC or Dawson. Southwest Securities was not authorized to solicit, and did not solicit, other potential parties with respect to a transaction with TGC.

The opinion was furnished for the use and benefit of the board of directors of TGC in connection with their consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without Southwest Securities’ express, prior written consent. The opinion should not be construed as creating any fiduciary duty on the part of Southwest Securities to any party. Southwest Securities has consented to the inclusion of its opinion in this joint proxy statement/prospectus.

The opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address or express an opinion regarding: (1) the underlying business decision of the board of directors of TGC or its shareholders to proceed with or effect the merger; (2) the fairness of any portion or aspect of the merger not expressly addressed in this opinion; (3) the fairness of any portion or aspect of the merger to the creditors or other constituencies of TGC other than those set forth in the opinions; (4) the relative merits of the merger as compared to any alternative business strategies that might exist for TGC or the effect of any other transaction in which TGC might engage; (5) the tax or legal consequences of the merger to either TGC or its shareholders; (6) how any shareholder should act or vote, as the case may be, with respect to the merger; (7) the solvency, creditworthiness or fair value of TGC or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters; or (8) the fairness of the amount or nature of the compensation to any of TGC’s officers, directors, or employees relative to the compensation to the other shareholders of TGC. The opinion was approved by the fairness opinion committee of Southwest Securities.

Summary of Southwest Securities’ Analyses

In preparing its opinion, Southwest Securities performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Southwest Securities believes that its analyses must be considered as a whole. Considering any portion of Southwest Securities’ analyses or the factors considered by Southwest Securities, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Southwest Securities’ opinion. In addition, Southwest Securities did not attribute any particular weight to any analysis, but instead made qualitative judgments about the significance and relevance of each such analysis so that the range of valuations resulting from any particular analysis described below should not be taken to be Southwest Securities’ view of TGC’s or Dawson’s actual value. Accordingly, the conclusions reached by Southwest Securities are based on all analyses and factors taken as a whole and also on the application of Southwest Securities’ own experience and judgment.

In performing the analyses, Southwest Securities necessarily took into consideration factors related to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond TGC’s and Southwest Securities’ control. The analyses performed by Southwest Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of TGC common stock do not purport to be appraisals or to reflect the prices at which TGC common stock may actually be sold. The analyses performed were prepared solely as part of Southwest Securities’ analysis of the fairness, from a financial point of view, of the proposed exchange ratio to be received by holders of TGC common stock pursuant to the merger agreement, and were provided to TGC’s board of directors in connection with the delivery of Southwest Securities’ opinion.

The following is a summary of the material financial and comparative analyses performed by Southwest Securities in connection with Southwest Securities’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Southwest Securities’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Southwest Securities’ financial analyses.

Historical Market Trading Exchange Ratio Analysis.  In order to provide background information and perspective on the relationship between TGC and Dawson common shares, Southwest Securities reviewed:

•	the ratio of the closing price of TGC common shares divided by the closing price of Dawson common shares on March 18, 2011, and

•	the ratio of the average closing prices of TGC common shares divided by average closing prices of Dawson common shares computed over various periods ended March 18, 2011.

	Implied
	Exchange
	Ratio

As of March 18, 2011	0.161	x
30-Day Average	0.140	x
60-Day Average	0.137	x
90-Day Average	0.131	x
One Year Average	0.138	x
Two Year Average	0.146	x
Three Year Average	0.136	x

The review indicated a range of exchange ratios from 0.131x to 0.161x over various periods, compared to the proposed exchange ratio of 0.188x in the merger agreement.

Comparable Company Analysis.  Southwest Securities reviewed and analyzed certain financial information, public market valuation multiples and market trading data relating to 10 comparable publicly-traded geophysical companies, as well as seven publicly-traded North American oilfield service providers. Southwest Securities then compared such information to the corresponding information for TGC at the implied transaction value. The selected group of comparable companies was as follows:

Geophysical Companies	North American Oilfield Service Companies

• Compagnie Générale de Géophysique-Veritas	• Core Laboratories N.V.
• Petroleum Geo-Services ASA	• Superior Energy Services, Inc.
• ION Geophysical Corporation	• Key Energy Services, Inc.
• OYO Geospace Corporation	• Complete Production Services, Inc.
• Global Geophysical Services, Inc.	• RPC, Inc.
• Dawson Geophysical Company	• TETRA Technologies, Inc.
• Geokinetics Inc.	• Basic Energy Services, Inc.
• Bolt Technology Corporation
• Mitcham Industries, Inc.
• Tesla Exploration Ltd.

Although none of the selected geophysical and North American oilfield service companies is directly comparable to TGC, the companies included were chosen because they are publicly-traded companies in the North American oilfield services industry with operations and/or business drivers that for the purposes of this analysis may be considered similar to the operations and business drivers of TGC. Criteria for selecting comparable companies included similar lines of business, markets of operation, customers and business and financial considerations (e.g., business drivers, business risk and financial performance).

In the analysis, Southwest Securities reviewed, among other things, enterprise values of the selected publicly-traded companies, calculated as equity values based on closing stock prices as of March 18, 2011, plus debt, minority interest and preferred stock, less cash as a multiple (to the extent meaningful) of calendar year 2010 actual EBITDA and calendar years 2011 and 2012 estimated EBITDA (unless otherwise noted). Southwest Securities utilized EBITDA because the metric is commonly used when evaluating companies in both the geophysical and North American oilfield services industries. Estimated financial data of the selected publicly-traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data of TGC were based on TGC management forecast estimates and publicly available research analysts’ estimates. The analysis yielded the following high, mean, median and low enterprise value/EBITDA multiple ranges for the 10 selected geophysical companies and the following median enterprise value/EBITDA multiples for the seven selected North American oilfield service companies based on 2010 actual calendar year EBITDA and Wall Street research consensus estimates for the 2011 and 2012 calendar years. For TGC, enterprise value/EBITDA multiples were calculated based on 2010 actual calendar year EBITDA and Wall Street research consensus estimates and TGC management forecast estimates for the 2011 and 2012 calendar years and compared to the multiple ranges for the selected comparable companies.

	Enterprise Value/EBITDA
	2010		2011E		2012E

Geophysical Companies:
High	17.7	x	11.0	x	8.3	x
Mean	9.9	x	6.7	x	5.2	x
Median	8.7	x	6.9	x	5.6	x
Low	4.5	x	3.4	x	3.0	x
North American Oilfield Service Companies — Group Median	9.0	x	6.5	x	5.6	x
TGC at Implied Transaction Value:
Wall Street Research Consensus Estimates (2011 and 2012)	10.1	x	6.3	x	3.7	x
Management Forecast Estimates (2011 and 2012)	10.1	x	6.2	x	4.6	x

Using the following reference ranges of enterprise value/EBITDA, the analysis indicated the implied exchange ratio reference range, as compared to the proposed exchange ratio provided for in the merger agreement:

	Low			High

Actual 2010 EBITDA	7.5	x	–	9.0	x
Wall Street Research Consensus Estimate of 2011 EBITDA	5.5	x	–	7.5	x
Wall Street Research Consensus Estimate of 2012 EBITDA	3.5	x	–	5.5	x
Management Forecast Estimate of 2011 EBITDA	5.5	x	–	7.5	x
Management Forecast Estimate of 2012 EBITDA	3.5	x	–	5.5	x

Implied Exchange	Proposed Exchange
Ratio Reference Range	Ratio

0.157x — 0.224x	0.188x

Southwest Securities selected the companies reviewed in this analysis because, among other things, such companies operate similar businesses to those of TGC. However, no selected company is identical to TGC. Accordingly, Southwest Securities believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of TGC and the selected companies that could affect the public trading values of each also are relevant.

Selected Precedent Transactions Analysis.  Using publicly available information, Southwest Securities examined financial information relating to the following 17 transactions of various transaction sizes, announced since January 1, 2006, involving U.S. oilfield service companies. These transactions were selected generally because they involve target companies with similar industry focus, geographic focus and business drivers to TGC. The transactions considered and the announcement dates were as follows:

Date
Announced	Acquirer	Target

11/08/10	Heckmann Corporation	Complete Vacuum and Rental, Inc.
10/06/10	Robbins & Myers, Inc.	T-3 Energy Services, Inc.
08/12/10	Seawell Limited	Allis-Chalmers Energy Inc.
08/06/10	Nabors Industries Ltd.	Superior Well Services, Inc.
07/23/10	Key Energy Services, Inc.	Davis Energy; QCP; Swan Energy
06/03/10	Wellspring Capital Management LLC	OMNI Energy Services Corp.
04/09/10	Halliburton Company	Boots & Coots, Inc.
12/03/09	Geokinetics Inc.	Petroleum Geo-Services — Onshore Assets
08/30/09	Baker Hughes Incorporated	BJ Services Company
06/08/08	Precision Drilling Corporation	Grey Wolf, Inc.
06/03/08	Smith International, Inc.	W-H Energy Services, Inc.
12/17/07	National Oilwell Varco, Inc.	Grant Prideco, Inc.
01/08/07	Basic Energy Services, Inc.	JetStar Energy Services, Inc.
11/01/06	ValueAct Capital, LLC	Seitel, Inc.
10/26/06	Allis-Chalmers Energy Inc.	Oil & Gas Rental Services
09/22/06	Superior Energy Services, Inc.	Warrior Energy Services Corporation
09/05/06	Compagnie Générale de Géophysique	Veritas DGC Inc.

Southwest Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months EBITDA and peak EBITDA over the last five years prior to the announcement date in order to account for energy industry cyclicality. Financial data of the selected transactions were based on publicly available information. This analysis indicated the following multiple ranges:

	Enterprise Value/
	LTM EBITDA		Peak EBITDA

High	18.7	x	7.4	x
Mean	8.8	x	5.0	x
Median	7.6	x	4.5	x
Low	4.7	x	2.7	x

Using a reference range of 5.0x to 10.0x enterprise value/LTM EBITDA and 3.0x to 7.0x enterprise value/peak EBITDA, the analysis indicated the following implied exchange ratio reference range, as compared to the proposed exchange ratio provided for in the merger agreement:

Implied Exchange	Proposed Exchange
Ratio Reference Range	Ratio

0.094x — 0.203x	0.188x

No company, business or transaction used in this analysis is identical to TGC or the merger. In addition, an evaluation of the results of this analysis is not entirely mathematical. This analysis involves considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which TGC and the merger were compared.

Discounted Cash Flow Analysis

Southwest Securities performed a discounted cash flow analysis of each of TGC and Dawson, which is a valuation methodology used to derive a valuation of a company or asset by calculating the “present value” of estimated future cash flows of the company or asset. “Future cash flows” refers to projected unlevered free cash flows of the business. Southwest Securities’ analysis did not take into account possible synergies that may be realized as a result of the merger as part of this analysis. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Southwest Securities calculated the discounted cash flow value for TGC and Dawson as the sum of the net present value of:

•	the estimated future cash flow that the company is projected to generate for the period of March 31, 2011 through December 31, 2015, and

•	the estimated value of the company at the end of such period, or terminal value.

The estimated future cash flow for each of the scenarios was based on TGC and Dawson management forecast estimates. For its calculations, Southwest Securities used discount rates ranging from 14.0% to 18.0% and 12.0% to 16.0% for TGC and Dawson, respectively, reflecting estimates of the weighted average cost of capital of each of TGC and Dawson. The terminal value of TGC and Dawson was calculated using various exit EBITDA multiples ranging from 5.0x to 7.0x and 6.0x to 8.0x for TGC and Dawson, respectively. The exit EBITDA multiples for TGC and Dawson were selected by Southwest Securities by reference to historical enterprise value/EBITDA trading multiples calculated for TGC and Dawson, as well as the enterprise value/EBITDA trading multiples of other geophysical companies that Southwest Securities, based on its professional judgment, deemed comparable to TGC and Dawson for purposes of this analysis. The exit EBITDA multiples were then applied to TGC’s and Dawson’s estimated 2015 EBITDA. Based on the foregoing, this analysis indicated the following implied exchange ratio reference ranges, as compared to the proposed exchange ratio provided for in the merger agreement:

Implied Exchange	Proposed Exchange
Ratio Reference Range	Ratio

0.129x — 0.284x	0.188x

Premia Paid Analysis

Using publicly available information, Southwest Securities analyzed the premia offered in selected publicly-traded energy industry merger and acquisition transactions since 2005 having a transaction value of greater than $100 million. For each of these transactions, Southwest Securities calculated the premium represented by the offer price over the target company’s closing share price one day, one week and one month prior to the transaction’s announcement. Based on an implied share price of $8.00 per share of TGC common stock, at the proposed exchange ratio of 0.188x, the implied premia to TGC’s closing stock price one day, one week and one month prior to the public announcement of the proposed merger were 17.1%, 16.3% and 31.8%, respectively. The selected publicly-traded energy industry transactions indicated the following premia for the such measurement periods prior to the public announcement of the applicable transaction:

	Share Price Premium
	Days Prior to Offer Date
	1 Day	1 Week	1 Month

All Energy Transactions(1):
High(2)	34.8%	37.9%	42.4%
Mean	24.6%	25.9%	28.7%
Median	21.5%	23.1%	28.1%
Low(3)	13.1%	14.6%	15.4%
Oilfield Service Company Transactions:
High(2)	33.8%	45.1%	45.0%
Mean	29.5%	31.1%	34.3%
Median	20.0%	24.2%	31.1%
Low(3)	16.4%	16.4%	26.6%
Energy Stock-for-Stock Transactions:
High(2)	27.5%	29.2%	35.0%
Mean	17.6%	22.4%	25.1%
Median	18.1%	25.4%	21.2%
Low(3)	7.7%	16.7%	14.0%

(1)	Energy transactions include exploration and production, oilfield service and midstream companies.

(2)	Represents the 75th percentile.

(3)	Represents the 25th percentile.

Using the reference range premia set forth above Southwest Securities calculated an approximate implied exchange ratio reference range, as compared to the proposed exchange ratio provided for in the merger agreement:

Implied Exchange	Proposed Exchange
Ratio Reference Range	Ratio

0.174x — 0.205x	0.188x

Relative Contribution Analysis

Southwest Securities reviewed the relative contributions of TGC and Dawson to the following estimated financial and operating metrics of the combined company for the five-year average (2006-2010), 2010, as well as the calendar years 2011 and 2012 based on Wall Street consensus estimates and management forecast estimates adjusted for the year-end capital structures of each company:

•	EBITDA

•	Net income

•	Cash flow from operations

Southwest Securities utilized the above financial and operating metrics primarily because such metrics are commonly considered when evaluating companies in the geophysical and oilfield services industries. Southwest Securities’ analysis did not take into account possible synergies that may be realized as a result of the merger as part of this analysis. Based on the aggregate equity ownership percentages for TGC’s and

Dawson’s respective shareholders in the combined company implied from these relative contributions (to the extent meaningful), this analysis yielded the following implied exchange ratio values:

	Implied Exchange Ratio
			Cash Flow
	EBITDA		Net Income		From Operations

5-Year Average (2006 — 2010)	0.194	x	0.180	x	0.263	x
2010 Actual	0.307	x	NM	(1)	0.242	x
2011 (Wall Street Research Consensus Estimate)	0.233	x	0.544	x	NA
2011(Management Forecast Estimate)	0.218	x	0.299	x	0.252	x
2012 (Wall Street Research Consensus Estimate)	0.296	x	0.373	x	NA
2012 (Management Forecast Estimate)	0.201	x	0.245	x	0.203	x

(1)	Not meaningful due to net losses reported by TGC and Dawson in 2010.

Based on the foregoing results and Southwest Securities professional judgment, the following implied exchange ratio reference range was used as a comparison to the proposed exchange ratio provided for in the merger agreement:

Implied Exchange	Proposed Exchange
Ratio Reference Range	Ratio

0.200x — 0.300x	0.188x

Although the proposed exchange ratio fell outside of the implied exchange ratio range, the analysis did not take into consideration the potential value creation of the merger, and the results of this analysis are not necessarily indicative of the contributions that the respective business may have in the future.

Additional Considerations.  Southwest Securities’ opinion was one of many factors taken into consideration by TGC’s board of directors in making its determination to approve the merger and should not be considered determinative of the views of TGC’s board of directors or management with respect to the merger or the exchange ratio. Southwest Securities was selected by TGC’s board of directors based on Southwest Securities’ qualifications, expertise and reputation. Southwest Securities is a nationally recognized investment banking and advisory firm. Southwest Securities, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of business, Southwest Securities may, for its own account and the accounts of our customers, actively trade the securities of TGC or Dawson and, accordingly, may hold a long or short position in such securities. During the last two years, Southwest Securities has not provided investment banking or any other services to TGC or Dawson for which it received compensation.

Southwest Securities acted as financial advisor to the board of directors of TGC in connection with the merger and received a fee for its services. A portion of the fee was paid at the commencement of its engagement, and the remainder was payable upon delivery of the opinion. A portion of the fee is contingent upon consummation of the merger. In addition, TGC has agreed to reimburse Southwest Securities’ expenses and indemnify it for certain liabilities that may arise out of the engagement.

Stock Ownership of Directors and Executive Officers of Dawson and TGC

Dawson

At the close of business on the record date for the Dawson special meeting, directors and executive officers of Dawson beneficially owned and were entitled to vote [ • ] shares of Dawson common stock, collectively representing approximately [ • ]% of the shares of Dawson common stock outstanding on that date. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, certain of those executive officers and directors, who collectively owned approximately [ • ]% of the shares of Dawson common stock outstanding on such date, have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the issuance of shares of Dawson common stock in connection with the proposed merger at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see “The Dawson Shareholder Voting Agreement” beginning on page 119.

Further information about ownership of Dawson common stock by directors and executive officers of Dawson may be found in Dawson’s definitive proxy statement for its 2011 annual meeting of shareholders, which was filed with the SEC on December 7, 2010, and which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

TGC

At the close of business on the record date for the TGC special meeting, directors and executive officers of TGC beneficially owned and were entitled to vote [ • ] shares of TGC common stock, collectively representing approximately [ • ]% of the shares of TGC common stock outstanding on that date. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those executive officers and directors and certain of their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of approval of the issuance of shares of Dawson common stock in connection with the proposed merger at the TGC special meeting. For additional information on the TGC shareholder voting agreement, see “The TGC Shareholder Voting Agreement” beginning on page 117.

Further information about ownership of TGC common stock by directors and executive officers of TGC may be found in TGC’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2010, and which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

Merger Consideration

If you are a TGC shareholder, as long as the 10-day average VWAP of Dawson common stock as of [ • ], 2011, is equal to or greater than $32.54 but less than or equal to $52.54, each share of TGC common stock that you hold immediately prior to the merger will be converted into the right to receive 0.188 shares of Dawson common stock upon completion of the merger of Merger Sub with and into TGC.

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is outside of that range, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio. See “The Merger Agreement — Merger Consideration — Determination of the Exchange Ratio” on page 97.

Dawson will not issue any fractional shares of its common stock in connection with the proposed merger. For each fractional share that would otherwise be issued, Dawson will pay cash (without interest) in an amount equal to the product of the fractional share and the closing price for shares of Dawson common stock on NASDAQ and published in The Wall Street Journal on the business day immediately prior to the closing date of the merger.

The number of shares of Dawson common stock to be issued in the merger for each share of TGC common stock is fixed.

The number of shares of Dawson common stock to be issued in the merger for each share of TGC common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock unless the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54. Accordingly, any change in the price of Dawson common stock prior to the merger will affect the market value of the merger consideration that TGC shareholders will receive as a result of the merger.

You should obtain current stock price quotations for Dawson common stock and TGC common stock. Dawson common stock and TGC common stock are listed on NASDAQ under the symbols “DWSN” and

“TGE,” respectively. The following table shows the closing prices for Dawson common stock and TGC common stock and the implied per share value in the merger to TGC shareholders for March 18, 2011, the last full trading day prior to the public announcement of the merger and on [ • ], 2011, the last practicable full trading day prior to the mailing of this joint proxy statement/prospectus:

			Implied Value of
			One Share of
	Dawson Common Stock	TGC Common Stock	TGC Common Stock

March 18, 2011	$42.54	$6.83	$8.00
[ • ], 2011	[ • ]	[ • ]	[ • ]

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54, the parties, at their respective option, will be entitled to terminate the transaction following two business days of good faith negotiations to determine a modified, mutually acceptable exchange ratio. See “The Merger Agreement — Merger Consideration — Determination of the Exchange Ratio” on page 97.

If the exchange ratio is modified, Dawson and TGC will each disclose the adjustment on a current report on Form 8-K and in a press release and will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

As of July 8, 2011, there were 7,910,885 shares of Dawson common stock, 19,277,770 shares of TGC common stock and outstanding stock options to acquire up to 726,440 shares of TGC common stock outstanding. Based on such number of shares and options outstanding, there would be an aggregate of approximately 11,671,676 shares of Dawson common stock outstanding after completion of the merger, of which approximately 68% of those outstanding shares would be held by current Dawson shareholders and the remaining approximate 32% would be held by current TGC shareholders.

Accounting Treatment

If the merger is completed, the merger will be accounted for as an acquisition of TGC by Dawson using the “acquisition” method of accounting. Dawson will record net tangible and identifiable intangible assets acquired and liabilities assumed from TGC at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the market value of the aggregate amount of Dawson common stock issued pursuant to the merger agreement on the date of the completion of the merger, plus any cash paid in lieu of fractional shares, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Dawson after completion of the merger will reflect TGC’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial condition or results of operations of TGC. The earnings of Dawson following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, Dawson determines that tangible or intangible assets (including goodwill) are impaired, Dawson would record an impairment charge at that time.

Listing of Dawson Common Stock and Delisting and Deregistration of TGC Common Stock

It is a condition to the merger that the shares of common stock to be issued by Dawson pursuant to the merger agreement be authorized for listing on NASDAQ, subject to official notice of issuance. The shares of common stock to be issued by Dawson pursuant to the merger agreement will trade under the symbol “DWSN” and will be fully interchangeable with the Dawson common stock currently trading under that symbol.

Shares of TGC common stock are currently traded on NASDAQ under the symbol “TGE.” If the merger is completed, TGC common stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act and TGC will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Dawson Common Stock Received in the Merger

The shares of Dawson common stock to be issued in connection with the proposed merger will be registered under the Securities Act of 1933, or Securities Act, and will be freely transferable, except for shares of Dawson common stock issued to any person who is deemed to be an “affiliate” of Dawson after the effective time of the merger. TGC shareholders who become affiliates of Dawson as a result of the merger, if any, may not sell any of the shares of Dawson common stock received by them in connection with the proposed merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the closing of the merger that Haynes and Boone and Baker Botts deliver opinions, dated as of the date of closing, to TGC and Dawson, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each opinion will be based on certain factual representations, assumptions and certifications contained in certificates signed by duly authorized officers of Dawson, Merger Sub and TGC to be delivered at closing. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS and there can be no assurance that following the merger the IRS will not challenge the legal conclusions expressed in the opinions. Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger.

Ownership of Dawson Following the Merger

We anticipate that upon completion of the transaction, Dawson will have approximately 11.7 million shares of common stock outstanding, with current Dawson shareholders owning approximately 68% of the combined company and current TGC shareholders owning approximately 32%.

Board of Directors and Management of Dawson Following the Merger

Under the merger agreement, Dawson has agreed to take all necessary actions to cause, as of the effective time of the merger, the Dawson board of directors to include as Dawson directors Dr. McInnes and Mr. Whitener, each of whom is currently a director of TGC. Subject to its board of directors satisfying its fiduciary duties, Dawson has further agreed under the merger agreement to continue to nominate for election to its board of directors (1) Mr. Whitener so long as he is an officer of Dawson or any of its subsidiaries and (2) Dr. McInnes until the three year anniversary of the closing of the merger.

We expect that the current directors of Dawson will continue to serve as directors of Dawson after the merger. Accordingly, in order to accommodate the two additional directors, at the effective time of the merger, the Dawson board of directors will increase in size to 10 directors.

The current officers of Dawson will continue to serve as the officers of Dawson after the merger is complete. In addition, Mr. Whitener, TGC’s current President and Chief Executive Officer, will continue to serve as President of TGC, which after the transaction will be a wholly owned subsidiary of Dawson.

Conflicts of Interests

When considering the recommendation of TGC’s board of directors that TGC shareholders vote in favor of the adoption of the merger agreement, TGC shareholders should be aware that directors and executive officers of TGC have interests in the merger that are different from, or in addition to, the interests of a shareholder of TGC. TGC’s board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in making its recommendation that TGC shareholders vote in favor of approval of the merger agreement. These interests are summarized below.

Treatment of Equity Awards

Stock Options.  As described in “The Merger Agreement — Effect of the Merger on TGC’s Equity Awards — TGC Stock Options,” 30 days prior to the effective time of the merger, TGC stock options outstanding at such time will vest and become exercisable. Such vested TGC stock options, will be assumed by Dawson and converted into stock options to purchase shares of Dawson common stock on the same terms and conditions as are applicable to the stock options to purchase shares of TGC common stock, except that the number of shares of Dawson common stock subject to such converted stock options and the exercise price per share of such converted stock options being adjusted by the exchange ratio.

Prior to the effective time, TGC will extend the exercise period until September 19, 2012 for stock options exercisable into 10,989 shares of TGC common stock held by each of the four directors who will not become directors of Dawson, William J. Barrett, Herbert M. Gardner, Edward L. Flynn and Stephanie P. Hurtt, since the exercise price of the options was greater than the value of the underlying option on March 20, 2011.

Restricted Stock.  At the effective time of the merger, restricted shares of TGC common stock outstanding immediately prior to the effective time of the merger will vest and be converted into a right to receive the merger consideration. See “The Merger Agreement — Effect of the Merger on TGC’s Equity Awards — TGC Stock Options” beginning on page 98.

The following table sets forth information concerning options relating to TGC common stock and restricted stock held by TGC’s executive officers and directors as of July 11, 2011:

	Stock Options		Restricted Stock
	Number of
	Shares		Number of
	Underlying		Unvested Shares	Value of Shares
	Unexercised	Exercise Price	of Restricted	of Restricted
Name	Options	($)	Stock	Stock

Allen T. McInnes	10,989	$8.38	—	—
Allen T. McInnes	24,320	3.09	—	—
Allen T. McInnes	19,936	3.88	—	—
William J. Barrett	10,989	8.38	—	—
William J. Barrett	24,320	3.09	—	—
William J. Barrett	19,936	3.88	—	—
Herbert M. Gardner	10,989	8.38	—	—
Herbert M. Gardner	24,320	3.09	—	—
Herbert M. Gardner	19,936	3.88	—	—
Edward L. Flynn	10,989	8.38	—	—
Edward L. Flynn	24,320	3.09	—	—
Edward L. Flynn	19,936	3.88	—	—
Stephanie P. Hurtt	10,989	8.38	—	—
Stephanie P. Hurtt	24,320	3.09	—	—
Stephanie P. Hurtt	19,936	3.88	—	—
Wayne A. Whitener	55,125	3.06	—	—
Daniel G. Winn	33,075	3.06	—	—
James K. Brata	33,075	3.06	3,749	$22,682 (1)

(1)	Calculated based upon the closing price of TGC’s common stock on July 11, 2011.

In addition to the restricted stock reflected in the table above, so as to provide certain of TGC’s key employees with certain incentive compensation connected, subsequent to completion of the merger, to sustained increases in Dawson’s stock performance as well as the combined companies’ long-term growth, the Dawson board authorized grants of 6,000, 3,000, 3,000 and 5,600 shares of restricted Dawson common stock to each of Messrs. Whitener, Winn and Brata and Robert Wood, President of Eagle Canada, Inc., a wholly owned subsidiary of TGC, respectively. Such grants of restricted stock will be awarded as of the effective date of the merger only if the merger is completed and, if awarded, will vest on the third anniversary of the date of grant. If the merger is not completed, none of these grants of Dawson restricted stock will be awarded.

Future Employment by Dawson

Pursuant to the terms of the merger agreement, it is a condition to completion of the merger that each of Messrs. Whitener, Winn, Brata and Wood, enter into employment agreements with TGC, as the surviving entity of the merger, as of the effective time of the merger, which employment agreements will be substantially in the form attached as Annex F to this joint proxy statement/prospectus. Mr. Wood has indicated that he will continue his employment with Eagle Canada, Inc. pursuant to his current employment agreement which is in effect until October 31, 2012.

Each employment agreement establishes each TGC key employee’s annual base salary and provides that such base salary may be reviewed annually by TGC and may be adjusted upward in the sole discretion of the board of directors of TGC. The annual base salary of each of Messrs. Whitener, Winn and Brata pursuant to their respective employment agreement will be $300,000, $193,000 and $180,000, respectively, which is the same as their current annual salaries with TGC. The employment agreements will also reflect each such TGC executive’s post-merger duties and title.

Mr. Whitener participated in the negotiation of the merger agreement. Messrs. Winn, Brata and Wood were not parties to those discussions.

For additional information on the terms of the employment agreements, see “The Employment Agreements” beginning on page 121.

Indemnification and Insurance

As described in “The Merger Agreement — Covenants and Agreements — Indemnification and Insurance,” under the merger agreement, Dawson has agreed, for a period of six years after the effective time of the merger, to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and related rights to the advancement of expenses in favor of any current or former director, officer, agent or employee of TGC contained in the organizational documents of TGC and its subsidiaries and certain related indemnification agreements.

Also under the merger agreement, prior to the effective time of the merger, TGC will purchase “tail” insurance coverage covering the six-years after the effective time of the merger and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by TGC.

In addition, pursuant to the terms of the merger agreement, Dawson will, as of the effective time of the merger, enter into indemnification agreements with Dr. McInnes and Mr. Whitener, two TGC directors that Dawson has agreed to appoint, at the effective time of the merger, to its board of directors. Though not a requirement under the merger agreement, Dawson also intends to, as of the effective time of the merger, enter into indemnification agreements with Messrs. Winn and Brata. The form of such indemnification agreements is attached as Annex G to, and incorporated by reference into, this joint proxy statement/prospectus.

Such indemnification agreements provide that Dawson will indemnify and advance certain expenses to each of Dr. McInnes and Messrs. Whitener, Winn and Brata to the fullest extent permitted by Texas and other applicable law in effect as of the date of execution of a particular indemnification agreement and to such greater extent as Texas and other applicable law may thereafter from time to time permit. Pursuant to the terms of the indemnification agreement, Dawson will (1) indemnify each of Dr. McInnes and Messrs. Whitener, Winn and Brata against certain expenses, judgments, penalties, fines and amounts paid in settlement, attorneys’

fees and other costs incurred by or on behalf of such director in connection with a proceeding and (2) advance, in accordance with the provisions of the indemnification agreement, such indemnifiable expenses.

The indemnification agreements also provide that the rights of Dr. McInnes and Messrs. Whitener, Winn and Brata under the indemnification agreement are in addition to any other rights they may have under applicable law, Dawson’s second restated articles of incorporation or second amended and restated bylaws, as amended, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

The indemnification rights described above will be in addition to any other rights available under the organizational documents of Dawson, TGC or its subsidiaries, any other indemnification agreement or arrangement, Texas law or otherwise.

Golden Parachute Compensation

The SEC rules resulting from the Dodd-Frank Act require the disclosure of any payments to be made by either TGC or Dawson in connection with the merger to any named executive officers of TGC or Dawson. The required disclosure includes, but is more expansive than, the compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger that is the subject of the non-binding advisory resolution that TGC shareholders are being asked to approve and that is disclosed under the heading “TGC Proposal 2 — Non-Binding, Advisory Vote on Approval of Certain Compensation to be paid by TGC to TGC’s Named Executive Officers” beginning on page 47.

In accordance with the SEC rules resulting from the Dodd-Frank Act, the following is a description of compensation that may be paid in connection with the merger by Dawson or TGC to the named executive officers of TGC or Dawson:

•	the accelerated vesting of TGC’s options to purchase shares of TGC common stock held by TGC’s named executive officers beginning 30 days prior to the effective time of the merger and the right to receive the merger consideration in respect of any shares issued upon exercise of such options prior to the effective time of the merger;

•	the accelerated vesting of TGC’s restricted stock held by TGC’s named executive officers immediately prior to the effective time of the merger and the right to receive the merger consideration in respect of that restricted stock;

•	a cash bonus payment to be made to TGC’s named executive officers upon the closing of the merger ;

•	annual salaries and other compensation payable pursuant to employment agreements of TGC’s named executive officers with TGC, as the surviving entity of the merger, to be entered into upon the closing of the merger (see “The Merger — Conflicts of Interests — Future Employment by Dawson” and “The Employment Agreements — Description of Specific Employment Agreements” beginning on pages 91 and 124, respectively);

•	the annual salary and other compensation payable pursuant to the employment agreement of Mr. Jumper with Dawson to be entered into upon the closing of the merger (see “The Employment Agreements — Description of Specific Employment Agreements” beginning on page 124); and

•	grants of 6,000, 3,000 and 3,000 shares of restricted Dawson common stock to each of Messrs. Whitener, Winn and Brata, respectively, which grants of restricted stock will be awarded as of the effective date of the merger only if the merger is completed and, if awarded, will vest on the third anniversary of the date of grant.

The following table presents information concerning the maximum payments that would be received by the named executive officers of TGC in connection with the merger, including the aggregate compensation to be received by such officers pursuant to, and over the three-year term of, the employment agreements to be entered into by TGC with such officers as of the effective time of the merger. In addition, the following table also presents information concerning the aggregate compensation to be received by Mr. Jumper pursuant to, and over the three-year term of, the employment agreement to be entered into by Dawson with Mr. Jumper, which employment agreement Dawson has agreed, under the terms of the merger agreement, to enter into effective as of the effective time of the merger. In addition, the compensation set forth in the table below also includes the compensation to be paid by TGC to TGC’s named executive officers upon consummation of the merger that is the subject of the non-binding advisory resolution that TGC shareholders are being asked to approve, as well as all other compensation required to be disclosed pursuant to Item 402(t) of Regulation S-K.

GOLDEN PARACHUTE COMPENSATION TABLE

					Pension/	Perquisites/	Tax
	Cash		Equity		NQDC	Benefits	Reimbursement	Other	Total
Name	($)		($)		($)	($)	($)	($)	($)

Wayne A. Whitener	1,000,000	(1)	349,425	(5)	—	29,700(8)	—	—	1,379,125
Daniel G. Winn	589,000	(2)	183,614	(6)	—	27,900(8)	—	—	800,514
James K. Brata	548,000	(3)	212,893	(7)	—	26,100(8)	—	—	786,993
Stephen C. Jumper	1,155,000	(4)	—		—	29,700(8)	—	—	1,184,700

Footnotes:

(1)	Based on cash bonus payments due from TGC upon closing of the merger of $100,000 and a three year employment agreement with an annual base salary of $300,000.

(2)	Based on cash bonus payments due from TGC upon closing of the merger of $10,000 and a three year employment agreement with an annual base salary of $193,000.

(3)	Based on cash bonus payments due from TGC upon closing of the merger of $8,000 and a three year employment agreement with an annual base salary of $180,000.

(4)	Based on a three year employment agreement with an annual base salary of $385,000.

(5)	Based on (A) the accelerated vesting of stock options exercisable into 18,742 shares of common stock with an exercise price of $3.06 and using the assumed stock price of $7.81 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K and (B) a conditional grant of 6,000 shares of Dawson restricted common stock, using an assumed value of $43.40 per share based on the average of the closing price of Dawson common stock for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K, which shares of Dawson restricted common stock shall only be granted in the event the merger is completed.

(6)	Based on (A) the accelerated vesting of stock options exercisable into 11,245 shares of common stock with an exercise price of $3.06 and using the assumed stock price of $7.81 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K and (B) a conditional grant of 3,000 shares of Dawson restricted common stock, using an assumed value of $43.40 per share based on the average of the closing price of Dawson common stock for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K, which shares of Dawson restricted common stock shall only be granted in the event the merger is completed.

(7)	Based on (A) the accelerated vesting of stock options exercisable into 11,245 shares of common stock with an exercise price of $3.06 and using the assumed stock price of $7.81 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K, (B) the accelerated vesting of 3,749 shares of restricted stock using the same $7.81 assumed stock price and (C) a conditional grant of 3,000 shares of Dawson restricted common stock, using an assumed value of $43.40 per share based on the average of the closing price of Dawson common stock for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K, which shares of Dawson restricted common stock shall only be granted in the event the merger is completed.

(8)	Based on the estimated three year cost of providing a vehicle, fuel, insurance, maintenance, repair and other reasonable costs.

In addition to the compensation of the individuals described above, though it is not a condition to completion of the merger, the Dawson board of directors approved the entry into employment agreements by Dawson, as of the effective time of the merger, substantially in the form attached as Annex F to this joint proxy statement/prospectus, with each of Ms. Hagan and Mr. Tobias, which employment agreement are for three-year terms. Dawson expects the employment agreement to be entered into with each of Ms. Hagan and Mr. Tobias to reflect such executive’s current duties, title and compensation. While Dawson expects to enter into these employment agreements effective as of the closing of the merger, execution of the employment agreements is not expressly dependent on completion of the merger agreement.

Other Benefit Arrangements

TGC executive officers who remain employed by Dawson following the merger will be credited for service with TGC for purposes of (1) eligibility for vacation, (2) eligibility and participation under health or welfare plans maintained by Dawson (other than any post-employment health or post-employment welfare plan), (3) eligibility, contribution and vesting under any “defined contribution plan” maintained by Dawson, but not for purposes of any other employee benefit plan of Dawson and (4) though not a requirement under the merger agreement, allocations and distributions under any Dawson profit sharing plan.

In addition, on February 7, 2011, the TGC board authorized making the following payments to the following executive officers, upon the closing of the merger with Dawson or the closing of a similar transaction in order to encourage those executive officers to continue to focus on their day-to-day management responsibilities, as well as to encourage their continued employment with TGC throughout the negotiation of the merger agreement, and for some period of time after completion of the merger (or the completion of a similar transaction): Mr. Whitener ($100,000), Mr. Winn ($10,000), and Mr. Brata ($8,000).

Appraisal Rights

Neither Dawson nor TGC shareholders are entitled to any appraisal or dissenters’ rights under Texas law.

Regulatory Requirements

The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the FTC and the Antitrust Division were originally filed on March 23, 2011. On April 22, 2011, Dawson withdrew its filing and re-filed its notification with the Antitrust Division on April 26, 2011. The transaction is currently under review by the Antitrust Division. Under the HSR Act, the merger may not be completed until the required 30-day HSR waiting period from the date of Dawson’s re-filing has expired or been terminated. On May 26, 2011, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a second request. As a result of the second request, the waiting period under the HSR Act has been extended until 30 days after substantial compliance with the second request, unless the parties enter into a consent decree or the Antitrust Division concludes its investigation and grants early termination of the second waiting period. However, there can be no assurance as to when clearance from the Antitrust Division will be obtained, if at all.

Dawson and TGC have agreed to use their reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws and regulations, including the HSR Act, to complete the merger as promptly as reasonably practical under the circumstances. Dawson and TGC are currently responding to the second request and are committed to working cooperatively with the Antitrust Division staff as it conducts its review of the proposed acquisition. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 112.

Under the merger agreement, the use of such reasonable best efforts does not require that any party be obligated to (1) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Dawson or TGC or any of its subsidiaries or (2) agree to, or proffer to, limit in any respect the ownership or operation by Dawson or TGC or any of its subsidiaries of any asset (whether tangible or intangible) or any portion of any business of Dawson or TGC or any of its subsidiaries, including the ability of Dawson to acquire or hold, or exercise full rights of ownership of, any shares of capital stock.

In addition, under the merger agreement, Dawson has the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise any request, attempt or demand by any governmental authority or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Dawson or TGC. See “The Merger Agreement — Covenants and Agreements — Filings; Reasonable Best Efforts” beginning on page 107 and “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 110.

Dividend Policy

Dawson has paid neither cash nor stock dividends on its common stock since becoming a public company and has no plans to do so in the foreseeable future. Payment of any dividends in the future, however, is in the discretion of Dawson’s board of directors and will depend on Dawson’s financial condition, results of operations, capital and legal requirements, and other factors deemed relevant by Dawson’s board of directors. Earnings, if any, are expected to be retained to fund Dawson’s future operations.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms and the transactions described in this joint proxy statement/prospectus. Neither Dawson nor TGC intends that the merger agreement will be a source of business or operational information about Dawson or TGC. The merger agreement contains representations and warranties that Dawson and TGC have made to each other. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement. In particular, in your review of the representations and warranties, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus. Dawson and TGC will provide additional disclosure in their public reports of any material information necessary to provide their respective shareholders with a materially complete understanding of the disclosures relating to the merger agreement.

For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of Dawson, Merger Sub, TGC or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in, or incorporated by reference into, this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Texas law, at the effective time of the merger, Merger Sub will merge with and into TGC. The separate corporate existence of Merger Sub will cease and TGC will continue as the surviving corporation of the merger and a wholly owned subsidiary of Dawson. Upon effectiveness of the merger, each TGC shareholder will have the right to receive the merger consideration as described below under “— Merger Consideration.”

Effective Time; Closing

The closing of the merger will occur no later than the third business day following the date on which all of the conditions to the merger, other than conditions that, by their terms, cannot be satisfied until the closing date (but subject to satisfaction or waiver of such conditions) have been satisfied or waived. See “— Conditions to Completion of the Merger” beginning on page 110.

Dawson and TGC expect to complete the merger during the third calendar quarter of 2011. However, they cannot assure you that such timing will occur or that the merger will be completed as expected.

On the closing date of the merger, Merger Sub and TGC will file a certificate of merger with the Secretary of State of the State of Texas. The effective time of the merger will be the time Merger Sub and

TGC file the certificate of merger or at a later time upon which Merger Sub and TGC may agree and specify in the certificate of merger.

Governance Matters

Under the merger agreement, Dawson has agreed to take all necessary actions to cause, as of the effective time of the merger, the Dawson board of directors to include as Dawson directors Dr. McInnes and Mr. Whitener, each of whom is currently a director of TGC. Subject to its board of directors satisfying its fiduciary duties, Dawson has further agreed under the merger agreement to continue to nominate for election to its board of directors (1) Mr. Whitener so long as he is an officer of Dawson or any of its subsidiaries and (2) Dr. McInnes until the three year anniversary of the closing of the merger.

Merger Consideration

The merger agreement provides that at the effective time of the merger, subject to the other provisions of the merger agreement, each share of TGC common stock issued and outstanding immediately prior to the effective time of the merger (including TGC restricted stock, but excluding shares owned by Dawson, TGC or any of their respective subsidiaries, all of which will be canceled without payment of any consideration) will be converted automatically to the right to receive a fraction of a validly issued, fully paid and nonassessable share of Dawson, which fraction will be equal to the exchange ratio. As long as the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is equal to or greater than $32.54 but less than or equal to $52.54, the exchange ratio will be 0.188. See “— Determination of the Exchange Ratio” below.

We refer to the number of shares of Dawson common stock to be received for each share of TGC common stock, together with any cash received in lieu of fractional shares as discussed below, as the “merger consideration.”

Based on the number of shares of TGC common stock outstanding (including shares of restricted stock) as of June 1, 2011 and assuming there is no change to the exchange ratio, at the effective time of the merger, Dawson will issue, in the aggregate, approximately 3.75 million shares of Dawson common stock to TGC shareholders.

Determination of the Exchange Ratio

Under the merger agreement, the exchange ratio that will be applied to determine the shares of Dawson common stock that TGC shareholders will receive in exchange for one share of TGC common stock, depends on the 10-day average VWAP of Dawson common stock as of the date that is the second business day prior to the date of the earlier of the special meetings. Accordingly, the 10-day average VWAP of Dawson common stock will be equal to the average of the volume weighted average price of Dawson common stock on NASDAQ during the 10 consecutive trading days ending on [ • ], 2011.

As long as the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is equal to or greater than $32.54 but less than or equal to $52.54, the exchange ratio will be 0.188. This means that each share of TGC common stock issued and outstanding immediately prior to the effective time of the merger (including TGC restricted stock, but excluding shares owned by Dawson, TGC or any of their respective subsidiaries, all of which will be canceled without payment of any consideration) will be converted automatically to the right to receive 0.188 validly issued, fully paid and nonassessable share of Dawson.

In the event that the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54, Dawson and TGC will seek, in good faith, to renegotiate the exchange ratio so as to agree on an exchange ratio that is acceptable to both parties. If Dawson and TGC fail to reach agreement on a new exchange ratio by [ • ], 2011, then either Dawson or TGC shall have the right to terminate the merger agreement.

Fractional Shares

No fractional shares of Dawson common stock will be issued in connection with the proposed merger. Instead, each TGC shareholder otherwise entitled to a fraction of a share of Dawson common stock (after aggregating all fractional shares of Dawson common stock issuable to that shareholder) will be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price for a share of Dawson common stock as reported on NASDAQ and published in The Wall Street Journal on the business day immediately preceding the closing date.

Adjustment of the Merger Consideration

The merger consideration will be adjusted appropriately to reflect the effect of any stock dividend, subdivision, recapitalization, split, reverse split, combination or exchange of shares or similar event with respect to Dawson common stock or TGC common stock occurring after the date of the merger agreement but before the effective time of the merger.

Effect of the Merger on TGC’s Equity Awards

TGC Stock Options

Under the merger agreement, all options to acquire shares of TGC common stock that are outstanding during the 30-day period ending immediately prior to the effective time of the merger will be fully vested and exercisable during such period. The holder of any option that is exercised during such 30-day period will receive the number of shares of TGC common stock subject to such option in accordance with the terms and conditions of TGC equity plan underlying such option.

Any options to acquire shares of TGC common stock that remain outstanding immediately prior to the effective time of the merger will be fully vested and exercisable. Each such stock option will be assumed by Dawson and converted into a stock option to purchase shares of Dawson common stock on the same terms and conditions as are applicable to each such stock option to purchase shares of TGC common stock except that:

•	each such converted stock option will be exercisable for a number of shares of Dawson common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of TGC common stock subject to such stock option immediately prior to the effective time of the merger multiplied by (2) the exchange ratio; and

•	the exercise price per share of Dawson common stock subject to such converted stock option will be equal (1) to the exercise price per share of such TGC stock option divided by (2) the exchange ratio (with the exercise price per share, as so calculated, being rounded up to the nearest whole cent).

TGC Restricted Stock

At the effective time of the merger, each restricted share of TGC common stock outstanding immediately prior to the effective time of the merger will vest and be converted into the right to receive the merger consideration.

Payment of Merger Consideration

Exchange Fund

As of the effective time of the merger, Dawson will appoint a commercial bank or trust company reasonably satisfactory to TGC to act as exchange agent to handle the exchange of shares of TGC common stock and payment of cash for fractional shares and unpaid dividends. At or prior to the effective time of the merger, Dawson will deposit with the exchange agent certificates representing, or providing to the exchange agent an uncertificated book-entry for, shares of Dawson common stock issuable in the merger, and Dawson also will deposit with the exchange agent immediately available funds sufficient to pay the cash in lieu of fractional shares and in respect of any dividends or distributions on Dawson common stock with a record date after the effective time of the merger.

Exchange Procedures

Promptly after the effective time of the merger, Dawson will cause the exchange agent to mail to each holder of record of a TGC stock certificate or book-entry share whose shares of TGC common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender TGC stock certificates or book-entry shares in exchange for the merger consideration.

After the effective time of the merger, and upon surrender of a TGC stock certificate or book-entry share to the exchange agent, together with a letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, a holder of TGC stock certificates or book-entry shares will be entitled to receive the merger consideration in the form of (1) one or more shares of Dawson common stock which will be in uncertificated book-entry form (unless a physical certificate is requested in accordance with the merger agreement) representing, in the aggregate, that number of whole shares of Dawson common stock that such holder has the right to receive pursuant to the merger agreement and (2) a check representing cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the merger agreement, after giving effect to any required withholding taxes, and TGC stock certificates or book entries evidencing book-entry shares so surrendered will be cancelled. No interest will be paid or will accrue on the cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable under the merger agreement to holders of TGC common stock.

If payment is to be made to a person other than the person in whose name a stock certificate or book-entry share surrendered is registered, the stock certificate or book-entry share so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by the reason of the payment to a person other than the registered holder of the stock certificate or book-entry share so surrendered, unless the person requesting such payment can establish to the satisfaction of Dawson that such tax has been paid or is not applicable.

At the effective time of the merger, each certificate representing shares (or uncertificated shares in book entry form) of TGC common stock that has not been surrendered, other than any shares owned by Dawson, TGC or any of their respective subsidiaries, will represent only the right to receive, upon such surrender and without any interest, the merger consideration, dividends and other distributions on shares of Dawson common stock with a record date after the effective time of the merger, and cash in lieu of fractional shares. Following the effective time of the merger, no further registrations of transfers on the stock transfer books of TGC of the shares of TGC common stock will be made and any stock certificates or book entry shares of TGC common stock presented to Dawson for any reason will be cancelled and exchanged as described above.

TGC stock certificates should not be returned with the enclosed proxy card(s). TGC stock certificates should be returned with a validly executed transmittal letter and accompanying instructions that will be provided to TGC shareholders following the effective time of the merger.

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by Dawson, the posting by such person of a bond in a reasonable amount as Dawson may direct as indemnity against any claim that may be made against it with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration and any unpaid dividends and other distributions on Dawson common stock with a record date after the effective time of the merger, and cash, without interest, in lieu of fractional shares.

Termination of Exchange Fund

Six months after the effective time of the merger, the exchange agent will deliver to Dawson all cash and shares of Dawson common stock remaining in the exchange fund. Thereafter, TGC shareholders must look only to Dawson for payment of the merger consideration and any unpaid dividends and other distributions on Dawson common stock with a record date after the effective time of the merger, and cash, without interest, in lieu of fractional shares.

Withholding Taxes

Dawson and the exchange agent will be entitled to deduct and withhold from consideration payable to any TGC shareholder the amounts that may be required to be withheld under any tax law. The properly withheld amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on Dawson or TGC, as applicable. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite corporate power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses;

•	corporate power and authority to enter into the merger agreement and all other agreements and documents contemplated by the merger agreement, and due execution, delivery and enforceability of the merger agreement;

•	board of directors approval and recommendation to their shareholders to approve the transactions contemplated by the merger agreement;

•	receipt of a fairness opinion from their respective financial advisor to the effect that, subject to the assumptions, qualifications and limitations set forth in such opinion, as of the date of the merger agreement, the exchange ratio is fair, from a financial point of view, to Dawson, in the case of the opinion of Dawson’s financial advisor, or TGC shareholders, in the case of the opinion of TGC’s financial advisor;

•	capital structure and outstanding equity securities;

•	ownership of subsidiaries;

•	absence of (1) conflicts with charter documents, (2) breaches of any provision of, or a termination or acceleration under, or the creation of a lien upon any of the properties or assets of Dawson or TGC or their respective subsidiaries, as the case may be, under, any of the provisions of any agreements, obligations, leases or contracts and (3) violations of applicable law, in each case, resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	absence of required governmental consents in connection with execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than governmental filings specified in the merger agreement;

•	timely filing, since January 1, 2008, of required documents with the SEC, compliance with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the listing and corporate governance rules and regulations of NASDAQ, and the absence of untrue statements of material facts or omissions of material facts in those documents;

•	compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP;

•	absence of any liabilities or obligations other than liabilities or obligations to the extent (1) reflected or reserved against the audited balance sheet as of September 30, 2010, in the case of Dawson, or the consolidated audited balance sheet as of December 31, 2010, in the case of TGC, (2) incurred in the ordinary course of business consistent with past practice since September 30, 2010, in the case of Dawson, or December 31, 2010, in the case of TGC, or (3) such liabilities or obligations have not had and would not reasonably be expected to have a material adverse effect on Dawson or TGC, as the case may be;

•	implementation and maintenance of disclosure controls and internal accounting controls;

•	compliance with applicable laws and holding of necessary permits;

•	absence of proceedings before any governmental authority or subject to arbitration;

•	absence of a material order, writ, fine, injunction, decree, judgment, award or determination of any governmental authority affecting the ownership or operation of any of their respective assets or of any criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority issued against Dawson or TGC, as the case may be, or any of their respective subsidiaries;

•	absence, since September 30, 2010, in the case of Dawson, or December 31, 2010, in the case of TGC, of any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Dawson or TGC, as the case may be;

•	absence of specified changes or events and conduct of the business in the ordinary course since September 30, 2010, in the case of Dawson, or December 31, 2010, in the case of TGC;

•	tax matters;

•	employee benefits matters and ERISA compliance;

•	labor matters and compliance with labor and employment law;

•	environmental matters and compliance with environmental laws;

•	real property and assets;

•	intellectual property;

•	insurance;

•	certain material contracts;

•	contracts with governmental authorities;

•	no brokers’ or finders’ fees;

•	absence of ownership of any shares of capital stock of the other party or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the other party;

•	the affirmative vote required by shareholders of each party to approve the transactions contemplated by the merger agreement;

•	absence of unlawful payments to foreign officials;

•	with respect to TGC, the inapplicability of certain takeover laws or rights plans; and

•	absence of transactions with affiliates.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger, but they form the basis of specified conditions to the parties’ obligations to complete the merger.

Definition of “Material Adverse Effect”

Certain representations and warranties of Dawson and TGC are qualified as to “material adverse effect.” In addition, there are separate stand-alone conditions to completion of the merger relating to the absence of any change, event, occurrence, state of facts or development occurring from the date of the merger agreement and that is continuing as of the closing date that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on the other party.

For purposes of the merger agreement, a “material adverse effect” on Dawson or TGC means any change, effect, event, occurrence, state of facts or development or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on:

•	the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), results of operations or prospects of Dawson or TGC, as the case may be, or any of their respective subsidiaries, taken as a whole, except for any such change, effect, event, occurrence, state of facts or development that arises or results from:

•	changes in general economic, capital market, regulatory or political conditions or changes in applicable law or the interpretation thereof that, in any case, do not disproportionately affect such party relative to other participants in the seismic industry;

•	acts of war or terrorism that do not disproportionately affect such party in any material respect relative to other participants in the seismic industry; or

•	the announcement or proposed consummation of the merger agreement and the transactions contemplated by the merger agreement; or

•	the ability of Dawson or TGC, as the case may be, to perform its obligations under the merger agreement and the transactions contemplated by the merger agreement.

Covenants and Agreements

Operating Covenants

Each of Dawson and TGC has agreed that, prior to the effective time of the merger, unless the other party has consented in writing and except as otherwise expressly contemplated by the merger agreement, it and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with governmental authorities, clients, suppliers, creditors, lessors, employees and business associates and keep available the services of their present employees and agents. With specified exceptions set forth in the merger agreement and the confidential disclosure letters, unless otherwise agreed by the other party, each of Dawson and TGC has agreed, among other things, not to directly or indirectly, and not to permit its subsidiaries to:

•	amend its governing instruments;

•	merge or consolidate with any person or acquire any person or assets, in any single transaction (or series of related transactions) in excess of $100,000;

•	adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any lien shares of capital stock or options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire such shares, other than in connection with existing employee stock plans;

•	except as required by existing employee benefit plans, (1) increase the compensation or benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement), (2) grant severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (3) make any new equity awards to any director, officer, employee or contractor, (4) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with present, former or future directors, officers, employees or contractors, (5) establish, adopt, enter into, freeze or amend in any material respect or terminate any employee benefit plan or take any action to accelerate entitlement to compensation or benefits under any employee benefit plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as otherwise permitted pursuant to items (1), (2) and (3) above, (6) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any employee benefit plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, (7) take any action that would result in the holder of an employment or change in control agreement having “good reason” (within the meaning of that agreement) to terminate employment and collect severance payments and benefits pursuant to that agreement, and (8) terminate the employment of any holder of an employment or change in control agreement other than for “cause” (within the meaning of that agreement);

•	declare, set aside, make or pay any dividend or other distribution or payment with respect to any shares of any class of capital stock, other than dividends or distributions paid by a direct or indirect wholly owned subsidiary to its shareholders;

•	except as required by existing employee benefit plans, redeem, purchase or otherwise acquire any of its or any of its subsidiaries’ capital stock, or make any commitment for any such action;

•	sell, lease, license, subject to a lien, encumber or otherwise surrender, relinquish or dispose of any assets or properties except for (1) sales of surplus or obsolete equipment, (2) sales, leases, licenses or other transfers between Dawson or TGC, as the case may be, and their direct or indirect wholly owned subsidiaries or among such direct or indirect wholly owned subsidiaries or (3) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;

•	enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other person, other than any arrangement with or loan, capital contribution or advancement to a direct or indirect wholly owned subsidiary of Dawson or TGC, as the case may be;

•	change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;

•	fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

•	(1) make or rescind any material election relating to taxes, (2) settle or compromise any material proceeding relating to taxes, except to the extent of any reserve reflected the last balance sheet filed with the SEC in Dawson’s or TGC’s, as the case may be, Annual Report on Form 10-K, (3) change in any material respect any of its methods of reporting any item for tax purposes, (4) amend any material tax return or file any material refund claim, (5) enter into a closing agreement with any taxing authorities, or (6) give or request any waiver of a statute of limitations with respect to any tax or tax return;

•	settle or compromise any legal proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or other settlement of any material legal proceeding or waive, release or assign any rights or claims;

•	(1) create, incur or assume any debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, guarantee any debt or debt securities of another person, enter into any “keep well” or other contract to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except intercompany debt in the ordinary course of business consistent with past practice; (2) repurchase, repay, defease or pre-pay any debt, except (A) repayments in the ordinary course of business or (B) repayments of indebtedness by direct or indirect wholly owned subsidiary to its shareholders; or (3) except with respect any legal proceeding, pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

•	(1) mortgage, pledge, or suffer to exist any liens on, any asset or property, or (2) pledge or otherwise encumber any shares of capital stock;

•	make, authorize or enter into commitments for capital expenditures in excess of $100,000 in the aggregate;

•	other than in the ordinary course of business consistent with past practice, (1) modify, amend or terminate or waive any rights under any material contract, or (2) enter into any new agreement that would have been a material contract if it were entered into at or prior to the date of the merger agreement;

•	enter into, renew, extend, amend, grant a waiver under or terminate any affiliated transaction or any transaction that would be an affiliated transaction if such transaction occurred prior to the date of the merger agreement;

•	adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	purchase or otherwise acquire, directly or indirectly, any of the capital stock of the other party or securities convertible or exchangeable into or exercisable for any shares of capital stock of the other party;

•	take any action that would, or would reasonably be expected to, (1) result in any condition to the closing of the merger not being satisfied, (2) prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement or (3) cause any representation in the merger agreement to be untrue as of the closing of the merger; or

•	agree or commit to do any of the foregoing.

No Solicitation

Non-Solicitation Agreement.

Each of Dawson and TGC has agreed, and agreed to cause its subsidiaries and its and their respective representatives, not to, directly or indirectly:

•	solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an acquisition proposal;

•	engage, continue or otherwise participate in discussions or negotiations regarding, or furnish non-public information or provide access to properties, books or records to any person in connection with or in furtherance of any acquisition proposal;

•	approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any agreement constituting or related to, or that is intended to or would reasonably be expected to lead to an acquisition proposal; or

•	propose publicly or agree to do any of the foregoing.

With respect to each of Dawson and TGC, an acquisition proposal means any inquiry, proposal or offer, whether or not in writing, from any person other than the other party or its affiliates relating to, or that would reasonably be expected to lead to, any:

•	direct or indirect acquisition or purchase of (1) assets or businesses that constitute 20% or more of the consolidated net revenues, net income or assets (based on either book or fair market value) of such party and its subsidiaries, or (2) 20% or more of any class of equity securities of such party;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of such party; or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such party.

Exceptions to Non-Solicitation.

Notwithstanding these restrictions, at any time prior to obtaining shareholder approval at its special meeting, Dawson or TGC may, directly or indirectly through its representatives, (1) furnish information and access, in response to a written request, to any person making an unsolicited acquisition proposal and (2) participate in discussions and negotiate with such person concerning any such unsolicited acquisition proposal, so long as the following conditions are met:

•	Dawson or TGC, as applicable, has not breached its non-solicitation covenant contained in the merger agreement in any material respect;

•	the board of directors of Dawson or TGC, as applicable, determines in good faith, after receipt of advice from outside counsel and its financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

•	Dawson or TGC, as applicable, enters into a customary confidentiality agreement with the person making such acquisition proposal which is (1) no less favorable to Dawson or TGC, as applicable, and (2) no less restrictive of such person than the confidentiality agreement entered into between the Dawson and TGC and all such information provided to such person has previously been provided to or is provided to the other party concurrently with its provision to such person.

With respect to each of Dawson and TGC, a superior proposal means any bona fide written acquisition proposal which, if consummated, would result in such person or its shareholders owning, directly or indirectly, at least 80% of Dawson’s or TGC’s common stock, as the case may be, or at least 80% of all of the assets of Dawson or TGC, as the case may be, which the board of directors of such party determines in good faith, after advice from a financial advisor of nationally recognized reputation and outside counsel, to be:

•	more favorable to such party’s shareholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal, the person making such proposal and the merger agreement, including any break-up fees, expense reimbursement provisions, conditions to consummation, strategic considerations, legal and regulatory considerations, and any changes to the terms of the merger agreement proposed by the other party in response to such offer; and

•	reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Agreement Not to Change Recommendation.

Each of Dawson and TGC has agreed that neither its board of directors nor any committee of its board of directors will change its recommendation, which means that neither its board of directors nor any committee of its board of directors will:

•	fail to make, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to the other party, its recommendation to shareholders that they approve the transactions contemplated by the merger agreement;

•	make any other public statement that is inconsistent with such recommendation;

•	recommend, endorse, adopt or approve, or propose publicly to recommend, endorse, adopt or approve, any acquisition proposal; or

•	fail to reaffirm or re-publish within five business days upon request by the other party (publicly if so requested) its recommendation.

Exceptions to Restriction on Changing Recommendation.

Notwithstanding these restrictions, at any time prior to obtaining shareholder approval at its special meeting, (1) the board of directors of Dawson or TGC, as the case may be, may change its recommendation or (2) Dawson or TGC, as the case may be, may terminate the merger agreement and enter into an agreement in respect of another acquisition proposal, in each case, so long as the following conditions are met:

•	an acquisition proposal has been made and not withdrawn;

•	Dawson’s or TGC’s board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes a superior proposal;

•	Dawson’s or TGC’s board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of Dawson or TGC, as applicable;

•	in the case of terminating the merger agreement to enter into an acquisition proposal, Dawson or TGC, as applicable, has paid the other party a termination fee equal to $2.35 million.

In addition, no party’s board of directors may change its recommendation or terminate the merger agreement and enter into an agreement in respect of another acquisition proposal:

•	until after the third business day following the delivery of notice of intent to change its recommendation or terminate the merger agreement and enter into an agreement providing for a superior proposal by the party taking such action, which we refer to as the no-shop party;

•	unless during such three business day period, the no-shop party shall, and shall cause its financial and legal advisors to, upon the other party’s request, discuss with the other party in good faith any adjustments to the terms and conditions of the merger agreement that the other party may propose in response to the superior proposal; and

•	if, prior to the expiration of such three business day period, the other party makes a proposal to adjust the terms and conditions of merger agreement that the no-shop party’s board of directors determines in good faith, after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be at least as favorable as the superior proposal.

However, notwithstanding the provisions described above, a party will not have an exclusive right to match any superior proposal if the no-shop party’s board of directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that a superior proposal, if consummated, would result in such no-shop party’s shareholders receiving consideration valued at 115% or more of the consideration to be received by such no-shop party’s shareholders pursuant to the transactions contemplated by the merger agreement, as such consideration may have then been modified by the other party in response to such acquisition proposal.

In the event of any revisions to the financial terms or any other material term of a superior proposal after the start of the three-business day notice period described above, the no-shop party must satisfy the three-business day notice requirement with a new written notice to the other party and the other requirement described above, including the requirement to discuss the terms and conditions of the merger agreement with the other party and its financial and legal advisors, with respect to such new written notice, and the notice period will be deemed to have re-commenced on the date of such new notice.

Other Matters.

Each of Dawson and TGC has agreed to promptly (and in any event within 24 hours) advise the other party orally and in writing of (1) any acquisition proposal or any inquiry, proposal or request for discussions that may reasonably be expected to lead to an acquisition proposal and (2) the material terms and conditions of any such acquisition proposal or inquiry, proposal or request for discussions (including any changes to such acquisition proposal or inquiry, proposal or request for discussions). Each of Dawson and TGC will (1) keep the other party reasonably informed of the status and details (including any change to the terms) of any such acquisition proposal or inquiry and (2) provide to the other party as soon as practicable with copies of all correspondence and other written material sent or provided to such party or any of its subsidiaries from any person that describes any of the terms or conditions of any acquisition proposal. Notwithstanding these restrictions, Dawson or TGC, as the case may be, need not inform the other party regarding the identity of any person making any such acquisition proposal or inquiry.

The merger agreement does not prohibit either of Dawson or TGC from taking and disclosing to its shareholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for its common stock or from making any other disclosure to its shareholders if, in the good faith judgment of its board of directors, after advice from outside counsel, failure to make such disclosure would be reasonably likely to result in a breach of its fiduciary duties to its shareholders under applicable law.

As of the date of the merger agreement, each of Dawson and TGC has agreed, and agreed to cause its subsidiaries to, (1) immediately cease and cause to be terminated and to cause its and its subsidiaries’ representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, with any person conducted heretofore with respect to any acquisition proposal and (2) promptly request the return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives.

Meeting of Shareholders

Unless the merger agreement is earlier terminated or its board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the issuance of shares of Dawson common stock pursuant to the merger agreement, Dawson will submit such matter for approval by its shareholders at the Dawson special meeting. Dawson may, in its sole discretion, submit proposals to its shareholders at the Dawson special meeting to approve amendments to Dawson’s second restated articles of incorporation.

Unless the merger agreement is earlier terminated or its board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve the merger agreement, TGC will submit such matter for approval by its shareholders at the TGC special meeting.

Filings; Reasonable Best Efforts

Dawson and TGC have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement. This includes:

•	the taking of all acts necessary, proper or advisable to cause the conditions to the merger to be satisfied;

•	preparing and filing as promptly as practicable with any governmental authority or other third party documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications or other documents; and

•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.

Subject to certain exceptions, Dawson and TGC have each agreed to furnish to the other party any necessary information and reasonable assistance as such other party may reasonably request in connection with such party’s filings under the HSR Act.

Dawson and TGC have each agreed to use their reasonable best efforts and to cooperate with the other party to resolve any objections under applicable law to the merger and the other transactions contemplated by the merger agreement. Dawson and TGC have each agreed to use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division or any other applicable governmental authorities with respect to the HSR Act and other applicable antitrust laws.

Dawson and TGC have also agreed to cooperate in all respects with each other in connection with any antitrust defense of the merger and the other transactions contemplated by the merger agreement in any proceeding by, or negotiations with, any governmental authority or other person relating to the merger or regulatory filings under the HSR Act or other applicable antitrust laws.

However, under the merger agreement, neither Dawson nor TGC is obligated to (1) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Dawson or of TGC or any of its subsidiaries or (2) agree to, or proffer to, limit in any respect the ownership or operation by Dawson or TGC or any of its subsidiaries of any asset (whether tangible or intangible) or any portion of any business of Dawson or TGC or any of its subsidiaries, including the ability of Dawson to acquire or hold, or exercise full rights of ownership of, any shares of capital stock, including the right to vote TGC common stock on all matters properly presented to TGC shareholders. In addition, Dawson has the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any governmental authority or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Dawson or TGC.

Inspection

Subject to limitations imposed by applicable law, from the date of the merger agreement to the effective time of the merger, each of Dawson and TGC will allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access, at reasonable times, upon reasonable notice, to its and its subsidiaries’ personnel, properties, contracts, commitments, books and records and any other information pertaining to the business and affairs of Dawson or TGC, as the case may be, or their respective subsidiaries, as Dawson or TGC, as the case may be, may reasonably request, including inspection, testing or sampling of such properties.

However, neither Dawson nor TGC shall be required to provide any information which it may not provide to the other party by reason of any applicable law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. In such circumstances, Dawson and TGC will make reasonable and appropriate substitute disclosure arrangements.

Listing Application

Dawson has agreed to use its reasonable best efforts to cause the shares of Dawson common stock to be issued as merger consideration pursuant to the merger agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Indemnification and Insurance

Under the merger agreement, Dawson has agreed, for a period of six years after the effective time of the merger, to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and related rights to the advancement of expenses in favor of any current or former director, officer, agent or employee of TGC contained in the organizational documents of TGC and its subsidiaries.

Prior to the effective time of the merger, TGC will purchase “tail” insurance coverage covering the six-years after the effective time of the merger and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by TGC.

Dawson has also agreed to guarantee the payment and performance by TGC, as the surviving entity of the merger, of its indemnification obligations under the merger agreement and pursuant to contractual agreements entered into by TGC prior to the date of the merger agreement relating to indemnification of TGC directors and officers. From and after the effective time of the merger, Dawson will cause TGC, as the surviving entity of the merger to comply with all of its obligations under the merger agreement that relate to indemnification and insurance and under existing indemnification agreements.

In addition, pursuant to the terms of the merger agreement, Dawson has agreed to use its reasonable best efforts to enter into indemnification agreements with Dr. McInnes and Mr. Whitener, two TGC directors that Dawson has agreed to appoint, at the effective time of the merger, to its board of directors. In addition, though not a requirement under the merger agreement, Dawson also intends to, as of the effective time of the merger, enter into indemnification agreements with Messrs. Winn and Brata. The form of such indemnification agreements is attached as Annex G to, and incorporated by reference into, this joint proxy statement/prospectus.

Employee Benefits Matters

For a period of not less than 12 months following the effective time of the merger, the participants in TGC employee benefit plans who are employed by TGC as of the effective time of the merger, together with their dependents, will receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to TGC employees immediately prior to the effective time of the merger. However, neither Dawson nor TGC, as the surviving entity of the merger, is required to continue any specific plans or to continue the employment of any specific person.

Dawson will cause service rendered by current employees of TGC and its subsidiaries prior to the effective time of the merger to be taken into account for purposes of (1) eligibility for vacation, (2) eligibility and participation under health or welfare plans maintained by Dawson (other than any post-employment health or post-employment welfare plan), (3) eligibility, contribution and vesting under any “defined contribution plan” maintained by Dawson, but not for purposes of any other employee benefit plan of Dawson and (4) though not a requirement under the merger agreement, allocations and distributions under any Dawson profit sharing plan.

No current employee of TGC will be subject to any pre-existing condition limitation under any health plan of Dawson or its subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding TGC benefit plan in which he or she participated prior to the effective time. Dawson and any of its subsidiaries will give effect, for the calendar year in which the effective time occurs, in determining any co- payments and deductibles, to claims incurred and amounts paid by, and amounts reimbursed to, the current TGC employees prior to the effective time of the merger.

Employment Agreements

Dawson has agreed to use its reasonable best efforts to (1) prior to the closing of the merger, enter into an employment agreement with Mr. Jumper and (2) enter, or cause TGC, as the surviving entity of the merger, to enter, into employment agreements with certain officers of TGC and its subsidiaries as of the effective time of the merger, in each case, in substantially the form attached hereto as Annex F to, and incorporated by reference into, this joint proxy statement/prospectus. For additional information on the terms of such employment agreements, see “The Employment Agreements” beginning on page 121.

Certain Additional Agreements

The merger agreement contains additional agreements between the parties relating to, among other things:

•	preparation of this joint proxy statement/prospectus and of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

•	requiring consultation with the other party regarding public announcements;

•	ensuring exemption of certain transactions in connection with the proposed merger under Rule 16b-3 of the Exchange Act;

•	whether or not the merger is consummated, sharing equally (1) the fees incident to the filings required under the HSR Act and other antitrust laws, (2) SEC and other filing fees incident to this joint proxy statement/prospectus, including the costs and expenses associated with printing the joint proxy statement/prospectus and (3) the fees associated with causing the shares of Dawson common stock to be issued pursuant to the merger agreement to be listed on NASDAQ;

•	in the event any takeover statutes are or become applicable to the merger and the other transactions contemplated by the merger agreement, granting such approvals and taking such actions as may be necessary so that the transactions may be consummated as promptly as practicable;

•	providing the other party with prompt notice of (1) any representation or warranty made by it or contained in the merger agreement becoming untrue or inaccurate in any material respect and (2) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	providing the other party with the opportunity to reasonably participate in the defense of any shareholder litigation against either company or any of its directors relating to the merger or any other transactions contemplated by the merger agreement; and

•	using reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

In addition, TGC has agreed to use its reasonable best efforts to obtain the reconfirmation opinion.

Conditions to Completion of the Merger

The obligations of each of Dawson and TGC to complete the merger are subject to the satisfaction or waiver, by the applicable party, to the extent permitted by law, on or prior to the closing date of the merger of the following conditions:

•	the approval of the merger agreement by TGC shareholders at the TGC special meeting;

•	the approval by Dawson shareholders of the issuance of shares of Dawson common stock pursuant to the merger agreement;

•	the absence of any (1) judgment, injunction, order or decree of any governmental authority of competent jurisdiction in the United States that would prohibit or enjoin the consummation of the merger shall be in effect and (2) law, statute, rule or regulation enacted by any governmental authority of competent jurisdiction in the United States which prohibits or makes unlawful the consummation of the merger;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC or proceedings of the SEC seeking a stop order;

•	the approval for listing on NASDAQ, subject to official notice of issuance, of the shares of Dawson common stock to be issued in the merger;

•	the receipt by TGC from Haynes and Boone, LLP, its counsel, of an opinion, in a form and substance reasonably satisfactory to TGC and dated as of the closing date of the merger, to the effect that (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by TGC shareholders who exchange TGC common stock for Dawson common stock pursuant to the merger (except with respect to cash received in lieu of fractional shares); and

•	the receipt by Dawson from Baker Botts, L.L.P., its counsel, of an opinion, in a form and substance reasonably satisfactory to Dawson and dated as of the closing date of the merger, to the effect that (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by TGC shareholders who exchange TGC common stock for Dawson common stock pursuant to the merger (except with respect to cash received in lieu of fractional shares).

TGC’s obligation to effect the merger is further subject to satisfaction or waiver by TGC to the extent permitted by law of the following conditions:

•	the representations and warranties of Dawson and Merger Sub set forth in the merger agreement (1) that are qualified as to materiality or material adverse effect are true and correct as so qualified, and (2) that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

•	Dawson and Merger Sub shall have performed, in all material respects, the covenants and agreements contained in the merger agreement and required to be performed by them on or prior to the closing date of the merger;

•	the absence of any change, event, occurrence, state of facts or development occurring from the date of the merger agreement and that is continuing as of the closing date that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on Dawson;

•	the receipt by TGC of a certificate of Dawson and Merger Sub, executed on behalf of each of them by their Chief Executive Officer or Chief Financial Officer, dated as of the closing date of the merger, certifying as to truth and correctness, with the applicable qualifications, if any, of the representations and warranties of Dawson and Merger Sub, the performance by Dawson and Merger Sub in all material respects of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing and the absence of a material adverse effect on Dawson since the date of the merger agreement; and

•	receipt by TGC of the reconfirmation opinion, which is a reconfirmation from TGC’s financial advisor, as of the closing date, that the exchange ratio is fair, from a financial point of view, to TGC shareholders which will involve an updated review and analysis of the item set forth in the bullet points listed on pages 78-79 under “THE MERGER — Opinion of TGC’s Financial Advisor” as and to the extent TGC’s financial advisor deems appropriate.

Dawson’s obligation to effect the merger is further subject to satisfaction or waiver by Dawson to the extent permitted by law of the following conditions:

•	the representations and warranties of TGC set forth in the merger agreement (1) that are qualified as to materiality or material adverse effect are true and correct as so qualified, and (2) that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

•	TGC shall have performed, in all material respects, the covenants and agreements contained in the merger agreement and required to be performed by it on or prior to the closing date of the merger;

•	the absence of any change, event, occurrence, state of facts or development occurring from the date of the merger agreement and that is continuing as of the closing date that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on TGC;

•	the receipt by Dawson of a certificate of TGC, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated as of the closing date of the merger, certifying as to truth and correctness, with the applicable qualifications, if any, of the representations and warranties of TGC, the performance by TGC in all material respects of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing and the absence of a material adverse effect on TGC since the date of the merger agreement;

•	TGC shall have obtained certain authorizations, consents or approvals to the merger and the other transactions contemplated by the merger agreement from certain third parties; and

•	certain key employees of TGC shall have entered into employment agreements with TGC, as the surviving entity of the merger, as of the effective time of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, whether before or after any shareholder approvals have been obtained, by the mutual written consent of Dawson and TGC.

In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after any shareholder approvals have been obtained, by action of the board of directors of Dawson or TGC if:

•	the merger has not occurred on or before August 31, 2011 (October 31, 2011 if all conditions, other than (1) the termination or expiration of the waiting period under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled), or the termination date, but neither party may terminate the merger agreement if that party’s failure to perform or observe in any material respect any of its obligations under the merger agreement in any manner has caused or resulted in the failure of the merger to occur on or before the termination date;

•	TGC shareholders fail to approve the merger agreement at the TGC special meeting;

•	Dawson shareholders fail to approve the issuance of Dawson common stock pursuant to the merger agreement at the Dawson special meeting;

•	a governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action shall have become final and nonappealable, as long as the party seeking to terminate the merger agreement has complied with its obligations pursuant under the merger agreement with respect to the order, decree, ruling or other action; and

•	the 10-day average VWAP of Dawson common stock as of [ • ], 2011 is less than $32.54 or greater than $52.54 and the parties have failed, after two business days of good faith negotiation, to have agreed to a new exchange ratio, provided the party seeking termination shall have provided the other parties with notice of intent to terminate not less than two business days prior to such termination.

The merger agreement may be terminated at any time prior to the effective time of the merger by TGC if:

•	Dawson or Merger Sub has breached or failed to perform any of its representations and warranties, covenants or agreements in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of Dawson and Merger Sub would fail and that breach or failure is incapable of being cured prior to the termination date or is not cured within 30 days after notice of the breach or failure to perform, as long as TGC is not in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of TGC would fail;

•	Dawson’s board of directors changes its recommendation;

•	prior to obtaining the required approval of its shareholders, TGC enters into a binding definitive agreement providing for a superior proposal, as long as TGC has complied in all respects with the non-solicitation provisions of the merger agreement and TGC pays Dawson a termination fee of $2.35 million; or

•	TGC shall have not received the reconfirmation opinion and all other mutual conditions to the closing of the merger have been satisfied, as long as TGC is not in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of TGC would fail.

The merger agreement may be terminated at any time prior to the effective time of the merger by Dawson if:

•	TGC has breached or failed to perform any of its representations and warranties, covenants or agreements in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of TGC would fail and that breach or failure is incapable of being cured prior to the termination date or is not cured within 30 days after notice of the breach or failure to perform, as long as Dawson is not in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of Dawson would fail;

•	TGC’s board of directors changes its recommendation;

•	prior to obtaining the required approval of its shareholders, Dawson enters into a binding definitive agreement providing for a superior proposal, as long as Dawson has complied in all respects with the non-solicitation provisions of the merger agreement and Dawson pays TGC a termination fee of $2.35 million; or

•	TGC shall have not received the reconfirmation opinion and all other mutual conditions to the closing of the merger have been satisfied, as long as TGC is not in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of TGC would fail.

Termination Fee and Expense Reimbursement

Termination Fee

TGC is required to pay Dawson a termination fee of $2.35 million in the event the merger agreement is terminated if:

•	an acquisition proposal relating to at least 50% of TGC’s common stock or assets is made public and subsequent to such public announcement,

•	the merger agreement is terminated due to (1) the merger not closing on or before August 31, 2011 (or, in certain circumstances, October 31, 2011), (2) TGC shareholders not approving the merger agreement or (3) TGC breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

•	TGC enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

•	TGC’s board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve the merger agreement; or

•	TGC entering into a binding definitive agreement providing for a superior proposal.

Alternatively, TGC is required to pay Dawson a termination fee of $3.125 million in the event the merger agreement is terminated due to the failure of the reconfirmation opinion to be delivered.

Except as described above, TGC is not required to pay Dawson a termination fee in the event TGC shareholders do not approve the merger agreement.

Dawson is required to pay TGC a termination fee of $2.35 million in the event the merger agreement is terminated if:

•	an acquisition proposal relating to at least 50% of Dawson’s common stock or assets is made public and subsequent to such public announcement,

•	the merger agreement is terminated due to (1) the merger not closing on or before August 31, 2011 (or, in certain circumstances, October 31, 2011), (2) Dawson shareholders not approving the issuance of shares of Dawson common stock pursuant to the merger agreement or (3) Dawson breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

•	Dawson enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

•	Dawson’s board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the issuance of shares of Dawson common stock in connection with the proposed merger; or

•	Dawson entering into a binding definitive agreement providing for a superior proposal.

Except as described above, Dawson is not required to pay TGC a termination fee in the event Dawson shareholders do not approve the issuance of shares of Dawson common stock pursuant to the merger agreement.

Expense Reimbursement

TGC will reimburse Dawson for up to $1.5 million of its third party costs and expenses incurred in connection with the proposed merger and the transactions contemplated by the merger agreement in the event the merger agreement is terminated by:

•	TGC or Dawson due to TGC shareholders failing to approve the merger agreement, as long as an acquisition proposal relating to at least 50% of TGC’s common stock or assets is made public prior to the TGC special meeting and within 12 months after termination of the merger agreement, TGC or its subsidiaries enter into a definitive agreement in respect of any acquisition proposal or an acquisition proposal is consummated by TGC;

•	TGC due to TGC entering into a binding definitive agreement providing for a superior proposal;

•	TGC or Dawson due to TGC not receiving the reconfirmation opinion;

•	Dawson due to a TGC breach or failure to perform any of its representations and warranties, covenants or agreements in the merger agreement; or

•	Dawson due to TGC’s board of directors changing or failing to reaffirm its recommendation to its shareholders.

Except as described above, TGC is not required to reimburse Dawson for such third party costs and expenses in the event the merger agreement is terminated because TGC shareholders failed to approve the merger agreement.

Dawson will reimburse TGC for up to $1.5 million of its third party costs and expenses incurred in connection with the proposed merger and the transactions contemplated by the merger agreement in the event the merger agreement is terminated by:

•	TGC or Dawson due to Dawson shareholders failing to approve the issuance of shares of Dawson common stock pursuant to the merger agreement, as long as an acquisition proposal relating to at least 50% of Dawson’s common stock or assets is made public prior to the Dawson special meeting and within 12 months after termination of the merger agreement, Dawson or its subsidiaries enter into a definitive agreement in respect of any acquisition proposal or an acquisition proposal is consummated by Dawson;

•	Dawson due to Dawson entering into a binding definitive agreement providing for a superior proposal;

•	TGC due to a Dawson breach or failure to perform any of its representations and warranties, covenants or agreements in the merger agreement; or

•	TGC due to Dawson’s board of directors changing or failing to reaffirm its recommendation to its shareholders.

Except as described above, Dawson is not required to reimburse TGC for such third party costs and expenses in the event the merger agreement is terminated because Dawson shareholders failed to approve the issuance of shares of Dawson common stock pursuant to the merger agreement.

If a party is required to reimburse the other party for its costs and expenses, the amount of such reimbursed costs and expenses will be offset against any termination fee that was paid by such party.

Dawson and TGC have agreed that in the event a termination fee is paid pursuant to the terms of the merger agreement, the payment of such termination fee will be the sole and exclusive remedy of the party to which such fee is paid, its subsidiaries and any of its respective shareholders, affiliates, officers, directors, employees or representatives, and in no event will the party to which such fee is paid or any other related person be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the merger to be consummated, (2) the termination of the merger agreement, (3) any liabilities or obligations arising under the merger agreement, or (4) any legal proceedings arising out of or relating to any breach, termination or failure of or under the merger agreement, and upon payment of the termination fee, the paying party shall not have any further liability or obligation to the party receiving such termination fee or any other associated person relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties, by action taken or authorized by their boards of directors, at any time before or after approval by each party’s shareholders, but after any such shareholder approval, no amendment may be made which by applicable law requires the further approval of shareholders without obtaining such further approval. To be effective, any amendment or modification to the merger agreement must be in a written document each party has executed and delivered to the other.

Extensions and Waivers

At any time prior to the effective time of the merger, the parties to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The waiver by a party of a breach of any provision of the merger agreement will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision of the merger agreement.

Specific Performance

Except in the event a termination fee is paid as described above in “— Termination Fee and Expense Reimbursement” on page 113, Dawson and TGC have agreed that each of them shall be entitled to specific performance of the terms of the merger agreement in addition to any other remedy at law or equity. Dawson and TGC further agreed that in addition to any other remedy to which either of them may be entitled at law or in equity or under the merger agreement, each of Dawson and TGC will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

The merger agreement and the rights and obligations of Dawson and TGC under the merger agreement is governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

THE TGC SHAREHOLDER VOTING AGREEMENTS

The following summary describes the material provisions of the TGC shareholder voting agreements. The provisions of the TGC shareholder voting agreements are complicated and not easily summarized. This summary may not contain all of the information about the TGC shareholder voting agreements that is important to you. This summary is qualified in its entirety by reference to the form of TGC shareholder voting agreement attached as Annex D to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the TGC shareholder voting agreements.

No Disposition

Under the TGC shareholder voting agreements, the executive officers and directors of TGC and their affiliates who own, in the aggregate, 28.7% of the currently outstanding shares of TGC common stock, have agreed that except under certain limited circumstances, that with respect to any shares of TGC common stock beneficially owned by such officer or director, such officer or director will not (1) sell, transfer, assign or dispose or agree to sell, transfer, assign or dispose such shares or (2) grant or agree to grant any proxy or power-of-attorney with respect to such shares.

In addition, such executive officers and directors and their affiliates have each agreed that he, she or it will not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to, or otherwise facilitate, any acquisition proposal relating to TGC.

Voting of Shares of TGC Common Stock

Each TGC executive officer and director and related affiliate that is a party to a TGC shareholder voting agreement, has agreed among other things, to vote shares of TGC common stock beneficially owned by him or her in favor of:

•	approval of the merger agreement at the TGC special meeting;

•	any proposal to adjourn the TGC special meeting to a later date if there are not sufficient votes for the approval of the merger agreement; and

•	any matter necessary for the consummation of the transactions contemplated by the merger agreement.

Such executive officers and directors and their affiliates have also agreed to vote shares of TGC common stock beneficially owned by them against:

•	any agreement or arrangement related to or in furtherance of any acquisition proposal;

•	any liquidation of TGC or its subsidiaries;

•	any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the merger or the other transaction contemplated by the merger agreement or result in the failure of any condition of the merger to be satisfied; and

•	any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of TGC under the merger agreement or the TGC shareholder voting agreement.

Irrevocable Proxy

Solely in furtherance of the matters described under the heading “— Voting of Shares of TGC Common Stock,” each TGC executive officer and director and related affiliate that is a party to a TGC shareholder voting agreement has granted to and appointed Dawson and each of the executive officers of Dawson, in their respective capacities as officers of Dawson, as the case may be, such TGC officer’s or director’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such officer or director, to:

•	vote all shares of TGC common stock beneficially owned by such officer or director;

•	grant or withhold a consent or approval in respect of such shares of TGC common stock beneficially owned by such officer or director; and

•	execute and deliver a proxy to vote such shares of TGC common stock beneficially owned by such officer or director.

Termination of the TGC Shareholder Voting Agreements

Each TGC shareholder voting agreement terminates automatically on the earlier of (1) the date upon which the merger agreement is validly terminated pursuant to its terms, (2) the date upon which the parties to the TGC shareholder voting agreement agree to terminate the agreement, (3) TGC’s board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that shareholders approve the merger agreement and (4) the effective time of the merger.

Shareholder Capacity

The TGC shareholder voting agreements do not restrict any officer or director of TGC in the exercise of such officer’s or director’s fiduciary duties as an officer or director of TGC, as the case may be, but such officer or director may not take any action that would cause TGC to breach the merger agreement or any agreements contemplated by the merger agreement.

Specific Performance

The parties to the TGC shareholder voting agreements have agreed that Dawson would be irreparably damaged in the event that any TGC executive officer or director or related affiliate that entered into a TGC shareholder voting agreement fails to perform any of his, her or its obligations under the TGC shareholder voting agreement and that Dawson would not have an adequate remedy at law for money damages in such event. The parties accordingly agreed that Dawson will be entitled to specific performance of the terms of the TGC shareholder voting agreement in addition to any other remedy at law or equity. Dawson and such executive officers and directors and their affiliates further agreed that in addition to any other remedy to which Dawson may be entitled at law or in equity or under the TGC shareholder voting agreement, Dawson will be entitled to an injunction or injunctions to prevent breaches of the TGC shareholder voting agreement and to enforce specifically the terms and provisions of TGC shareholder voting agreement.

Governing Law

The TGC shareholder voting agreements and the rights and obligations under the TGC shareholder voting agreements are governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

THE DAWSON SHAREHOLDER VOTING AGREEMENT

The following summary describes the material provisions of the Dawson shareholder voting agreement. The provisions of the Dawson shareholder voting agreement are complicated and not easily summarized. This summary may not contain all of the information about the Dawson shareholder voting agreement that is important to you. This summary is qualified in its entirety by reference to the form of Dawson shareholder voting agreement attached as Annex E to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the Dawson shareholder voting agreement.

No Disposition

Under the Dawson shareholder voting agreement, certain executive officers and directors of Dawson who own, in the aggregate, 3.8% of the currently outstanding shares of Dawson common stock, have agreed that except under certain limited circumstances, that with respect to any shares of Dawson common stock beneficially owned by such officer or director, such officer or director will not (1) sell, transfer, assign or dispose or agree to sell, transfer, assign or dispose such shares or (2) grant or agree to grant any proxy or power-of-attorney with respect to such shares.

In addition, such executive officers and directors have each agreed that he or she will not, and shall cause his or her investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to, or otherwise facilitate, any acquisition proposal relating to Dawson.

Voting of Shares of Dawson Common Stock

Each Dawson executive officer and director that is a party to the Dawson shareholder voting agreement, has agreed among other things, to vote shares of Dawson common stock beneficially owned by him or her in favor of:

•	approval of the issuance of shares of Dawson common stock pursuant to the merger agreement at the Dawson special meeting;

•	any proposal to adjourn the Dawson special meeting to a later date if there are not sufficient votes for the approval of the share issuance; and

•	any matter necessary for the consummation of the transactions contemplated by the merger agreement.

Such executive officers and directors have also agreed to vote shares of Dawson common stock beneficially owned by them against:

•	any agreement or arrangement related to or in furtherance of any acquisition proposal;

•	any liquidation of Dawson or its subsidiaries;

•	any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the merger or the other transaction contemplated by the merger agreement or result in the failure of any condition of the merger to be satisfied; and

•	any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Dawson under the merger agreement or the Dawson shareholder voting agreement.

Irrevocable Proxy

Solely in furtherance of the matters described under the heading “— Voting of Shares of Dawson Common Stock,” each Dawson executive officer and director and related affiliate that is a party to the Dawson shareholder voting agreement has granted to and appointed TGC and each of the executive officers of TGC, in their respective capacities as officers of TGC, as the case may be, such Dawson officer’s or director’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such officer or director, to:

•	vote all shares of Dawson common stock beneficially owned by such officer or director;

•	grant or withhold a consent or approval in respect of such shares of Dawson common stock beneficially owned by such officer or director; and

•	execute and deliver a proxy to vote such shares of Dawson common stock beneficially owned by such officer or director.

Termination of the Dawson Shareholder Voting Agreement

The Dawson shareholder voting agreement terminates automatically on the earlier of (1) the date upon which the merger agreement is validly terminated pursuant to its terms, (2) the date upon which the parties to the Dawson shareholder voting agreement agree to terminate the agreement, (3) Dawson’s board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that shareholders approve the merger agreement and (4) the effective time of the merger.

Shareholder Capacity

The Dawson shareholder voting agreement does not restrict any officer or director of Dawson in the exercise of such officer’s or director’s fiduciary duties as an officer or director of Dawson, as the case may be, but such officer or director may not take any action that would cause Dawson to breach the merger agreement or any agreements contemplated by the merger agreement.

Specific Performance

The parties to the Dawson shareholder voting agreement have agreed that TGC would be irreparably damaged in the event that any Dawson executive officer or director or related affiliate that entered into a Dawson shareholder voting agreement fails to perform any of his, her or its obligations under the Dawson shareholder voting agreement and that TGC would not have an adequate remedy at law for money damages in such event. The parties accordingly agreed that TGC will be entitled to specific performance of the terms of the Dawson shareholder voting agreement in addition to any other remedy at law or equity. TGC and such executive officers and directors further agreed that in addition to any other remedy to which TGC may be entitled at law or in equity or under the Dawson shareholder voting agreement, TGC will be entitled to an injunction or injunctions to prevent breaches of the Dawson shareholder voting agreement and to enforce specifically the terms and provisions of Dawson shareholder voting agreement.

Governing Law

The Dawson shareholder voting agreement and the rights and obligations under the Dawson shareholder voting agreement is governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

THE EMPLOYMENT AGREEMENTS

It is a condition to the Merger Agreement that: (1) Dawson enter into an employment agreement with Mr. Jumper and (2) TGC, as the surviving entity of the merger, as of the effective time of the merger, enter into employment agreements with each of Messrs. Whitener, Brata, Winn and Wood, in each case, substantially in the form of the employment agreement attached as Annex F to, and incorporated by reference into, this joint proxy statement/prospectus. Mr. Wood has indicated that he will continue his employment with Eagle Canada, Inc. pursuant to his current employment agreement which is in effect until October 31, 2012.

The following summary describes the material provisions of the employment agreements. The provisions of the employment agreements are complicated and not easily summarized. This summary may not contain all of the information about the employment agreements that is important to you. This summary is qualified in its entirety by reference to the form of employment agreement. We encourage you to read it carefully in its entirety for a more complete understanding of the employment agreements.

Term

Each employment agreement has an initial term of three years, which term will be renewed for successive one-year terms unless the employing company (Dawson or TGC or its subsidiaries, as the case may be) and the executive party to the employment agreement provides 60 days notice of such party’s intent not to renew the employment agreement.

Duties and Compensation

Each employment agreement sets the duties, title and compensation of each executive that is a party to the employment agreement.

Each employment agreement establishes the executive’s annual base salary and provides that such base salary may be reviewed annually by the employing company and may be adjusted upward in the sole discretion of the board of directors of the employing company.

Each employment agreement provides that the executive may be awarded a bonus, at the discretion of the board of directors of the employing company for any fiscal year ending during the term of the employment agreement. Participation in any bonus, profit sharing or other plan measured shall be at the sole discretion of the board of directors of the employing company. Eligibility for bonuses of any kind ceases on the day that employment terminates, regardless of when such bonuses were earned.

Each employment agreement also provides that the executive will be entitled to an automobile provided by the employing company and the employing company will pay for fuel, insurance, maintenance, repair and all other reasonable costs of such automobile. The executive will also be permitted to use the automobile for reasonable personal use.

Each employment agreement further provides that the executive will have the right to participate in and receive other welfare benefits that are provided to executives of the employing company.

With respect to the employment agreements to be entered into with Messrs. Jumper and Whitener, for so long as each such executive remains an employee of the employing company, Dawson shall take all necessary action to cause such executive to be nominated as a director of Dawson at any meeting of shareholders for the election of directors.

Termination of the Employment Agreements

Under the terms of each employment agreement, the executive may be terminated prior to the expiration of the term of the employment agreement as follows:

•	upon the death of the executive;

•	by the employing company:

•	immediately for cause;

•	upon 30 days prior notice other than for cause or for no reason; or

•	upon 30 days prior notice upon the executive’s disability;

•	by the executive:

•	upon 30 days prior notice for any reason; or

•	for good reason within 30 days after the employing company has already had 30 days in which to cure the reasons provided by the executive for terminating the employment agreement and has not cured the good reason cause of the executive’s termination.

The employment agreements define cause as any of the following conduct of an executive:

•	fraud, embezzlement, misappropriation of funds, willful or intentional misconduct or gross negligence in connection with the business of the employing company or its affiliates;

•	commission or conviction of any felony or of any misdemeanor involving theft or moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or any misdemeanor involving theft or moral turpitude;

•	acts of dishonesty or disloyalty that adversely affect or could reasonably be expected to adversely affect the employing company or its affiliates in any material respect;

•	engagement in any activity that the executive knows or should know could materially harm the business or reputation of the employing company or its affiliates, including alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of the executive to perform his or her duties;

•	a material failure to adhere to requirements applicable to the employing company’s operations, published corporate codes, policies or procedures of the employing company;

•	the executive’s failure to meet applicable performance standards as determined by the board of directors from time to time;

•	the executive’s excess absenteeism, willful or persistent neglect of, or abandonment of his or her duties (other than due to illness or any other physical condition that could reasonably be expected to result in disability); or

•	a material breach of any contract entered into between the executive and the employing company or an affiliate of the employing company including the employment agreement.

The term “good reason” means:

•	the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by the employing company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the employing company within 20 days after notice;

•	any material reduction in the amount or type of compensation and benefits paid to the executive;

•	the employing company requiring the executive to be based at any office or location other than facilities within 50 miles of the executive’s base of operations;

•	the employing company materially interfering with the executive’s ability to fulfill his or her duties;

•	any material breach of any material contract entered into between the executive and the employing company or an affiliate of the employing company, including the employment agreement;

•	a direction or order from the Executive’s manager or the employing company’s board of directors that the Executive takes actions that are illegal or unethical; or

•	any purported termination by the employing company of the executive’s employment otherwise than as expressly permitted by the employment agreement.

Payment upon Termination

In the event the executive’s employment is terminated by the employing company without cause or by the executive for good reason, then the executive will be entitled to severance payments in an amount equal to the greater of (1) the continuation of the executive’s then-current base salary for the remainder of the term of the employment agreement or (2) the continuation of the executive’s base salary for one year. In addition, in the event that discretionary cash bonuses (other than bonuses payable pursuant to any profit sharing arrangements or plans) are paid by the employing company to a majority of the executives of the employing company during the fiscal year in which the executive’s employment is terminated and the executive would have received such discretionary cash bonus had the executive remained an executive of the employing company at the time of payment of such cash bonus, then provided the executive executes a release in favor of the employing company, the executive shall be entitled to a pro rata portion of such discretionary cash bonus, using the number of days the executive was employed during the fiscal year in which the discretionary cash bonus is awarded.

In the event the executive’s employment is terminated for any reason other than by the employing company without cause or by the executive for good reason, then (1) on the next regular payroll date, the employing company will pay to the executive (or to the executive’s estate in the case of death) (A) all base salary that has accrued and not been paid as of the date of termination and (B) any employment benefits that have fully accrued and vested but have not been paid as of the effective date of such termination and (2) all other rights and benefits of the executive will terminate upon the termination other than any right of the executive and his or her dependants to continue benefits under applicable law or as otherwise provided under the employment agreement.

Restrictive Covenants

During the term of an employment agreement and during the applicable non-competition period, an executive that is a party to an employment agreement agrees that the executive will not, directly or indirectly:

•	acting alone or in conjunction with others, or as an employee, consultant or independent contractor, or as partner, officer, director, shareholder, manager, member or owner of any interest in or security of, any entity engage or participate, for compensation or without compensation, in any business which is in competition with the employing company or its affiliates as conducted at the time of termination of the executive’s employment by the employing company in the geographic locations where the employing company or its affiliates does business;

•	solicit any client of the employing company or its affiliates with whom the executive conducted business during the term of the employment agreement either to purchase products or services that are competitive to the products and services then sold by the employing company or to reduce or cease business with the employing company or its affiliates; or

•	hire or induce or solicit any current employee of the employing company or any affiliate or any person who was an employee of the employing company or any affiliate during the final 12 months of the executive’s employment to terminate the employee’s employment with the employing company or to work for the executive or the executive’s employer.

If an executive breaches any of the restrictions above, then in addition to any other rights it may have under law or in equity, the employing company may seek temporary restraining orders and temporary and permanent injunctions to specifically enforce the restrictions, without the necessity of proving actual damages.

The term “non-competition period” means:

•	a period of one year after termination of the executive’s employment, in the case of a termination by the employing company for cause or disability, or by the executive without good reason;

•	for the longer of (1) one year or (2) the remainder of the term of the employment agreement, in the case of termination by the employing company without cause or by the executive with good reason; or

•	in the case of expiration of the employment agreement, (1) if the employing company elects not to renew the employment agreement, a period of six months after termination with respect to the executive’s covenant not to solicit employees, but the executive need not abide by the obligation not to compete or not to solicit clients or (2) if the executive elects not to renew, a period of six months after termination, provided that, during the six-month term, the employing company continues to pay the executive his or her then-current base salary.

Governing Law

The employment agreements will be interpreted and enforced in conformity with the laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

Description of Specific Employment Agreements

The following table sets forth certain specific terms as to each individual employment agreement to be entered into, effective as of the effective time of the merger, by each of Dawson and TGC with certain of their respective key employees.

			Annual	Perquisites/
Executive	Employing Company	Title	Base Salary	Benefits(1)

Stephen C. Jumper	Dawson	President and Chief Executive Officer	$385,000	$9,900
Wayne A. Whitener	TGC	President	300,000	9,900
Daniel G. Winn	TGC	Vice President	193,000	9,300
James K. Brata	TGC	Vice President	180,000	8,700

(1)	Based on the estimated annual cost of providing a vehicle, fuel, insurance, maintenance, repair and other reasonable costs.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of TGC common stock and is the opinion of Baker Botts and Haynes and Boone insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinions of counsel are included as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations and assumptions upon which the opinions are based and are subject to the limitations, qualifications and assumptions set forth below and in the opinions. This discussion is not binding on the IRS. It is based upon the Code, applicable Treasury regulations, and judicial and administrative rulings and decisions, all as in effect as of the date hereof. These laws, rulings and decisions are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion addresses only those shareholders who hold their shares of TGC common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to particular TGC shareholders in light of their particular circumstances, or to TGC shareholders who are subject to special rules, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	S corporations, partnerships or other pass through entities for U.S. federal income tax purposes;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	holders who are not U.S. holders, as defined below;

•	persons subject to U.S. alternative minimum tax;

•	persons who hold shares of TGC common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	holders who acquired their shares of TGC common stock upon the exercise of options or similar derivative securities or otherwise as compensation.

In addition, tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed herein. TGC shareholders are urged to consult their tax advisors as to the specific tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

For purposes of this discussion, a U.S. holder means a beneficial owner of TGC common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or any political subdivision thereof, or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The U.S. federal income tax consequences of the merger to a partner in any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and holds TGC common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership that holds TGC common stock are urged to consult their own tax advisors as to the specific tax consequences of the merger to them.

Qualification of the Merger as a Reorganization and Tax Opinions

It is a condition to the closing of the merger that Baker Botts and Haynes and Boone deliver opinions, dated as of the date of closing, to Dawson and TGC, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Although under the merger agreement Dawson or TGC may waive the condition requiring the receipt of the tax opinions, neither Dawson nor TGC intends to waive this closing condition. If either Dawson or TGC waives the condition, and the resulting change in tax consequences to TGC shareholders would be material, Dawson and TGC have undertaken to recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Each tax opinion included as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part is and each tax opinion delivered at closing will be based on certain representations made by Dawson, Merger Sub and TGC, including factual representations and certifications contained in officers’ certificates to be delivered at closing by Dawson, Merger Sub and TGC. Each tax opinion included as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part assumes and each tax opinion delivered at closing will assume that each of the representations and certifications is true, correct and complete on the effective date of the merger without regard to any knowledge or other limitation. Furthermore, each tax opinion included as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part is and each tax opinion delivered at closing will be subject to certain other assumptions, limitations and qualifications. If any of the representations, certifications or assumptions relied upon in the tax opinions is inaccurate, incomplete or untrue, the tax opinions may not be relied upon, and the discussion below, which assumes that the merger will qualify as a “reorganization” under Section 368(a) of the Code, may not accurately describe the tax consequences of the merger. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not disagree with or challenge the conclusions set forth in the opinions or described herein or that a court would not sustain such a challenge.

Material U.S. Federal Income Tax Consequences if the Merger Qualifies as a Tax-Free Reorganization

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the merger will have the following U.S. federal income tax consequences to U.S. holders of TGC common stock:

•	a U.S. holder whose TGC common stock is exchanged in the merger for Dawson common stock will not recognize gain or loss in the merger, except with respect to cash, if any, received in lieu of a fractional share of Dawson common stock;

•	a U.S. holder’s aggregate tax basis in the Dawson common stock received in the merger, including any fractional share deemed received and redeemed as described below, will equal the aggregate tax basis of the TGC common stock surrendered by such U.S. holder in the merger;

•	a U.S. holder’s holding period for the Dawson common stock received in the merger will include the U.S. holder’s holding period for the TGC common stock surrendered in the merger; and

•	a U.S. holder who receives cash in lieu of a fractional share of Dawson common stock in the merger will be treated as having received the fractional share in the merger and then as having received the cash in redemption of such fractional share. As a result, such a U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the U.S. holder’s tax basis allocable to such fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for the TGC stock exchanged for cash in lieu of the fractional Dawson common share is more than one year as of the effective date of the merger. The deductibility of capital losses is subject to limitations.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Tax-Free Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of TGC common stock will recognize capital gain or loss equal to the difference between (1) the sum of the fair market value of the shares of Dawson common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger (e.g., cash received in lieu of a fractional share of Dawson common stock) and (2) its adjusted tax basis in the shares of TGC common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of TGC common stock exchanged in the merger.

Backup Withholding and Information Reporting

Cash received in the merger by a U.S. holder of TGC common stock (e.g., in lieu of a fractional share of Dawson common stock) may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security numbers) and otherwise complies with all applicable requirements of the backup withholding rules. To prevent backup withholding, each U.S. holder of TGC common stock must complete the IRS Form W-9 or a substitute Form W-9 which will be provided with the transmittal form. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

If a U.S. holder who receives Dawson stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the TGC stock surrendered by such U.S. holder, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any TGC shareholder who, immediately before the merger, (1) owned at least five percent (by vote or value) of the TGC common stock or (2) owned TGC securities with a tax basis of $1 million or more.

The foregoing discussion is not intended to be legal or tax advice to any particular TGC shareholder. Tax matters regarding the merger are very complicated and the tax consequences of the merger to any particular TGC shareholder will depend on that shareholder’s particular situation. TGC shareholders are urged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

COMPARISON OF SHAREHOLDER RIGHTS

Each of Dawson and TGC are Texas corporations. As such, the rights of Dawson and TGC shareholders are governed by the laws of the State of Texas. Additionally, the rights of Dawson shareholders are governed by Dawson’s second restated articles of incorporation and second amended and restated bylaws, as amended, and the rights of TGC shareholders are governed by TGC’s restated articles of incorporation and amended and restated bylaws.

After the merger, all TGC shareholders will become shareholders of Dawson. Accordingly, their rights will be governed by Dawson’s second restated articles of incorporation and second amended and restated bylaws, as amended. While the rights and privileges of TGC shareholders are, in many instances, comparable to those of Dawson shareholders, there are some differences. These differences arise from differences between the respective articles of incorporation and bylaws of Dawson and TGC.

The following discussion summarizes the material differences as of the date of this document between the rights of Dawson shareholders and the rights of TGC shareholders. The following discussion is only a summary and does not purport to be a complete description of all the differences. Please consult the respective articles of incorporation and bylaws of Dawson and TGC, each as amended, restated, supplemented or otherwise modified from time to time and as filed with the SEC, for a more complete understanding of these differences. See “Where You Can Find More Information” beginning on page 150.

Dawson	TGC

Capital Stock

Dawson is authorized to issue:	TGC is authorized to issue:

• 50,000,000 shares of common stock, par value $0.33 1/3 per share, of which 7,910,885 were issued and outstanding as of July 8, 2011; and	• 25,000,000 shares of common stock, par value $0.01 per share, of which 19,277,770 were issued and outstanding as of July 8, 2011; and

•   5,000,000 shares of preferred stock, of which 500,000 have been designated Series A Junior Participating Preferred Stock, par value $1.00 per share, or Dawson Series A preferred stock, and reserved for issuance upon exercise of the rights described under “— Rights Plan” below.
• 4,000,000 shares of preferred stock, of which none are issued and outstanding.

Rights Plans

Pursuant to a rights agreement, effective as of July 23, 2009, between Dawson and Mellon Investors Services LLC, as rights agent, Dawson shareholders may purchase one one-hundredth of a share of Dawson Series A preferred stock at a purchase price of $130.00 per such fractional share, subject to adjustment, for each share of Dawson common stock they own.	TGC is not a party to any rights agreement or a similar plan.

These rights are exercisable only upon a “distribution date” and, unless earlier redeemed or exchanged, expire at the close of business on July 23, 2019. A distribution date will occur, with certain exceptions, upon the earlier of (1) 10 days after public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Dawson common stock or (2) 10 business days following commencement of a tender or exchange offer that would result in a person acquiring beneficial ownership of 15% or more of the outstanding shares of Dawson common stock.

Dawson	TGC

These rights will not be exercisable in connection with the merger or any of the other transactions contemplated by the merger agreement.

Anti-Takeover Provisions

See “— Rights Plan” above.	The affirmative vote of the holders of 80% or more of the issued and outstanding shares of TGC common stock at a duly called meeting is required to approve or authorize (1) any merger or consolidation of TGC with or into another company, or (2) any sale of all or substantially all of TGC’s assets to another company.

As discussed throughout this joint proxy statement/prospectus, the merger cannot be consummated unless holders of 80% or more of the issued and outstanding shares of TGC common stock approve the merger agreement at the TGC special meeting.

Number of Directors

The Dawson board of directors must consist of not less than five nor more than fifteen directors, with the exact number fixed from time to time by (1) resolution of the Dawson board of directors or (2) Dawson shareholders at an annual meeting of shareholders.
The TGC board of directors must consist of not less than one nor more than nine directors, with the exact number fixed from time to time by resolution of the TGC board of directors

Currently, there are six directors on the TGC board of directors.

Currently, there are eight directors on the Dawson board of directors. At the effective time of the merger, we expect the Dawson board of directors to be increased to 10 directors.

Classification of Board of Directors

Dawson has one class of directors and Dawson’s second restated articles of incorporation does not provide for a classified board of directors. Dawson’s directors are generally elected to hold office until the next annual meeting of shareholders.	TGC’s amended and restated bylaws provide that if TGC’s board of directors consists of 9 directors, upon resolution of the TGC board of directors, the directors may be divided into three equal classes, with each class having a staggered three-year term.

Currently TGC has one class of directors and directors are generally elected to serve until the annual meeting of shareholders for the year in which their term expires.

Removal of Directors

A Dawson director or the entire board of directors may be removed, with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of a majority of the issued and outstanding shares of Dawson common stock.	A TGC director may be removed prior to the end of his or her term only for cause at a special or annual meeting of shareholders by the affirmative vote of the holders of 80% or more of the issued and outstanding shares of TGC common stock if notice of intention to act upon such matter has been given in the notice calling such meeting.

Special Meeting of Shareholders

Special meetings of Dawson shareholders (1) may be called by the board of directors, the chairman of the board, the Chief Executive Officer or the President or (2) shall be called by the President or the Secretary	Special meetings of TGC shareholders may be called (1) by the President or the board of directors acting pursuant to a resolution adopted by a majority of the entire board or (2) by the holders of at least 10% of

Dawson	TGC

on the written request of the holders of not less than the minimum percentage of shares of Dawson entitled to vote at the proposed special meeting that is	all the shares entitled to vote at the proposed special meeting.
specified by Dawson’s second restated articles of incorporation as necessary to call a special meeting of shareholders (or in the absence of such specification, the minimum percentage necessary to call a special meeting specified by Texas law).

Shareholder Nominations

Any shareholder entitled to vote in the election of directors may nominate a person for election to the Dawson board of directors. We refer to such nominating shareholder as the nominator. Any such nomination must be in writing and timely.

To be timely in connection with an annual meeting of shareholders, such notice, setting forth the name and address of the person to be nominated, must be delivered to or mailed and received at Dawson’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the immediately preceding year’s annual meeting of shareholders was held; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, notice by the nominator to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the last to occur of the close of business on (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which Dawson first makes public announcement of the date of such meeting by (A) a mailing to shareholders, (B) a press release or (C) a filing with the SEC pursuant to Section 13(a) or 14(a) of the Exchange Act.

To be timely in connection with elections of directors at a special meeting of the shareholders, such notice, setting forth the name of the person to be nominated, must be delivered to or mailed and received at Dawson’s principal executive offices not less than 40 days nor more than 60 days prior to the date of such meeting; provided, however, that in the event that less than 47 days’ notice or prior public disclosure of the date of the special meeting of the shareholders is given or made to the shareholders, the nominator’s notice to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of date of the meeting was mailed or such public disclosure was made.	Nominations by shareholders of persons for election to the board of directors may be made at an annual meeting of shareholders by any shareholder of record in accordance with the proper notice provisions.

For a nomination to be properly made by a shareholder, the record shareholder’s notice of nomination must be received by the Secretary at the principal executive offices of the corporation not less than 60 or more than 90 days prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that if the meeting is convened more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the record shareholder to be timely must be so received not later than the close of business on the later of: (1) the 90th day before such annual meeting; or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the TGC board of directors is increased, and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the board of directors made by the corporation at least ten days before the last day a record shareholder may deliver a notice of nomination in accordance with the preceding sentence, a record shareholder’s notice herein required shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement was first made by the corporation. In no event may an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a record shareholder’s notice.
A nominator must also submit written evidence, reasonably satisfactory to the Secretary, that the

Dawson	TGC

nominator is a shareholder of Dawson and must identify in writing (1) the name and address of the nominator, (2) the number of shares of each class of capital stock of Dawson owned beneficially by the nominator, (3) the name and address of each of the persons with whom the nominator is acting in concert, (4) the number of shares of capital stock beneficially owned by each such person with whom the nominator is acting in concert, and (5) a description of all arrangements or understandings between the nominator and each nominee and any other persons with whom the nominator is acting in concert pursuant to which the nomination or nominations are to be made. The nominator must also submit in writing (1) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Exchange Act and (2) a notarized affidavit executed by each such proposed nominee to the effect that, if elected as a member of the Dawson board of directors, he will serve and that he is eligible for election as a member of the Dawson board of directors.

Shareholder Proposals

At any annual meeting of shareholders, only such business shall be conducted as shall be a proper subject for the meeting and shall have been properly brought before the meeting. To be properly brought before an annual meeting of shareholders, business must (1) be specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the Dawson board of directors (or any duly authorized committee thereof), (2) otherwise be properly brought before the meeting by or at the direction of the chairman of the meeting or the board of directors (or any duly authorized committee thereof) or (3) otherwise (A) be properly requested to be brought before the meeting by a shareholder of record entitled to vote in the election of directors generally, and (B) constitute a proper subject to be brought before such meeting.

Any shareholder who intends to bring any matter (other than a matter relating to (1) any nomination of directors or (2) any alteration, amendment or repeal of the bylaws or any adoption of new bylaws) before an annual meeting of shareholders and is entitled to vote on such matter must deliver written notice of such shareholder’s intent to bring such matter before the annual meeting of shareholders, either by personal delivery or by United States mail, postage prepaid, to the Secretary.	The proposal by shareholders of business to be transacted by the shareholders may be made at an annual meeting of shareholders.

For business to be properly brought before an annual meeting by a record shareholder, (1) the record shareholder must have given timely notice thereof in writing to the Secretary; and (2) any such business must be a proper matter for shareholder action under Texas law.

To be timely, a record shareholder’s notice must be received by the Secretary at TGC’s principal executive offices not less than 60 or more than 90 days prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that if the meeting is convened more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the record shareholder to be timely must be so received not later than the close of business on the later of: (1) the 90th day before such annual meeting; or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

Such notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the immediately

Dawson	TGC

preceding year’s annual meeting of shareholders was held; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the last to occur of the close of business on (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which the Corporation first makes public announcement of the date of such meeting by (A) a mailing to shareholders, (B) a press release or (C) a filing with the SEC pursuant to Section 13(a) or 14(a) of the Securities and Exchange Act.

Indemnification

Dawson’s amended and restated bylaws, as amended, provide for mandatory indemnification, to the fullest extent permitted by Texas law, of each person who is or was made a party or is threatened to be made a party to or involved in any actual or threatened action, suit or proceeding because the person is or was an officer, director, employee or agent of Dawson.	TGC’s restated articles of incorporation and amended and restated bylaws provide for mandatory indemnification to the fullest extent permitted by Texas law, of each person who is or was made a party or is threatened to be made a party to or involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because the person is or was an officer or director of TGC or served at the request of TGC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

Amendments to Articles of Incorporation

Amendment of the second restated articles of incorporation requires the approval of (1) the Dawson board of directors and (2) the holders of at least two-thirds of the outstanding shares entitled to vote upon the proposed amendment.	Generally, amendment of the restated articles of incorporation requires the approval of (1) the TGC board of directors and (2) the holders of at least two-thirds of the outstanding shares entitled to vote upon the proposed amendment.

However, approval of the holders of at least 80% of the outstanding shares entitled to vote upon the proposed amendment is required to amend or repeal Article 7 of the restated articles of incorporation.

Amendments to Bylaws

Dawson’s amended and restated bylaws may be altered or repealed at any regular or special meeting at which a quorum is present or represented, by the affirmative vote of a majority of the shares entitled to vote at such meeting or by the affirmative vote of a majority of the Dawson board of directors at any regular or special meeting of the board.	TGC’s amended and restated bylaws may be altered or repealed at any regular or special meeting at which a quorum is present or represented, by the affirmative vote of a majority of the TGC board of directors. This power is subject to repeal or change by action of TGC shareholders.

EXPERTS

Dawson

The financial statements of Dawson Geophysical Company as of September 30, 2010 and 2009, and for each of the years in the three-year period ended September 30, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TGC

The financial statements of TGC Industries, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of Lane Gorman Trubitt, P.L.L.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information is based on the historical financial information of Dawson and the historical consolidated financial information of TGC incorporated by reference into this joint proxy statement/prospectus and has been prepared to reflect the proposed merger of Merger Sub with and into TGC. The data in the unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2011 assume the proposed merger of Merger Sub with and into TGC was completed on that date. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended September 30, 2010 and for the six months ended March 31, 2011 assume the proposed merger was completed October 1, 2009, the first day of Dawson’s 2010 fiscal year.

Dawson’s audited statement of income for the fiscal year ended September 30, 2010 has been combined with TGC’s audited consolidated statement of income for the fiscal year ended December 31, 2010. The unaudited pro forma condensed combined statement of income for the six months ended March 31, 2011 combines the historical statement of income of Dawson for the six months ended March 31, 2011 and the historical consolidated statement of income of TGC for the fourth quarter ended December 31, 2010 and the first quarter ended March 31, 2011, and gives effect to the merger as if it had been completed on October 1, 2009, the first day of Dawson’s 2010 fiscal year.

The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical financial statements and related notes thereto of Dawson and TGC, which are incorporated by reference from their respective Annual Reports on Form 10-K for the fiscal years ended September 30, 2010 and December 31, 2010, respectively, as well as Dawson’s and TGC’s respective Quarterly Reports on Form 10-Q for the period ended March 31, 2011, and other information included in or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of Dawson had (1) the proposed merger of Merger Sub with and into TGC occurred on March 31, 2011 and/or (2) the proposed merger of Merger Sub with and into TGC occurred on October 1, 2009.

The historical financial information has been adjusted in the unaudited pro forma condensed combined consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. All pro forma financial information uses Dawson’s period-end dates and no adjustments were made to TGC’s information for its different period-end dates.

The unaudited pro forma condensed combined consolidated financial information was prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the proposed merger of Merger Sub with and into TGC have been, and the proposed merger will be, accounted for under the acquisition method of accounting under GAAP, whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date. The purchase price will be determined on the basis of the fair value of common shares of Dawson on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this unaudited pro forma condensed combined consolidated financial information was based on the exchange ratio of 0.188 and the number of TGC shares outstanding and the closing price of Dawson common stock as of May 13, 2011. The estimated purchase price does not include an estimate of cash payable in lieu of fractional shares which is required pursuant to the terms of the merger agreement, as information is not readily available to estimate such amount. Dawson anticipates that the amount of any such cash payment will be immaterial. At this time, Dawson has not performed detailed valuation analyses to determine the fair values of TGC’s assets and liabilities, and accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, and such changes may be material. Additionally, Dawson has not yet performed the necessary analysis to identify all of the adjustments that may be required to conform TGC’s accounting policies to Dawson’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of TGC’s assets and liabilities, including, but not limited to, property, plant and equipment and intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in the information contained in this unaudited pro forma condensed combined consolidated financial information. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the price per share of Dawson common stock on the date the merger is completed, the number of shares of TGC common stock outstanding on the same date, and, should the 10-day average VWAP of Dawson common stock on NASDAQ during the 10 consecutive trading days ending on [ • ], 2011 (which is the date that is two business days prior to the special meetings) be less than $32.54 or greater than $52.54, any adjustment to the exchange ratio that may be negotiated as provided in the merger agreement. Accordingly, once the necessary procedures have been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information.

Additionally, Dawson expects to incur costs associated with integrating the operations of Dawson and TGC. The unaudited pro forma condensed combined consolidated financial information does not reflect the cost of any integration activities or benefits from the merger that may be derived from any integration activities, both of which could have a material effect on the results of operations in periods following the completion of the merger. In addition, the unaudited pro forma condensed combined consolidated financial information does not include costs directly attributable to the transaction, employee retention costs or professional fees incurred by Dawson or TGC pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2011

					Pro Forma
	Historical		Pro Forma		Condensed
	Dawson	TGC	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$13,602,000	$15,466,000	$—		$29,068,000
Short-term investments	5,500,000	—	—		5,500,000
Accounts receivable, net of allowance for doubtful accounts	68,704,000	27,694,000	3,147,000	(a)(d)	99,545,000
Cost and estimated earning in excess of billings on uncompleted contracts		2,859,000	(2,859,000)	(d)	—
Prepaid expenses and other assets	11,951,000	726,000	(82,000)	(a)(b)	12,595,000
Current deferred tax asset	1,795,000	—	471,000	(e)(g)	2,266,000

Total current assets	101,552,000	46,745,000	677,000		148,974,000
Property, plant and equipment	280,511,000	134,117,000	(60,634,000)	(f)	353,994,000
Less accumulated depreciation	(141,449,000)	(80,979,000)	80,979,000	(f)	(141,449,000)

Net property, plant and equipment	139,062,000	53,138,000	20,345,000		212,545,000
Other assets	—	63,000	(63,000)	(b)	—
Oil and gas interest			361,000	(h)	361,000
Intangible			22,850,000	(i)	22,850,000
			—
Goodwill	—	202,000	39,087,000	(j)	39,289,000

Total assets	$240,614,000	$100,148,000	$83,257,000		$424,019,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,748,000	$13,470,000	$2,998,000	(c)(m)	$36,216,000
Accrued liabilities:		3,326,000	(3,326,000)	(c)	—
Payroll costs and other taxes	4,231,000	—	1,815,000	(c)	6,046,000
Other	8,426,000	—	2,121,000	(c)(e)	10,547,000
Deferred revenue	3,994,000	—	7,312,000	(d)	11,306,000
Billings in excess of costs and estimated earnings on uncompleted contracts	—	5,810,000	(5,810,000)	(d)	—
Federal and state income taxes payable	—	2,048,000	(2,048,000)	(e)	—
Current maturities of notes payable	—	5,473,000	267,000	(k)	5,740,000
Current maturities of capital lease obligations	—	1,148,000	—		1,148,000

Total current liabilities	36,399,000	31,275,000	3,329,000		71,003,000
Non-current liabilities:
Notes payable, less current maturities	—	3,785,000	154,000	(k)	3,939,000
Capital lease obligations, less current maturities	—	1,380,000	—		1,380,000
Long-term deferred tax liability	19,188,000	4,297,000	14,929,000	(g)	38,414,000
Commitments and contingencies	—	—	—		—

Total non-current liabilities	19,188,000	9,462,000	15,083,000		43,733,000
Stockholders’ equity:
Preferred stock	—	—			—
Common stock	2,640,000	193,000	1,013,000	(l)	3,846,000
Additional paid-in capital	91,730,000	27,567,000	97,043,000	(l)	216,340,000
Accumulated other comprehensive income, net of tax	—	1,478,000	(1,478,000)		—
Retained earnings	90,657,000	30,430,000	(31,990,000)	(d)(m)	89,097,000
Treasury stock	—	(257,000)	257,000	(l)	—

Total stockholders’ equity	185,027,000	59,411,000	64,845,000		309,283,000

Total liabilities and stockholders’ equity	$240,614,000	$100,148,000	$83,257,000		$424,019,000

See accompanying notes to the unaudited pro forma condensed combined consolidated financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED SEPTEMBER 30, 2010

	Historical					Pro Forma
	DAWSON	TGC	Pro Forma			Condensed
	Year End	Year End	Adjustments			Combined

Operating revenues	$205,272,000	$108,319,000	$10,284,000	(n	)	$323,875,000
Operating costs:
Operating expenses	185,588,000	85,933,000	10,387,000	(n	)	281,908,000
General and administrative	7,131,000	6,894,000				14,025,000
Depreciation and amorization	27,126,000	15,344,000	2,547,000	(o	)	45,017,000

	219,845,000	108,171,000	12,934,000			340,950,000
(Loss) income from operations	(14,573,000)	148,000	(2,650,000)			(17,075,000)
Other income (expense):
Interest income	185,000	—				185,000
Interest expense	—	(791,000)	328,000	(q	)	(463,000)
Other income	398,000	—				398,000

Loss before income tax	(13,990,000)	(643,000)	(2,322,000)			(16,955,000)
Income tax benefit (expense):
Current	7,102,000	(433,000)	(96,000)	(p	)	6,573,000
Deferred	(2,464,000)	(147,000)	951,000	(p	)	(1,660,000)

	4,638,000	(580,000)	855,000			4,913,000

Net loss	$(9,352,000)	$(1,223,000)	$(1,467,000)			$(12,042,000)

Basic loss per common share	$(1.20)	$(0.06)				$(1.06)

Diluted loss per common share	$(1.20)	$(0.06)				$(1.06)

Weighted average equivalent common shares outstanding	7,777,404	19,202,804				11,394,309

Weighted average equivalent common shares outstanding- assuming dilution	7,777,404	19,202,804				11,394,309

See accompanying notes to the unaudited pro forma condensed combined consolidated financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT
FOR THE SIX MONTHS ENDED MARCH 31, 2011

	Historical					Pro Forma
	DAWSON	TGC	Pro Forma			Condensed
	3/31/11	3/31/11	Adjustments			Combined

Operating revenues	$150,990,000	$82,948,000	$6,211,000	(n	)	$240,149,000
Operating costs:
Operating expenses	139,893,000	59,348,000	6,286,000	(n	)	205,527,000
General and administrative	5,592,000	4,387,000	(1,560,000)	(r	)	8,419,000
Depreciation and amortization	14,867,000	8,286,000	435,000	(o	)	23,588,000

	160,352,000	72,021,000	5,161,000			237,534,000
(Loss) income from operations	(9,362,000)	10,927,000	1,050,000			2,615,000
Other income (expense):
Interest income	31,000	—				31,000
Interest expense	—	(365,000)	234,000	(q	)	(131,000)
Other income	582,000	—				582,000

(Loss) income before income tax	(8,749,000)	10,562,000	1,284,000			3,097,000
Income tax benefit (expense)	2,225,000	(4,090,000)	125,000	(p	)	(1,740,000)

Net (loss) income	$(6,524,000)	$6,472,000	$1,409,000			$1,357,000

Basic (loss) income per common share	$(0.84)	$0.34				$0.12

Diluted (loss) income per common share	$(0.84)	$0.33				$0.12

Weighted average equivalent common shares outstanding	7,793,836	19,209,084				11,410,741

Weighted average equivalent common shares outstanding- assuming dilution	7,793,836	19,498,771				11,568,299

See accompanying notes to the unaudited pro forma condensed combined consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805-10, “Business Combinations — Overall,” or ASC 805-10. Dawson will account for the transaction by using Dawson’s historical information and accounting policies and adding the assets and liabilities of TGC as of the completion date of the merger at their respective fair values. Pursuant to ASC 805-10, under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 3, Estimate of Consideration Expected to be Transferred, will be measured at the closing date of the merger using the market price of Dawson common stock at that time. Therefore, this may result in a per share equity value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined consolidated financial information. The assets and liabilities of TGC have been measured based on various preliminary estimates using assumptions that Dawson management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. Because of antitrust regulations, there are limitations on the types of information that can be exchanged between Dawson and TGC at this current time. Until the merger is completed, Dawson will not have complete access to all relevant information.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of TGC as of the effective date of the merger will be allocated to goodwill in accordance with ASC 805-10. The purchase price allocation is subject to finalization of Dawson’s analysis of the fair value of the assets and liabilities of TGC as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined consolidated financial information is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined consolidated financial information, Dawson used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure — Overall,” or ASC 820-10, which established a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Dawson may be required to value assets of TGC at fair value measures that do not reflect Dawson’s intended use of those assets. Use of different estimates and judgments could yield different results.

Under ASC 805-10, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects $1.56 million of anticipated acquisition-related transaction costs for Dawson as an increase in accounts payable with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma condensed combined statements of income because they will not have a continuing impact on the combined results.

The unaudited pro forma condensed combined consolidated financial information does not reflect the expected realization of synergies from this transaction. Although Dawson management expects that costs savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined consolidated financial information also does not reflect estimated restructuring and integration charges associated with the expected cost savings. Such restructuring and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

integration charges will be expensed in the appropriate accounting periods following the completion of the merger.

The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2010 combines the historical statement of income of Dawson for the fiscal year ended September 30, 2010 and the historical consolidated statement of income of TGC for the year ended December 31, 2010, and gives effect to the merger as if it had been completed on October 1, 2009, the first day of Dawson’s 2010 fiscal year.

The unaudited pro forma condensed combined statement of income for the six months ended March 31, 2011 combines the historical statement of income of Dawson for the six months ended March 31, 2011 and the historical consolidated statement of income of TGC for the six months ended March 31, 2011, and gives effect to the merger as if it had been completed on October 1, 2009, the first day of Dawson’s 2010 fiscal year.

2.	Accounting Policies

Upon completion of the merger, Dawson will perform a detailed review of TGC’s accounting policies. As a result of that review, Dawson may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Based on an initial review, Dawson became aware of the following accounting policy differences. The conforming entries are detailed below in the pro forma entry footnotes. The significant accounting policies are:

•	Dawson records third party reimbursable amounts billed to clients at the gross amount as a component of operating revenues and expenses in our statement of operations and as accounts receivable and accounts payable in the balance sheet. TGC does not reflect these reimbursed charges on their statement of operations and records them as a component of costs in excess of billings in the balance sheet. See Note 5: item (d) below.

•	Dawson uses longer estimated useful lives than TGC for its recording and vibroseis equipment when calculating depreciation expense.

•	Dawson records all internal labor as incurred in operating expenses in the statement of operations, while TGC records certain departmental costs pro rata as revenues are recognized. See Note 5: item (d) below.

3.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of TGC:

	Conversion	Estimated Fair
	Calculation	Value

Number of shares of TGC common stock outstanding as of May 13, 2011		19,238,856
Multiplied by the exchange ratio of 0.188, multiplied by Dawson’s average high and low price as of May 13, 2011 of $34.12	3,616,905	$123,409,000
Fair value of vested stock options pertaining to pre-merger service to be assumed by Dawson(a)		2,407,000

Estimate of consideration expected to be transferred(b)		$125,816,000

(a)	Represents the fair value of TGC’s stock options for pre-merger services. ASC 805-10 requires that the fair value of awards assumed attributable to pre-merger service be included in the consideration transferred. The fair value of TGC’s stock options was estimated as of May 13, 2011 to be $2,407,000 using the Black-Scholes valuation model utilizing the assumptions noted below.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Assumptions used for the valuation of TGC’s stock options:

Stock Price	$6.31
Original Grant Price	$3.78
Expected Term	2.2 years
Expected Volatility	61.11%
Risk free interest rate	0.65%
Expected dividend yield	—

The expected volatility of TGC’s stock price is based on average historical volatility which is based on observations and a duration consistent with the expected life assumption. The weighted average expected life of the options are calculated using the simplified method by using the option’s expiration date. The risk-free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the options.

(b)	The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined consolidated financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC 805-10, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $34.12 assumed in the unaudited pro forma condensed combined consolidated financial information and that difference may be material. Assuming a $1.00 change in Dawson’s closing common stock price, the estimated consideration transferred excluding any value associated with stock options assumed by Dawson would increase or decrease by approximately $3.6 million, which would be reflected in the unaudited pro forma condensed combined consolidated financial information as an increase or decrease to goodwill.

4.	Estimate of the Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Dawson in the merger, reconciled to the estimate of consideration expected to be transferred:

(In thousands)

Book value of net assets acquired at March 31, 2011	$59,411
Less: TGC’s historical goodwill	(202)

Adjusted book value of net assets acquired	$59,209

Adjustments to:
Accounts receivables and deferred revenue	$(1,359)
Property, plant and equipment	20,345
Intangible assets	22,850
Oil and gas interest	361
Notes payable	(421)
Current/deferred taxes	(14,458)
Goodwill	39,289

Total adjustments	$66,607

Estimate of consideration expected to be transferred	$125,816

The following is a discussion of the adjustments made to TGC’s assets and liabilities in connection with the preparation of the unaudited pro forma condensed combined consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Property, plant and equipment:  As of the effective time of the merger, fixed assets are required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Dawson does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets, nor does it know the appropriate valuation premise, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value.

Intangible assets:  As of the effective time of the merger, intangible assets which are identifiable are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined consolidated financial information, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of intangible assets is determined primarily using the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method.

At this time, Dawson does not have sufficient information as to the amount, timing and likelihood of cash flows for the purposes of valuing the intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, includes: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of the unaudited pro forma condensed combined consolidated financial information, Dawson used public information on other comparable acquisition transactions to estimate the fair value of the intangible assets (in thousands) and their weighted-average useful lives (in years) estimated as follows:

		Weighted-Average
	Estimated	Estimated
	Fair Value	Useful Life

Trademarks	$7,448	10 years
Customer relationships	13,162	15 years
Other intangible assets	2,240	1 year

	$22,850

The annual impact of the incremental amortization expense is estimated to be $4 million per year following the merger.

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial information. A 20% change in the valuation of definite-lived intangible assets would cause a corresponding $800,000 increase or decrease in amortization during the first year following the merger. Once Dawson has full access to the specifics of TGC’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

values and their useful lives could be impacted by a variety of factors that may become known to Dawson only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger.

Notes payable:  As of the effective time of the merger, debt is required to be measured at fair value. The estimated fair value of notes payable is disclosed in TGC’s historical financial statements for the six months ended March 31, 2011, which is included elsewhere in this joint proxy statement/prospectus, and this disclosure is the basis for the $421,000 adjustment to increase notes payable. The ultimate adjustment for the fair value of notes payable may vary significantly at the merger completion date based on market conditions at that time.

Deferred income tax liabilities:  As of the effective time of the merger, adjustments will be made for deferred taxes as part of the accounting for the acquisition. The $14,458,000 deferred tax adjustment reflects the estimated deferred tax liability impact of the acquisition on the balance sheet, primarily related to estimated fair value adjustments for acquired tangible and intangible assets. For purposes of the unaudited pro forma condensed combined consolidated financial information, deferred taxes are provided at the TGC deferred tax rate of 34.66%, which includes the U.S. federal statutory income tax rate plus the estimated state rate at which the deferred tax items will turn in future periods. This rate does not reflect Dawson’s effective tax rate, which includes other tax items, such as state taxes, as well as other tax charges or benefits and does not take into account any historical or possible future tax events that may impact the combined company. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change. See Note 7, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item (g).

As of the effective time of the merger, except as specifically precluded by GAAP, contingencies are required to be measured at fair value, if the acquisition date fair value of the asset or liability arising from a contingency can be determined. If the acquisition date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, “Contingencies”, or ASC 405. As disclosed in TGC’s consolidated financial statements for its year ended December 31, 2010, which is included elsewhere in this joint proxy statement/prospectus, TGC is involved in pending litigation and various other legal proceedings. However, Dawson does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. This valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the closing date. As required, TGC currently accounts for these contingencies under ASC 405. Since TGC’s management, unlike Dawson’s management, has full and complete access to relevant information about these contingencies, Dawson believes that it has no basis for modifying TGC’s current application of these standards. Therefore, for the purpose of the unaudited pro forma condensed combined consolidated financial information, Dawson has not adjusted TGC’s book values for contingencies. This assessment is preliminary and subject to change.

In addition, TGC has not recorded provisions for uncertain tax positions, as disclosed in TGC’s consolidated financial statements for the quarter ended March 31, 2011, which is included elsewhere in this joint proxy statement/prospectus. Dawson currently does not have sufficient information to reasonably estimate any potential modifications to TGC’s provisions for uncertain tax positions. Accordingly, for the purpose of the unaudited pro forma condensed combined consolidated financial information, Dawson has not adjusted TGC’s assessment. This assessment is preliminary and subject to change.

Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identifiable assets acquired and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing, on at least an annual basis. The goodwill resulting from this transaction is not expected to be deductible for income tax purposes.

5.	Reclassifications

Certain reclassifications have been made to TGC’s historical statements of income to conform to Dawson’s presentation as follows:

Item (a):  An increase of $145,000 to accounts receivable, net of allowance for doubtful accounts reflects the reclassification of TGC’s client charges of $59,000 and advances of $86,000 from prepaid and other assets to conform to the combined entity’s presentation.

Item (b):  The adjustment to prepaid and other assets reflects the reclassification of TGC’s prepaid deposits of $63,000 from other assets to conform to the combined entity’s presentation.

Item (c):  The adjustment to accounts payable of $1,438,000 for incidental payables and professional fees, payroll cost and other taxes of $1,815,000, and other of $73,000 reflects the reclassification out of TGC’s accrued liabilities of $3,326,000 to conform to the combined entity’s presentation.

Item (d):  The adjustments to costs and estimated earnings in excess of billings on uncompleted contracts and billings in excess of costs and estimated earnings on uncompleted contracts reflects the reclassifications to conform to the combined entity’s presentation. (1) TGC reflects balances in these accounts net while Dawson reflects them gross. (2) TGC records costs of certain internal departments pro rata as revenues are recognized while Dawson records expense for all internal labor as incurred. See Note 2 above regarding differences in significant accounting policies.

Item (e):  The adjustment of $2,048,000 federal and state income taxes payable reflects the reclassification of TGC’s accrued tax liabilities to accrued liabilities other to conform to the combined entity’s presentation.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Item (f):  Reflects an estimated fair value adjustment of $20,345,000 to property, plant and equipment based on preliminary due diligence and information from third parties. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date.

Item (g):  Reflects the estimated deferred tax impact of $471,000 to current deferred tax assets and $14,929,000 to long-term deferred tax liabilities. These adjustments reflect the estimated deferred tax and accrued tax payable impacts of the acquisition on the balance sheet, primarily related to the estimated fair value adjustments for acquired intangible assets and fair value of property, plant and equipment. For purposes of the unaudited pro forma condensed combined consolidated financial information, deferred taxes are provided at the TGC deferred tax rate of 34.66%, which includes the U.S. federal statutory income tax rate plus the estimated state tax rate at which the deferred tax items will turn in future periods. This rate does not reflect Dawson’s effective tax rate, which includes other tax items, such as non-deductible items, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change.

Item (h):  Reflects an estimated fair value adjustment of $361,000 to oil and gas interest based on preliminary due diligence and information from third parties. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date.

Item (i):  Reflects an estimated fair value adjustment of $22,850,000 to intangibles for customer relationships, trademarks, and backlog based on preliminary due diligence and information from third parties. The estimate of fair value is preliminary and subject to change and could vary materially from the actual

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

adjustment on the closing date. For purposes of the unaudited pro forma condensed combined consolidated financial information, it is assumed that all assets will be used in the operations of the combined business and that all assets will be used in a manner that represents the highest and best use of those assets.

Item (j):  Reflects the goodwill attributable to the merger of $39,289,000. Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate goodwill might be impaired. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date.

Item (k):  Reflects an estimated fair value adjustment to current portion of notes payable of $267,000 and notes payable, less current maturities of $154,000 based on preliminary due diligence and information. The estimated fair value interest rate of 4.0% is preliminary and subject to change and could vary materially from the actual adjustment on the closing date.

Item (l):  The adjustment to Dawson’s common stock reflects the elimination of TGC’s historical common stock, additional paid in capital, retained earnings and treasury stock. An estimated 3.6 million shares of Dawson stock will be issued to TGC’s stockholders using an estimated per share price of $34.12 totaling $125,816,000. This adjustment also includes an estimated $2,407,000 associated with the fair value of TGC options exchanged for Dawson stock. The estimated number of shares to be issued is preliminary and subject to change and could vary materially from the actual number of shares issued on the closing date.

Item (m):  Reflects the estimated transaction costs of $1,560,000 to accounts payable based on preliminary information and is subject to change and could vary materially from the actual adjustment on the closing date.

7.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

Item (n):  To record adjustments to operating revenue and expense for third-party reimbursable costs. TGC does not reflect these balances on their income statement while Dawson does.

Item (o):  The adjustment to depreciation and amortization expense reflects the estimated impact of the incremental depreciation and amortization expense from the additional fair value of acquired tangible and intangible assets.

Item (p):  To record the income tax effects of the purchase accounting adjustments. Dawson has assumed a 37.54% tax rate when estimating the tax impacts of the pro forma adjustments, which represents the Federal statutory income tax rate in effect in the United States plus estimated state taxes during the periods presented in the unaudited pro forma condensed combined consolidated financial information. Although not reflected in the unaudited pro forma condensed combined consolidated financial information, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including the geographical mix of taxable income affecting state taxes, among other factors. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change.

Item (q):  The adjustment to interest expense reflects an increase to the estimated fair value of TGC’s long-term debt. The difference between the fair value and the face amount of each borrowing is amortized as interest expense over the remaining term of the borrowings based on the maturity dates. As a result of the twelve month and six month adjustments, the Unaudited Pro Forma Condensed Combined Statement of Operations reflects lower interest expense of $463,000 and $131,000, respectively.

Item (r):  To reduce general and administrative costs directly attributable to the transaction from the pro forma income statements as these costs are non-recurring and not considered part of the purchase price.

LEGAL MATTERS

The validity of the Dawson common stock offered under this joint proxy statement/prospectus will be passed upon for Dawson by Baker Botts L.L.P., Dallas, Texas. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Dawson by Baker Botts L.L.P., Dallas, Texas, and for TGC by Haynes and Boone, LLP, Dallas, Texas.

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETINGS

Dawson

Inclusion of Proposals in Dawson’s Proxy Statement and Proxy Card under the SEC’s Rules

The next Dawson annual meeting of shareholders is expected to be held on January 24, 2012. Shareholders may submit proposals appropriate for shareholder action at the next annual meeting consistent with the regulations of the SEC. If a shareholder desires to have such proposal included in the proxy statement and form of proxy distributed by Dawson’s board of directors with respect to such meeting, the proposal must be received at Dawson’s principal executive offices, 508 West Wall, Suite 800, Midland, Texas 79701, Attention: Ms. Christina W. Hagan, Secretary, no later than August 12, 2011.

Bylaw Requirements for Shareholder Submissions of Nominations and Proposals

In accordance with Article II, Section 13 of Dawson’s second amended and restated bylaws, as amended, shareholders who wish to have their nominees for election to the Dawson board of directors considered by the board of directors’ nominating committee must submit such nomination to Dawson’s corporate secretary for receipt not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (in the case of the next annual meeting, not before September 20, 2011 and not later than October 20, 2011). Pursuant to Dawson’s second amended and restated bylaws, as amended, the notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the independent directors to determine if the candidate meets the criteria for membership on Dawson’s board of directors. Dawson may also require that the proposed nominee furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded.

In addition, Dawson’s second amended and restated bylaws, as amended, establish advance notice procedures with regard to certain matters, including shareholder proposals not included in Dawson’s proxy statement, to be brought before an annual meeting of Dawson shareholders. In general, Dawson’s corporate secretary must receive notice of any such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (in the case of the next annual meeting, not before September 20, 2011 and not later than October 20, 2011) at the address of Dawson’s principal executive offices shown above. Such notice must include the information specified in Article II, Section 14 of Dawson’s second amended and restated bylaws, as amended.

The foregoing summary of Dawson’s shareholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of Dawson’s second amended and restated bylaws, as amended, that has been publicly filed with the SEC and is available at www.sec.gov. See “Where You Can Find More Information” beginning on page 150.

TGC

Inclusion of Proposals in TGC’s Proxy Statement and Proxy Card under the SEC’s Rules

A shareholder proposal intended to be presented at TGC’s annual meeting of shareholders in 2011 must have already been received by TGC at its principal executive offices in Plano, Texas on or before December 31, 2010, in order to be included in TGC’s proxy statement and form of proxy relating to that meeting. However, if TGC’s annual meeting of shareholders for 2011 will be held more than 30 days prior to, or after, June 11, 2011 (the one- year anniversary of TGC’s 2010 annual meeting of shareholders), then to be timely, to be included in TGC’s proxy statement and form of proxy relating to that meeting, a shareholder proposal must be received a reasonable time prior to when TGC begins printing and sending its proxy materials.

Bylaw Requirements for Shareholder Submissions of Nominations and Proposals

In accordance with Sections 2:2 of TGC’s amended and restated bylaws, shareholders who wish to have their nominees for election to the TGC board of directors considered by the board of directors’ nominating committee must submit such nomination to TGC’s corporate secretary for receipt not less than 60 days and not more than 90 days prior to the anniversary date of first mailing of TGC’s proxy statement for the immediately preceding annual meeting of shareholders (in the case of the next annual meeting, not before February 2, 2011 and not later than March 4, 2011). However, if TGC’s annual meeting of shareholders for 2011 will be held more than 30 days prior to, or after, June 11, 2011, then a shareholder will still be deemed timely if notice of such shareholders is received by TGC not later than the close of business on the later of (1) 90 days prior to the annual meeting or (2) 10 days following the day on which public announcement of the date of such annual meeting is first made.

Pursuant to TGC’s amended and restated bylaws, the notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination, including information required by Regulation 14A of the Exchange Act; any other information the shareholder believes would be helpful in evaluating the nominee; written consent of the nominees to stand for election if nominated and to comply with the requirements of the board of directors; all relevant information to conduct an evaluation of the nominee; and all other pertinent information required by applicable law.

In accordance with its amended and restated bylaws, in order for a shareholder proposal made outside of Rule 14a-8 to have been considered timely within the meaning of Rule 14a-4(c), such proposal must have been received by TGC at its principal executive offices in Plano, Texas not before February 2, 2011 and not later than March 4, 2011. However, if TGC’s annual meeting of shareholders for 2011 will be held more than 30 days prior to, or after, June 11, 2011 then a shareholder proposal will still be deemed timely if notice of such proposal is received by TGC not later than the close of business on the later of (1) 90 days prior to the annual meeting or (2) 10 days following the day on which public announcement of the date of such annual meeting is first made.

The foregoing summary of TGC’s shareholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of TGC’s amended and restated bylaws that has been publicly filed with the SEC and is available at www.sec.gov. See “Where You Can Find More Information” beginning on page 150.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified in the following sentence. Each of Dawson and TGC will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Dawson Geophysical Company, Attention: Investor Relations, 508 West Wall, Suite 800, Midland, Texas 79701, (432) 684-3000 or to TGC Industries, Inc., Attention: Investor Relations, 101 East Park Blvd., Suite 955, Plano, Texas 75074, (972) 881-1099.

WHERE YOU CAN FIND MORE INFORMATION

Dawson has filed a registration statement on Form S-4 to register with the SEC the Dawson common stock that Dawson will issue to TGC shareholders in connection with the proposed merger. This document is part of that registration statement and constitutes a prospectus of Dawson in addition to being a proxy statement for Dawson and TGC for each company’s special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Dawson and TGC file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Dawson and TGC file at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, by Dawson at http://www.dawson3d.com, and by TGC at http://www.tgcseismic.com. Dawson and TGC do not intend for information contained on or accessible through their respective websites to be part of this joint proxy statement/prospectus, other than the documents that Dawson and TGC file with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

The SEC allows Dawson and TGC to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that Dawson and TGC can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or incorporated by reference subsequent to the date of this document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Dawson and TGC have previously filed with the SEC.

Dawson

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011;

•	Definitive Proxy Statement filed with the SEC on December 7, 2010;

•	Current Reports on Form 8-K filed with the SEC on October 1, 2010, November 19, 2010, January 21, 2011, March 21, 2011, May 4, 2011, May 5, 2011, June 2, 2011, June 23, 2011 and July 7, 2011 (in each case only to the extent filed and not furnished); and

•	the description of Dawson common stock contained in Dawson’s Registration Statement on Form 8-A filed on February 1, 1982, as amended by Form 8-A/A filed on March 8, 1982 and as thereafter amended from time to time for the purpose of updating, changing or modifying such description, and the description of Dawson’s rights to purchase Series A Junior Participating Preferred Stock on Form 8-A filed on July 9, 2009 and as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

TGC

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Amended Annual Report on Form 10-K/A for the year ended December 31, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Current Reports on Form 8-K filed with the SEC on March 21, 2011, June 2, 2011 and June 9, 2011; and

•	the description of TGC common stock contained on Form 8-K filed with the SEC on June 9, 2011.

In addition, Dawson and TGC incorporate by reference additional documents that they may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date this offering of securities is terminated (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Documents incorporated by reference are available to Dawson shareholders and TGC shareholders from Dawson or TGC, as applicable, or the SEC. Documents listed above are available from Dawson or TGC, as applicable, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this joint proxy statement/prospectus. Holders of this document may obtain documents listed above by written or oral request from the appropriate company at:

Dawson Geophysical Company 508 West Wall, Suite 800 Midland, Texas 79701 Attention: Investor Relations Telephone: (432) 684-3000	TGC Industries, Inc. 101 East Park Blvd., Suite 955 Plano, Texas 75074 Attention: Investor Relations Telephone: (972) 881-1099

If you would like to request documents from Dawson or TGC, please do so by [ • ], 2011 to receive timely delivery of the documents in advance of the Dawson and TGC special meetings.

Dawson has provided all of the information contained in this joint proxy statement/prospectus with respect to Dawson, and TGC has provided all of the information contained in this joint proxy statement/prospectus with respect to TGC.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals submitted by the boards of directors of Dawson and TGC. Neither Dawson nor TGC has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [ • ], 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this document to Dawson and TGC shareholders nor the issuance of Dawson common stock in connection with the proposed merger shall create any implication to the contrary.

If you own Dawson or TGC common stock, please complete, sign, date and promptly return the enclosed proxy in the enclosed prepaid envelope. The prompt return of your proxy will help save additional solicitation expense.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
DAWSON GEOPHYSICAL COMPANY,
6446 ACQUISITION CORP.
and
TGC INDUSTRIES, INC.
Dated as of March 20, 2011

Exhibits

Exhibit A	Restated Certificate of Formation of Surviving Entity	A-A-1
Exhibit B	Bylaws of Surviving Entity	A-B-1
Exhibit C	Form of Company Shareholder Voting Agreement	E-1
Exhibit D	Form of Parent Shareholder Voting Agreement	D-1
Exhibit E	Form of Employment Agreement	F-1
Exhibit F	Form of Indemnification Agreement	G-1

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined

Acquisition Proposal	Section 7.3(f)(i)
Affected Participants	Section 7.14(a)
Affiliate	Section 10.8(b)
Agreement	Preamble
Antitrust Laws	Section 10.8(c)
Applicable Law	Section 10.8(d)
Average Price	Section 4.1(b)
Book Entry Share	Section 4.1(a)
Certificate	Section 4.1(a)
Certificate of Merger	Section 1.3
Change/Intent to Terminate Notice	Section 7.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	Section 7.3(b)
Company Affiliate Transaction	Section 5.25
Company Articles of Incorporation	Section 5.1
Company Benefit Plans	Section 5.12(a)
Company Board	Section 3.3
Company Bylaws	Section 5.1
Company Common Stock	Recitals
Company Disclosure Letter	Article V
Company Equity Awards	Section 4.1(f)(i)
Company Financial Advisor	Section 5.2(e)
Company IP	Section 10.8(e)
Company Material Adverse Effect	Section 10.8(f)
Company Material Contract	Section 5.18(a)(viii)
Company Options	Section 5.3(c)
Company Permits	Section 5.8(b)
Company Preferred Stock	Section 5.3(a)
Company Qualified Plans	Section 7.14(e)
Company Recommendation	Section 5.2(d)
Company Registered IP	Section 5.16(a)
Company Reports	Section 5.6(a)
Company Restricted Stock Award	Section 4.1(f)(ii)
Company Stock Option Award	Section 4.1(f)(iii)
Company Stock Plans	Section 4.1(f)(i)
Company Shareholder Approval	Section 5.22
Company Shareholder Voting Agreement	Recitals
Company Shareholders Meeting	Section 7.4(e)
Company Voting Shareholders	Recitals
Confidentiality Agreement	Section 7.3(a)

Defined Terms	Where Defined

Contract	Section 10.8(g)
Continuing Employees	Section 7.14(a)
Debt	Section 10.8(h)
Designated Director	Section 3.3
Effective Time	Section 1.3
Environmental Laws	Section 5.14(a)
Equity Award Restrictive Covenants	Section 4.1(f)(vii)
ERISA	Section 5.12(a)
ERISA Affiliate	Section 5.12(a)
Exchange Act	Section 5.5(b)
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
Existing Indemnification Agreements	Section 7.11(c)
Fairness Opinion	Section 5.2(e)
Foreign Corrupt Practices Act	Section 5.23(a)
Foreign Government Official	Section 5.23(a)
Form S-4	Section 7.4(a)
GAAP	Section 10.8(i)
Governmental Authority	Section 10.8(j)
Government Contract	Section 5.19
Hazardous Materials	Sections 5.14(a)
HSR Act	Section 5.5(b)
Intellectual Property	Section 10.8(k)
Letter of Transmittal	Section 4.2(b)
Lien	Section 5.4(a)
Material Adverse Effect	Section 10.8(l)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
NASDAQ	Section 5.5(b)
No-Shop Party	Section 7.3(a)
Other Party	Section 7.3(a)
Parent	Preamble
Parent Adverse Recommendation Change	Section 7.3(b)
Parent Affiliate Transaction	Section 6.23
Parent Articles of Incorporation	Section 6.1
Parent Board	Section 3.3
Parent Common Stock	Recitals
Parent Disclosure Letter	Article VI
Parent Equity Awards	Section 6.3(a)
Parent Financial Advisor	Section 6.2(e)
Parent IP	Section 10.8(m)
Parent Material Adverse Effect	Section 10.8(n)

Defined Terms	Where Defined

Parent Material Contract	Section 6.18(a)(viii)
Parent Options	Section 6.3(c)
Parent Permits	Section 6.8(b)
Parent Recommendation	Section 6.2(d)
Parent Registered IP	Section 6.16(a)
Parent Reports	Section 6.6(a)
Parent Stock Plan	Section 6.3(a)
Parent Shareholder Approval	Section 6.22
Parent Shareholder Voting Agreement	Recitals
Parent Shareholders Meeting	Section 7.4(f)
Parent Voting Shareholders	Recitals
Permitted Liens	Section 10.8(o)
Post-Closing Plan	Section 7.14(e)
Person	Section 10.8(p)
Price Determination Date	Section 4.1(b)
Proceeding	Section 10.8(q)
Proxy Statement/Prospectus	Section 7.4(a)
Reconfirmation Opinion	Section 7.15(b)
Regulatory Filings	Section 5.5(b)
Related Persons	Section 9.5(g)
Representatives	Section 10.8(r)
Returns	Section 5.11(a)
Rollover Awards	Section 4.1(f)(iii)
Sarbanes-Oxley Act	Section 5.7(a)
SEC	Section 4.1(f)(vi)
Securities Act	Section 5.5(b)
Special Valuation Proposal	Section 7.3(f)(ii)
Subsidiary	Section 10.8(s)
Superior Acquisition Proposal Termination	Section 7.3(b)
Superior Proposal	Section 7.3(f)(iii)
Surviving Entity	Section 1.1
Tax or Taxes	Section 10.8(t)
TBOC	Section 1.1
Termination Date	Section 9.2(a)
Treasury Regulations	Recitals
Ultimate Price Event	Section 4.1(b)
VEBA	Section 5.12(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 20, 2011, is by and among Dawson Geophysical Company, a Texas corporation (“Parent”), 6446 Acquisition Corp., a Texas corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and TGC Industries, Inc., a Texas corporation (the “Company”).

RECITALS

A. The Merger.  The respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective corporations and shareholders that a transaction be effected pursuant to which (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly-owned Subsidiary of the Company), shall be converted into the right to receive the shares of common stock, par value $0.33-1/3 per share, of Parent (“Parent Common Stock”), upon the terms and subject to the conditions set forth herein.

B. Intended U.S. Tax Consequences.  The parties to this Agreement intend that, for federal income tax purposes, (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), and (ii) this Agreement be treated as a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.

C. Voting Agreements.  Concurrently with the execution of this Agreement, or as soon as practicable after the date hereof, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain officers and directors of the Company (the “Company Voting Shareholders”), who beneficially own, in the aggregate, 28.73% of the outstanding shares of Company Common Stock as of the date hereof, have each executed and delivered to Parent a voting agreement in the form attached hereto as Exhibit C (each, a “Company Shareholder Voting Agreement”), obligating each such signatory to, among other things, vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth therein. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain officers and directors of Parent (the “Parent Voting Shareholders”), who beneficially own, in the aggregate, 3.82% of the outstanding shares of Parent Common Stock as of the date hereof, have each executed and delivered to the Company a voting agreement in the form attached hereto as Exhibit D (the “Parent Shareholder Voting Agreement”), obligating each such signatory to, among other things, vote in favor of the approval of the issuance at the Effective Time of Parent Common Stock to the shareholders of the Company, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”). The Merger shall have the effects specified herein and in the Texas Business Organizations Code (the “TBOC”). As a result of the Merger, the Surviving Entity shall be a wholly-owned subsidiary of Parent.

Section 1.2  The Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 9:00 a.m., local time, on a date to be specified by the parties hereto, which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be so satisfied or waived by the party entitled to the benefit of those conditions on the Closing Date). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3  Effective Time.  On the Closing Date, Parent, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of the relevant provisions of the TBOC to be properly executed and filed in accordance with such provisions. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the TBOC or at such later time that Parent and the Company shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

ARTICLE II.

GOVERNING DOCUMENTS

Section 2.1  Articles of Incorporation of the Surviving Entity.  As of the Effective Time, the certificate of formation of the Company shall be amended to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with Applicable Law.

Section 2.2  Bylaws of the Surviving Entity.  As of the Effective Time, the bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B hereto and, as so amended, shall be the bylaws of the Surviving Entity, until duly amended in accordance with Applicable Law.

ARTICLE III.

DIRECTORS AND OFFICERS OF THE SURVIVING ENTITY

Section 3.1  Board of Directors of Surviving Entity.  The parties shall take all necessary action to cause, as of the Effective Time, the directors of the Surviving Entity to be as set forth on Section 3.1 of the Parent Disclosure Letter, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

Section 3.2  Officers of Surviving Entity.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

Section 3.3  Governance Matters.  Parent shall take all necessary actions to cause, as of the Effective Time, the board of directors of Parent (the “Parent Board”) to include as directors of Parent the two current directors of the board of directors of the Company (the “Company Board”) set forth on Section 3.3 of the Parent Disclosure Letter (each a “Designated Director”). If prior to the Effective Time, any Designated Director is unwilling or unable to serve as a director of Parent for any reason, then, any replacement for such person shall be selected by mutual agreement of Parent and the Company, and such replacement will be a Designated Director. Subject to compliance with Applicable Law, the NASDAQ rules and the nominating and governance policies and procedures of the Parent Board (or any committee thereof), Parent shall cause each Designated Director to be nominated to the Parent Board at any Parent shareholder meeting at which directors are to be elected that is held from the Effective Time until (a) the third anniversary of the Effective Time or (b) in the case of any Designated Director who as of the Effective Time also serves as an officer of Parent or the Surviving Entity, until such time that the Designated Director no longer serves as an officer of Parent or the Surviving Entity.

ARTICLE IV.

CONVERSION OF COMPANY COMMON STOCK

Section 4.1  Conversion of Capital Stock of the Company and Merger Sub.

(a) Merger Consideration.  At the Effective Time, subject to the other provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Company restricted stock, but excluding any Company Common Stock to be canceled without payment of any consideration pursuant to Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, a fraction of a validly issued, fully paid and nonassessable share of Parent Common Stock in the ratio provided in Section 4.1(b) below (the “Exchange Ratio”) (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.2(e), the “Merger Consideration”), upon surrender, in the manner provided in Section 4.2, of a certificate that immediately prior to the Effective Time represented such Company Common Stock (a “Certificate”) or a non-certificated share of Company Common Stock represented by book entry (a “Book Entry Share”).

(b) Determination of Exchange Ratio.  If the Average Price of Parent Common Stock is, as of the date that is two business days prior to the earliest of the Parent Shareholders Meeting or Company Shareholders Meeting contemplated by Section 7.4 hereof (the “Price Determination Date”), equal to or greater than $32.54 but less than or equal to $52.54, the Exchange Ratio shall be 0.188; provided, however, that if the Average Price of Parent Common Stock is, as of the Price Determination Date, less than $32.54 or greater than $52.54 (in either case, an “Ultimate Price Event”), then Parent and the Company shall seek, in good faith, to negotiate an Exchange Ratio that is acceptable to both parties, and if such parties fail to reach agreement within two business days of the Price Determination Date, either Parent or Company shall have the right to terminate this Agreement pursuant to Section 9.2(e).

For purposes of this Section 4.1(b), “Average Price” means the average of the volume weighted average of the trading price of Parent Common Stock, as such price is reported on NASDAQ as reported in the National Edition of The Wall Street Journal or, if not reported thereby, such other source as the parties shall agree in writing, for the 10 consecutive trading days ending on the Price Determination Date.

(c) Cancellation of Shares of Company Common Stock.  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, each such share of Company Common Stock (other than Company Common Stock to be canceled without payment of any consideration pursuant to Section 4.1(d)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each Certificate and Book Entry Share shall thereafter cease to have any rights with respect to such share of Company Common Stock and shall thereafter represent only the right to receive, without interest, the Merger Consideration and any unpaid dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

(d) Cancellation of Remaining Shares of Company Common Stock.  Each share of Company Common Stock issued and held in the Company’s treasury and each share of Company Common Stock owned by any wholly-owned Subsidiary of the Company or by Parent or Merger Sub, shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and shall cease to exist without payment of any consideration therefor, and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

(e) Conversion of Merger Sub Common Stock.  At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Entity.

(f) Treatment of Company Equity Awards.

(i) All options to acquire shares of Company Common Stock and other awards (collectively, “Company Equity Awards”) made under the Company’s stock plans (collectively, the “Company Stock Plans”) prior to the Effective Time, which are outstanding immediately prior to the Effective Time, are identified in Section 4.1(f) of the Company Disclosure Letter.

(ii) In the event a Company Equity Award constitutes a grant of restricted stock and to the extent such award is outstanding immediately prior to the Effective Time (“Company Restricted Stock Award”), such Company Restricted Stock Award shall be deemed to be fully vested as of the Effective Time, and the holder of such Company Restricted Stock Award shall receive the number of shares of Company Common Stock subject to such Company Restricted Stock Award in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding any Taxes required by Applicable Law to be withheld, if any, with respect to the vesting of such Company Restricted Stock Award.

(iii) In the event a Company Equity Award constitutes a stock option grant and to the extent such award is outstanding during the 30-day period that ends immediately prior to the Effective Time (“Company Stock Option Award”), (A) such Company Stock Option Award shall be deemed to be fully vested and exercisable during such period, and (B) to the extent such Company Stock Option Award is exercised during such period, the holder of such Company Stock Option Award shall receive the number of shares of Company Common Stock subject to such Company Stock Option Award (to the extent exercised) in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding the payment of the exercise price and any Taxes required by Applicable Law to be withheld, if any, with respect to the exercise of such Company Stock Option Award. To the extent any Company Stock Option Awards remain outstanding and unexercised as of the close of the 30-day period that ends immediately prior to the Effective Time, such Company Stock Option Awards (A) shall be deemed to be fully vested and exercisable and (B) shall be continued and assumed by Parent as of the Effective Time pursuant to their terms (such awards are referred to herein as the “Rollover Awards”); provided, however, that Parent Common Stock shall replace the shares of Company Common Stock subject to such awards pursuant to this Agreement and the exercise price, if any, for such awards, if any, shall be adjusted as provided pursuant to this Agreement.

(iv) The assumption of Rollover Awards shall be made pursuant to this Section 4.1(f), so that at the Effective Time, the applicable Company Stock Plans shall be assumed by Parent (with such adjustments thereto as may be required to reflect the Merger, including the substitution of Parent Common Stock for Company Common Stock thereunder) and the Rollover Awards shall be assumed and adjusted by Parent, subject to the same terms and conditions as set forth in the applicable Company Stock Plans and the applicable award agreements entered into pursuant thereto; provided, however, that for periods beginning immediately following the Effective Time, (A) each Rollover Award shall be exercisable only for that whole number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock subject to such Rollover Award immediately prior to the Effective Time multiplied by the Exchange Ratio, and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company Common Stock subject to such Rollover Award in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded up to the nearest whole cent); provided, that in no event shall the exercise price per share be less than the par value of Parent Common Stock. For the avoidance of doubt, any exercise of a Rollover Award shall be made in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding the payment of the exercise price and any Taxes required by Applicable Law to be withheld, if any, with respect to the exercise of such Rollover Award. The adjustments provided in this paragraph with respect to any Rollover Awards shall be and are intended to be effective in a manner which is consistent with Section 424(a) of the Code and the Treasury Regulations thereunder, and, to the extent applicable, Section 409A of the Code and the Treasury Regulations thereunder.

(v) Except as otherwise provided herein or as set forth in Section 4.1(f)(v) of the Company Disclosure Letter, from and after the period that begins as of the date of this Agreement, the Company and its Subsidiaries shall take no action to provide for the extension of the term or exercise period with respect to any Company Equity Award (unless such extension is required under such Company Equity Awards or any applicable employment or change in control agreement pursuant any terms thereunder that are in effect as of the date of this Agreement). To the extent such extension is required under the terms of such Company Equity Awards (or any applicable employment or change in control agreement) or as set forth in Section 4.1(f)(v) of the Company Disclosure Letter, the Company shall, prior to the Effective Time, take all actions (if any) as may be required to cause such extension to occur at the Effective Time and immediately prior to any assumption of the Company Stock Plan by Parent (to the extent permitted under the terms of such Company Stock Plan as of the date of this Agreement).

(vi) Promptly following the Closing Date, Parent shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (or any successor form) covering the shares of Parent Common Stock issuable upon exercise or vesting of the Company Equity Awards, and shall cause such registration statement to remain effective for as long as there are outstanding any such Company Equity Awards. Except as otherwise specifically provided by this Section 4.1(f), the terms of the Company Equity Awards and the relevant Company Stock Plans, as in effect on the Effective Time, shall remain in full force and effect with respect to the Company Equity Awards after giving effect to the Merger and the assumptions by Parent as set forth above. As soon as practicable following the Effective Time, Parent shall deliver to the holders of Rollover Awards appropriate notices stating that such Rollover Awards and such agreements shall have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.1(f)).

(vii) Nothing in this Section 4.1(f) is intended to release any employee or service provider to the Company from any provisions relating to any non-competition, non-solicitation, or confidentiality provisions (or similar provisions) of any Company Equity Award and any associated damages or forfeitures (the “Equity Award Restrictive Covenants”), which shall survive the Effective Time. The Company shall take such action as may be necessary to ensure the survival of the Equity Award Restrictive Covenants and the succession of Parent to the benefits of the Equity Award Restrictive Covenants.

Section 4.2  Exchange of Certificates Representing Company Common Stock.

(a) Exchange Fund.  As of the Effective Time, Parent shall appoint a commercial bank or trust company reasonably satisfactory to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares (the “Exchange Agent”). Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, the number of shares of Parent Common Stock for exchange in accordance with this Article IV, plus the additional cash amounts sufficient to make payments in lieu of fractional shares of Parent Common Stock in accordance with Section 4.2(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto in accordance with Section 4.2(c), being hereinafter referred to as the “Exchange Fund”). Parent shall deposit such shares of Parent Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more shares of Company Common Stock as of the Effective Time: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of such Certificates or Book Entry Shares in exchange for the Merger Consideration and any unpaid dividends and distributions on shares of Parent Common Stock in accordance with Section 4.2(c). Upon surrender of a Certificate or Book Entry Shares for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested (in accordance with Section 4.2(i)) and which shall represent, in the aggregate, that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 4.1(a) and (y) a check representing cash in lieu of fractional shares, if any, pursuant to Section 4.2(e) and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding Tax, and any Certificate or Book Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested (in accordance with Section 4.2(i)) and which shall represent, in the aggregate, the proper number of shares of Parent Common Stock, together with a check for cash in lieu of fractional shares, if any and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article IV, may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares.  All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any shares of Company Common Stock until the holder of such shares shall surrender such shares in accordance with this Article IV. Subject to Applicable Law, following surrender of any such shares, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of dividends or other distributions with respect to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 4.1, with a record date after the Effective Time but prior to surrender and with a payment date on or prior to the date of such surrender and not previously paid, less the amount of any withholding Taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock that such holder receives with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender, less the amount of any withholding Taxes.

(d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books.  All shares of Parent Common Stock issued, and any cash paid, upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article IV shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by Certificates or Book Entry Shares. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates or Book Entry Shares presented to the Exchange Agent or Parent for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled to pursuant to Section 4.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

(e) No Fractional Shares.

(i) No certificates of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued pursuant hereto, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (x) such fractional part of a share of Parent Common Stock, multiplied by (y) the closing price for a share of Parent Common Stock as such price is reported on the NASDAQ and published in The Wall Street Journal on the business day immediately preceding the Closing Date.

(iii) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates representing shares of Parent Common Stock or book-entry credit of the same) that remains undistributed to the former shareholders of the Company as of the date six months after the Effective Time shall be delivered to Parent. Any former shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of the Merger Consideration and any unpaid dividends and distributions on the shares of Parent Common Stock deliverable to such former shareholder pursuant to this Agreement.

(g) No Liability.  None of Parent, Merger Sub, the Company, the Surviving Entity, any Affiliate of any of the foregoing, the Exchange Agent or any other Person shall be liable to any Person for any portion of the Exchange Fund delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any unpaid dividends and distributions with respect to shares of Parent Common Stock, as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

(i) Parent Book Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, the parties intend that Parent may, at its sole option, be permitted to utilize a direct registration system in accordance with the NASDAQ rules and Applicable Law for the shares of Parent Common Stock to be delivered under this Agreement, so that, if Parent so elects, all or any portion of the shares of Parent Common Stock issued in connection with this Agreement may be in uncertificated book entry form unless a physical certificate is requested in writing by a holder of one or more Certificates.

(j) Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the shareholders of the Company pursuant to this Article IV. Any interest and other income resulting from such investments shall be paid promptly to Parent.

(k) Further Assurances.  After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 4.3  Adjustment of Exchange Ratio.  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed as a result of a stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event, the Exchange Ratio, the Merger Consideration and other items dependent thereon shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure letter delivered to Parent by the Company at or prior to the execution of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that disclosure of any item in any section of the Company Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article V unless the relevance of such item is reasonably apparent on its face), or (b) the Company Reports filed after December 31, 2010 and prior to the date hereof; provided that (i) any disclosures in such Company Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive, non-specific or forward-looking in nature shall be ignored and (ii) any disclosure in the Company Reports shall be deemed to qualify any representation or warranty in this Article V only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Company Reports shall in no event qualify the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.6 or the first sentence of Section 5.10), the Company represents and warrants to Parent and Merger Sub that:

Section 5.1  Existence; Good Standing; Corporate Authority.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Restated Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Amended and Restated By-Laws of the Company (the “Company Bylaws”) previously made available to Parent are true and correct, in full force and effect and contain all amendments thereto.

Section 5.2  Authorization, Validity, Enforceability and Fairness.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and upon receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

(b) The Company’s execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including, without limitation, the Merger) have been duly authorized by all requisite corporate action on the part of the Company, other than the Company Shareholder Approval and the filing of the Certificate of Merger.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d) The Company Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) are advisable and in the best interests of the shareholders of the Company, (ii) approved this Agreement, (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company (the “Company Recommendation”), subject to Section 7.3, and (iv) directed that this Agreement be submitted to the shareholders of the Company for approval, subject to Sections 7.3 and 7.4.

(e) The Company Board has received the opinion of its financial advisor, Southwest Securities, Inc. (the “Company Financial Advisor”), to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (the “Fairness Opinion”). A true, complete and correct copy of such opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only.

Section 5.3  Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, $1.00 par value (“Company Preferred Stock”). As of March 18, 2011, there were (i) 19,212,708 outstanding shares of Company Common Stock (including outstanding restricted shares of Company Common Stock) and 37,803 shares of Company Common Stock issued and held in the treasury of the Company, (ii) 761,959 shares of Company Common Stock reserved for issuance upon exercise or vesting of outstanding Company Equity Awards, (iii) 2,177,527 shares of Company Common Stock reserved for issuance under the Company Equity Plans and (iv) no issued or outstanding shares of Company Preferred Stock. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all shares of Company Common Stock reserved for issuance upon exercise or vesting of outstanding Company Equity Awards will be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 5.3(a) hereof or Section 5.3(b) of the Company Disclosure Letter, there are not issued, reserved for issuance or outstanding, and there are not any obligations of the Company or any of it Subsidiaries to issue, sell, deliver or cause to be issued, sold or delivered (i) any shares of capital stock or other voting securities of, or other equity interests in, the Company, other than outstanding Company Common Stock to be issued pursuant to Company Equity Awards in accordance with their terms, (ii) any options, warrants, calls or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities of, or ownership interests in, the Company or any of its Subsidiaries, (iii) any subscriptions, preemptive rights or similar rights, agreements, arrangements, claims or commitments of any character, relating to the capital stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests, (iv) any contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such stock, securities or equity interests or (v) any shareholder agreements, voting trusts, registration rights agreements or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any capital stock or other voting securities of or other equity interests in the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests.

(c) The Company has delivered or made available to Parent an accurate and complete copy of each of the Company Stock Plans and the forms of Company Equity Awards. There have been no repricings of any Company Equity Awards that are stock options (“Company Options”) through amendments, cancellation and reissuance or other means since January 1, 2008. No grants of Company Equity Awards are otherwise subject to Section 409A of the Code. All grants of Company Equity Awards were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with Applicable Law and properly recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Options.

Section 5.4  Subsidiaries.

(a) Section 5.4 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, the jurisdiction of incorporation or formation of each such Subsidiary and, as of the date hereof, the jurisdictions in which each such Subsidiary is qualified or licensed to do business. Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and is in good standing under the Applicable Law of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by the Company free and clear of any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, charge, privilege, easement, right of way, reservation, option, right of first refusal and other encumbrance (each, a “Lien”).

(b) Except for the capital stock or other voting securities or ownership interests in any Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person.

(c) No Subsidiary of the Company owns any shares of Company Common Stock.

Section 5.5  No Conflict.

(a) The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not (i) subject to the receipt of the Company Shareholder Approval, conflict with or result in a violation of any provisions of the Company Articles of Incorporation or Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or a termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries under, any of the provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound; or (iii) subject to the filings and other matters referred to in Section 5.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except for such matters described in clause (ii) or (iii) as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby in accordance with the terms hereof will not require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Authority, other than those under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), or applicable state securities and “Blue Sky” laws, (iii) the rules and regulations of the NASDAQ Stock Market( “NASDAQ”), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the filing or recordation of other appropriate documents as required by Applicable Law of other states in which the Company is qualified to do business and (v) the Investment Canada Act, except for any consent, approval, qualification or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.6  SEC Documents; Financial Statements.

(a) The Company has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto)

required to be so filed by it since January 1, 2008 (collectively, the “Company Reports”), and has made available to Parent each document it has so filed or furnished, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC. The Company has made available to Parent copies of all material comment letters from the SEC and the Company’s responses thereto since January 1, 2008 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. No Subsidiary of the Company is, or since January 1, 2008 has been, subject to any requirement to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. As of its respective date (or, if amended, as of the date of such amendment), each Company Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements included in or incorporated by reference into the Company Reports (including related notes and schedules) complied at the time it was filed as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP consistently applied during the periods involved and fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows or changes in shareholders’ equity, as the case may be, of the Company and its Subsidiaries for the respective periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which have not been and are not expected to be material in the aggregate).

(c) There are no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), other than liabilities or obligations to the extent (i) reflected or reserved against on the Company’s consolidated balance sheet at December 31, 2010, (ii) such liabilities or obligations were incurred in the ordinary course of business consistent with past practice since December 31, 2010 or (iii) such liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.7  Internal Controls and Procedures.

(a) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) The books, records and accounts of the Company and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(c) Each of the chief executive officer and chief financial officer of the Company (or each former chief executive officer and former chief financial officer of the Company, as applicable) has made all certifications (without qualification or exceptions to the matters certified) required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC or NASDAQ with respect to the Company Reports, and the statements contained in such certifications are complete and correct. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

(d) The Company has (i) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed to its auditors and the audit committee of the Company Board (A) any “significant deficiencies” or “material weaknesses” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 5) in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(e) The Company has designed and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). The Company’s management, with the participation of the Company’s chief executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(f) Neither the Company nor any of its Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit (within the meaning of Section 13(k) of the Exchange Act), to or for any director or executive officer (or equivalent thereof) of the Company or any of its Subsidiaries.

Section 5.8  Compliance with Laws; Permits.

(a) Neither the Company nor any of its Subsidiaries or the conduct of their respective businesses is, and since January 1, 2008, none has been, in violation in any material respect of any Applicable Law. Since such date, neither the Company nor any of its Subsidiaries has received any written notice, claim or assertion or, to the Company’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law in any material respect. No condition exists which does or would reasonably be expected to constitute a violation of or deficiency in any material respect under any Applicable Law by the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries hold all material permits, licenses, certifications, grants, easements, permissions, qualifications, registrations, variances, exemptions, consents, orders, franchises, approvals or other authorizations (the “Company Permits”) of all Governmental Authorities or other Persons necessary for the ownership, leasing and operation of their respective assets and the lawful conduct of their respective businesses. All Company Permits are in full force and effect and there exists no default thereunder or breach thereof in any material respect. Neither the Company nor any of its Subsidiaries has received written notice that any such material Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business (either before or after the Effective Time), and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.

Section 5.9  Litigation.

(a) Except as set forth in Section 5.9(a) of the Company Disclosure Letter, there are no material (i) Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets, or any director, officer or employee of the Company or any of its Subsidiaries, in respect of which the Company or any of its Subsidiaries may be liable, at law or in equity, or (ii) Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets, or any director, officer or employee of the Company or any of its Subsidiaries, in respect of which the Company or any of its Subsidiaries may be liable, before any Governmental Authority or arbitration.

(b) No material order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Authority has been issued or entered against the Company or any of its Subsidiaries or any of their respective officers or directors that continues to be in effect that affects the ownership or operation of any of their respective assets. Since January 1, 2008, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Authority has been issued against the Company or any Subsidiary of the Company.

Section 5.10  Absence of Certain Changes.  Since December 31, 2010, there has not been any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2010 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice in all material respects, and during such period there has not occurred:

(a) any recapitalization of the Company or any merger or consolidation of the Company or any of its Subsidiaries with any other Person;

(b) any acquisition of any business from any other Person;

(c) any creation or incurrence of any Liens, except for Permitted Liens, on any assets used in the businesses of the Company and its Subsidiaries having an aggregate value in excess of $100,000;

(d) any making of any loan, advance or capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;

(e) any material change by the Company or any of its Subsidiaries in any of its material accounting methods, policies, principles, procedures or practices, except for any change required by changes in GAAP or by Applicable Law;

(f) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) in respect of any capital stock of the Company or any of its Subsidiaries (other than dividends or distributions by any Subsidiary to the Company or another wholly-owned Subsidiary) or any redemption, purchase, repurchase or other acquisition by the Company or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(g) any issuance of shares of Company Common Stock or other equity securities of the Company except pursuant to the Company Stock Plans;

(h) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of shares of Company Common Stock or any other securities in respect of, in lieu of or in substitution for shares of that capital stock except pursuant to the Company Stock Plans;

(i) any sale, transfer, lease, license, mortgage, pledge or other disposition or encumbrance of any assets of the Company or its Subsidiaries, except for (i) surplus or obsolete equipment, (ii) sales, transfers, leases, licenses, mortgages, pledges or other dispositions or encumbrances of assets for a purchase price not in excess of, or with a fair market value not in excess of, $100,000 in any single transaction or series of related transactions, or (iii) sales, leases, licenses or other transfers between the Company and its wholly-owned Subsidiaries or between those Subsidiaries;

(j) any material damage to or any material destruction or loss of physical properties the Company or any of its Subsidiaries owns or uses, whether or not covered by insurance;

(k) except to the extent required under any Company Benefit Plan as in effect on the date of this Agreement or as set forth in Section 5.10(k) of the Company Disclosure Letter, any (i) increase in the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not parties to an employment or change in control agreement), (ii) grant of any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) grant of equity awards to any director, officer, employee or contractor, (iv) entry into or amendment of any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, or (v) except as required to comply with Applicable Law, establishment, adoption, entry into, or amendment in any material respect or termination of any Company Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i) or (ii) of this paragraph; or

(l) any agreement to do any of the foregoing.

Section 5.11  Taxes.

(a) All material Tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to the Company or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate Governmental Authorities, and all material Taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All material Taxes required by law to have been withheld or collected by the Company or any of its Subsidiaries (including, but not limited to, Taxes required to have been withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other individual) have been withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.

(b) There is no Proceeding now pending or (to the knowledge of the Company) threatened in respect of any material Tax liability of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have received written notice from any Governmental Authority of its intent to examine or audit any Returns of the Company or any of its Subsidiaries, and no Governmental Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable. Neither the Company nor any of its Subsidiaries has any liability for any Tax under Treas. Reg. § 1.1502-6 or any similar provision of any other Tax law, except for Taxes of the affiliated group of which the Company is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law. Neither the Company nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or to any agreement under any similar provision of any state, local or foreign law, and no agreement has otherwise been entered into with any Governmental Authority by or with respect to the Company or any of its Subsidiaries which require the Company or any of its Subsidiaries to adjust any Tax items of the Company or any of its Subsidiaries in any Return due after the date hereof. Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among any of the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or similar agreements). Since January 1, 2007, the Company has not rescinded any material election relating to Taxes or settled or compromised any Proceeding or audit relating to any material Taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes. As of the date of this Agreement, there are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any Governmental Authority for information with respect to Taxes of the Company or any of its Subsidiaries. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.

(c) No Return filed by the Company or any of its Subsidiaries with respect to any Taxable period ending on or after January 1, 2008 contains a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign law, and no Return has been filed by the Company or any of its Subsidiaries with respect to which the preparer of such Return advised consideration of inclusion of such a disclosure statement, which disclosure statement was not included. Neither the Company nor any of its Subsidiaries has at any time participated in a “reportable transaction” within the meaning of Treasury

Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulations Section 1.6011-4 or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304.

(d) Neither the Company nor any of its Subsidiaries has, for any tax year for which the statute of limitations is still open for income tax purposes, been a “distributing” or “controlled” corporation within the meaning of Section 355 of the Code in any transaction intended to qualify under such section or any corresponding provision of foreign or state law.

(e) To the extent required, the Company and each of its Subsidiaries have properly and in a timely manner documented their transfer pricing methodologies in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(f) Neither the Company nor any of its Subsidiaries owns any interest in a controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(g) Except as set forth in Section 5.11(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is currently, or has been during the five year period preceding the date hereof, subject to any type of Tax in any country other than the United States. Except for claims that were resolved more than five years prior to the date hereof, no claim has been made by any Governmental Authority in any foreign country where the Company and its Subsidiaries have not filed Returns and have not paid Taxes that the Company or any of its Subsidiaries is subject to Tax by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.12  Employee Benefit Plans.

(a) Section 5.12(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans, as well as all outstanding Company Equity Awards and their respective holders, along with their respective exercise prices, if applicable, and vesting schedules. The term “Company Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, pension, bonus, incentive, deferred compensation, stock option (or other equity-based, including all Company Stock Plans), severance, employment, consulting, change in control, welfare (including post-retirement medical and life insurance), cafeteria, voluntary employee beneficiary association (“VEBA”), vacation or other paid time off and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or was during the six year period preceding the Effective Time under common control, or treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under any Applicable Law or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of its Subsidiaries or ERISA Affiliates is a participant.

(b) The Company has made available to Parent true and complete copies of (i) the Company Benefit Plans (including amendments) and, if applicable, the most recent trust agreements and amendments (including but not limited to any tax-exempt trust, secular trust, VEBA and rabbi trust documents), (ii) associated contracts and amendments thereto (including, but not limited to, insurance contracts, HMO/PPO/POS agreements, recordkeeping agreements, third party administrator agreements and stop loss insurance contracts), Forms 5500 or any analogous reports filed with respect to non-U.S. based Company Benefit Plans, including all schedules and attachments for the past three years, (iii) summary plan descriptions, summaries of material modifications including any analogous communications provided with respect to non-U.S. based Company

Benefit Plans, (iv) funding statements, annual trust reports and actuarial reports for the past three years, (v) Internal Revenue Service determination or opinion letters for each such plan that is intended to be qualified within the meaning of Section 401(a) of the Code, Internal Revenue Service exemption rulings for any VEBA or other trust intended to be tax-exempt under Section 501(a) of the Code and any analogous letters or rulings for any non-U.S. based Company Benefit Plan or funding arrangement intended to qualify for favorable tax treatment under foreign law.

(c) All applicable reporting and disclosure requirements have been met in all material respects with respect to the Company Benefit Plans. The Company Benefit Plans comply in all material respects with the requirements of ERISA, the Code and the regulations issued thereunder or with the statues and regulations of any applicable jurisdiction (including but not limited to non-U.S. jurisdictions with respect to any non-U.S. based Company Benefit Plan).

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been timely amended to comply with the applicable qualification requirements, or may be retroactively amended to satisfy such requirements within the applicable remedial amendment period under Section 401(b) of the Code and has received, or has currently pending or will timely submit an application for, a favorable determination letter from the Internal Revenue Service that considers the qualification requirements enacted by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and related legislation (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such requirements). Each such Company Benefit Plan has been maintained and operated in all material respects in accordance with its terms (or if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code), and has not, since receipt of the most recent favorable determination letter or opinion letter, been amended in a manner that would adversely affect such qualified status.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the proposed or final Treasury regulations issued pursuant to Section 409A of the Code, as applicable, and, since January 1, 2009, has complied with the written document and operational requirements of Section 409A of the Code.

(f) To the Company’s knowledge, (i) there are no breaches of fiduciary duty in connection with the Company Benefit Plans that would subject the Company, its Subsidiaries or Employees or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other Applicable Law and (ii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA with respect to which an individual, class or statutory exemption is not available has occurred that involves the assets of any Company Benefit Plan that could subject the Company, its Subsidiaries or Employees, or any trustee, administrator or other fiduciary to material taxes or penalties under Section 4975 of the Code or Section 409 or 502 of ERISA.

(g) There are no pending or, to the Company’s knowledge, threatened Proceedings against or otherwise involving any Company Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.

(h) All contributions required to be made as of the date of this Agreement to the Company Benefit Plans have been timely made or provided for. All accruals (including where appropriate, proportional accruals for partial periods) under any Company Benefit Plan for periods prior to the Effective Time have been made.

(i) No Company Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which the Company or any of its Subsidiaries or ERISA Affiliates established, maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “defined benefit plan” (as defined in section 3(35) of ERISA) or (iv) subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 436 of the Code.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) cause any payments or benefits to any employee, officer or director of the Company or any of its Subsidiaries to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code (or similar non-U.S. law), respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, or (ii) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of the Company or any Subsidiary thereof.

(k) To the Company’s knowledge, each Company Benefit Plan, which is an employee benefit plan within the meaning of Section 3(3) of ERISA, regardless of whether subject to ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits vested and accrued thereunder prior to such amendment or termination. No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (COBRA) or non-U.S. law, as applicable, (ii) death benefits under any pension plan or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(l) With respect to any non-U.S. based Company Benefit Plan, (i) if intended to qualify for special tax treatment, each such non-U.S. plan meets the requirements for such treatment in all material respects; (ii) if intended to be book reserved, any such non-U.S. plan is fully book reserved based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan; and (iii) if intended to be funded, any such non-U.S. plan is either fully funded or any shortfall is fully recognized as a book reserve, based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to such funded plan.

Section 5.13  Labor and Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, including worker health and safety. Except as set forth in Section 5.13(a) of the Company Disclosure Letter, since January 1, 2008, (i) neither the Company nor any of its Subsidiaries has been a party to any Proceeding in which the Company was, or is, alleged to have violated any Contract or Applicable Law relating to employment, equal employment opportunity, discrimination, harassment or retaliation, wrongful termination, immigration, the payment or calculation of wages or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees; and (ii) neither the Company nor any of its Subsidiaries has received any written notice of intent by any Governmental Authority responsible for the enforcement of any Applicable Law regarding labor or employment to conduct an investigation or inquiry relating to the Company, and no such investigation or inquiry is in progress.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, or any other labor union contracts. No labor organization or group of employees of the Company or any of its Subsidiaries has made, or to the knowledge of the Company threatened to make, a demand against the Company or any of its Subsidiaries for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving any employees of the Company or any of its Subsidiaries.

There are no ongoing, or to the Company’s Knowledge, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are in material compliance with (i) the documentary and other requirements of the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (IRCA) and similar foreign Applicable Law and (ii) the wages and hours requirements under the Fair Labor Standards Act and the regulations promulgated thereunder and any similar state, local or foreign Applicable Law. Neither the Company nor any of its Subsidiaries has misclassified any person as (i) an independent contractor rather than as an employee under any Applicable Law or (ii) an employee exempt from Applicable Law regarding minimum wage or overtime compensation.

(d) Except for such matters that have not had and would not be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (i) the Company and its Subsidiaries have complied with all Applicable Laws respecting the employment of labor, (ii) neither the Company nor any Subsidiary of the Company has received any complaint of any unfair labor practice, violation of worker health and safety or other unlawful employment practice or any notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, the Company or any Subsidiary of the Company or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges, worker health and safety or other employee-related complaints against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

Section 5.14  Environmental Matters.

(a) The Company and each Subsidiary of the Company is and since January 1, 2008, has been in compliance in all material respects with Environmental Laws (other than common law). There are no past or present facts, conditions or circumstances relating to or arising under any Environmental Laws that interfere in any material respect with the conduct of any of their respective businesses in the manner now conducted. “Environmental Laws” means any orders of, writs, judgments, decrees or injunctions issued by, and agreements with any Governmental Authority related to Hazardous Materials, or any Applicable Law related to Hazardous Materials, worker health and safety, or the protection of natural resources or the environment. “Hazardous Materials” means any “hazardous substance,” “hazardous materials,” “hazardous wastes,” “pollutant,” “contaminant,” or “petroleum” (or any fraction thereof) and “natural gas liquids,” as those terms are defined or used in Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., and includes petroleum, petroleum products and petroleum by-products.

(b) Each of the Company and its Subsidiaries has, and is in compliance in all material respects with, all material permits and other authorizations and approvals required under applicable Environmental Laws for its operations, such permits, authorizations and approvals are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such permits, authorizations and approvals.

(c) No judicial or administrative Proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries that allege the violation of or seek to impose liability, injunctive relief or remedial obligations pursuant to any Environmental Law, and except as would not reasonably be expected to result in a material violation of or liability under Environmental Law or would not be reasonably expected to have a Company Material Adverse Effect, there has been no release or spill of or any other incident, condition or circumstance involving any Hazardous Materials (i) at, on, or from any property currently owned or operated by the Company or its Subsidiaries or, during the time of the Company’s or any of its Subsidiaries’ ownership or operation, formerly owned or operated by the Company or its Subsidiaries, (ii) for which the Company or any Subsidiary of the Company has assumed responsibility, or (iii) associated with the off-site disposal of Hazardous Materials by the Company or any Subsidiary of the Company.

(d) Neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, deficiency, or liability or potential liability under any Environmental Law, (ii) received any written third-party claim asserting liability of the Company or its Subsidiaries for matters arising under Environmental Laws or under contracts pursuant to which the Company or its Subsidiaries assumed environmental obligations with respect to those environmental obligations, or (iii) entered into any consent decree or order or is subject to any order of any court or Governmental Authority in each case either under any Environmental Law or relating to the cleanup of any Hazardous Materials and in each case, since January 1, 2008 or that remains unresolved or outstanding.

(e) The Company has delivered to or otherwise made available for inspection by Parent true, complete and correct copies and results of any material reports, studies, analyses, cost estimates, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has assumed contractual liability for environmental conditions, or regarding the Company’s or its Subsidiaries’ compliance with applicable Environmental Laws.

(f) The representations and warranties made pursuant to this Section 5.14 and Section 5.6 are the exclusive representations and warranties by the Company regarding compliance with or liability under Environmental Laws or Hazardous Materials.

Section 5.15  Properties.

(a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it, respectively, in the Company’s annual report on Form 10-K for the year ended December 31, 2010, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties are free and clear of all Liens, other than Permitted Liens.

(b) Each of the Company and its Subsidiaries has complied, in all material respects, with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such agreements.

(c) The assets, properties and rights owned or leased by the Company and its Subsidiaries comprise all the assets, properties and rights utilized by the Company or any of its Subsidiaries in the operation of their respective businesses as presently conducted, and, in the aggregate, are sufficient to permit the Company and its Subsidiaries to operate their respective businesses as presently conducted.

(d) All items of operating equipment owned or leased by the Company and its Subsidiaries are in a state of repair so as to be adequate, in all material respects, for operations in the areas in which they are operated.

(e) Section 5.15(e) of the Company Disclosure Letter sets forth a true and complete list of all real property, facilities, office space and similar property owned by the Company or any of its Subsidiaries, together with the physical address of and primary use for each such property.

Section 5.16  Intellectual Property.

(a) Section 5.16(a) of the Company Disclosure Letter (i) lists all U.S. and foreign patents, published patent applications, trademark and service mark applications and registrations, copyright registrations and domain names that are owned by the Company or any of its Subsidiaries (the “Company Registered IP”), (ii) indicates for each item of Company Registered IP the applicable jurisdiction, title, registration number (or application number), the owner and all current applicants, (iii) lists all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf-software) whereby the Company or any of its Subsidiaries has been granted the legal right to use any Company IP that the Company or any of its Subsidiaries does not own, (iv) lists all agreements whereby the Company or any of its Subsidiaries grants to any Person the right to use any Company IP, other than such agreements which grant such rights, without payment of a royalty, for use with a specific project or with equipment purchased from the Company or any of its Subsidiaries and (v) lists all agreements entered into since January 1, 2008 whereby the Company or any of its Subsidiaries grants to any Person an indemnity with respect to the Intellectual Property of any Person.

(b) The Company Registered IP is currently in compliance with all formal legal requirements (including the payment of all filing, examination and annuity and maintenance fees and proof of working or use) and none of the registrations of such Company Registered IP has lapsed or expired or been cancelled, abandoned or deemed abandoned, other than at the election of the Company or at the end of the full available term for such rights.

(c) The Company or its Subsidiaries owns or has the legal right to use, free and clear of all Liens other than Permitted Liens, all the Company IP. The Company IP is sufficient, in all material respects, to enable Parent, the Surviving Entity and any of their Subsidiaries, following the Merger, to operate the business of the Company as currently conducted and as currently proposed to be conducted in the future.

(d) (i) No Proceeding against the Company or any of its Subsidiaries regarding any Company IP is pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no Person is infringing or misappropriating Company IP that is material to the business or operations of the Company or any of its Subsidiaries, (iii) neither the Company IP nor any product or service of the Company or any of its Subsidiaries currently offered or provided, or offered or provided since January 1, 2006, infringes or misappropriates the Intellectual Property of any Person, (v) neither the Company nor any of its Subsidiaries has received any claim or notice alleging any infringement, misappropriation or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or alleging that the operation of the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted in the future requires a license to the Intellectual Property of any Person, and (v) neither the Company nor any of its Subsidiaries has received any charge, complaint, claim or notice that any of the Company Registered IP is unenforceable or invalid.

Section 5.17  Insurance.  Section 5.17 of the Company Disclosure Letter lists each insurance policy (including any commercial property and casualty, general liability, workers’ compensation, liability, pollution liability, directors and officers and other liability policies) owned by the Company or any of its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee) currently in effect, and the Company has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. Each such policy is in full force and effect, is in such amount and covers such losses and risks as are consistent with industry practice and is adequate, in the judgment of senior management of the Company, to protect the properties and businesses of the Company and its Subsidiaries, and all premiums due under each such policy have been paid. With respect to each such insurance policy, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party to the policy is in breach or default in any material respect thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. None of the Company or any of its Subsidiaries has been refused any insurance with respect to its assets or operations since January 1, 2008. Section 5.17 of the Company Disclosure Letter describes any self-insurance arrangements affecting the Company or its Subsidiaries.

Section 5.18  Certain Contracts.

(a) Section 5.18 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the following Contracts by which the Company or any of its Subsidiaries is a party or bound:

(i) any lease of real or personal property providing for annual rentals of $100,000 or more;

(ii) any partnership, joint venture or other similar agreement or arrangement;

(iii) any Contract (other than solely among direct or indirect wholly-owned Subsidiaries of the Company) relating to (A) any outstanding Debt or (B) any guarantee furnished by or on behalf of the Company or any of its Subsidiaries;

(iv) any Contract made since January 1, 2008 relating to the disposition or acquisition of material assets not in the ordinary course of business having a value in excess of $100,000;

(v) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(vi) any Contract or covenant that (A) purports to limit the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries;

(vii) any Contract under which the Company or any of its Subsidiaries has agreed to indemnify or reimburse any surety in respect of amounts paid or claimed against any surety bonds, which such surety bonds (bid, performance or other) were obtained in connection with services being performed by the Company or any of its Subsidiaries are set forth in Section 5.18(a)(vii) of the Company Disclosure Letter; and

(viii) any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect (the Contracts described in clauses (i) — (viii), whether or not included as an exhibit to the Company Reports, and together with all exhibits and schedules to such Contracts, being referred to herein each as a “Company Material Contract”).

(b) The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract that is not included as an exhibit to the Company Reports.

(c) Each Company Material Contract is in full force and effect, and the Company and each of its Subsidiaries have performed all obligations required to be performed by them, in all material respects, to date under each Company Material Contract to which they are party. Neither the Company nor any of its Subsidiaries (i) is in material breach of or violation or default under any Company Material Contract or (ii) has received written notice of any such material breach, violation or default or the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Company Material Contract is enforceable by the Company or a Subsidiary of the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 5.19  Government Contracts.  Section 5.19 of the Company Disclosure Letter sets forth a true, correct and complete list, of all (a) Government Contracts to which the Company or any of its Subsidiaries is a party, the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and (b) outstanding bids and proposals that have been submitted by the Company or any of its Subsidiaries to any Governmental Authority, any proposed prime contractor to a Governmental Authority or any proposed higher-tiered subcontractor. The Government Contracts set forth on Section 5.19(a) of the Company Disclosure Letter are in full force and effect, and neither the Company nor any of its Subsidiaries is in material breach or non-compliance thereunder or under any representation or certification in respect thereof. For purposes of this Agreement, “Government Contract” means any Contract, however denominated, including any procurement, task order, work order, purchase order, delivery order, blanket purchase agreement, co-operative agreement or other transaction with the U.S. Government or any other applicable foreign Governmental Authority at the prime or subcontract level (at any tier) under a federal prime Contract, entered into by a party hereto or any of its Subsidiaries for the provision of goods, services or construction.

Section 5.20  No Brokers.  The Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company, Parent or their respective Affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except that the Company has retained the Company Financial Advisor. The Company has heretofore furnished to Parent a correct and complete copy of all agreements (including any amendment, waivers of other charges thereto) between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 5.21  Parent Stock Ownership.  Neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent.

Section 5.22  Vote Required.  The only vote of the holders of any class or series of the Company capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement (including, without limitation, the Merger) is the affirmative vote in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, by the holders of at least 80% of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”).

Section 5.23  Improper Payments.

(a) The Company and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Law), neither the Company nor any of its Affiliates, directors, officers, employees, agents or other Representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (ii) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist the Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage. For the purposes of this Agreement, “Foreign Government Official” means (i) any officer or employee of a non-U.S. Governmental Authority or any public international organization; (ii) any person acting in an official capacity for or on behalf of a non-U.S. Governmental Authority or any public international organization; (iii) any candidate for foreign political office; or (iv) any foreign political party or official thereof.

(b) The Company and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(c) No civil or criminal penalties have been imposed on the Company or any of its Affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws and, since January 1, 2008, no Governmental Authority has notified the Company of any actual or alleged violation or breach of the Foreign Corrupt Practice Act or any other applicable anticorruption or antibribery law.

(d) To the Company’s knowledge, the Company and its Subsidiaries have not been since January 1, 2008 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Neither the Company nor any of its Subsidiaries are participating in any investigation by a Governmental Authority relating to alleged violations by the Company or its Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

Section 5.24  Takeover Statutes; Rights Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause this Agreement or the Merger to be subject to any takeover or similar provision of the TBOC or any other similar provision that limits or restricts business combinations or the ability to acquire voting shares, and neither the execution of this Agreement, the consummation of the Merger or the other transactions contemplated hereby shall be, or shall be deemed to be, a “affiliated business combination” within the meaning of Section 21.601-21.610 of the TBOC. The Company has no share purchase rights plan or similar rights plan limiting any party’s ability to acquire shares in the Company without the Company Board’s approval.

Section 5.25  Interested Party Transactions.  Section 5.25 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts (other than Company Benefit Plans) or transactions under which the Company or any of its Subsidiaries has any existing or future liabilities, in each case between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of the Company or any individual that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Company Common Stock, or (c) to the knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of its Subsidiaries) (each a “Company Affiliate Transaction”). Parent has been provided with true and complete copies of any such Contracts or arrangements.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in (a) the disclosure letter delivered to the Company by Parent at or prior to the execution of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that disclosure of any item in any section of the Parent Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article VI unless the relevance of such item is reasonably apparent on its face), or (b) the Parent Reports filed after September 30, 2010 and prior to the date hereof; provided that (i) any disclosures in such Parent Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive, non-specific or forward-looking in nature shall be ignored and (ii) any disclosure in the Parent Reports shall be deemed to qualify any representation or warranty in this Article VI only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Parent Reports shall in no event qualify the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6 or the first sentence of 6.10), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 6.1  Existence; Good Standing; Corporate Authority.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Texas. Parent is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles of Incorporation”) and the bylaws of Parent and the certificate of formation and bylaws of Merger Sub previously made available to the Company are true and correct and contain all amendments thereto.

Section 6.2  Authorization, Validity, Enforceability and Fairness.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and upon receipt of the Parent Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

(b) Parent’s and Merger Sub’s execution of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including, without limitation, the Merger)

have been duly authorized by all requisite corporate action on the part of Parent, other than the Parent Shareholder Approval and the filing of the Certificate of Merger.

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d) The Parent Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the shareholders of Parent, (ii) approved this Agreement, (iii) resolved to recommend the approval of the issuance of Parent Common Stock to the shareholders of the Company in accordance with this Agreement (the “Parent Recommendation”), subject to Section 7.3, and (iv) directed that the issuance of Parent Common Stock to the shareholders of the Company in accordance with this Agreement be submitted to the shareholders of Parent for approval, subject to Sections 7.3 and 7.4.

(e) The Parent Board has received the opinion of its financial advisor, Raymond James & Associates, Inc. (the “Parent Financial Advisor”), to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent. A true, complete and correct copy of such opinion will be delivered to the Company promptly after the date of this Agreement for informational purposes only.

Section 6.3  Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share of which 500,000 have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of preferred share purchase rights distributed to the holders of Parent Common Stock pursuant to the Rights Agreement, dated as of July 23, 2009, between Parent and Mellon Investors Services LLC, as rights agent, as amended to date. As of March 15, 2011, there were (i) 7,918,989 outstanding shares of Parent Common Stock (including outstanding restricted shares of Parent Common Stock), (ii) 135,300 shares of Parent Common Stock reserved for issuance upon exercise of outstanding options to acquire shares of Parent Common Stock, (iii) 460,310 shares of Parent Common Stock reserved for issuance pursuant to awards (“Parent Equity Awards”) under Parent’s 2006 Stock and Performance Incentive Plan and 2004 Incentive Stock Plan, (each such plan, a “Parent Stock Plan”) and (iv) no shares of preferred stock outstanding. All such issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all shares of Parent Common Stock reserved for issuance upon exercise or vesting of outstanding Parent Equity Awards will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) Except for this Agreement or as set forth in Section 6.3(a), there are not issued, reserved for issuance or outstanding, and there are not any obligations of Parent to issue, sell, deliver or cause to be issued, sold or delivered (i) any shares of capital stock or other voting securities of, or other equity interests in, Parent, other than outstanding Parent Common Stock issued pursuant to Parent Equity Awards in accordance with their terms, (ii) any options, warrants, calls or other rights to acquire from Parent any capital stock, voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities of, or ownership interests in, Parent, (iii) any subscriptions, preemptive rights or similar rights, agreements, arrangements, claims or commitments of any character, relating to the capital stock of Parent, or securities convertible into or exchangeable for such stock, securities or equity interests, (iv) any contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other equity interest in, Parent or securities convertible into or exchangeable for such stock, securities or equity interests or (v) any shareholder agreements, voting trusts, registration rights agreements or similar agreements to which Parent is a party with respect to the voting or registration of any capital stock or other voting securities of or other equity interests in Parent, or securities convertible into or exchangeable for such stock, securities or equity interests.

(c) Parent has delivered or made available to the Company an accurate and complete copy of each Parent Stock Plan and the forms of Parent Equity Awards. There have been no repricings of any Parent Equity Awards that are stock options (“Parent Options”) through amendments, cancellation and reissuance or other means since January 1, 2008. No grants of Parent Equity Awards are otherwise subject to Section 409A of the Code. All grants of Parent Equity Awards were validly made and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in compliance with Applicable Law and properly recorded on the financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Options.

Section 6.4  Subsidiaries.

(a) Other than Merger Sub, Parent has no Subsidiaries.

(b) All of the outstanding capital stock of Merger Sub is owned directly by Parent, and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Immediately prior to the Effective Time, Merger Sub will have 100 outstanding shares of its common stock, par value $0.01 per share.

(c) Except for the capital stock in Merger Sub held by Parent, neither Parent nor Merger Sub owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person.

Section 6.5  No Conflict.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not (i) subject to the receipt of the Parent Shareholder Approval, conflict with or result in a violation of any provisions of the Parent Articles of Incorporation or Parent’s bylaws or the Certificate of Formation or bylaws of the Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or a termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or its Subsidiaries under, any of the provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent is a party, or by which Parent or any of its properties is bound; or (iii) subject to the filings and other matters referred to in Section 6.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except for such matters described in clause (ii) or (iii) as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby in accordance with the terms hereof will not require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Authority, other than (i) the HSR Act, (ii) the Securities Act, the Exchange Act or applicable state securities and “Blue Sky” laws, (iii) the filing of a listing application in accordance with Section 7.8 with, or the rules and regulations of, NASDAQ, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the filing or recordation of other appropriate documents as required by Applicable Law of other states in which Parent is qualified to do business and (v) the Investment Canada Act, except for any consent, approval, qualification or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, individually or in the aggregate, would not have, or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6  SEC Documents; Financial Statements.

(a) Parent has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2008 (collectively, the “Parent Reports”), and has made available to the Company each document it has so filed or furnished, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC. Parent has made available to the Company copies of all material comment letters from the SEC and Parent’s responses thereto since January 1, 2008 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent Reports. As of its respective date (or, if amended, as of the date of such amendment), each Parent Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements included in or incorporated by reference into the Parent Reports (including related notes and schedules) complied at the time it was filed as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP consistently applied during the periods involved and fairly presents, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Parent for the respective periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which have not been and are not expected to be material in the aggregate).

(c) There are no liabilities or obligations of Parent (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), other than liabilities or obligations to the extent (i) reflected or reserved against on Parent’s balance sheet at September 30, 2010, (ii) such liabilities or obligations were incurred in the ordinary course of business consistent with past practice since September 30, 2010 or (iii) such liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.7  Disclosure and Internal Controls and Procedures.

(a) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) The books, records and accounts of Parent, all of which have been made available to the Company, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(c) Each of the chief executive officer and chief financial officer of Parent (or each former chief executive officer and former chief financial officer of Parent, as applicable) has made all certifications (without qualification or exceptions to the matters certified) required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC or NASDAQ with respect to the Parent Reports, and the statements contained in such certifications are complete and correct. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

(d) Parent has (i) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed to its auditors and the audit committee of the Parent Board (A) any “significant deficiencies” or “material weaknesses” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 5) in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(e) Parent has designed and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). Parent’s management, with the participation of

Parent’s chief executive and financial officers, has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2010, and such assessment concluded that such internal controls were effective using the framework specified in Parent’s annual report on Form 10-K for the fiscal year ended September 30, 2010. To the knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(f) Parent, since the enactment of the Sarbanes-Oxley Act, has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit (within the meaning of Section 13(k) of the Exchange Act), to or for any director or executive officer (or equivalent thereof) of Parent.

Section 6.8  Compliance with Laws; Permits.

(a) Since October 1, 2008, Parent has not been, in violation in any material respect of any Applicable Law. Since such date, Parent has not received any written notice, claim or assertion or, to Parent’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law in any material respect. No condition exists which does or would reasonably be expected to constitute a violation of or deficiency in any material respect under any Applicable Law by Parent.

(b) Parent holds all material permits, licenses, certifications, grants, easements, permissions, qualifications, registrations, variances, exemptions, consents, orders, franchises, approvals or other authorizations (the “Parent Permits”) of all Governmental Authorities or other Persons necessary for the ownership, leasing and operation of its assets and the lawful conduct of its business. All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof in any material respect. Parent has not received written notice that any such material Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business (either before or after the Effective Time), and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.

Section 6.9  Litigation.

(a) There are no material (i) Proceedings pending or, to Parent’s knowledge, threatened against Parent or its assets, or any director, officer or employee of Parent in respect of which Parent may be liable, at law or in equity, or (ii) Proceedings pending or, to Parent’s knowledge, threatened against Parent or its respective assets, or any director, officer or employee of Parent in respect of which Parent may be liable, before any Governmental Authority or arbitrator.

(b) No material order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Authority has been issued or entered against Parent or any of its officers or directors that continues to be in effect that affects the ownership or operation of any of its assets. Since October 1, 2008, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Authority has been issued against Parent.

Section 6.10  Absence of Certain Changes.  Since September 30, 2010, there has not been any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. From September 30, 2010 to the date of this Agreement, Parent has conducted its business only in the ordinary course and consistent with past practice in all material respects, and during such period there has not occurred:

(a) any recapitalization of Parent or any merger or consolidation of Parent with any other Person;

(b) any acquisition of any business from any other Person;

(c) any creation or incurrence of any Liens, except for Permitted Liens, on any assets used in the business Parent having an aggregate value in excess of $100,000;

(d) any making of any loan, advance or capital contribution to, or investment in, any Person;

(e) any material change by Parent in any of its material accounting methods, policies, principles, procedures or practices, except for any change required by changes in GAAP or by Applicable Law;

(f) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) in respect of any capital stock of Parent or any redemption, purchase, repurchase or other acquisition by Parent, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent;

(g) any issuance of shares of Parent Common Stock or other equity securities of Parent except pursuant to the Parent Stock Plans;

(h) any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of shares of Parent Common Stock or any other securities in respect of, in lieu of or in substitution for shares of that capital stock except pursuant to Parent Stock Plans;

(i) any sale, transfer, lease, license, mortgage, pledge or other disposition or encumbrance of any assets of Parent, except for (i) surplus or obsolete equipment, (ii) sales, transfers, leases, licenses, mortgages, pledges or other dispositions or encumbrances of assets for a purchase price not in excess of, or with a fair market value not in excess of, $100,000 in any single transaction or series of related transactions;

(j) any material damage to or any material destruction or loss of physical properties Parent owns or uses, whether or not covered by insurance;

(k) except to the extent required under any Parent Benefit Plan as in effect on the date of this Agreement, any (i) increase in the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not parties to an employment or change in control agreement), (ii) grant of any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) grant of equity awards to any director, officer, employee or contractor, (iv) entry into or amendment of any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, or (v) except as required to comply with Applicable Law, establishment, adoption, entry into, or amendment in any material respect or termination of any Parent Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i) or (ii) of this paragraph; or

(l) any agreement to do any of the foregoing.

Section 6.11  Taxes.

(a) All material Returns required to be filed by or with respect to Parent (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Parent) have been properly filed on a timely basis with the appropriate Governmental Authorities, and all material Taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All material Taxes required by law to have been withheld or collected by Parent (including, but not limited to, Taxes required to have been withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other individual) have been withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.

(b) There is no Proceeding now pending or (to the knowledge of Parent) threatened in respect of any material Tax liability of Parent, and Parent has not received written notice from any Governmental Authority of its intent to examine or audit any Returns of Parent, and no Governmental Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent may be liable. Parent has no liability for any Tax under Treas. Reg. § 1.1502-6 or any similar provision of any other Tax law, except for Taxes of an affiliated group of which Parent is the common parent, within the meaning of

Section 1504(a)(1) of the Code or any similar provision of any other Tax law. As of the date of this Agreement, Parent has not granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon Parent. Parent is not a party to any closing agreement described in Section 7121 of the Code or to any agreement under any similar provision of any state, local or foreign law, and no agreement has otherwise been entered into with any Governmental Authority which require Parent to adjust any Tax items of Parent in any Return due after the date hereof. Parent is not a party to, is not bound by and has no obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement (other than customary Tax indemnifications contained in credit or similar agreements). Since January 1, 2007, Parent has not rescinded any material election relating to Taxes or settled or compromised any Proceeding or audit relating to any material Taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes. As of the date of this Agreement, there are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any Governmental Authority for information with respect to Taxes of Parent. Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.

(c) No Return filed by Parent with respect to any Taxable period ending on or after January 1, 2008 contains a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign law, and no Return has been filed by Parent with respect to which the preparer of such Return advised consideration of inclusion of such a disclosure statement, which disclosure statement was not included. Parent has not at any time participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulations Section 1.6011-4 or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304.

(d) Parent has not, for any tax year for which the statute of limitations is still open for income tax purposes, been a “distributing” or “controlled” corporation within the meaning of Section 355 of the Code in any transaction intended to qualify under such section or any corresponding provision of foreign or state law.

(e) To the extent required, Parent has properly and in a timely manner documented its transfer pricing methodologies in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(f) Parent does not own any interest in a controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(g) Parent is not currently, and has not been during the five year period preceding the date hereof, subject to any type of Tax in any country other than the United States. Except for claims that were resolved more than five years prior to the date hereof, no claim has been made by any Governmental Authority in any foreign country where Parent has not filed Returns and has not paid Taxes that Parent is subject to Tax by that jurisdiction.

(h) Parent does not know of any fact, and has not taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.12  Employee Benefit Plans.

(a) Section 6.12(a) of the Parent Disclosure Letter contains a list of all Parent Benefit Plans, as well as all outstanding Parent Equity Awards and their respective holders, along with their respective exercise prices, if applicable, and vesting schedules. The term “Parent Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, pension, bonus, incentive, deferred compensation, stock option (or other equity-based, including all Parent Stock Plans), severance, employment, consulting, change in control, welfare (including post-retirement medical and life insurance), cafeteria, VEBA, vacation or other paid time off and fringe benefit plans, practices or agreements, whether or not subject to

ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Parent or ERISA Affiliates, to which Parent or ERISA Affiliates is a party or is required to provide benefits under any Applicable Law or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Parent or ERISA Affiliates is a participant.

(b) Parent has made available to the Company true and complete copies of (i) the Parent Benefit Plans (including amendments) and, if applicable, the most recent trust agreements and amendments (including but not limited to any tax-exempt trust, secular trust, VEBA and rabbi trust documents), (ii) associated contracts and amendments thereto (including, but not limited to, insurance contracts, HMO/PPO/POS agreements, recordkeeping agreements, third party administrator agreements and stop loss insurance contracts), Forms 5500 or any analogous reports filed with respect to non-U.S. based Parent Benefit Plans, including all schedules and attachments for the past three years, (iii) summary plan descriptions, summaries of material modifications including any analogous communications provided with respect to non-U.S. based Parent Benefit Plans, (iv) funding statements, annual trust reports and actuarial reports for the past three years, (v) Internal Revenue Service determination or opinion letters for each such plan that is intended to be qualified within the meaning of Section 401(a) of the Code, Internal Revenue Service exemption rulings for any VEBA or other trust intended to be tax-exempt under Section 501(a) of the Code and any analogous letters or rulings for any non-U.S. based Parent Benefit Plan or funding arrangement intended to qualify for favorable tax treatment under foreign law.

(c) All applicable reporting and disclosure requirements have been met in all material respects with respect to the Parent Benefit Plans. The Parent Benefit Plans comply in all material respects with the requirements of ERISA, the Code and the regulations issued thereunder or with the statues and regulations of any applicable jurisdiction (including but not limited to non-U.S. jurisdictions with respect to any non-U.S. based Parent Benefit Plan).

(d) Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has been timely amended to comply with the applicable qualification requirements, or may be retroactively amended to satisfy such requirements within the applicable remedial amendment period under Section 401(b) of the Code and has received, or has currently pending or will timely submit an application for, a favorable determination letter from the Internal Revenue Service that considers the qualification requirements enacted by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and related legislation (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such requirements). Each such Parent Benefit Plan has been maintained and operated in all material respects in accordance with its terms (or if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code), and has not, since receipt of the most recent favorable determination letter or opinion letter, been amended in a manner that would adversely affect such qualified status.

(e) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the proposed or final Treasury regulations issued pursuant to Section 409A of the Code, as applicable, and, since January 1, 2009, has complied with the written document and operational requirements of Section 409A of the Code.

(f) To Parent’s knowledge, (i) there are no breaches of fiduciary duty in connection with the Parent Benefit Plans that would subject Parent or Employees or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other Applicable Law and (ii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA with respect to which an individual, class or statutory exemption is not available has occurred that involves the assets of any Parent Benefit Plan that could subject Parent or Employees, or any trustee, administrator or other fiduciary to material taxes or penalties under Section 4975 of the Code or Section 409 or 502 of ERISA.

(g) There are no pending or, to Parent’s knowledge, threatened Proceedings against or otherwise involving any Parent Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any Parent Benefit Plan before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.

(h) All contributions required to be made as of the date of this Agreement to the Parent Benefit Plans have been timely made or provided for. All accruals (including where appropriate, proportional accruals for partial periods) under any Parent Benefit Plan for periods prior to the Effective Time have been made.

(i) No Parent Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Parent or ERISA Affiliates established, maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or (iv) subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 436 of the Code.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) cause any payments or benefits to any employee, officer or director of Parent to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code (or similar non-U.S. law), respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, or (ii) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Parent thereof.

(k) To Parent’s knowledge, each Parent Benefit Plan, which is an employee benefit plan within the meaning of Section 3(3) of ERISA, regardless of whether subject to ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits vested and accrued thereunder prior to such amendment or termination. No Parent Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (COBRA) or non-U.S. law, as applicable, (ii) death benefits under any pension plan or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(l) With respect to any non-U.S. based Parent Benefit Plan, (i) if intended to qualify for special tax treatment, each such non-U.S. plan meets the requirements for such treatment in all material respects; (ii) if intended to be book reserved, any such non-U.S. plan is fully book reserved based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan; and (iii) if intended to be funded, any such non-U.S. plan is either fully funded or any shortfall is fully recognized as a book reserve, based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to such funded plan.

Section 6.13  Labor and Employee Matters.

(a) Parent is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, including worker health and safety. Since January 1, 2008, (i) Parent has not been a party to any Proceeding in which Parent was, or is, alleged to have violated any Contract or Applicable Law relating to employment, equal employment opportunity, discrimination, harassment or retaliation, wrongful termination, immigration, the payment or calculation of wages or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees; and (ii) Parent has not received any written notice of intent by any Governmental Authority responsible for the enforcement of any Applicable Law regarding labor or employment to conduct an investigation or inquiry relating to Parent, and no such investigation or inquiry is in progress.

(b) Parent is not a party to any collective bargaining agreements, or any other labor union contracts. No labor organization or group of employees of Parent has made, or to the knowledge of Parent threatened to make, a demand against Parent for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving any employees of Parent. There are no ongoing, or to Parent’s Knowledge, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes pending or, to the knowledge of Parent, threatened against or involving Parent.

(c) Parent is in material compliance with (i) the documentary and other requirements of the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (IRCA) and similar foreign Applicable Law and (ii) the wages and hours requirements under the Fair Labor Standards Act and the regulations promulgated thereunder and any similar state, local or foreign Applicable Law. Parent has not misclassified any person as (i) an independent contractor rather than as an employee under any Applicable Law or (ii) an employee exempt from Applicable Law regarding minimum wage or overtime compensation.

(d) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent has complied with all Applicable Laws respecting the employment of labor, (ii) Parent has not received any complaint of any unfair labor practice, violation of worker health and safety or other unlawful employment practice or any notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Parent or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges, worker health and safety or other employee-related complaints against Parent pending or, to the knowledge of Parent, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

Section 6.14  Environmental Matters.

(a) Parent is and since January 1, 2008, has been in compliance in all material respects with Environmental Laws (other than common law). There are no past or present facts, conditions or circumstances relating to or arising under any Environmental Laws that interfere in any material respect with the conduct of any of their respective businesses in the manner now conducted.

(b) Parent has, and is in compliance in all material respects with, all material permits and other authorizations and approvals required under applicable Environmental Laws for its operations, such permits, authorizations and approvals are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such permits, authorizations and approvals.

(c) No judicial or administrative Proceedings or governmental investigations are pending or, to the knowledge of Parent, threatened against Parent that allege the violation of or seek to impose liability, injunctive relief or remedial obligations pursuant to any Environmental Law, and except as would not reasonably be expected to result in a material violation of or liability under Environmental Law or would not be reasonably expected to have a Parent Material Adverse Effect, there has been no release or spill of or any other incident, condition or circumstance involving any Hazardous Materials (i) at, on, or from any property currently owned or operated by Parent or, during the time of Parent’s ownership or operation, formerly owned or operated by Parent, (ii) for which Parent has assumed responsibility, or (iii) associated with the off-site disposal of Hazardous Materials by Parent.

(d) Parent has not (i) received any written notice of noncompliance with, violation of, deficiency, or liability or potential liability under any Environmental Law, (ii) received any written third-party claim asserting liability of Parent for matters arising under Environmental Laws or under contracts pursuant to which Parent assumed environmental obligations with respect to those environmental obligations, or (iii) entered into any consent decree or order or is subject to any order of any court or Governmental Authority in each case either under any Environmental Law or relating to the cleanup of any Hazardous Materials and in each case, since January 1, 2008 or that remains unresolved or outstanding.

(e) Parent has delivered to or otherwise made available for inspection by the Company true, complete and correct copies and results of any material reports, studies, analyses, cost estimates, tests or monitoring possessed or initiated by Parent pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Parent or for which Parent has assumed contractual liability for environmental conditions, or regarding Parent’s compliance with applicable Environmental Laws.

(f) The representations and warranties made pursuant to this Section 6.14 and Section 6.6 are the exclusive representations and warranties by Parent regarding compliance with or liability under Environmental Laws or Hazardous Materials.

Section 6.15  Properties.

(a) Parent has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it in Parent’s annual report on Form 10-K for the year ended September 30, 2010, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties are free and clear of all Liens, other than Permitted Liens.

(b) Parent has complied, in all material respects, with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such agreements.

(c) The assets, properties and rights owned or leased by Parent comprises all the assets, properties and rights utilized by Parent in the operation of its business as presently conducted, and, in the aggregate, are sufficient to permit Parent to operate its business as presently conducted.

(d) All items of operating equipment owned or leased by Parent are in a state of repair so as to be adequate, in all material respects, for operations in the areas in which they are operated.

(e) Section 6.15(e) of the Parent Disclosure Letter sets forth a true and complete list of all real property, facilities, office space and similar property owned by Parent, together with the physical address of and primary use for each such property.

Section 6.16  Intellectual Property.

(a) Section 6.16(a) of the Parent Disclosure Letter (i) lists all U.S. and foreign patents, published patent applications, trademark and service mark applications and registrations, copyright registrations and domain names that are owned by Parent (the “Parent Registered IP”), (ii) indicates for each item of Parent Registered IP the applicable jurisdiction, title, registration number (or application number), the owner and all current applicants, (iii) lists all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf-software) whereby Parent has been granted the legal right to use any Parent IP that Parent does not own, (iv) lists all agreements whereby Parent grants to any Person the right to use any Parent IP, other than such agreements which grant such rights, without payment of a royalty, for use with a specific project or with equipment purchased from Parent and (v) lists all agreements entered into since January 1, 2008 whereby Parent grants to any Person an indemnity with respect to the Intellectual Property of any Person.

(b) The Parent Registered IP is currently in compliance with all formal legal requirements (including the payment of all filing, examination and annuity and maintenance fees and proof of working or use) and none of the registrations of such Parent Registered IP has lapsed or expired or been cancelled, abandoned or deemed abandoned, other than at the election of Parent or at the end of the full available term for such rights.

(c) Parent owns or has the legal right to use, free and clear of all Liens other than Permitted Liens, all the Parent IP.

(d) (i) No Proceeding against Parent regarding any Parent IP is pending or, to the knowledge of Parent, threatened, (ii) to the knowledge of Parent, no Person is infringing or misappropriating Parent IP that is material to the business or operations of Parent, (iii) neither the Parent IP nor any product or service of Parent currently offered or provided, or offered or provided since January 1, 2006, infringes or misappropriates the Intellectual Property of any Person, (v) Parent has not received any claim or notice alleging any infringement, misappropriation or violation by Parent of the Intellectual Property of any Person or alleging that the operation of the business of Parent as currently conducted or as currently proposed to be conducted in the future requires a license to the Intellectual Property of any Person, and (v) Parent has not received any charge, complaint, claim or notice that any of the Parent Registered IP is unenforceable or invalid.

Section 6.17  Insurance.  Section 6.17 of the Parent Disclosure Letter lists each insurance policy (including any commercial property and casualty, general liability, workers’ compensation, liability, pollution liability, directors and officers and other liability policies) owned by Parent or which names Parent as an insured (or loss payee) currently in effect, and Parent has made available to the Company a true, complete and correct copy of each such policy or the binder therefor. Each such policy is in full force and effect, is in such amount and covers such losses and risks as are consistent with industry practice and is adequate, in the judgment of senior management of Parent, to protect the properties and businesses of Parent and its Subsidiaries, and all premiums due under each such policy have been paid. With respect to each such insurance policy, neither Parent, nor to Parent’s knowledge, any other party to the policy is in breach or default in any material respect thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. Parent has not been refused any insurance with respect to its assets or operations since January 1, 2008. Section 6.17 of the Parent Disclosure Letter describes any self-insurance arrangements affecting Parent.

Section 6.18  Certain Contracts.

(a) Section 6.18 of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the following Contracts by which Parent is a party or bound:

(i) any lease of real or personal property providing for annual rentals of $100,000 or more;

(ii) any partnership, joint venture or other similar agreement or arrangement;

(iii) any Contract relating to (A) any outstanding Debt or (B) any guarantee furnished by or on behalf of Parent;

(iv) any Contract made since January 1, 2008 relating to the disposition or acquisition of material assets not in the ordinary course of business having a value in excess of $100,000;

(v) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(vi) any Contract or covenant that (A) purports to limit the type of business in which Parent may engage or the manner or locations in which any of them may so engage in any business or (B) could require the disposition of any material assets or line of business of Parent;

(vii) any Contract under which Parent has agreed to indemnify or reimburse any surety in respect of amounts paid or claimed against any surety bonds, which such surety bonds (bid, performance or other) were obtained in connection with services being performed by Parent are set forth in Section 6.18(a)(vii) of the Parent Disclosure Letter; and

(viii) any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect (the Contracts described in clauses (i) — (viii), whether or not included as an exhibit to the Parent Reports, and together with all exhibits and schedules to such Contracts, being referred to herein each as a “Parent Material Contract”).

(b) Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract that is not included as an exhibit to the Parent Reports.

(c) Each Parent Material Contract is in full force and effect, and Parent has performed all obligations required to be performed by it, in all material respects, to date under each Parent Material Contract to which it is party. Parent (i)is not in material breach of or violation or default under any Parent Material Contract or (ii) has not received written notice of any such material breach, violation or default or the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Parent Material Contract is enforceable by Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 6.19  Government Contract.  Section 6.19 of the Parent Disclosure Letter sets forth a true, correct and complete list, of all (a) Government Contracts to which Parent is a party, the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and (b) outstanding bids and proposals that have been submitted by Parent to any Governmental Authority, any proposed prime contractor to a Governmental Authority or any proposed higher-tiered subcontractor. The Government Contracts set forth on Section 6.19(a) of the Parent Disclosure Letter are in full force and effect, and Parent is not in material breach or non-compliance thereunder or under any representation or certification in respect thereof.

Section 6.20  No Brokers.  Parent has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of Parent, the Company or their respective Affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except that Parent has retained the Parent Financial Advisor. Parent has heretofore furnished to the Company a correct and complete copy of all agreements (including any amendment, waivers of other charges thereto) between Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 6.21  Company Stock Ownership.  Parent does not own any shares of capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company.

Section 6.22  Vote Required.  The only vote of the holders of any class or series of Parent capital stock necessary to approve any transaction contemplated by this Agreement is the vote of the holders of shares of Parent Common Stock required by the rules of NASDAQ to approve the issuance of shares of Parent Common Stock in the Merger (the “Parent Shareholder Approval”).

Section 6.23  Improper Payments.

(a) Parent and its Affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act, and any other applicable anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Law), neither Parent nor any of its Affiliates, directors, officers, employees, agents or other Representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (ii) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Parent in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

(b) Parent and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(c) No civil or criminal penalties have been imposed on Parent or any of its Affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws and, since January 1, 2008, no Governmental Authority has notified Parent of any actual or alleged violation or breach of the Foreign Corrupt Practice Act or any other applicable anticorruption or antibribery law.

(d) To Parent’s knowledge, Parent has not been since January 1, 2008 and is not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Parent is not participating in any investigation by a Governmental Authority relating to alleged violations by Parent or its Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

Section 6.24  Affiliate Transactions.  Section 6.24 of the Parent Disclosure Letter sets forth a correct and complete list of the Contracts (other than Parent Benefit Plans) or transactions under which Parent has any existing or future liabilities, in each case between Parent, on the one hand, and, on the other hand, any (a) present executive officer or director of Parent or any individual that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Parent Common Stock, or (c) to the knowledge of Parent, any Affiliate of any such executive officer, director or owner (other than Parent) (each, a “Parent Affiliate Transaction”). Company has been provided with true and complete copies of any such Contracts or arrangements.

ARTICLE VII.

COVENANTS

Section 7.1  Conduct of Business by the Company.  The Company covenants and agrees as to itself and its Subsidiaries that, prior to the Effective Time, unless Parent has consented in writing, and except as otherwise expressly contemplated by this Agreement, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Parent may consent in writing or (C) as set forth in Section 7.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall not permit any of its Subsidiaries to:

(a) amend the Company Articles of Incorporation or Company Bylaws or other applicable governing instruments or the organizational documents of any of its Subsidiaries;

(b) merge or consolidate with any Person or acquire (whether by acquisition of stock or assets, joint venture or otherwise) any Person or assets, in any single transaction (or series of related transactions) in excess of $100,000;

(c) (i) adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien any shares of any class of capital stock or other equity interest of the Company or any Subsidiary or any options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of the Company or any Subsidiary, other than issuances of shares of the Company Common Stock upon exercise or settlement of the Company Equity

Awards outstanding on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (x) the cashless exercise of the Company Options in accordance with the Company Stock Plans, or (y) the settlement of the Company Equity Awards or the Company Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Company Stock Plans;

(d) except to the extent required under any Company Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement), (ii) grant any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) make any new equity awards to any director, officer, employee or contractor, (iv) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, (v) establish, adopt, enter into, freeze or amend in any material respect or terminate any Company Benefit Plan or, except as otherwise provided herein, take any action to accelerate entitlement to compensation or benefits under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i), (ii) or (iii) of this paragraph; provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (vi) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as required by the terms of the Company Benefit Plans as in effect on the date hereof, (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of an employment or change in control agreement having “good reason” (within the meaning of such agreement) to terminate employment and collect severance payments and benefits pursuant to such agreement, and (viii) terminate the employment of any holder of an employment or change in control agreement other than for “cause” (within the meaning of such agreement);

(e) (i) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of any class of capital stock or other equity interests of the Company or any of its Subsidiaries (other than dividends or distributions by any Subsidiary to the Company or another wholly-owned Subsidiary) or (ii) redeem, purchase or otherwise acquire any of the Company’s or any of its Subsidiaries’ capital stock, or make any commitment for any such action other than pursuant to the Company Stock Plans as in effect on the date hereof;

(f) sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of the Company or its Subsidiaries (including capital stock of Subsidiaries) except for (i) sales of surplus or obsolete equipment, (ii) sales, leases, licenses or other transfers between the Company and its wholly-owned Subsidiaries or between those Subsidiaries or (iii) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;

(g) enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company);

(h) change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;

(i) fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

(j) (i) make or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes, except to the extent of any reserve reflected on the Company’s consolidated balance sheet as of December 31, 2010 as filed with the SEC in its Annual Report on Form 10-K for the year then ended relating to such matter that was established in the ordinary course of business consistent with past practice, (iii) change in any material respect any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax returns for the most recent taxable year for which a return has been filed, (iv) amend any material Return or file any material refund claim, (v) enter into a closing agreement with any taxing authorities, or (vi) give or request any waiver of a statute of limitations with respect to any Tax or Tax Return;

(k) settle or compromise any Proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims;

(l) (i) create, incur or assume any Debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any Debt or debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except intercompany Debt among the Company and its Subsidiaries in the ordinary course of business consistent with past practice; (ii) repurchase, repay, defease or pre-pay any Debt, except (A) repayments in the ordinary course of business or (B) repayments of indebtedness by a Subsidiary of the Company to the Company or its wholly-owned Subsidiaries; or (iii) except with respect any Proceeding, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(m) (i) mortgage, pledge, or suffer to exist any Liens (other than Permitted Liens) on, any asset or property, or (ii) pledge or otherwise encumber any shares of capital stock of the Company or any of its Subsidiaries;

(n) except for capital expenditures for items and in the amounts set forth in the capital budget included in Section 7.1(n) of the Company Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $100,000 in the aggregate;

(o) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate or waive any rights under any Company Material Contract, or (ii) enter into any new agreement that would have been a Company Material Contract if it were entered into at or prior to the date hereof;

(p) enter into, renew, extend, amend, grant a waiver under or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction or transaction that would be a Company Affiliate Transaction if such transaction occurred prior to the date hereof;

(q) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(r) purchase or otherwise acquire, directly or indirectly, any of the capital stock of Parent or securities convertible or exchangeable into or exercisable for any shares of capital stock of Parent;

(s) subject to Section 7.3, take any action that would, or would reasonably be expected to, (i) result in any condition in Article VIII not being satisfied, (ii) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) cause any representation in the applicable form of representation certificate contemplated by Section 8.2(d) hereof to be untrue as of the Closing; or

(t) agree or commit to do any of the foregoing.

Section 7.2  Conduct of Business by Parent.  Parent covenants and agrees as to itself that, prior to the Effective Time, unless the Company has consented in writing, and except as otherwise expressly contemplated by this Agreement, the business of Parent shall be conducted only in the ordinary course of business consistent with past practices and, to the extent consistent therewith, Parent shall use its respective reasonable best efforts to preserve its business organizations intact, maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Parent. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as the Company may consent in writing or (C) as set forth in Section 7.1 of the Parent Disclosure Letter, Parent shall not directly or indirectly:

(a) amend the Parent Articles of Incorporation or other applicable governing instruments;

(b) merge or consolidate with any Person or acquire (whether by acquisition of stock or assets, joint venture or otherwise) any Person or assets, in any single transaction (or series of related transactions) in excess of $100,000;

(c) (i) adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien any shares of any class of capital stock or other equity interest of Parent or any options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of Parent, other than issuances of shares of the Parent Common Stock upon exercise or settlement of the Parent Equity Awards outstanding on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (x) the cashless exercise of the Parent Options in accordance with the Parent Stock Plans, or (y) the settlement of the Parent Equity Awards or the Parent Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Parent Stock Plans;

(d) except to the extent required under any Parent Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement), (ii) grant any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) make any new equity awards to any director, officer, employee or contractor, (iv) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, (v) establish, adopt, enter into, freeze or amend in any material respect or terminate any Parent Benefit Plan or take any action to accelerate entitlement to compensation or benefits under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i), (ii) or (iii) of this paragraph; provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, or (vi) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as required by the terms of the Parent Benefit Plans as in effect on the date hereof;

(e) (i) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of any class of capital stock or other equity interests of Parent or (ii) redeem, purchase or otherwise acquire any of Parent’s capital stock, or make any commitment for any such action other than pursuant to the Parent Stock Plans as in effect on the date hereof;

(f) sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of Parent except for (i) sales of surplus or obsolete equipment, or (ii) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;

(g) enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person;

(h) change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;

(i) fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

(j) (i) make or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes, except to the extent of any reserve reflected on Parent’s balance sheet as of September 30, 2010 as filed with the SEC in its Annual Report on Form 10-K for the year then ended relating to such matter that was established in the ordinary course of business consistent with past practice, (iii) change in any material respect any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax returns for the most recent taxable year for which a return has been filed, (iv) amend any material Return or file any material refund claim, (v) enter into a closing agreement with any taxing authorities, or (vi) give or request any waiver of a statute of limitations with respect to any Tax or Tax Return;

(k) settle or compromise any Proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims;

(l) (i) create, incur or assume any Debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Parent, guarantee any Debt or debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except in the ordinary course of business consistent with past practice; (ii) repurchase, repay, defease or pre-pay any Debt, except repayments in the ordinary course of business or (iii) except with respect any Proceeding, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(m) (i) mortgage, pledge, or suffer to exist any Liens (other than Permitted Liens) on, any asset or property, or (ii) pledge or otherwise encumber any shares of capital stock of Parent;

(n) except for capital expenditures for items and in the amounts set forth in the capital budget included in Section 7.2(n) of the Parent Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $100,000 in the aggregate;

(o) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate or waive any rights under any Parent Material Contract, or (ii) enter into any new agreement that would have been a Parent Material Contract if it were entered into at or prior to the date hereof;

(p) enter into, renew, extend, amend, grant a waiver under or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction or transaction that would be a Parent Affiliate Transaction if such transaction occurred prior to the date hereof;

(q) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(r) purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries;

(s) subject to Section 7.3, take any action that would, or would reasonably be expected to, (i) result in any condition in Article VIII not being satisfied, (ii) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) cause any representation in the applicable form of representation certificate contemplated by Section 8.3(d) hereof to be untrue as of the Closing; or

(t) agree or commit to do any of the foregoing.

Section 7.3  No Solicitation.

(a) Each of the Company and Parent (each, a “No-Shop Party” and, with respect to each other, the “Other Party”) agrees that neither it nor any of its Subsidiaries shall, and each No Shop Party shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal in respect of such No-Shop Party, (ii) engage, continue or otherwise participate in any discussions or negotiations regarding, or furnish (or cause to be furnished) non-public information relating to such No-Shop Party or any of its Subsidiaries or afford access to properties, books or records of the No-Shop Party or any of its Subsidiaries to any Person in connection with or in furtherance of any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other agreement, constituting or related to, or that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than confidentiality agreements contemplated by this Section 7.3), or (iv) propose publicly or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph by any Representative of a No-Shop Party or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of such No-Shop Party or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.3(a) by such No-Shop Party.

Notwithstanding the foregoing, at any time prior to (but not after) obtaining the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, a No-Shop Party may, directly or indirectly through its Representatives, (i) furnish information and access, but only in response to a written request for information or access, to any person making an Acquisition Proposal which was not solicited, initiated, knowingly encouraged or knowingly facilitated by the No-Shop Party or any of its Subsidiaries, Affiliates or Representatives and (ii) may participate in discussions and negotiate with such Person concerning any such unsolicited Acquisition Proposal, if and only to the extent all of the following conditions are met: (A) the No-Shop Party has not breached this Section 7.3(a) in any material respect with respect to such Acquisition Proposal, (B) the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (C) the No-Shop Party enters into a customary confidentiality agreement with the Person making such Acquisition Proposal which is (1) no less favorable to the No-Shop Party and (2) no less restrictive of such Person than the Confidentiality Agreement, dated May 28, 2010, as amended on June 1, 2010, between Parent and the Company (the “Confidentiality Agreement”) and all such information provided thereunder has previously been provided to the Other Party or is provided to the Other Party concurrently with its provision to such Person.

(b) Except as expressly permitted by this Section 7.3(b), neither the Board of Directors of a No-Shop Party nor any committee thereof shall (i) fail to make, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to the Other Party, the Company Recommendation or the Parent Recommendation, as applicable, (ii) make any other public statement that is inconsistent with the Company Recommendation or the Parent Recommendation, as applicable, (iii) recommend, endorse, adopt or approve, or propose publicly to recommend, endorse, adopt or approve, any Acquisition Proposal or (iv) fail to reaffirm or re-publish within five business days upon request by the Other Party (publicly if so requested) the Company Recommendation or the Parent Recommendation, as applicable (any action or failure described in this clause (i) being referred to as a “Company Adverse Recommendation Change” or a “Parent Adverse Recommendation Change”, as applicable).

Notwithstanding the foregoing, at any time prior to (but not after) obtaining the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, and subject to the No-Shop Party’s compliance at all times with the provisions of this Section 7.3, (i) the Board of Directors of the No-Shop Party may make a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable, or (ii) the No-Shop Party may terminate this Agreement and enter into an agreement, understanding or arrangement providing for an Acquisition Proposal (a “Superior Acquisition Proposal Termination”), in each case, if and only to the extent all of the following conditions are met: (A) the Acquisition Proposal has not been withdrawn, (B) the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal, (C) the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of the No-Shop Party under Applicable Law, and (D) in the case of a Superior Acquisition Proposal Termination, the concurrent payment of the applicable Termination Fee in accordance with Section 9.5(a) or Section 9.5(b), as applicable; provided, however, no Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or Superior Acquisition Proposal Termination may be made or occur, in each case,

(1) until after the third business day following the Other Party’s receipt of written notice (a “Change/Intent to Terminate Notice”) from the No-Shop Party advising the Other Party that the No-Shop Party’s Board of Directors intends to take such action or the No-Shop Party intends to terminate this Agreement, which Change/Intent to Terminate Notice will specify the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Change/Intent to Terminate Notice and a new three business day period);

(2) unless during such three business day period, the No-Shop Party shall, and shall cause its financial and legal advisors to, upon the Other Party’s request, discuss with the Other Party in good faith this Agreement and any adjustments to the terms and conditions of this Agreement that the Other Party may propose in response to the Acquisition Proposal; and

(3) if, prior to the expiration of such three business day period, the Other Party makes a proposal to adjust the terms and conditions of this Agreement that the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be at least as favorable as the Acquisition Proposal so that such Acquisition Proposal no longer constitutes a Superior Proposal;

provided, however, that the No-Shop Party need not comply with the provisions of subclauses (2) and (3) of this Section 7.3(b) if the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that such Superior Proposal (as specified in the Change/Intent to Terminate Notice issued to the Other Party pursuant to subclause (1) of this Section 7.3(b)) constitutes a Special Valuation Proposal.

(c) In addition to the obligations of each No-Shop Party set forth in paragraphs (a) and (b) of this Section 7.3, each No-Shop Party shall promptly (and in any event within 24 hours after receipt thereof) advise the Other Party orally and in writing of any Acquisition Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal or inquiry (including any changes thereto). Each No-Shop Party shall (i) keep the Other Party reasonably informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal or inquiry and (ii) provide to the Other Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to such No-Shop

Party or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal; provided, however, that such No-Shop Party need not inform the Other Party regarding the identity of the Person making any such Acquisition Proposal or inquiry.

(d) Nothing contained in this Section 7.3 shall prohibit any No-Shop Party or any Board of Directors of a No-Shop Party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or other Applicable Law, if, in the good faith judgment of the No-Shop Party’s Board of Directors, after receipt of advice from outside counsel, failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties to shareholders of the No-Shop Party under Applicable Law; provided, however, that in no event shall the No-Shop Party or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 7.3(b).

(e) Each No-Shop Party (i) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, with any Person conducted heretofore with respect to any Acquisition Proposal in respect of such No-Shop Party and (ii) shall promptly request the return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means, with respect to either No-Shop Party, any inquiry, proposal or offer, whether or not in writing, from any Person other than the Other Party or its Affiliates relating to, or that would reasonably be expected to lead to, any (A) direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (i) assets or businesses that constitute 20% or more of the consolidated net revenues, net income or assets (based on either book or fair market value) of such No-Shop Party and its Subsidiaries, or (ii) 20% or more of any class of equity securities of such No-Shop Party, (B) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of such No-Shop Party, or (C) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such No-Shop Party, in each case other than the transactions contemplated by this Agreement.

(ii) “Special Valuation Proposal” means a Superior Proposal that the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that, if consummated, would result in such No-Shop Party’s shareholders receiving consideration valued at 115% or more of the consideration to be received by such No-Shop Party’s shareholders pursuant to the transactions contemplated by this Agreement, as such consideration may have then been modified by the Other Party in response to such Acquisition Proposal.

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any Person other than the Other Party or its Affiliates, which, if consummated, would result in such Person (or its shareholders) owning, directly or indirectly, at least 80% of the shares of Company Common Stock or Parent Common Stock, as applicable, then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or at least 80% of all the assets of the No-Shop Party, which the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation and outside counsel, to be (A) more favorable to the shareholders of the No-Shop Party from a financial point of view than the Merger, taking into account all the terms and conditions of such proposal, the Person making such proposal and this Agreement (including any break-up fees, expense reimbursement provisions, conditions to consummation, strategic considerations, legal and regulatory considerations, and any changes to the terms of this Agreement proposed by the Other Party in response to such offer or otherwise pursuant to this Section 7.3) and (B) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal. For purposes of the definitions of “Acquisition Proposal,” “Special Valuation Proposal” and “Superior Proposal,” the term “Person” shall include any group within the meaning of Section 13(d) of the Exchange Act.

Section 7.4  Preparation of Proxy Statement; Meetings of Shareholders.

(a) As promptly as practicable after the date of this Agreement, each of Parent and the Company shall cooperate and prepare the joint proxy statement with respect to the meetings of the shareholders of Parent and of the Company in connection with the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC, a Registration Statement on Form S-4 (with any amendments or supplements thereto, the “Form S-4”) under the Securities Act with respect to the shares of Parent Common Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the Proxy Statement/Prospectus. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby. As promptly as practicable after receipt thereof, each party shall provide the other party copies of any written comments, and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement/Prospectus. Each of the parties shall provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Form S-4 and, except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference in the Form S-4, any substantive communications prior to filing such with the SEC, and will promptly provide the other party with a copy of all such filings and communications made with the SEC.

(b) Parent shall use reasonable best efforts, and the Company shall cooperate, to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required with respect to the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each Party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(c) Each of Parent and the Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

(d) Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Parent and the Company, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the shareholders of the Company.

(e) The Company, acting through the Company Board, shall, in accordance with Applicable Law and the Company Articles of Incorporation or Company Bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Company Shareholders Meeting”) as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act for the purpose of obtaining the Company Shareholder Approval. The Company Board shall, subject to Section 7.3(b), make the Company Recommendation, include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless (i) a Company Adverse Recommendation Change has occurred in accordance with Section 7.3 or (ii) this Agreement is terminated in accordance with Article IX and subject to compliance with Section 7.3, the Company will submit this Agreement for approval by the shareholders of the Company at the Company Shareholders Meeting. The Company shall use its reasonable best efforts to cause the Company Shareholders Meeting to be held on the same date as the Parent Shareholders Meeting.

(f) Parent, acting through the Parent Board, shall, in accordance with Applicable Law and Parent’s articles of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Parent Shareholders Meeting”) as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act for the purpose of obtaining the Parent Shareholder Approval. Except to the extent permitted by Section 7.3(b), the Parent Board shall make the Parent Recommendation, include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Parent Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless (i) a Parent Adverse Recommendation Change has occurred in accordance with Section 7.3 or (ii) this Agreement is terminated in accordance with Article IX and subject to compliance with Section 7.3, Parent will submit this Agreement for approval by the shareholders of Parent at the Parent Shareholders Meeting. Parent shall use its reasonable best efforts to cause the Parent Shareholders Meeting to be held on the same date as the Company Shareholders Meeting. Notwithstanding anything to the contrary in this Agreement, Parent may, in its sole discretion, submit a proposal to its shareholders at the Parent Shareholders Meeting to approve an amendment to the Parent Articles of Incorporation.

Section 7.5  Filings; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions herein provided, and subject to Section 7.3, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including (i) to satisfy the conditions precedent to the obligations of any of the parties hereto, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third-party documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and Parent shall, as soon as practicable and in any event within ten business days after the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and make such other filings, notices, petitions, statements, registrations, submissions of information, applications and other documents as the parties determine are necessary under applicable Antitrust Laws. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing; provided, that neither party is obligated to share any document submitted to or received from a Governmental Authority that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

(b) Each of the parties hereto shall use its reasonable best efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under Applicable Law. The Company and Parent shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or the competition authorities of any other jurisdiction for additional information or documentation under applicable Antitrust Laws.

(c) The parties shall cooperate in all respects with each other in connection with any antitrust defense of the transactions contemplated by this Agreement in any Proceeding by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Antitrust Law.

(d) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to (i) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent or of the Company or any of its Subsidiaries or (ii) agree to, or proffer to, limit in any respect the ownership or operation by Parent or the Company or any of its Subsidiaries of any asset (whether tangible or intangible) or any portion of any business of Parent or the Company or any of its Subsidiaries, including the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock, including the right to vote the Company Common Stock on all matters properly presented to the shareholders of the Company.

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall have the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise any request, attempt or demand by any Governmental Authority or other Person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company.

Section 7.6  Inspection.  Subject to any limitations imposed by Applicable Law, from the date of this Agreement to the Effective Time, each of the Company and Parent shall allow all designated officers, attorneys, accountants and other Representatives of Parent or the Company, as the case may be, reasonable access, at reasonable times, upon reasonable notice, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and any other information pertaining to the business and affairs of the Company or Parent (as applicable) or their respective Subsidiaries, as Parent or the Company may reasonably request, including inspection, testing or sampling of such properties; provided, that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder. Notwithstanding any provision of this Agreement or a party’s provision of information or investigation pursuant to the preceding sentence, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it may not provide to the other party by reason of any Applicable Law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of the Company and Parent agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.6 shall be governed by the Confidentiality Agreement.

Section 7.7  Publicity.  The Company and Parent will, unless otherwise required by Applicable Law or by obligations pursuant to any national securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public announcement pertaining to this Agreement or the other transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 7.4, neither Parent nor the Company shall issue any such press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public statement. The foregoing shall not apply with respect to any press release or public announcement arising out of a Company Adverse Recommendation Change or Parent Adverse Recommendation Change effected in accordance with Section 7.3. Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.

Section 7.8  Listing Application.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as Merger Consideration to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 7.9  Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except: (a) as Section 9.5 otherwise provides; and (b) that the Company and Parent shall share equally (i) the fees incident to the filings referred to in Section 7.5(a), (iii) the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing the Proxy Statement/Prospectus and (iii) the fees associated with the NASDAQ listing referred to in Section 7.8.

Section 7.11  Indemnification and Insurance.

(a) The certificate of incorporation and bylaws of the Surviving Entity and each of its Subsidiaries shall, for a period of six years after the Effective Time, contain provisions no less favorable to the Persons covered thereby on the date hereof with respect to exculpation, indemnification and advancement of expenses than as set forth in the Company Articles of Incorporation or Company Bylaws and the organizational documents of the Company’s Subsidiaries, respectively, as of the date of this Agreement.

(b) Prior to the Effective Time, the Company shall purchase “tail” insurance coverage covering the six-years after the Effective Time and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by the Company pursuant to the terms set forth in Section 7.11(b) of the Company Disclosure Letter.

(c) As a separate and independent obligation, Parent hereby guarantees the payment and performance by the Surviving Entity of its indemnification obligations pursuant to this Section 7.11 and pursuant to the contractual agreements entered into by the Company prior to the date hereof relating to indemnification of directors and officers of the Company and set forth in Section 7.11(c) of the Company Disclosure Letter (the “Existing Indemnification Agreements”). From and after the Effective Time, Parent shall cause the Surviving Entity to comply with all of its obligations under this Section 7.11 and under the Existing Indemnification Agreements.

(d) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.11.

Section 7.12  Antitakeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

Section 7.13  Notification.  Each party shall give to the others prompt notice of (a) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.14  Employee Matters.

(a) For a period of not less than 12 months following the Effective Time, the participants in the Company Benefit Plans who were employed by the Company and remain in the employment of the Surviving Entity and its Subsidiaries (“Continuing Employees”) and their dependents (collectively, “Affected Participants”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time either through Company Benefit Plans, if any, that are continued by Parent or through Parent Benefit Plans; provided that neither Parent nor the Surviving Entity nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

(b) Nothing contained herein shall be construed as requiring Parent or the Surviving Entity to continue any specific plans or to continue the employment of any specific Person.

(c) To the extent Parent elects to have Affected Participants participate in any applicable Parent Benefit Plans, Parent shall cause the Surviving Entity to recognize the service of each Continuing Employee with Parent, the Company or its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) as if such service had been performed with Parent (i) for purposes of eligibility for vacation under Parent’s vacation program, (ii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), and (iii) for purposes of eligibility, contributions and vesting under any “defined contribution plan” (as defined in Section 3(34) of ERISA) maintained by Parent or any of its ERISA Affiliates, but not for purposes of any other employee benefit plan of Parent.

(d) To the extent Parent elects to have Affected Participants participate in an applicable Parent Benefit Plan that is a welfare plan, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Affected Participants to the extent such conditions and exclusions were satisfied or did not apply to such Affected Participants under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Affected Participant, upon presentment of appropriate documentation such as explanations of benefits statements with credit for any co-payments and deductibles paid during the plan year or policy year, as applicable, in which the Effective Time occurs (or, if later, the plan year or policy year in which a Company Benefit Plan is terminated to the extent such Company Benefit Plan is maintained after the Effective Time pursuant to Section 7.14(a)), for purposes of satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Notwithstanding any provision herein to the contrary, immediately prior to the Closing Date, the Company shall cause any Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) to be terminated, and prior to such termination, all required plan amendments and restatements under Applicable Law shall be made to such Company Qualified Plans. The Company shall confirm to Parent at such time that such Company Qualified Plans are terminated. The parties hereto shall take all necessary and legally permissible actions in order to cause the Company Qualified Plans to distribute the account balances thereunder for each Affected Participant who participated in such Company Qualified Plans as soon as practicable following the Closing Date, and, subject to Applicable Law, the consent of the Affected Participants, and the terms of any defined contribution plan sponsored by the Parent post-Closing (the “Post-Closing Plan”), to accomplish the rollover of cash distributed to the Affected Participants, if such Affected Participants so elect, on account of the transactions contemplated herein to the Post-Closing Plan as soon as practicable following the Closing Date.

(f) The parties hereto acknowledge and agree that all provisions contained in this Section 7.14 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company, Parent or any of their Affiliates.

Section 7.15  Other Pre-Closing Matters.

(a) Parent shall use its reasonable best efforts to (i) prior to the Closing, enter into an employment agreement with its Chief Executive Officer in substantially the form attached hereto as Exhibit E, (ii) enter, or cause the Surviving Entity to enter, into employment agreements with the officers of the Company and its Subsidiaries named in Section 7.15(a)(ii) of the Parent Disclosure Letter effective as of the Effective Time in substantially the form attached hereto as Exhibit E, as each such form may be modified pursuant to the terms set forth in Section 7.15(a)(ii) of the Parent Disclosure Letter and (iii) enter into indemnification agreements with the Designated Directors effective as of the Effective Time in substantially the form attached hereto as Exhibit F.

(b) The Company shall use its reasonable best efforts to obtain a reconfirmation of the Fairness Opinion from the Company Financial Advisor as of the Closing Date (the “Reconfirmation Opinion”). The Company shall promptly advise Parent of its receipt of such opinion or other written indication of its inability to obtain such opinion.

(c) The Company shall use its reasonable best efforts to cause the shares beneficially owned by the directors and officers named in Section 7.15(c) of the Parent Disclosure Letter to be subject to Company Shareholder Voting Agreements as soon as reasonably practicable after the date hereof but in no event later than five business days after the date hereof. Parent shall use its reasonable best efforts to cause the shares beneficially owned by the director named in Section 7.15(c) of the Company Disclosure Letter to be subject to the Parent Shareholder Voting Agreement as soon as reasonably practicable after the date hereof but in no event later than five business days after the date hereof.

Section  7.16  Shareholder Litigation.  Each party hereto shall give the other the opportunity to reasonably participate in the defense of any shareholder litigation against the Company and/or its directors or officers or against the Parent and/or its directors or officers, as applicable, relating to the transactions contemplated by this Agreement.

Section  7.17  Tax Treatment.  Prior to and at the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and shall not take any action reasonably likely to cause the Merger to not so qualify.

ARTICLE VIII.

CONDITIONS

Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties hereto to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) by each of the parties hereto to this Agreement at or prior to the Closing Date of the following conditions:

(a) Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) (i) No judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction in the United States that would prohibit or enjoin the consummation of the Merger shall be in effect and (ii) no law, statute, rule or regulation shall have been enacted by any Governmental Authority of competent jurisdiction in the United States which prohibits or makes unlawful the consummation of the Merger shall be in effect.

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(f) The Company shall have received the opinion of Haynes and Boone, LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company and dated the Closing Date, a copy of which shall have been furnished to Parent, to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of the Company and Parent. The Company shall use reasonable best efforts to cause its tax counsel to render such opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. The Company shall promptly advise Parent of its receipt of such opinion or other written indication.

(g) Parent shall have received the opinion of Baker Botts, L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent and dated the Closing Date, a copy of which shall have been furnished to the Company, to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of the Company and Parent. Parent shall use reasonable best efforts to cause its tax counsel to render such opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. Parent shall promptly advise the Company of its receipt of such opinion or other written indication.

Section 8.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are qualified as to materiality or a Parent Material Adverse Effect shall be true and correct as so qualified, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

(b) Parent and Merger Sub shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.

(c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date, any change, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect.

(d) The Company shall have received a certificate of Parent and Merger Sub, executed on behalf of each of them by their Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.2(a), (b) and (c) have been satisfied.

(e) The Company shall have received the Reconfirmation Opinion.

Section 8.3  Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement (i) that are qualified as to materiality or a Company Material Adverse Effect shall be true and correct as so qualified, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

(b) The Company shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date, any change, event, occurrence, state of facts or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(d) Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.3(a), (b) and (c) have been satisfied.

(e) The authorizations, consents or approvals identified in Section 8.3(e) of the Company Disclosure Letter shall have been obtained and evidence thereof reasonably satisfactory to Parent shall have been delivered to Parent.

(f) The officers of the Company and its Subsidiaries named in Section 7.15(a)(ii) of the Parent Disclosure Letter shall have entered into employment agreements with the Surviving Entity as provided in Section 7.15(a)(ii).

Section 8.4  Frustration of Conditions.  No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE IX.

TERMINATION

Section 9.1  Termination by Mutual Consent.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Shareholder Approval has been obtained, by the mutual written consent of the Company and Parent.

Section 9.2  Termination by Parent or the Company.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Shareholder Approval has been obtained, by action of the Board of Directors of Parent or the Company if:

(a) the Merger shall not have been consummated by August 31, 2011 (the “Termination Date”); provided, however, that if by the Termination Date, any of the conditions set forth in Section 8.1(b) or Section 8.1(c) shall not have been satisfied but all other conditions shall be satisfied or shall be capable of being satisfied, then the Termination Date may be extended from time to time by either Parent or the Company, in its discretion, by written notice to the other to a date not later than October 31, 2011 (in which case any references to the Termination Date herein shall mean the Termination Date as extended); provided, further, that the right to extend or terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(b) the Company Shareholders Meeting (including adjournments and postponements) shall have concluded and the Company Shareholder Approval shall not have been obtained upon a vote taken thereon;

(c) the Parent Shareholders Meeting (including adjournments and postponements) shall have concluded and the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon;

(d) a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.2(d) shall have complied with its obligations pursuant to Section 7.5 with respect to such order, decree, ruling or other action; or

(e) an Ultimate Price Event shall have occurred, the period set for renegotiation pursuant to Section 4.1(b) shall have elapsed and the party seeking termination shall have provided the other parties hereto with notice of intent to terminate not less than two business days’ prior to such termination.

Section 9.3  Termination by the Company.  This Agreement may be terminated at any time prior to the Effective Time by the Company if:

(a) Parent or Merger Sub shall have breached or failed to perform any of its representations and warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, and such breach or failure to perform is not capable of being cured by Parent prior to the Termination Date or is not cured by Parent within 30 days after the Company has delivered to Parent a written notice of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement under this Section 9.3(a) if the Company is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) shall not be satisfied; or

(b) a Parent Adverse Recommendation Change shall have occurred;

(c) prior to obtaining the Company Shareholder Approval, concurrently with the entry by the Company into a binding definitive agreement providing for a Superior Proposal; provided, that (i) the Company has complied in all respects with Section 7.3, and (ii) the Company has previously paid (or concurrently with such termination pays to Parent) the fee provided for under Section 9.5(a); or

(d) the Company shall have not received the Reconfirmation Opinion as provided in Section 8.2(e); provided, however, that all conditions set forth in Section 8.1 shall have been satisfied; provided, further, that the Company may not terminate this Agreement under this Section 9.3(d) if the Company is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) shall not be satisfied.

Section 9.4  Termination by Parent.  This Agreement may be terminated at any time prior to the Effective Time by Parent if:

(a) The Company shall have breached or failed to perform any of its representations and warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure to perform is not capable of being cured by the Company prior to the Termination Date or is not cured by the Company within 30 days after Parent has delivered to the Company a written notice of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement under this Section 9.4(a) if Parent is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) shall not be satisfied; or

(b) a Company Adverse Recommendation Change shall have occurred;

(c) prior to obtaining the Parent Shareholder Approval, concurrently with the entry by Parent into a binding definitive agreement providing for a Superior Proposal; provided, that (i) Parent has complied in all respects with Section 7.3, and (ii) Parent has previously paid (or concurrently with such termination pays to Company) the fee provided for under Section 9.5(b); or

(d) the Company shall have not received the Reconfirmation Opinion as provided in Section 8.2(e); provided, however, that all conditions set forth in Section 8.1 shall have been satisfied and the Company shall not have waived the condition set forth in Section 8.2(e); provided, further, that Parent may not terminate this Agreement under this Section 9.4(d) if Parent is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) shall not be satisfied.

Section 9.5  Effect of Termination.

(a) If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b), or by Parent pursuant to Section 9.4(a), in each case, after the public disclosure of a Acquisition Proposal made in respect of the Company, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Company Shareholder Approval pursuant to Section 9.2(b)), and within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by the Company; provided, however, that if either Parent or the Company terminates this Agreement pursuant to Section 9.2(b) at any time after a Company Adverse Recommendation shall have occurred, this Agreement shall be deemed terminated pursuant to Section 9.4(b) for purposes of this Section 9.5;

(ii) by the Company pursuant to Section 9.3(d) or the Parent pursuant to Section 9.4(d);

(iii) by Parent pursuant to Section 9.4(b); or

(iv) by the Company pursuant to Section 9.3(c);

then the Company shall pay Parent a fee of (x) $2,350,000, in the case of clauses (a)(i), (a)(iii) or (a)(iv), or (y) $3,125,000, the case of clause (a)(ii), in each case, in cash by wire transfer to an account designated by Parent; provided, that for purposes of this Section 9.5(a), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” The Company shall cause any such payment required to be paid pursuant to this Section 9.5(a) to be paid to Parent at the time of such termination of this Agreement or, in the case of clause (a)(i), prior to or at the time of entry into such definitive agreement or consummation of such Acquisition Proposal.

(b) If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(c) or by Company pursuant to Section 9.3(a), in each case, after the public disclosure of a Acquisition Proposal made in respect of Parent, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Parent Shareholder Approval pursuant to Section 9.2(c)), and within 12 months after the termination of this Agreement, Parent enters into a definitive agreement providing for any Acquisition Proposal, or a Acquisition Proposal is consummated by Parent; provided, however, that if either Parent or the Company terminates this Agreement pursuant to Section 9.2(c) at any time after a Parent Adverse Recommendation shall have occurred, this Agreement shall be deemed terminated pursuant to Section 9.3(b) for purposes of this Section 9.5;

(ii) by the Company pursuant to Section 9.3(b); or

(iii) by Parent pursuant to Section 9.4(c);

then (x) prior to or at the time of entry into such definitive agreement or consummation of such Acquisition Proposal, in the case of clause (b)(i), or (y) prior to or at the time of such termination, in the case of clauses (b)(ii) or (b)(iii), Parent shall pay the Company a fee of $2,350,000, in cash by wire transfer to an account designated by the Company; provided, that for purposes of this Section 9.5(b), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(c) If this Agreement is terminated by:

(i) the Company or Parent pursuant to Section 9.2(b) after the public disclosure of a Acquisition Proposal made in respect of the Company, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Company Shareholder Approval pursuant to Section 9.2(b)), and within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by the Company;

(ii) by the Company pursuant to Section 9.3(c) or Section 9.3(d); or

(iii) by Parent pursuant to Section 9.4(a), Section 9.4(b) or Section 9.4(d);

then the Company shall reimburse Parent for its third party costs and expenses in connection with this transaction, up to a maximum of $1.5 million.

(d) If this Agreement is terminated by:

(i) the Company or Parent pursuant to Section 9.2(c) after the public disclosure of a Acquisition Proposal made in respect of Parent, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Parent Shareholder Approval pursuant to Section 9.2(c)), and within 12 months after the termination of this Agreement, Parent enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by Parent;

(ii) Parent pursuant to Section 9.4(c); or

(iii) the Company pursuant to Section 9.3(a) or Section 9.3(b);

then Parent shall reimburse the Company for its third party costs and expenses in connection with this transaction, up to a maximum of $1.5 million.

(e) In circumstances where Section 9.5(c) or Section 9.5(d) requires a reimbursement of costs and expenses, the reimbursing party shall reimburse the other party for such costs and expenses on the later of (i) the day that is three business days after the date of termination of this Agreement and (ii) the day that is three business days after the delivery of documentation of such costs and expenses. In the event the payment of a fee by the Company is required pursuant to Section 9.5(a)(i) or the payment of a fee by Parent is required pursuant to Section 9.5(b)(i), and such party has already reimbursed Parent or the Company, respectively, for its third party costs and expenses pursuant to Section 9.5(c) or Section 9.5(d), the amount of such costs and expenses so reimbursed will be offset against the fee payable.

(f) Each party acknowledges and agrees that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement. Each party further acknowledges and agrees that the fee contemplated by this Section 9.5 is not a penalty, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the other party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if the Company or Parent fails to pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5, such party shall also reimburse the other party’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.  Any payment to be made under this Section 9.5 shall be made by wire transfer of same-day funds.

(g) Each party agrees that in the event that a termination fee is paid pursuant to Section 9.5(a) or Section 9.5(b), the payment of such termination fee shall be the sole and exclusive remedy of the party to which such fee is paid, its Subsidiaries and any of its respective shareholders, Affiliates, officers, directors, employees or Representatives (collectively, “Related Persons”), and in no event will the party to which such fee is paid or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any Proceedings arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company or Parent, as applicable, such other party shall not have any further liability or obligation to the party that paid such termination fee or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby.

(h) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 9.1 through Section 9.4, this Agreement shall forthwith become null and void and all obligations of the parties hereto and their Related Persons shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last sentence of Section 7.6, Section 7.10 and Article X; provided, that, except as provided in Section 9.5(g), nothing herein shall relieve any party from any liability arising out of actual fraud or for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

Section 9.6  Extension; Waiver.  At any time prior to the Effective Time, each party may by action taken by its Board of Directors (or by any duly authorized committee thereof), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1  Nonsurvival of Representations, Warranties and Agreements.  All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article IV and in Sections 3.1, Section 3.2, Section 7.10, Section 7.11, Section 7.14 and this Article X shall survive the Merger. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through a Proceeding or otherwise by any Person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration.

Section 10.2  Notices.  Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to the Company, to it at:

TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074
Attention: Wayne A. Whitener
Facsimile: (972) 424-3943

with a copy, which will not constitute notice for purposes hereof, to:

Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: Rice Tilley
Facsimile: (817) 348-2384

(b) if to Parent or Merger Sub, to it at:

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attention: Stephen C. Jumper
Facsimile: (432) 684-3030

with a copy, which will not constitute notice for purposes hereof, to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile: (214) 661-4954

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

Section 10.3  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for (a) the provisions of Section 7.11 and (b) the right of the Company’s shareholders to receive the consideration provided for herein after the Closing (a claim with respect to which may not be made unless and until the Closing shall have occurred), nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.4  Entire Agreement.  This Agreement, the exhibits to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect.

Section 10.5  Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company or Parent, but after any such shareholder approval, no amendment shall be made which by Applicable Law requires the further approval of shareholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

Section 10.6  Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

Section 10.7  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.8  Definitions and Interpretation.  In this Agreement:

(a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.

(b) “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person; and, as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of capital stock of that Person, by contract or otherwise.

(c) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, Non-U.S. Antitrust Laws, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Law, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(d) “Applicable Law” means any applicable U.S. or non-U.S. law (including common law), rule, regulation, code, judgment, ordinance, governmental determination, order, decree, treaty, convention, governmental certification requirement or other public limitation.

(e) “Company IP” means all Intellectual Property used in or material to the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

(f) “Company Material Adverse Effect” means, with respect to the Company, any Material Adverse Effect.

(g) “Contract” means any agreement, arrangement, lease, easement, license, contract, note, mortgage, indenture, commitment, understanding or other legally binding obligation.

(h) “Debt” means, with respect to any Person, the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations in respect of, (i) all obligations of such Person for borrowed money or with respect to deposits with such Person or advances to such Person of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than deferred compensation and post-retirement and other similar benefits), (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all capital lease obligations of such Person, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (ix) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (x) all obligations, contingent or otherwise, of such Person guaranteeing any of the foregoing obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly.

(i) “GAAP” means U.S. generally accepted accounting principles.

(j) “Governmental Authority” means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission, body, entity or authority or any arbitral tribunal.

(k) “Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trade secrets, trademarks, service marks, corporate names, business names, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), trade styles or dress, mask works, copyrights, moral rights of authorship, including any rights in designs, works of authorship, technology, inventions, invention disclosures, discoveries, improvements, know-how, program materials, processes, methods, and confidential or proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action, including the right to collect damages, relating to any of the foregoing.

(l) “Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), results of operations or prospects of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, except in the case of clause (i) above, for any such change, effect, event, occurrence, state of facts or development that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in Applicable Law or the interpretation thereof that, in any case, do not disproportionately affect such Person relative to other participants in such Person’s industry, (B) acts of war or terrorism that do not disproportionately affect such Person in any material respect relative to other participants in such Person’s industry, or (C) the announcement or proposed consummation of this Agreement and the transactions contemplated hereby. For purposes of this definition, the parties agree that the industry in which both the Company and Parent operate is the seismic industry.

(m) “Parent IP” means all Intellectual Property used in or material to the business of Parent as currently conducted or as currently proposed to be conducted.

(n) “Parent Material Adverse Effect” means, with respect to Parent, any Material Adverse Effect.

(o) “Permitted Liens” mean, with respect to any Person: (i) Liens for Taxes not yet due and payable; (ii) statutory Liens of lessors; (iii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; and (iv) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title, none of which interfere with the ordinary conduct of the business of such Person or any Subsidiary of such Person or materially detract from the value or use of the property to which they apply.

(p) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Authority.

(q) “Proceeding” means any claim, charge, assertion, cause of action, complaint, litigation, controversy, action, suit, arbitration, proceeding or investigation.

(r) “Representatives” means, with respect to any Person, such Person’s directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant or other advisor or representative.

(s) “Subsidiary,” when used with respect to any Person, means any other Person, of which such Person (i) directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization (or if there are no voting interests, a majority of the equity interests or the right to receive more than 50% of the distributions) or (ii) is a general partner or managing member.

(t) “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, alternative or add-on minimum, environmental (including taxes under Section 59A of the Code), franchise, unclaimed property, social security (or similar), national insurance contributions, unemployment, employment insurance, registration, value added, goods and services, estimated, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or other governmental charges of any kind whatsoever, and any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise, in each case including any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).

(u) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Schedule” and “Exhibit” refer to Articles and Sections of and Schedules and Exhibits to this Agreement, unless it otherwise specifies. This Agreement uses the word “party” to refer to any original signatory hereto and its permitted successors and assigns under Section 10.3.

(v) The phrase “to the knowledge of” and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the collective knowledge, after reasonable investigation, of the individuals listed on Section 10.8 of the Company Disclosure Letter or the Parent Disclosure Letter, respectively.

(w) The word “including,” and, with correlative meaning, the word “include,” means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning. The word “or” shall be deemed to mean “and/or.”

(x) Except as this Agreement otherwise specifies, all references herein to any Applicable Law, including the Code, ERISA, the Exchange Act and the Securities Act, are references to that Applicable Law or any successor Applicable Law, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

Section 10.9  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.10  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement.

Section 10.11  Consent to Jurisdiction and Venue; Appointment of Agent for Service of Process.  Each of the parties hereto irrevocably and unconditionally confirms and agrees that it shall be subject to the jurisdiction of any state or federal court located in the State of Texas. Each party hereto hereby irrevocably and unconditionally acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

Section 10.12  No Recourse.  This Agreement may only be enforced against, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or Representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 10.13  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

[signature page follows]

The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Name:     Stephen C. Jumper

Title:	President and Chief Executive Officer

6446 ACQUISITION CORP.

By:	/s/ Stephen C. Jumper
Name:     Stephen C. Jumper

Title:	President

TGC INDUSTRIES, INC.

By:	/s/ Wayne A. Whitener
Name:     Wayne A. Whitener

Title:	President and Chief Executive Officer

[signature page to Agreement and Plan of Merger]

EXHIBIT A

RESTATED CERTIFICATE OF FORMATION
OF
TGC INDUSTRIES, INC.,
A TEXAS FOR-PROFIT CORPORATION

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ARTICLE I

NAME

The name of the corporation is TGC Industries, Inc. (the “Corporation”).

ARTICLE II

ENTITY TYPE

The Corporation is a for-profit corporation.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is the transaction of all lawful business for which corporations may be organized under the Texas Business Organizations Code (the “Code”), as may be amended from time to time.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock. All such shares are to be common stock, par value $0.01 per share, and are to be of one class.

ARTICLE V

REGISTERED OFFICE

The post office address of its registered agent is 508 W. Wall, Suite 800, Midland, Texas, and the name of its registered agent at such address is Stephen C. Jumper.

ARTICLE VI

DIRECTORS

The number of directors constituting the current Board of Directors is three. The post office address of each of the Corporation’s directors is 508 W. Wall, Suite 800, Midland, Texas, and the name of the persons serving as directors of the corporation at the time of the filing of this Certificate of Formation and who shall serve until their successors shall be chosen and shall qualify are: Stephen C. Jumper, C. Ray Tobias and Wayne A. Whitener.

ARTICLE VII

INDEMNIFICATION

(1) The Corporation shall indemnify, to the extent provided in the following paragraphs, any person who is or was a director, officer, agent, or employee of the Corporation and any person who serves or served at the corporation’s request as a director, officer, agent, employee, partner, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise. In the event the provisions of indemnification set forth below are more restrictive than the provisions of indemnification allowed by Chapter 8 of the Code, then such persons named above shall be indemnified to the full extent permitted by Chapter 8 of the Code as it may exist from time to time.

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(2) In case of a suit by or in the right of the Corporation against a person named in paragraph (1) of this ARTICLE VII by reason of such person’s holding a position named in such paragraph (1) hereafter referred to as a derivative suit, the corporation shall indemnify such person for reasonable expenses actually incurred by such person in connection with the defense or settlement of the suit, but only if such person satisfies the standard in paragraph (4) of this ARTICLE VII.

(3) In case of a threatened or pending suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a derivative suit, hereafter referred to as a non-derivative suit, against a person named in paragraph (1) of this ARTICLE VII by reason of such person’s holding a position named in such paragraph (1), the Corporation shall indemnify such person if such person satisfies the standard contained in paragraph (4) of this ARTICLE VII, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the non-derivative suit as expenses (including court costs and attorneys’ fees), amounts paid in settlement, judgments, and fines.

(4) Whether in the nature of a derivative suit or non-derivative suit, a person named in paragraph (1) of this ARTICLE VII will be indemnified only if it is determined in accordance with paragraph (5) of this ARTICLE VII that such person:

(a) acted in good faith in the transaction which is the subject of the suit;

(b) reasonably believed:

(i) in the case of conduct in such person’s official capacity, that his conduct was in the best interests of the Corporation; and

(ii) in all other cases, that his conduct was not opposed to the best interests of the Corporation; and

(c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that this person failed to satisfy the standard contained in this paragraph.

(5) A determination that the standard of paragraph (4) of this ARTICLE VII has been satisfied must be made:

(a) by a majority vote of the of directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum; or

(b) by a majority vote of a committee of the Board of Directors, if the committee (i) is designated to act in the matter by a majority vote of the directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum and (ii) consists solely of two or more directors who are disinterested and independent; or

(c) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in subparagraphs (a) and (b) above; or

(d) by the shareholders in a vote that excludes the vote of directors who are not disinterested and independent.

(6) Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by subparagraph (5)(c) of this ARTICLE VII for the selection of special legal counsel.

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(7) The corporation may reimburse or pay in advance any reasonable expenses (including court costs and attorneys’ fees) which may become subject to indemnification under paragraphs (1) through (6) above, but only in accordance with the provisions as stated in paragraph (5) of this ARTICLE VII, and only after the person to receive the payment (a) signs a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification under paragraph (4) of this ARTICLE VII, and (b) undertakes in writing to repay such advances unless it is ultimately determined that such person is entitled to indemnification by the Corporation. The written undertaking required by this paragraph must be an unlimited general obligation of the person to receive the payment but need not be secured. It may be accepted without reference to financial ability to make repayment.

(8) The indemnification provided by paragraphs (1) through (6) of this ARTICLE VII will not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

(9) The indemnification and advance payment provided by paragraphs (1) through (7) of this ARTICLE VII will continue as to a person who has ceased to hold a position named in paragraph (1) of this ARTICLE VII and will inure to such person’s heirs, executors, and administrators.

(10) The Corporation may purchase and maintain insurance on behalf of any person who holds or has held any position named in paragraph (1) of this ARTICLE VII against any liability incurred by such person in any such position, or arising out of such person’s status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraphs (1) through (7) of this ARTICLE VII.

(11) Indemnification payments and advance payments made under paragraphs (1) through (10) of this ARTICLE VII are to be reported in writing to the shareholders of the Corporation in the next notice or waiver of notice of annual meeting, or within twelve months, whichever is sooner.

ARTICLE VIII

EXCULPATION

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this Article VIII does not eliminate or limit the liability of a director for:

(1) a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law;

(3) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties;

(4) an act or omission for which the liability of a director is expressly provided for by statute; or

(5) an act related to an unlawful corporate distribution

Neither the amendment nor repeal of this ARTICLE VIII shall eliminate or reduce the effect of this ARTICLE VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment or repeal. If Texas law is hereinafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Texas law, as so amended from time to time.

A-A-4

EXHIBIT B

SECOND AMENDED AND RESTATED BYLAWS
OF
TGC INDUSTRIES, INC.
(Amended and Restated on          , 2011)

A-B-1

ARTICLE I

OFFICES

Section 1.1.  Registered Office.  The initial registered office of TGC Industries, Inc. (the “Corporation”) shall be in the City of Midland, County of Midland.

Section 1.2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 2.1.  Place of Meetings.  All meetings of shareholders of the Corporation shall be held at the registered office of the Corporation, or at such other place within or without the State of Texas as may be designated by the Board of Directors or the officer calling the meeting.

Section 2.2.  Annual Meeting.  Annual meetings of shareholders of the Corporation shall be held when called by the President, the Secretary or the Board of Directors. Failure to hold the annual meeting at the designated time shall not work a dissolution of the Corporation.

Section 2.3.  Special Meetings.  Special meetings of shareholders (a) may be called by the Board of Directors or the President of the Corporation or (b) shall be called by the President or the Secretary of the Corporation on the written request of the holders of not less than the minimum percentage of shares of the Corporation entitled to vote at the proposed special meeting that is specified by the Corporation’s Certificate of Formation (as amended from time to time, the “Certificate of Formation”) as necessary to call a special meeting of shareholders (or in the absence of such specification, the minimum percentage necessary to call a special meeting specified by the Texas Business Organizations Code (the “Code”), as amended). Any such request by shareholders shall state the purpose or purposes of the proposed special meeting and the matters proposed to be acted on at that meeting.

Section 2.4.  Notice of Meeting.  Written or printed notice of all meetings stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary or the officer or person calling the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the share transfer records of the Corporation, with postage thereon prepaid.

Section 2.5.  Quorum.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Certificate of Formation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.6.  Voting.  When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Formation a different vote is required, in which case such express provision shall govern and control the decision of such question. Every shareholder of record of the corporation shall be entitled at each meeting of shareholders to one vote for each share of stock standing in his name on the books of the corporation.

A-B-2

Section 2.7.  Proxies.  At any meeting of the shareholders, any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing. In the event that any such written instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, (or, if only one shall be present, then that one) shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated, unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of eleven months from the date of its execution, unless coupled with an interest, or unless the person executing it specified therein the length of time for which it is to continue in force, which in no case shall exceed seven years from the date of its execution. Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the secretary of the corporation.

Section 2.8.  Shareholder Action Without a Meeting.  Whenever the vote of shareholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provision of the statutes or of the Certificate of Formation, the meeting and vote of shareholders may be dispensed with if all the shareholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken. At all corporate meetings, the manner of voting shall be by ballot, by voice vote, or by a showing of hands, at the discretion of the chairman of the meeting.

Section 2.9.  Telephone Meetings.  Subject to the provisions required or permitted by the Code for notice of meetings, unless otherwise restricted by the Certificate of Formation or these Bylaws, shareholders may participate in and hold a meeting of such shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.9 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE III

DIRECTORS

Section 3.1.  Number and Tenure.  The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors of the Corporation. The number of directors that shall constitute the whole Board of Directors of the Corporation shall be fixed by the affirmative vote of a majority of the members at any time constituting the Board of Directors, and such number may be increased or decreased from time to time by resolution of the Board of Directors. Each director shall hold office for the term for which he is elected and until his successor shall have been duly elected and qualified or until the earliest of his death, resignation or removal.

Section 3.2.  Qualifications.  Directors need not be residents of the State of Texas or the United States of America, or shareholders of the Corporation.

Section 3.3.  Vacancies.

(a) Any vacancy occurring in the Board of Directors may be filled (i) by election at an annual or special meeting of shareholders called for that purpose or (ii) by the affirmative vote of a majority of the remaining directors, though less than a quorum, of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

(b) A directorship to be filled by reason of an increase in the number of directors may be filled, (i) by election at an annual or special meeting of shareholders called for that purpose or, (ii) by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided, that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

Section 3.4.  Place of Meeting.  Meetings of the Board of Directors, regular or special, may be held either within or without the State of Texas, at whatever place is specified by the person or persons calling the

A-B-3

meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Corporation.

Section 3.5.  Regular Meetings.  After each annual election of directors, the Board of Directors shall meet for the purpose of the election of officers and the transaction of other business, at the place where such annual election is held. The Board of Directors may also hold other regular meetings at such time or times and at such place or places as shall be designated by the Board of Directors from time to time. Notice of regular meetings of the Board of Directors need not be given.

Section 3.6.  Special Meetings.  Special meetings of the Board of Directors may be called by the President or by a majority of the Board of Directors. Notice shall be sent to the last known address of each director, by mail, telegram, cable or telex, at least two days before the meeting, or oral notice may be substituted for such written notice if received not later than the day preceding such meeting. Special meetings shall be called by the President or by the Secretary in like manner and on like notice at the written request of a majority of directors, and the place and time of such special meeting shall be as designated in the notice of such meetings.

Section 3.7.  Attendance at and Notice of Meetings.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 3.8.  Quorum of and Action by Directors.  A majority of the number of directors fixed in the manner provided in these Bylaws shall constitute a quorum for the transaction of business unless a different number or portion is required by law, the Certificate of Formation or these Bylaws. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law, the Certificate of Formation or these Bylaws. Once a quorum is present at a meeting of directors, the directors at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and a subsequent withdrawal from the meeting of any director or the refusal of any director to vote shall not affect the presence of a quorum at the meeting. At a meeting of directors at which a quorum is not present, the directors present may adjourn the meeting until such time and to such place as may be determined by a vote of the majority of the directors at that meeting.

Section 3.9.  Compensation.  Directors, in their capacities as directors, shall not receive any stated salary for their services, but by resolution of the Board of Directors a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided, however, nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.10.  Removal.  At any meeting of shareholders called expressly for that purpose any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Section 3.11.  Resignations.  Any director may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 3.12.  Committees of the Board of Directors.

(a) The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more directors of the corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

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(b) The committees shall keep regular minutes of their proceedings and report the same to the board when required.

Section 3.13.  Board and Committee Action Without a Meeting.  Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Texas.

Section 3.14.  Telephone Meetings.  Subject to the provisions required or permitted by the Code for notice of meetings, unless otherwise restricted by the Certificate of Formation or these Bylaws, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in and hold a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.14 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE IV

OFFICERS

Section 4.1.  Officers.

(a) The officers of the Corporation may consist of a President, one or more Vice Presidents and a Secretary, each of whom shall be elected by the Board of Directors. Such other officers, including managers, general managers, assistant officers, and agents as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person. All officers and agents of the Corporation, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as is provided in these Bylaws, or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws.

(b) The salaries of the officers shall be determined by the Board of Directors.

Section 4.2.  Vacancies.  Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board of Directors, and the officer so elected shall hold office until his successor is chosen and qualified.

Section 4.3.  Removal.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4.4.  Resignations.  Any officer may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 4.5.  President.  The President shall be the chief executive officer of the Corporation, and, under the direction and subject to the control of the Board of Directors, the President in general shall supervise and control all of the business and affairs of the Corporation. The President shall preside at all meetings of the shareholders and of the Board of Directors and shall perform such other duties as the Board of Directors may assign to him from time to time. The President may execute and deliver certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts or other instruments that the Board of Directors has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer or agent of the Corporation by the Board of Directors or

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these Bylaws, or where the execution and delivery thereof shall be required by law to be executed and delivered by another person. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Board of Directors.

Section 4.6.  Vice President.  Any Vice President shall report to the President. He may perform the usual and customary duties that pertain to such office (but not unusual or extraordinary duties or the duties conferred by the Board of Directors upon the President) and, under the direction and subject to the control of the Board of Directors and the President, such other duties as may be assigned to him from time to time by the Board of Directors or the President.

Section 4.7.  Secretary.  It shall be the duty of the Secretary to attend all meetings of the shareholders and the Board of Directors and to record correctly the proceedings of such meetings in a book suitable for such purposes. It shall also be the duty of the Secretary to attest with his signature and the seal of the Corporation all stock certificates issued by the Corporation and to keep a stock ledger in which all transactions pertaining to the capital stock of the Corporation shall be correctly recorded. The Secretary shall also attest with his signature and the seal of the Corporation all deeds, conveyances or other instruments requiring the seal of the Corporation. The Secretary shall have full power and authority on behalf of the Corporation to execute any shareholders’ consents and to attend, and to act and to vote in person or by proxy at, any meetings of the shareholders of any corporation in which the Corporation may own stock, and at any such meetings, the Secretary shall possess and may exercise any and all the rights and powers incident to the ownership of such stock that, as the owner thereof the Corporation might have possessed and exercised if present. The Secretary shall also perform, under the direction and subject to the control of the Board of Directors, such other duties as may be assigned to him from time to time. The duties of the Secretary may also be performed by any Assistant Secretary.

Section 4.8.  Delegation of Authority.  In the case of any absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate some or all of the powers or duties of such officer to any other officer or to any director, employee, shareholder or agent for whatever period of time the Board of Directors deems appropriate.

ARTICLE V

CAPITAL STOCK

Section 5.1.  Certificates of Shares.  The certificates for shares of the capital stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The Corporation shall deliver certificates representing shares to which shareholders are entitled. Certificates representing shares shall be signed by the President or a Vice President and either the Secretary, and may bear the seal of the Corporation or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of its issuance. Certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall state upon the face thereof: (a) that the Corporation is organized under the laws of the State of Texas, (b) the name of the person to whom the shares are issued, (c) the number and class of shares and the designation of the series, if any, which such certificate represents, and (d) the par value of each share represented by such certificate, or a statement that the shares are without par value. Each certificate representing shares issued by the Corporation (a) shall conspicuously set forth on the face or back of the certificate a full statement of all the designations, preferences, limitations, and relative rights of the shares of each series to the extent they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, preferences, limitations, and relative rights of subsequent series or the limitation or (b) shall conspicuously state on the face or back of the certificate that (i) such a statement is set forth in the Certificate of Formation on file in the office of the Secretary of State of the State of Texas and (ii) the Corporation will furnish a copy of such statement to the record holder of the certificate without charge on request to the Corporation at its principal place of business or registered office. Each certificate representing shares issued by the Corporation (x) shall conspicuously set forth on the face or

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back of the certificate a full statement of the limitation or denial of preemptive rights contained in the Certificate of Formation or (y) shall conspicuously state on the face or back of the certificate that (i) such a statement is set forth in the Certificate of Formation on file in the office of the Secretary of State of the State of Texas and (ii) the Corporation will furnish a copy of such statement to the record holder of the certificate without charge on request to the Corporation at its principal place of business or registered office.

Section 5.2.  Share Transfer Records.  The Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of the original issuance of shares issued by the Corporation and a record of each transfer of those shares that have been presented to the Corporation for registration of transfer. Such records shall contain the names and addresses of all past and current shareholders of the Corporation and the number and class or series of shares issued by the Corporation held by each of them. Any books, records, minutes and share transfer records may be in written form or in any other form capable of being converted into written form within a reasonable time. The office of the Corporation’s transfer agent or registrar may be located outside the State of Texas.

ARTICLE VI

INDEMNIFICATION

Section 6.1.  (a) The Corporation shall indemnify, to the extent provided in the following subsections, any person who is or was a director, officer, agent, or employee of the Corporation and any person who serves or served at the Corporation’s request as a director, officer, agent, employee, partner, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise. In the event the provisions of indemnification set forth below are more restrictive than the provisions of indemnification allowed by Chapter 8 of the Code, then such persons named above shall be indemnified to the full extent permitted by Chapter 8 of the Code.

(b) In case of a suit by or in the right of the Corporation against a person named in subsection (a) of this Article VI by reason of such person’s holding a position named in such subsection (a), hereafter referred to as a derivative suit, the Corporation shall indemnify such person for reasonable expenses actually incurred by such person in connection with the defense or settlement of the suit, but only if such person satisfies the standard in subsection (d) to follow.

(c) In case of a threatened or pending suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a derivative suit, hereafter referred to as a non-derivative suit, against a person named in subsection (a) of this Article VI by reason of such person’s holding a position named in such subsection (a), the Corporation shall indemnify such person if such person satisfies the standard contained in subsection (d), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit as expenses (including court costs and attorneys’ fees), amounts paid in settlement, judgments and fines.

(d) Whether in the nature of a derivative suit or non-derivative suit, a person named in subsection (a) of this Article VI will be indemnified only if it is determined in accordance with subsection (e) of this Article VI that such person:

(i) acted in good faith in the transaction which is the subject of the suit; and

(ii) reasonably believed:

(A) if acting in his official capacity as director, officer, agent or employee of the Corporation, that his or her conduct was in the best interests of the Corporation; and

(B) in all other cases, that his or her conduct was not opposed to the best interests of the Corporation.

(iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea

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of nolo contendere or its equivalent will not, of itself, create a presumption that such person failed to satisfy the standard herein contained.

(e) A determination that the standard contained in subsection (d) of this Article VI has been satisfied must be made:

(i) by a majority vote of the of directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum; or

(ii) by a majority vote of a committee of the Board of Directors, if the committee (i) is designated to act in the matter by a majority vote of the directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum and (ii) consists solely of two or more directors who are disinterested and independent; or

(iii) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in subparagraphs (i) and (ii) above; or

(iv) by the shareholders in a vote that excludes the vote of directors who are not disinterested and independent.

(f) Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses, must be made in the manner specified by paragraph (e)(3) of this Article VI for the selection of special legal counsel.

(g) The Corporation may reimburse or pay in advance any reasonable expenses (including court costs and attorneys’ fees) which may become subject to indemnification under subsections (a) through (f) of this Article VI, but only in accordance with the provisions as stated in subsection (e) of this Article VI, and only after the person to receive the payment: (i) signs a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under subsection (d); and (ii) undertakes in writing to repay such advances unless it is ultimately determined that such person is entitled to indemnification by the Corporation. The written undertaking required by this subsection (g) must be an unlimited general obligation of the person to receive the payment but need not be secured. It may be accepted without reference to financial ability to make repayment.

(h) The indemnification provided by subsections (a) through (f) of this Article VI will not be exclusive of any other rights to which a person may be entitled by law, these Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

(i) The indemnification and advance payment provided by subsections (a) through (g) of this Article VI will continue as to a person who has ceased to hold a position named in subsection (a) of this Article VI and will inure to such person’s heirs, executors, and administrators.

(j) The Corporation may purchase and maintain insurance on behalf of any person who holds or has held any position named in subsection (a) of this Article VI against any liability incurred by such person in any such position, or arising out of such person’s status as such, whether or not the Corporation would have power to indemnify such person against such liability under subsections (a) through (g) of this Article VI.

(k) Indemnification payments and advance payments made under subsections (a) through (j) of this Article VI are to be reported in writing to the shareholders of the Corporation at the next notice or waiver of notice of annual meeting, or within twelve months, whichever is sooner.

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ARTICLE VII

LIMITATION ON LIABILITY

Section 7.1  No director of the Corporation may be held personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this paragraph does not eliminate or limit the liability of a director for:

(a) breach of a director’s duty of loyalty to the Corporation;

(b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(d) an act or omission for which the liability of a director is expressly provided for by statute; or

(e) an act related to an unlawful corporate distribution.

Neither the amendment nor repeal of this Article VII may eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment or repeal. If the Code is hereinafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended from time to time.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1.  Bylaw Amendments.  The Board of Directors may amend or repeal these Bylaws, or adopt new Bylaws, unless: (a) the Certificate of Formation or the Code reserves the power exclusively to the shareholders of the Corporation in whole or in part; or (b) the shareholders of the Corporation, in amending, repealing or adopting a particular Bylaw, expressly provide that the Board of Directors may not amend or repeal that Bylaw. Unless the Certificate of Formation or a Bylaw adopted by the shareholders of the Corporation provides otherwise as to all or some portion of the Corporation’s Bylaws, the Corporation’s shareholders may amend, repeal or adopt the Corporation’s Bylaws even though the Bylaws may also be amended, repealed or adopted by the Board of Directors.

Section 8.2.  Books and Records.  The Corporation shall keep books and records of account and shall keep minutes of the proceedings of its shareholders, its Board of Directors and each committee of its Board of Directors.

Section 8.3.  Waiver.  Whenever any notice is required to be given to any shareholder, director or committee member under the provisions of the Code or under the Certificate of Formation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice.

Section 8.4.  Seal.  The seal of the Corporation shall be in such form as the Board of Directors may adopt.

Section 8.5.  Fiscal Year.  The fiscal year of the Corporation shall end on the thirtieth day of September of each year or as otherwise provided by a resolution adopted by the Board of Directors.

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Exhibit C

Please see Annex E to this Joint Proxy Statement/Prospectus

Exhibit D

Please see Annex D to this Joint Proxy Statement/Prospectus

Exhibit E

Please see Annex F to this Joint Proxy Statement/Prospectus

Exhibit F

Please see Annex G to this Joint Proxy Statement/Prospectus

ANNEX B

March 20, 2011

Board of Directors
Dawson Geophysical, Inc.
508 West Wall Suite 800
Midland, TX 79701

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Dawson Geophysical, Inc. (the “Company”) of the consideration to be conveyed to the stockholders of TGC Industries, Inc. (“TGC”) in connection with the proposed merger of a subsidiary of the Company with TGC (the “Merger”), pursuant and subject to the Agreement and Plan of Merger by and among the Company and TGC dated as of March 20, 2011 (the “Agreement”).

Under and subject to the terms of the Agreement, the consideration to be paid by the Company for all the outstanding common stock of TGC will be the common stock of the Company at a fixed exchange ratio of 0.188X. (the “Consideration”). The exchange ratio implies an acquisition stock price for TGC of $8.00 per share based on the Company’s closing price on March 18, 2011. In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. Reviewed the Agreement and Plan of Merger, including the financial terms and conditions;

2. Reviewed Annual Reports on Form 10-K and related audited financial statements of the Company as of and for the fiscal years ended September 31, 2008, September 31, 2009 and September 31, 2010 and TGC as of and for the fiscal years ended December 31, 2008, December 31, 2009 and draft form as of December 31, 2010;

3. Reviewed other financial and operating information requested from and/or provided by the Company and TGC;

4. Reviewed certain other publicly available business and financial information on the Company and TGC;

5. Discussed with members of the senior management of each of the Company and TGC past and current business, operations, financial information and any other matters which we deemed relevant;

6. Discussed the current and projected operations and prospects of the Company and TGC with senior management of both the Company and TGC;

7. Reviewed the historical market prices and trading history of the Company and TGC;

8. Compared financial and stock market information for the Company and TGC with similar information for comparable companies with publicly traded equity securities;

9. Compared the financial terms of the Merger with financial terms of other transactions that we deemed to be relevant; and

Raymond James & Associates, Inc.
Member New York Stock Exchange/SIPC
2001 Ross Avenue, •  Suite 4550 •  Dallas, TX 75201
214-720-1314 •  214-720-1315  Fax •  800-393-1314 •  www.raymondjames.com

10. Performed other such analyses, and considered such other information and factors, as we considered relevant and appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and TGC, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or of TGC. With respect to financial forecasts and other information and data provided by the Company, TGC or its representatives to or otherwise reviewed by or discussed by the Company, TGC or its representatives with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any material conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of March 20, 2011 and any material change in such circumstances and conditions may require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be conveyed in the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only what we understand to be the Consideration to be conveyed by the Company as is described above, and we have not considered, and this opinion does not address, any other payments that may be made to Company or TGC employees or other shareholders in connection with the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, EBITDA, net income and capitalization of TGC and certain other publicly held companies in businesses we believe to be comparable to TGC; (ii) the current and projected financial position and results of operations of TGC; (iii) the historical market prices and trading activity of the common stock of TGC and the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets and energy markets. The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify Raymond James against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or TGC for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of March 20, 2011, the Consideration to be conveyed by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX C

March 20, 2011

Board of Directors
TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074

Dear Members of the Board of Directors:

We understand that TGC Industries, Inc., a Texas corporation (the “Company”), Dawson Geophysical Company, a Texas corporation (“Parent”), and 6446 Acquisition Corp., a Texas corporation that is a direct wholly-owned subsidiary of the Parent (“Merger Sub”), pursuant to an Agreement and Plan of Merger dated as of March 20, 2011 (the “Merger Agreement”), intend to effect a transaction pursuant to which, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”) and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by the Parent, Merger Sub or the Company or any wholly-owned subsidiary of the Company), shall be converted into the right to receive 0.188 shares (the “Exchange Ratio”) of common stock, par value $0.33 1/3 per share, of the Parent (“Parent Common Stock”). The terms and conditions of the Merger are set out more fully in the Merger Agreement and the summary of the Merger set forth above is qualified in its entirety by the terms of the Merger Agreement. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock, of the Exchange Ratio to be offered to such holders as provided for in the Merger Agreement.

In the course of performing our review and analysis for rendering this opinion, we have, among other things: (i) reviewed a draft of the Merger Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and the Parent and certain other relevant historical operating data relating to the Company and the Parent made available to us from published sources and from the internal records of the Company and the Parent; (iii) conducted discussions with members of the senior management of the Company and the Parent with respect to the business prospects and financial outlook the Company and the Parent; (iv) visited the business offices of the Company and the Parent; (v) reviewed current and historical market prices and trading activity of the common stock of the Company and the Parent; (vi) compared certain financial information for the Company and the Parent with similar information for certain other companies, the securities of which are publicly traded; (vii) reviewed the financial terms, to the extent publicly available, of selected precedent transactions which we deemed generally comparable to the Company and the Merger; and (viii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data material, and other information furnished or otherwise made available to us, discussed with us or reviewed by us, or that was publicly available, and we do not assume responsibility for or with respect to such data, material, or other information. We have not performed an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Parent, and we have not been furnished with any such valuations or appraisals. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted

Southwest Securities, Inc. •  1201 Elm Street, Suite 3500 •  Dallas, Texas 75270-2180 •  214.859.1800 •
www.swst.com
MEMBER: NEW YORK STOCK EXCHANGE

claims or other contingent liabilities, to which the Company or the Parent is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Parent is or may be a party or is or may be subject. In relying on the financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Parent as to the future financial performance of the Company and the Parent. We have further relied on the assurances of management of the Company and the Parent that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Merger will be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and information available to us, as of the date hereof. Except as expressly contemplated by the Merger Agreement, we assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the prices at which shares of (i) Company Common Stock or Parent Common Stock will trade at any time following the announcement of the Merger or (ii) Parent Common Stock will trade at any time following the consummation of the Merger. Our opinion should not be viewed as providing any assurance that the market value of the Parent Common Stock to be held by the stockholders of the Company after the consummation of the Merger will be in excess of the market value of the Company Common Stock owned by such stockholders at any time prior to announcement or consummation of the Merger. Our opinion addresses solely the fairness of the financial terms of the Exchange Ratio and does not address any other terms or agreement relating to the Merger or any other matters pertaining to the Company or the Parent. We were not authorized to solicit, and did not solicit, other potential parties with respect to a transaction with the Company.

We are acting as financial advisor to the Board of Directors in connection with the Merger and will receive a fee for our services. A portion of our fee was paid at the commencement of our engagement, and the remainder is payable upon delivery of our opinion. A portion of our fee is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may, for our own account and the accounts of our customers, actively trade the securities of the Company and the Parent and, accordingly, may hold a long or short position in such securities. During the last two years, Southwest Securities, Inc. has not provided investment banking or any other services to the Company or the Parent for which it received compensation.

This opinion is furnished for the use and benefit of the Board of Directors in connection with their consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, unless it is to be referred to in any proxy statement or any other related document in connection with the Merger and it is included in full (and we have had an opportunity, if we deem it appropriate, in our sole discretion, to update the opinion to the date of the document in which it is included) and you have received our prior approval with respect to all of the references to it included in any such information statement or any other document.

This opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address or express an opinion regarding: (i) the underlying business decision of the Board of Directors of the Company or its security holders to proceed with or effect the Merger; (ii) the fairness of any portion or aspect of the Merger not expressly addressed in this opinion; (iii) the fairness of any portion or aspect of the Merger to the creditors or other constituencies of the Company other than those set forth in the opinions; (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage; (v) the tax or legal consequences of the Merger to either the Company or its security holders; (vi) how any security holder should act or vote, as the case may be, with respect to the Merger; (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency or similar matters; or (viii) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees relative to the compensation to the other shareholders of the Company. This opinion has been approved by the fairness opinion committee of Southwest Securities, Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be offered to the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders of Company Common Stock.

Very truly yours,

SOUTHWEST SECURITIES, INC.

By:	/s/ Paul M. Moorman
Paul M. Moorman
Managing Director

ANNEX D

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of March 20, 2011, is by and between Dawson Geophysical Company, a Texas corporation (“Parent”), and           (the “Voting Shareholder”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, TGC Industries, Inc., a Texas corporation (the “Company”), Parent and 6446 Acquisition Corp., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to be merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly owned Subsidiary of the Company), to be converted into the right to receive the shares of common stock, par value $0.33 1/3 per share, of Parent (“Parent Common Stock”).

B. As of the date hereof, the Voting Shareholder is the Beneficial Owner (as defined below) of the shares of Company Common Stock set forth opposite the Voting Shareholder’s name on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by the Voting Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”), which Subject Shares represent     % of the outstanding shares of Company Common Stock and voting power of the outstanding capital stock of the Company.

C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Voting Shareholder, and in order to induce Parent to enter into the Merger Agreement the Voting Shareholder (in the Voting Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Certain Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

(a) “Agreement” shall have the meaning set forth in the preamble.

(b) “Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.

(c) “Company” shall have the meaning set forth in the recitals.

(d) “Company Common Stock” shall have the meaning set forth in the recitals.

(e) “Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to its terms, (ii) the date upon which the parties hereto agree to terminate this Agreement, (iii) the occurrence of a Company Adverse Recommendation Change made in accordance with the provisions of Section 7.3(b) of the Merger Agreement and (iv) the Effective Time.

(f) “Merger” shall have the meaning set forth in the recitals.

(g) “Merger Agreement” shall have the meaning set forth in the recitals.

(h) “Merger Sub” shall have the meaning set forth in the recitals.

(i) “Parent Common Stock” shall have the meaning set forth in the recitals.

(j) “Parent” shall have the meaning set forth in the preamble.

(k) “Subject Shares” shall have the meaning set forth in the recitals.

(l) “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

(m) “Voting Shareholder” shall have the meaning set forth in the preamble.

Section 2.  No Disposition or Solicitation.

(a) Except as set forth in Section 5 of this Agreement, the Voting Shareholder undertakes that the Voting Shareholder shall not (i) Transfer or agree to Transfer any Subject Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares.

(b) The Voting Shareholder undertakes that, in his, her or its capacity as a shareholder of the Company, the Voting Shareholder shall not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.

Section 3.  Voting of Subject Shares.  The Voting Shareholder undertakes that (a) at such time as the Company conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders, the Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder in favor of, or provide a consent with respect to, (i) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, (ii) approval of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or is the subject of any such consent solicitation, and (b) at each meeting of shareholders of the Company and in connection with each consent solicitation, the Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder against, and not provide consents with respect to, (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (iii) any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any condition set forth in ARTICLE VIII of the Merger Agreement to be satisfied, and (iv) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or of the Voting Shareholder under this Agreement.

Section 4.  Reasonable Efforts to Cooperate.  The Voting Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Authority or to securityholders of the Company) of the Voting Shareholder’s identity and Beneficial Ownership of Subject Shares and the nature of the Voting Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Parent, a copy of this Agreement. The Voting Shareholder will promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other transactions contemplated by the Merger Agreement (including filings with the SEC).

Section 5.  Irrevocable Proxy.  In furtherance of the agreements contained in Section 3 of this Agreement, the Voting Shareholder hereby irrevocably grants to and appoints Parent and each of the executive officers of Parent, in their respective capacities as officers of Parent, as the case may be, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Voting Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Voting Shareholder, to vote all Subject Shares Beneficially Owned by the Voting Shareholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Subject Shares and to execute and deliver a proxy to vote such Subject Shares, in each case solely to the extent and in the manner specified in Section 3 of this Agreement. The Voting Shareholder represents and warrants to Parent that all proxies heretofore given in respect of the Subject Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof. The Voting Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by the Voting Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and that the irrevocable proxy set forth in this Section 5 is coupled with an interest and, except as set forth in Section 8 hereof, may under no circumstances be revoked. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the TBOC, subject, however, to automatic termination on the Expiration Date.

Section 6.  Further Action.  If any further action is necessary or desirable to carry out the purposes of this Agreement, the Voting Shareholder shall take all such action reasonably requested by Parent.

Section 7.  Representations and Warranties of the Voting Shareholder.  The Voting Shareholder represents and warrants to Parent as follows:

(a) The Voting Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder. [The Voting Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.] The execution, delivery and performance of this Agreement by the Voting Shareholder and the consummation by the Voting Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Voting Shareholder and no further proceedings or actions on the part of the Voting Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Voting Shareholder and, assuming it has been duly and validly authorized, executed and delivered by Parent, constitutes the valid and binding agreement of the Voting Shareholder, enforceable against the Voting Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.

(c) The Voting Shareholder is the sole Beneficial Owner of his, her or its Subject Shares. The Voting Shareholder has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Subject Shares Beneficially Owned by the Voting Shareholder, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement or the restrictions on Transfer under the Securities Act). The Subject Shares listed on Schedule A opposite the Voting Shareholder’s name constitute all of the shares of Company Common Stock Beneficially Owned by the Voting Shareholder as of the date hereof.

(d) Except as set forth on Schedule A hereto, the Voting Shareholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares Beneficially Owned by the Voting Shareholder. None of the Voting Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

(e) The execution and delivery of this Agreement by the Voting Shareholder does not and the performance of this Agreement by the Voting Shareholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which the Voting Shareholder is a party or by which the Voting Shareholder or any of his, her or its properties (including the Subject Shares) is bound, (ii) [if the Voting Shareholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under the Voting Shareholder’s constituent documents], (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) and (iv) constitute a violation by the Voting Shareholder of any law applicable to the Voting Shareholder, except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

(f) As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Voting Shareholder, threatened against or affecting, the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) The Voting Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. The Voting Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Voting Shareholder’s execution, delivery and performance of this Agreement.

Section 8.  Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, on the Expiration Date; provided, however, nothing set forth in this Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.

Section 9.  Shareholder Capacity.  Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of the Company in the exercise of his or her fiduciary duties as an officer or director of the Company, but such officer or director shall take no action that would cause the Company to breach the Merger Agreement or any agreements contemplated thereby.

Section 10.  Miscellaneous.

(a) Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) if to Parent, to it at:

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attention: Stephen C. Jumper
Facsimile: (432) 684-3030

with a copy, which will not constitute notice for purposes hereof, to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile: (214) 661-4954

and

(ii) if to the Voting Shareholder, to his, her or its address set forth on a signature page hereto with a copy, which will not constitute notice for purposes hereof, to:

Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: Rice Tilley
Facsimile: (817) 348-2384

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

(b) Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(c) Entire Agreement.  This Agreement, Schedule A hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(d) Amendments.  This Agreement may be amended by the parties hereto in any and all respects. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

(e) Extension; Waiver.  At any time prior to the Expiration Date, each party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(f) Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

(g) Headings.  Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

(h) Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(i) Enforcement of Agreement.  The parties hereto agree that Parent would be irreparably damaged in the event that the Voting Shareholder fails to perform any of its obligations under this Agreement in accordance with its specific terms of this Agreement and that Parent would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Parent shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity or under this Agreement.

(j) Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL.  To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of Texas and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of Texas for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a)or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(k) Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

(l) No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting of causing any instrument to be drafted.

[signature pages follow]

The parties hereto have executed this Voting Agreement as of the date first written above.

DAWSON GEOPHYSICAL COMPANY

By:
Name:

Title:

[Voting Agreement — Parent Signature Page]

[SHAREHOLDER]

By:
Name:

Address:

[Voting Agreement — Voting Shareholder Signature Page]

Schedule A

Name	Number of Shares

ANNEX E

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of March 20, 2011, is by and among TGC Industries, Inc., a Texas corporation (the “Company”), and each of the individuals or entities listed on a signature page hereto (each, a “Voting Shareholder” and collectively, the “Voting Shareholders”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, the Company, Dawson Geophysical Company, a Texas corporation (“Parent”), 6446 Acquisition Corp., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to be merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly owned Subsidiary of the Company), to be converted into the right to receive the shares of common stock, par value $0.33 1/3 per share, of Parent (“Parent Common Stock”).

B. As of the date hereof, each Voting Shareholder is the Beneficial Owner (as defined below) of the shares of Parent Common Stock set forth opposite such Voting Shareholder’s name on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Parent Common Stock that are hereafter issued to or otherwise acquired or owned by any Voting Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”), which Subject Shares represent 3.82% of the outstanding shares of Parent Common Stock and voting power of the outstanding capital stock of Parent.

C. As a condition to its willingness to enter into the Merger Agreement, the Company has required that each Voting Shareholder, and in order to induce the Company to enter into the Merger Agreement each Voting Shareholder (in such Voting Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Certain Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

(a) “Agreement” shall have the meaning set forth in the preamble.

(b) “Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.

(c) “Company” shall have the meaning set forth in the recitals.

(d) “Company Common Stock” shall have the meaning set forth in the recitals.

(e) “Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to its terms, (ii) the date upon which the parties hereto agree to terminate this Agreement, (iii) the occurrence of a Parent Adverse Recommendation Change made in accordance with the provisions of Section 7.3(b) of the Merger Agreement and (iv) the Effective Time.

(f) “Merger” shall have the meaning set forth in the recitals.

(g) “Merger Agreement” shall have the meaning set forth in the recitals.

(h) “Merger Sub” shall have the meaning set forth in the recitals.

(i) “Parent Common Stock” shall have the meaning set forth in the recitals.

(j) “Parent” shall have the meaning set forth in the preamble.

(k) “Subject Shares” shall have the meaning set forth in the recitals.

(l) “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

(m) “Voting Shareholder” shall have the meaning set forth in the preamble.

Section 2.  No Disposition or Solicitation.

(a) Except as set forth in Section 5 of this Agreement, each Voting Shareholder undertakes that such Voting Shareholder shall not (i) Transfer or agree to Transfer any Subject Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares.

(b) Each Voting Shareholder undertakes that, in his, her or its capacity as a shareholder of Parent, such Voting Shareholder shall not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.

Section 3.  Voting of Subject Shares.  Each Voting Shareholder undertakes that (a) at such time as Parent conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders, each Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by such Voting Shareholder in favor of, or provide a consent with respect to, (i) approval of the issuance of shares of Parent Common Stock in the Merger, (ii) approval of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for the approval of the issuance of shares of Parent Common Stock in the Merger on the date on which such meeting is held, and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or is the subject of any such consent solicitation, and (b) at each meeting of shareholders of Parent and in connection with each consent solicitation, such Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by such Voting Shareholder against, and not provide consents with respect to, (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Parent, (iii) any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any condition set forth in ARTICLE VIII of the Merger Agreement to be satisfied, and (iv) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or of such Voting Shareholder under this Agreement.

Section 4.  Reasonable Efforts to Cooperate.  Each Voting Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Authority or to securityholders of Parent) of such Voting Shareholder’s identity and Beneficial Ownership of Subject Shares and the nature of such Voting Shareholder’s commitments, arrangements and understandings under and relating to this

Agreement and, if deemed appropriate by the Company or Parent, a copy of this Agreement. Each Voting Shareholder will promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other transactions contemplated by the Merger Agreement (including filings with the SEC).

Section 5.  Irrevocable Proxy.  In furtherance of the agreements contained in Section 3 of this Agreement, each Voting Shareholder hereby irrevocably grants to and appoints the Company and each of the executive officers of the Company, in their respective capacities as officers of the Company, as the case may be, and any individual who shall hereafter succeed to any such office of the Company, and each of them individually, such Voting Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Voting Shareholder, to vote all Subject Shares Beneficially Owned by such Voting Shareholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Subject Shares and to execute and deliver a proxy to vote such Subject Shares, in each case solely to the extent and in the manner specified in Section 3 of this Agreement. Each Voting Shareholder represents and warrants to the Company that all proxies heretofore given in respect of the Subject Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof. Each Voting Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by such Voting Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by the Company and that the irrevocable proxy set forth in this Section 5 is coupled with an interest and, except as set forth in Section 8 hereof, may under no circumstances be revoked. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the TBOC, subject, however, to automatic termination on the Expiration Date.

Section 6.  Further Action.  If any further action is necessary or desirable to carry out the purposes of this Agreement, each Voting Shareholder shall take all such action reasonably requested by the Company.

Section 7.  Representations and Warranties of the Voting Shareholders.  Each Voting Shareholder represents and warrants to the Company as to such Voting Shareholder, severally and not jointly, as follows:

(a) Such Voting Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder. Such Voting Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement by such Voting Shareholder and the consummation by such Voting Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Voting Shareholder and no further proceedings or actions on the part of such Voting Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Voting Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the Company, constitutes the valid and binding agreement of such Voting Shareholder, enforceable against such Voting Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.

(c) Such Voting Shareholder is the sole Beneficial Owner of his, her or its Subject Shares. Such Voting Shareholder has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Subject Shares Beneficially Owned by such Voting Shareholder, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement or the restrictions on Transfer under the Securities Act). The Subject Shares listed on Schedule A opposite such Voting Shareholder’s name constitute all of the shares of Company Common Stock Beneficially Owned by such Voting Shareholder as of the date hereof.

(d) Except as set forth on Schedule A hereto, such Voting Shareholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares Beneficially Owned by such Voting Shareholder. None of such Voting Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

(e) The execution and delivery of this Agreement by such Voting Shareholder does not and the performance of this Agreement by such Voting Shareholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which such Voting Shareholder is a party or by which such Voting Shareholder or any of his, her or its properties (including the Subject Shares) is bound, (ii) if such Voting Shareholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under such Voting Shareholder’s constituent documents, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on such Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares), and (iv) constitute a violation by such Voting Shareholder of any law applicable to such Voting Shareholder, except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of such Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

(f) As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of such Voting Shareholder, threatened against or affecting, such Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of such Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Such Voting Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. Such Voting Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Voting Shareholder’s execution, delivery and performance of this Agreement.

Section 8.  Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, on the Expiration Date; provided, however, nothing set forth in this Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.

Section 9.  Shareholder Capacity.  Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of Parent in the exercise of his or her fiduciary duties as an officer or director of Parent, but such officer or director shall take no action that would cause Parent to breach the Merger Agreement or any agreements contemplated thereby.

Section 10.  Miscellaneous.

(a) Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) if to the Company, to it at:

TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074
Attention: Wayne A. Whitener
Facsimile: (972) 424-3943

with a copy, which will not constitute notice for purposes hereof, to:

Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: Rice Tilley
Facsimile: (817) 348-2384

and

(ii) if to a Voting Shareholder, to his, her or its address set forth on a signature page hereto with a copy, which will not constitute notice for purposes hereof, to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile: (214) 661-4954

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

(b) Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(c) Entire Agreement.  This Agreement, Schedule A hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(d) Amendments.  This Agreement may be amended by the parties hereto in any and all respects. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

(e) Extension; Waiver.  At any time prior to the Expiration Date, each party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(f) Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

(g) Headings.  Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

(h) Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(i) Enforcement of Agreement.  The parties hereto agree that the Company would be irreparably damaged in the event that any Voting Shareholder fails to perform any of its obligations under this Agreement in accordance with its specific terms of this Agreement and that the Company would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Company is entitled at law or in equity or under this Agreement.

(j) Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL.  To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of Texas and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of Texas for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a)or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(k) Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

(l) No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting of causing any instrument to be drafted.

(m) Obligations.  The obligations of each Voting Shareholder under this Agreement are several and not joint, and no Voting Shareholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Voting Shareholder.

[signature pages follow]

The parties hereto have executed this Voting Agreement as of the date first written above.

TGC INDUSTRIES, INC.

By:
Name:

Title:

[Voting Agreement — Company Signature Page]

[Voting Shareholder Signature Page Begins on Next Page]

[SHAREHOLDER]

By:
Name:

Address:

[Voting Agreement — Voting Shareholder Signature Page]

Schedule A

Name	Number of Shares

ANNEX F

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the   day of          , 20   (the “Effective Date”) by and between          1, a Texas corporation (the “Company”), and           (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Company desires to employ the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration;

WHEREAS, this Agreement is intended to benefit Dawson Geophysical Company and its subsidiaries;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration and in further consideration of the mutual covenants and agreements contained herein, the Parties hereby covenant and agree as follows:

1.  Definitions

For purposes of this Agreement, the following definitions shall apply:

(a) “Affiliate” shall mean, as to the Company, each of Dawson Geophysical Company and its subsidiaries.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean any of the following conduct by the Executive: (A) fraud, embezzlement, misappropriation of funds, willful or intentional misconduct or gross negligence in connection with the business of the Company or its affiliates; (B) commission or conviction of any felony or of any misdemeanor involving theft or moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or any misdemeanor involving theft or moral turpitude; (C) acts of dishonesty or disloyalty that adversely affect or could reasonably be expected to adversely affect the Company or its affiliates in any material respect; (D) engagement in any activity that the Executive knows or should know could materially harm the business or reputation of the Company or its affiliates, including alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of the Executive to perform the Executive’s duties; (E) a material failure to adhere to requirements applicable to the Company’s operations, published corporate codes, policies or procedures of the Company; (F) the Executive’s failure to meet applicable performance standards as determined by the Board from time to time; (G) the Executive’s excess absenteeism, willful or persistent neglect of, or abandonment of his duties (other than due to illness or any other physical condition that could reasonably be expected to result in Disability); or (H) material breach of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement. Notwithstanding the foregoing, no event or condition described under clauses (D), (E), (F), (G) or (H) above that is capable of being cured or corrected shall constitute Cause unless (1) the Company gives the Executive written notice or objection to such event or condition after the occurrence of the event or condition and (2) such event or condition is not corrected by the Executive within 20 days after receipt of such notice.

(d) “Competition Entities” means the Company or any Affiliate of the Company for which the Executive performed services or with respect to which the Executive possesses Confidential Information.

1 To be Dawson Geophysical Company or its subsidiaries as applicable.

(e) “Confidential Information” is defined as information the Executive learns as a consequence of or through employment by the Company (including information conceived, originated, discovered, or developed by the Executive), not generally known in the trade or industry and not freely available to persons not employed by the Company, about the Company’s or its Affiliates’ products, services, processes, and business operating procedures, or those of any organization to whom the Company or its Affiliates is bound by contract, including, but not limited to, trade secrets and information relating to research, development, inventions, equipment, services, distribution, manufacturing, purchasing, marketing, customer lists, financial data, engineering, business opportunities or ventures and information relating to the analysis, computation and estimation of the physical properties of three dimensional porous media. For clarity, Confidential Information shall include all information generated by the Executive that is derived from, contains, reflects or incorporates the information provided as Confidential Information.

(f) “Disability” means any event where the Executive is or becomes physically or mentally disabled, whether totally or partially, during the Term so that the Executive is unable to perform the essential job functions hereunder, as determined by the Company in its good faith judgment, for: (A) a period of 90 consecutive days; or (B) for shorter periods aggregating 120 days during any 12-month period.

(g) “Good Reason” means: (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by Employer which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by Employer within 20 days after receipt of notice thereof given by the Executive; (B) any material reduction in the amount or type of compensation and benefits paid to the Executive, as described in Section 4 and 5; (C) the Company requiring the Executive to be based at any office or location other than facilities within 50 miles of          2, (D) the Company materially interfering with the Executive’s ability to fulfill the Executive’s duties, (E) any material breach of any material contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement, (F) a direction or order from the Executive’s manager or the Board that the Executive take actions that are illegal or unethical or (G) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.

(h) “Non-Competition Period” is defined as:

(A) in the case of a termination pursuant to Section 7(a)(i) [for Cause], Section 7(a)(iii) [without Good Reason] or Section 7(a)(vi) [Disability], a period of one year after termination of the Executive;

(B) in the case of a termination pursuant to Section 7(A)(ii) [without Cause] or Section 7(A)(iv) [with Good Reason], the period beginning on the termination of the Executive and continuing for the longer of (x) one year or (y) the remainder of the Term; provided, however, that in the event the Executive becomes employed during such period in a position that would be prohibited by Section 9(b), the obligations set forth in Section 9(b) and Section 9(c) (and only such obligations) shall terminate and the compensation to be received by the Executive under Section 7(b)(ii) shall terminate from the date of such employment; and

(C) in the case of expiration of this Agreement, (i) if the Company elects not to renew, a period of six months after termination of the Executive for the obligations in Section 9(d), but the Executive shall have no obligations under Section 9(b) or Section 9(c) or (ii) if the Executive elects not to renew, a period of six months after termination of the Executive; provided, however, that during such six month term, the Company shall continue to pay Executive the Executive’s then-current Base salary on each applicable payroll date.

2 To reflect Executive’s base of operations.

(i) “Work Product” is defined as all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, improvements and all other developments, whether tangible or intangible, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by the Executive during the Term, alone or with others, whether or not during work hours or on the Company’s premises, which are (a) within the scope of business operations of the Company or its Affiliates, or a reasonable or contemplated expansion thereof, of which reasonable or contemplated expansion the Executive is or should have been aware, (b) related to any work or project of the Company or any of its Affiliates, present, past or contemplated, of which contemplation the Executive is or should have been aware (c) created with the aid of the Company’s or its Affiliates’ materials, equipment or personnel, or (d) based upon information to which the Executive has access solely as a result of or in connection with his employment with the Company.

2.  Employment

(a) Employment by the Company. The Company hereby employs the Executive in the capacity of          , and the Executive hereby accepts such employment, upon the terms and conditions of this Agreement.

(b) Duties.  The Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties. The Executive shall comply with all policies and procedures of the Company which are provided to the Executive. The Executive understands and acknowledges that employment with the Company requires the Executive’s full attention and effort. The Executive agrees that, during the Term (as defined below), the Executive shall devote all of the Executive’s working time, attention, knowledge and skill to the business and interests of the Company. The Executive will not, without the express written consent of the Board, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, his employment by the Company. Further, the Executive shall refer to the Company any business opportunity similar to the business of the Company or its affiliates or any opportunity to perform services which comes to the Executive’s attention, and shall accept the decision of the Company in its sole discretion to accept or reject any such opportunity. The foregoing shall not preclude the Executive from managing private investments, participating in industry and/or trade groups, engaging in volunteer civic, charitable or religious activities, serving on boards of directors of charitable not-for-profit entities or, with the consent of the Board, serving on board of directors of other entities, in each case as long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee’s responsibilities to the Company.

(c) [Service on the Board.  For so long as Executive remains an employee of the Company, the Company shall take all necessary action to cause Executive to be nominated as a director of the Company at any meeting of shareholders for the election of directors.]3

(d) The Executive’s Ability to Perform.  The Executive represents and warrants that with respect to the Executive’s employment or services for the Company, the Executive is not under any obligation, contractual or otherwise, to any other person or entity which would preclude the Executive from entering into this Agreement or performing the terms hereof or permit any other person or entity to obtain substantial damages in connection with the Executive’s employment by the Company. The Executive represents and warrants that the Executive is free to enter into the employ of the Company and perform the terms of this Agreement.

3.  Term

(a) Initial Term.  The term of the Executive’s employment pursuant to this Agreement (the “Initial Term”) shall begin on the Effective Date and shall terminate at the close of business on the third anniversary of the Effective Date, subject to earlier termination in accordance with Section 7 and the other terms, provisions and conditions set forth in this Agreement.

3 Provision to be applicable to Mr. Jumper and Mr. Whitener only.

(b) Renewal Terms.  At the end of the Initial Term, unless either the Company or the Executive provides sixty (60) days’ notice of the intent not to renew this Agreement, the Executive’s employment and this Agreement shall renew for successive one-year terms (“Renewal Terms”).

(c) Term.  Together, the Initial Term and any Renewal Terms are defined as the “Term.”

4.  Compensation

In consideration of the services to be rendered by the Executive pursuant to this Agreement, including without limitation any services that may be rendered by the Executive as an officer, director, manager or member of any committee of the Company or any of its subsidiaries or affiliates, the Executive shall receive the following compensation and benefits:

(a) Base Salary.  The Company shall pay the Executive an base salary of $     if annualized (the “Base Salary”), which shall be earned and payable in accordance with the Company’s usual payroll practices. The Base Salary may be reviewed annually by the Company, and may be adjusted upward in the Board’s sole discretion.

(b) Bonus.  In addition to the Base Salary, the Executive may be awarded, at the discretion of the Board for any fiscal year ending during the Term, a bonus. Participation in any bonus, profit sharing or other plan measured shall be at the sole discretion of the Board. Eligibility for bonuses of any kind ceases on the day that employment terminates, regardless of when such bonuses were earned.

5.  Benefits

(a) Reimbursed Expenses.  Reasonable expenses actually incurred by the Executive in direct conduct of the Company’s business shall be reimbursed to the Executive to the extent they are reimbursable under the established policies of the Company. Any such reimbursement of expenses shall be made by the Company in accordance with its established policies (but in any event not later than the close of the taxable year in which the expense is incurred by the Executive, except for expenses incurred or submitted for reimbursement during the final month of the applicable taxable year, which expenses shall be reimbursed not later than the close of the Executive’s taxable year following such taxable year).

(b) Benefits.  During the Term, the Executive and where applicable the Executive’s spouse and dependents shall be eligible to participate in the same benefit plans or fringe benefit policies such as profit sharing, health, dental, life insurance, vision, and 401(k), as are offered to members of the Company’s executive management, subject to applicable eligibility requirements and the terms and conditions of all plans and policies

(c) Vacation, Holidays and Paid Time Off.  During the Term, the Executive shall be entitled to paid vacation, holidays, sick leave, or other paid time off in accordance with the most favorable plans, policies, programs and practices of the Company then in effect for its executives.

(d) Automobile.  During the Term, the Company will provide Executive a          or, at Executive’s choice, comparable automobile commensurate with Executive’s position with the Company and pay for fuel, insurance, maintenance, repair and all other reasonable costs of such automobile. Executive may also use the automobile for reasonable personal use.

6.  Key Man Insurance

The Company may, at its sole discretion, own (and pay for) life insurance on Executive’s life in the name of parties as designated by the Company as the beneficiaries. The Executive agrees that he shall, at Company’s request, submit to such medical examinations, supply such information, and execute such documents as may be requested by the insuring company or companies. It is agreed and understood that if Employee dies during the Term, the full amount of the proceeds payable under any such policy will be receivable solely as designated by the Company.

7.  Termination of Employment

(a) Termination of Employment.  The Executive’s employment with the Company may be terminated as follows:

(i) Termination by the Company for Cause.  The Company may, on written notice to the Executive, immediately terminate the Executive’s employment for Cause, in which event both this Agreement and the Executive’s employment with the Company shall terminate as of the date provided in such notice of termination, which notice must state the reasons for such termination.

(ii) Termination by the Company Without Cause.  The Company may, on written notice to the Executive, terminate the Executive’s employment other than for Cause or for no reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate 30 days after the date of delivery of such notice of termination, or, if earlier (or later), the date of the Executive’s “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).

(iii) Termination by the Executive Without Good Reason.  The Executive may, on written notice to the Company, terminate the Executive’s employment at any time and for any reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate on a date specified by the Executive in such notice of termination, which date shall be at least 30 days after the date of delivery of such notice of termination to the Company, or, if earlier (or later), the date of the Executive’s “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).

(iv) Termination by the Executive for Good Reason.  The Executive may terminate the Executive’s employment for Good Reason after providing the Company with written notice of the Executive’s intent to terminate the Executive’s employment and the reason(s) therefor. The Company will have 30 days in which to cure the reason(s) provided by the Executive. At the end of the 30-day period, if the Company has not cured the Good Reason cause of the Executive’s termination, the Executive’s employment will terminate following a reasonable transition period specified by the Company not to exceed 30 days, or, if earlier (or later), the date of the Executive’s “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).

(v) Termination upon Death.  The Executive’s date of death shall constitute termination of employment and all rights to further compensation or benefits, including bonuses, shall cease as of that date.

(vi) Termination upon Disability.  If the Executive becomes Disabled, the Company may, but shall not be required to, by written notice to the Executive, terminate the Executive’s employment with the Company, in which event this Agreement shall terminate 30 days after the date upon which the Company shall have given notice the Executive of its intention to terminate the Executive’s employment because of Disability, or, if earlier (or later), the date of the Executive’s “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).

(b) Effect of Termination.

(i) Payment Upon Termination for any Reason.  In the case of a termination of the Executive’s employment with the Company pursuant to Section 7(a), (A) on the next regular payroll date, or sooner if required by law, the Company shall pay to the Executive (or, in the case of death, the Executive’s estate) (1) all Base Salary that has accrued and not been paid as of the effective date of termination in accordance with the Company’s customary payroll schedules for salaried Executives and (2) any employment benefits that have fully accrued and vested but have not been paid as of the effective date of such termination in accordance with the terms of any applicable employment benefit arrangements and applicable law and (B) all other rights and benefits of the Executive hereunder shall terminate upon such termination, except for (1) any right of the Executive or his dependants to continue benefits pursuant to applicable law, (2) any rights that the Executive may have under Section 7(b)(ii) or under Section 7(b)(iii).

(ii) Payment Upon Termination by the Company Without Cause or by the Executive for Good Reason.  In the case of a termination pursuant to Section 7(a)(ii) or Section 7(a)(iv) (but not any other applicable termination provisions of this Agreement), provided the Executive has executed and delivered (without subsequent revocation) to the Company a release, in a form satisfactory to the Company, of all claims against the Company arising from or associated with the Executive’s employment by such date, the Executive shall be entitled to severance payments in an amount equal to the greater of (A) the continuation of the Executive’s then-current Base Salary for the remainder of the Term or (B) the continuation of the Executive’s Base Salary for one year. The form of any release shall be specified at such time by the Company. Any payments pursuant to this Section shall commence on the first payroll date following the sixtieth (60th) day following the Executive’s termination of employment, subject to the Executive’s return of the release, and shall continue on each following payroll date through the applicable severance period. In addition, in the event that the Board or the Executive Committee of the Board award discretionary cash bonuses (other than bonuses payable pursuant to the Company’s profit sharing arrangements or plans) to a majority of the executives of the Company during the fiscal year in which the Executive’s employment is terminated pursuant to Section 7(a)(ii) or Section 7(a)(iv) (but not any other applicable termination provisions of this Agreement) and the Executive would have received such discretionary cash bonus had the Executive remained an executive of the Company at the time of payment of such cash bonus, then provided the Executive has executed and delivered (without subsequent revocation) to the Company a release prior to the date any such discretionary cash bonuses are to be paid, in a form satisfactory to the Company, of all claims against the Company arising from or associated with the Executive’s employment by such date, the Executive shall be entitled to a pro rata portion of such discretionary cash bonus, using the number of days the Executive was employed during the fiscal year in which the discretionary cash bonus is awarded. Any payment of such bonus shall be made at the time such discretionary cash bonuses would have been paid to such Executive if such Executive had remained employed with the Company.

(iii) Return of Company Property.  Upon termination of the Executive’s employment with the Company, the Executive (or, in the event of death, the Executive’s estate) shall promptly deliver to the Company all of the Company’s property in the Executive’s possession or under the Executive’s control or related to the Company’s business, including but not limited to any vehicle, keys, records, notes, books, maps, plans, data, memoranda, models, electronically recorded data or software, and any computers, mobile phones and other equipment owned by the Company (including any of the foregoing reflecting or containing any information relating to any assets or projects in which the Company has any direct or indirect interest), and all other Confidential Information (as defined above), and shall retain no copies or duplicates of any such property or Confidential Information.

(iv) Defense of Claims.  The Executive agrees that, upon the request of the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that relate to the Executive’s areas of responsibility during the Executive’s employment with the Company, except if the Executive’s reasonable interests are adverse to the Company or its affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section, provided Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

(v) Form of Payments.  Except as expressly set forth otherwise, the Company, in its sole discretion, may elect any method or manner of payment with respect to any payments to be made pursuant to this Section 7, and may also require the Executive to continue to perform the Executive’s duties or other appropriate transition duties during the period of time after any notices required pursuant to this Section 7 and prior to the Executive’s specified termination date.

(vi) Automobile Upon Termination.  Upon termination of Executive’s employment other than for Cause pursuant to Section 7(a)(i) or without Good Reason pursuant to Section 7(a)(iii), Executive may for consideration of $10.00 purchase the automobile referenced in Section 5(d). If the Executive’s employment terminates without Good Reason pursuant to Section 7(a)(iii), the Executive may purchase the automobile for blue book value or, if leased, by assuming the lease. Furthermore, (A) if the Company owns the automobile, the Company shall transfer the title therefor (free and clear of any liens or other encumbrances) to the Executive (along with insurance coverages, if assignable), or (B) if Company was leasing such automobile, Company shall assign to Executive all of its right, title and interest in and to such lease. Such transfer or assignment shall be completed by the Company not later than the later of the end of the calendar year in which the termination occurs or seventy-five (75) days after the date of such termination.

8.  Confidentiality

(a) Provision of Confidential Information; Acknowledgements.  During the Term of this Agreement, in order to assist the Executive with the Executive’s duties, the Company agrees to provide the Executive with Confidential Information. The Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. The Executive acknowledges and agrees that, as between the Executive and the Company, the Confidential Information is now, and will at all times remain, the exclusive property of the Company, and the Executive has no ownership interest in any Confidential Information. The Executive acknowledges and agrees that, as part of the Executive’s duties under this Agreement, the Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or use. The Executive recognizes that disclosure of the Confidential Information to competitors, non-authorized third parties or the general public, or use of the Confidential Information by the Executive for the Executive’s own benefit, would be detrimental and cause irreparable harm to the Company.

(b) Non-Disclosure of the Confidential Information.  The Executive covenants and agrees that during the Term and following the termination (for any reason) of this Agreement, the Executive will keep secret and treat confidentially the Confidential Information, and will not disclose any Confidential Information to any person or entity for any purpose other than as directed by the Company in connection with the business and affairs of the Company nor shall the Executive use any Confidential Information for any purpose other than as directed by the Company in connection with the business and affairs of the Company. Except in the proper performance of his duties, the Executive will not copy, reproduce, decompile, or reverse engineer, any Confidential Information, or remove or transmit by email or other electronic means Confidential Information from the premises of the Company absent specific consent. The Executive agrees that all restrictions contained in this clause are reasonable and valid in the circumstances. This contractual confidentiality obligation shall be in addition to, and in no way a limitation of, all such confidentiality obligations as may exist at law or in equity.

9.  Restrictive Covenants

(a) Consideration; Voluntary Agreement.  The Company shall provide the Executive access to the Confidential Information for use only during the Term, and the Executive acknowledges and agrees that the Company will be entrusting the Executive, in the Executive’s unique and special capacity, with developing the goodwill of the Company, and in consideration thereof and in consideration of the access to Confidential Information, has voluntarily agreed to the covenants set forth in this Section 9. The Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including but not limited to geographical and temporal restrictions on certain competitive activities, are reasonable and not oppressive and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Confidential Information and substantial and legitimate business interests and goodwill.

(b) Non-Competition.  During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, acting alone or in conjunction with others, or as an employee, consultant or independent contractor, or as partner, officer, director, shareholder, manager, member or owner of any interest in or security of, any partnership, corporation, limited liability company or other business entity, venture or enterprise, engage or participate, for compensation or without compensation, in any business which is in competition with the Competition Entities as such businesses were conducted at time of termination of the Executive’s employment by the Company, in the geographic locations where the Competition Entities do business; provided, however, the Executive may have investments in publicly-owned companies which investments do not constitute more than 5% of the voting securities of any such company.

(c) Non-Solicitation of Customers.  During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, solicit any customer of a Competition

Entity with whom the Executive conducted business during the Term either to purchase products or services that are competitive to the products and services then sold by a Competition Entity (customer defined as any person or entity for which the Company has performed services or sold goods during the Term) or to reduce or cease business with any Competition Entity.

(d) Non-Solicitation of Employees.  During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, hire or induce or solicit any current employee of any Competition Entity or any person who was an employee of a Competition Entity during the final 12 months of the Executive’s employment to terminate the employee’s employment with such Competition Entity or to work for the Executive or the Executive’s employer.

(e) Non-Disparagement.  During the Term and for five years after termination (for any reason) of the Executive’s employment, the Executive agrees to refrain from criticizing, denigrating or speaking adversely of the Company and its Affiliates and their respective operations and their respective executives, and disclosing negative information about the Company or its Affiliates and their respective operations and respective executives, management, directors, except as required by law. During such same five-year period, the Company agrees to instruct its senior management and the senior management of its Affiliates to refrain from criticizing, denigrating or speaking adversely of the Executive, and disclosing negative information about the Executive, except as required by law.

(f) Reasonableness of Scope.  The Executive represents and agrees that the geographic scope of the restrictive covenants are necessary and reasonable in light of the scope of the Company’s and its Affiliates’ business. The Executive further represents and agrees that the time periods of the restrictive covenants set forth in this Agreement are reasonable given the value of the good will, customer relationships, Confidential Information and other tangible and intangible assets. If one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

10.  Discoveries and Inventions

(a) Assignment of Work Product to the Company.  The Executive assigns and agrees to assign to the Company, without additional compensation, all the Executive’s right, title, and interest in and to any and all Work Product and any related or associated intellectual property. For clarity, Work Product does not have to be subject to or eligible for federal or state patent, copyright or trademark protection to be subject to this provision. If any such Work Product is created wholly or in part by the Executive during the Executive’s hours of actual work for the Company, or with the aid of the Company’s materials, equipment, or personnel, or at the premises of the Company, or resulted from or in any way were derived or generated by performance of the Executives duties under this Agreement, or is in any way related to or derived from the services or products the Company or its Affiliates produces or offers, then such creation shall be deemed conclusively to have occurred in the course of the Executive’s employment. It is recognized that the Executive will perform the duties assigned to the Executive at times other than the Executive’s actual working hours and the Company’s rights hereunder shall not be diminished because the Work Product was created at such other time.

(b) Cooperation; Grant of License.  The Executive agrees to perform all acts necessary or reasonably requested by the Company to enable the Company to learn of, understand, protect, obtain and enforce patent or copyright rights to the Work Product, including but not limited to, making full and immediate disclosure and description to the Company of the Work Product, and assisting in preparation and execution of documents required to transfer and convey the Work Product and to convey to the Company patent, copyright or any other intellectual property protection in the United States and any foreign jurisdiction. In the event the Company is unable to secure the signature of the Executive to any document required to file, prosecute, register or memorialize the assignment of any patent copyright maskwork, the Executive irrevocably appoints the Chief Executive Officer of the Company as the Executive’s agent and attorney in fact to act for and on behalf of and instead of the Executive to take such actions needed to enforce and obtain the Company’s rights hereunder. To the extent any of the Executive’s rights, title or interest to the Work Product can not be assigned to the Company, the Executive grants and will grant an exclusive, world wide, transferable, irrevocable, royalty-license (with rights to sublicense without consent of the Executive) to the Company to exploit fully such Work Product. These obligations shall continue beyond the termination of this Agreement and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives.

11.  Injunctive Relief

The Executive acknowledges that the provisions of Sections 8, 9 and 10 are necessary for the protection of the Company. The Company and its affiliates would be irreparably damaged in the event any of the restrictions contained in Sections 8, 9 or 10 were not performed in accordance with their specific terms or were to be otherwise breached. Therefore, the Company shall be entitled to seek temporary restraining orders and temporary and permanent injunction or injunctions to specifically enforce the restrictions in Sections 8, 9 or 10 in any court, without the necessity of proving actual damages, in addition to any other remedy to which the Company may be entitled, at law or in equity, all of which shall be cumulative and not exclusive. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege.

12.  Arbitration

(a) Subject to Section 12(b), any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement or the Executive’s employment with the Company will be finally settled by arbitration in Midland, Texas before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.

(b) Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege or other valid objection and, if the information so requested is proprietary or subject to a third party confidentiality restriction, the arbitrator shall enter an order providing that such material will be subject to a confidentiality agreement), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c) Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d) Notwithstanding Section 12(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(e) By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(f) Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

13.  Miscellaneous

(a) Notification of Restrictions to Third Parties.  The Executive agrees that during any period in which Sections 9(b), (c) or (d) of this Agreement are in effect, if any, the Company may notify any person or entity employing or contracting with the Executive or evidencing any intention of employing or contracting with the Executive of the existence and provisions of this Agreement. After termination of the Executive’s employment and during any period in which Sections 9(b), (c) or (d) of this Agreement are in effect, if any, if the Executive enters into an employment consulting, or independent contractor relationship with any third party which is in any way competitive with the Company, the Executive agrees to provide the Company with written notice of the Executive’s job responsibilities within five business days of the Executive’s acceptance of such employment or other relationship (the “Employment Notice”). The Employment Notice shall include (1) a description of the duties and responsibilities of the proposed position, (2) identity of the employer(s) or contracting entity, and (3) the territory in which the Executive will be providing services. If the Executive fails to provide the required Employment Notice, the Parties acknowledge and agree that the Company is entitled to presume that the Executive’s employment or relationship violates the terms of this Agreement, and the Company will be authorized by this Agreement to seek immediate injunctive relief as outlined in this Agreement.

(b) Severability.  If any covenant or provision herein is finally adjudicated to be void or unenforceable in whole or in part, it shall be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement. The Executive hereby agrees that all restrictions in this Agreement are reasonable and valid.

(c) Entire Agreement.  Together with all documents entered into regarding executive compensation, this Agreement contains all of the terms, conditions and agreements of the Parties with respect to the Executive’s employment by the Company and cancels and supersedes all prior agreements and understandings between the Parties relating to the Company’s employment and compensation of the Executive for any period and in any capacity whatsoever. No executive or other representative of the Company has any authority to make any representation or promise to the Executive not specifically contained in this Agreement, and the Executive expressly acknowledges and agrees that he has not executed this Agreement in reliance upon such representation or promise.

(d) Withholding and other Deductions.  The Company shall have the right to deduct from the Base Salary, other compensation payable to the Executive, and any other payments, including severance payments, that the Company may make to the Executive pursuant to the terms hereof, social security taxes and all federal, state, and municipal taxes and charges as may now be in effect or which may hereafter be enacted or required under applicable law as charges on the compensation of the Executive. Subject to applicable law, the Executive further agrees that the Company may deduct from the Base Salary or other compensation or payments to the Executive that is/are not otherwise subject to Section 409A to satisfy any outstanding financial obligations or debts owed to the Company, and to satisfy any losses resulting from any unlawful activities of the Executive. Subject to applicable law, the Company may also deduct any money advanced to the Executive as an expense advance from the Executive’s salary or other compensation that is/are not otherwise subject to Section 409A. In the event the Executive’s wages are garnished by any court of competent jurisdiction, the Executive consents to the Company’s compliance with such order and agrees to reimburse the Company for all costs incurred in complying therewith.

(e) Headings; Interpretation.  The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years or (ii) any reference to a “Section” shall be deemed to refer to a section of this Agreement.

(f) Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, first class postage prepaid or delivered by overnight messenger service, to the Executive at his last known home address, and to the

Company addressed to the Secretary of the Company at           (delivery of such copy being a necessary requirement for the notice, request, demand or communication to be effective) or to such other address as the addressee hereunder may designate.

(g) Modification; Waiver.  No modification, amendment or waiver of this Agreement shall be binding upon the Company unless executed in writing on behalf of the Company by a person designated by the Board to sign such modification, amendment or waiver. A waiver by any Party of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches. A waiver by any Party of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future. No delay or omission by a Party to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default. No whole or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

(h) Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, but shall not be assignable by the Executive. The Company may, without the Executive’s consent, assign this Agreement to any of its affiliates or to a purchaser, or any of its affiliates, of the stock or assets of the Company. Dawson Geophysical Company shall be a third party beneficiary of this Agreement.

(i) Applicable Law; Venue.  THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. UNLESS PROVIDED OTHERWISE BY THE MANDATORY VENUE PROVISIONS OF THE STATE OF TEXAS, VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.

(j) Section 409A.

(i) This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until a date following six months after the Executive’s termination date, or if earlier, the Executive’s death.

(ii) Each payment under this Agreement is intended to be (i) excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(i)(1)(v), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(k) Survival of Obligations.  The Parties expressly agree the provisions of Sections 7 through 13 shall survive the termination of this Agreement.

(l) Knowledge and Legal Representation.  THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

(m) Counterparts.  This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if the Parties had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement on the dates indicated below.

THE EXECUTIVE:

Name:

COMPANY:

[          ]

By:
Name:

Title:

ANNEX G

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made and entered into as of          , 2011, by and between Dawson Geophysical Company, a Texas corporation (the ‘‘Company”), and           (the “Indemnitee”).

WHEREAS, qualified persons are reluctant to serve organizations as directors or officers or in other capacities unless they are provided with adequate protection against risks of claims and actions against them arising out of their service to and activities on behalf of such organizations;

WHEREAS, the parties hereto recognize that the legal risks and potential liabilities, and the threat thereof, associated with lawsuits filed against persons serving the Company and/or its subsidiaries, and the resultant substantial time, expense and anxiety spent and endured in defending lawsuits bears no reasonable relationship to the compensation received by such persons, and thus poses a significant deterrent and increased reluctance on the part of experienced and capable individuals to serve the Company and/or its subsidiaries;

WHEREAS, the uncertainties related to obtaining adequate insurance and indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, Chapter 8 of the Texas Business Organizations Code (the “TBOC”) of the State of Texas, under which law the Company is organized, empowers a corporation organized in Texas to indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;

WHEREAS, the Bylaws of the Company permit indemnification to the fullest extent permitted by applicable law;

WHEREAS, it is reasonable, prudent and necessary for the Company to contractually agree to indemnify such persons to the fullest extent permitted by law, so that such persons will serve or continue to serve the Company and/or its subsidiaries free from undue concern that they will not be adequately indemnified; and

WHEREAS, the Indemnitee is willing to serve, continue to serve and to take on additional service for and on behalf of the Company on the condition that the Indemnitee is indemnified according to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the Indemnitee’s agreement to provide services to the Company and/or its subsidiaries and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions.  For purposes of this Agreement:

(a) ‘‘Agreement” shall have the meaning ascribed to such term in the preamble.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means a change in control of the Company occurring after the date hereof in any of the following circumstances: (i) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (ii) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iv) during any fifteen-month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(d) “Company” shall have the meaning ascribed to such term in the preamble.

(e) “Disqualifying Event” shall have the meaning ascribed to such term in Section 6(d).

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Expenses” means any judgment, penalty, settlement, fine, excise or similar tax and all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or otherwise participating in a Proceeding.

(h) “Indemnifiable Event” means any event or occurrence related to the fact that the Indemnitee is or was serving as a member of the Board and/or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(i) “Indemnitee” shall have the meaning ascribed to such term in the preamble.

(j) “Special Legal Counsel” means a law firm, or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party; (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder; or (iii) the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities. Notwithstanding the foregoing, the term “Special Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing in the State of Texas, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights to indemnification under this Agreement.

(k) “Proceeding” includes (i) any threatened, pending or completed action, suit, arbitration, alternate dispute resolution proceeding, investigation, administrative hearing and any other proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, (ii) any appeal of an action or proceeding described in (i), or (iii) any inquiry or investigation, whether conducted by or on behalf of the Company, a subsidiary of the Company or any other party, formal or informal, that the Indemnitee in good faith believes might lead to the institution of an action or proceeding described in (i), except one initiated by the Indemnitee (other than as provided pursuant to Section 8).

(l) “TBOC” shall have the meaning ascribed to such term in the recitals.

2. Indemnification Arrangement.  In the event the Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, to the fullest extent permitted by the TBOC or other applicable law as the same may exist or be hereinafter amended (by statute or judicial decision) (but in the case of any such amendment, with respect to matters occurring before such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), the Company shall, subject to and in accordance with the provisions of Section 6, indemnify and hold harmless the Indemnitee against any and all Expenses of such Proceeding as soon as practicable but in any event no later than (a) in the case of an initial written request for indemnification in connection with a Proceeding, five days after a determination has been made, or is deemed to have been made, that the Indemnitee is entitled to indemnification and (b) in the case of a written request for indemnification made pursuant to Section 5 in connection with a Proceeding for which a determination has been made that the Indemnitee is entitled to indemnification in connection with such Proceeding, five days after such written request.

3. Advancement or Reimbursement of Expenses.  The rights of the Indemnitee provided under Section 2 shall include, but not be limited to, the right to be indemnified and to have all Expenses advanced (including the payment of Expenses before final disposition of a Proceeding) in all Proceedings to the fullest extent permitted, or not prohibited, by the TBOC or other applicable law. In addition, to the extent the Indemnitee is, by reason of (or arising in part out of) an Indemnifiable Event, a witness or otherwise participates in any Proceeding at a time when he is not named a defendant or respondent in the Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. The Indemnitee shall be advanced Expenses, within five days after any request for such advancement, to the fullest extent permitted, or not prohibited, by Chapter 8 of the TBOC; provided that the Indemnitee has provided to the Company all affirmations, acknowledgments, representations and undertakings that may be required of the Indemnitee by Chapter 8 of the TBOC.

4. No Settlement without Consent.  The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

5. Request for Indemnification.  To obtain indemnification as herein provided, the Indemnitee shall submit to the Secretary of the Company a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by the Indemnitee. The Secretary of the Company shall promptly advise the Board of such request.

6. Determination of Request.

(a) Upon written request to the Company by the Indemnitee for indemnification pursuant to this Agreement, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made in accordance with Section 8.103(a)(1) or (2) of the TBOC; provided, however, that notwithstanding the foregoing, if a Change in Control shall have occurred, such determination shall be made by a Special Legal Counsel selected by the Board, unless the Indemnitee shall request (at the time the Indemnitee submits the written request for indemnification) that such determination be made in accordance with Section 8.103(a)(1) or (2) of the TBOC.

(b) If entitlement to indemnification is to be determined by a Special Legal Counsel, the Company shall furnish notice to the Indemnitee within ten days after receipt of a claim of or request for indemnification, specifying the identity and address of the Special Legal Counsel and a certification by the Special Legal Counsel that the Special Legal Counsel has reviewed and is in compliance with the requirements to be a Special Legal Counsel. The Indemnitee may, within seven days after receipt of such written notice of selection, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Special Legal Counsel selected does not meet the requirements of a Special Legal Counsel as defined in this Agreement, and the objection shall set forth with particularity the factual basis for that assertion. If there is an objection to the selection of the Special Legal Counsel, either the Company or the Indemnitee may petition the Court for a determination that the objection is without a reasonable basis and/or for the appointment of a Special Legal Counsel selected by the Court. The Company shall pay any and all reasonable fees and expenses of the Special Legal Counsel incurred in connection with any such determination. If a Change in Control shall have occurred, the Indemnitee shall be presumed (except as otherwise expressly provided in this Agreement) to be entitled to indemnification under this Agreement upon submission of a request to the Company for indemnification, and thereafter the Company shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. The presumption shall be used by the Special Legal Counsel, or such other person or persons determining entitlement to indemnification, as a basis for a determination of entitlement to indemnification unless the Company provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of the Special Legal Counsel or such other person or persons convinces him or them by clear and convincing evidence that the presumption should not apply.

(c) The Indemnitee will cooperate with the person or persons making the determination under this Section 6 with respect to the Indemnitee’s entitlement to indemnification under this Agreement, including providing to such person or persons, on reasonable advance request, any documentation or information that is: (i) not privileged or otherwise protected from disclosure; (ii) reasonably available to Indemnitee; and (iii) reasonably necessary to that determination.

(d) Any determination of the Indemnitee’s entitlement to indemnification to be made pursuant to this Section 6 shall be made, and the Indemnitee shall be notified of such determination, not later than 20 days after receipt by the Secretary of the Company of the Indemnitee’s written claim for indemnification; provided, however, that in the case of a determination to be made by Special Legal Counsel the selection of whom is the subject of an existing objection, such determination, and the Indemnitee’s notification of such determination, shall be made not later than 20 days after the selection of the Special Legal Counsel is finally determined. Notwithstanding anything herein to the contrary, if the person or persons empowered under this Section 6 to determine entitlement to indemnification have not made a determination within the applicable period set forth in this Section 6(d), the Indemnitee shall be deemed to be entitled to indemnification unless the Company establishes that a Disqualifying Event has occurred. Subject to applicable law, determinations of entitlement to indemnification made, or deemed to have been made, in accordance with the provisions of this Section 6, shall be conclusive, final and binding on the parties hereto unless, in the event the Company has previously determined to indemnify the Indemnitee, the Company establishes as provided in the final sentence of this Section 6 that: (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification; or (ii) such indemnification is prohibited by applicable law (each event described in subclause (i) or (ii) of this Section 6, a ‘‘Disqualifying Event”). Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Texas or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of a Disqualifying Event; provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

7. Effect of Certain Proceedings.  The termination of any Proceeding or of any matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that (a) the Indemnitee did not conduct himself in good faith and in a manner which he reasonably believed, in the case of conduct in his official capacity, to be in the best interests of the Company, or, in all other cases, that at least his conduct was not opposed to the Company’s best interests, or (b) with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

8. Expenses of Enforcement of Agreement.  The Indemnitee shall be entitled to seek an adjudication to enforce his rights under, or to recover damages for breach of rights created under or pursuant to, this Agreement either, at the Indemnitee’s option, in (a) an appropriate court of the State of Texas or any other court of competent jurisdiction, or (b) an arbitration to be conducted by a single arbitrator, selected by mutual agreement of the Company and the Indemnitee (or, failing such agreement by the then sitting

Chief Judge of the United States District Court for the appropriate jurisdiction), pursuant to the commercial arbitration rules of the American Arbitration Association. In the event that the Indemnitee seeks any such judicial adjudication or arbitration award to enforce his rights under, or to recover damages for breach of rights created under or pursuant to, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication but only if he prevails therein. If it shall be determined in said judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Indemnitee in connection with such judicial adjudication shall be reasonably prorated in good faith by counsel for the Indemnitee. Notwithstanding the foregoing, if a Change in Control shall have occurred, the Indemnitee shall be entitled to indemnification under this Section 8 regardless of whether the Indemnitee ultimately prevails in such judicial adjudication.

9. Common Attorney.  Notwithstanding the obligation of the Company to indemnify the Indemnitee against Expenses pursuant to Section 2, in the event there is a Proceeding by reason of (or arising in part out of) an Indemnifiable Event against several persons, including the Indemnitee, who have a right of indemnification against the Company with respect to Expenses relating to such Proceeding and who have totally common interests such that their goals are identical and there are no conflicts-of-interest among them, then such group of persons shall, by majority vote of such persons, select a single attorney or law firm to serve as the sole and exclusive legal counsel for all of the members of such group (including the Indemnitee). In the event the Indemnitee acts independently by retaining the legal services of any other attorney or law firm to additionally or separately represent him, all Expenses relating to such independently retained attorney or law firm shall be the sole responsibility of the Indemnitee.

10. Nonexclusive Rights; Subsequent Change in Law.  The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the articles of incorporation of the Company, the Bylaws of the Company, agreement, insurance, arrangement, a vote of shareholders or a resolution of directors, or otherwise. To the extent that a change in the TBOC or other applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s articles of incorporation or bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

11. D&O Liability Insurance.  The Company shall from time to time make a good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors and officers of the Company or its subsidiaries or affiliates, with coverage for losses incurred in connection with their services to the Company or its subsidiaries or affiliates or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent the Company maintains an insurance policy or policies providing directors’ and/or officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors and/or officers. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any bylaws, insurance policy, contract, agreement or otherwise.

12. No Employment Rights.  Nothing in this Agreement is intended to create in the Indemnitee any right to continued service as a director and/or officer with the Company.

13. Amendments; Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14. Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

15. Term.  This Agreement shall be effective from and after the date hereof, and shall continue until and terminate upon the later of: (a) the sixth anniversary after the Indemnitee has ceased to be a member of the Board and/or an officer of the Company or otherwise hold a position that could give rise to an Indemnifiable Event or (b) the final termination or resolution of all Proceedings with respect to which the Company is indemnifying the Indemnitee against any and all Expenses relating to such Proceeding pursuant to the terms of this Agreement that are commenced prior to such six-year anniversary.

16. Notification and Defense of Claims.  The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided. however, that the failure of the Indemnitee to give such notice to the Company shall not adversely affect the Indemnitee’s rights under this Agreement except to the extent the Company has been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall constitute a waiver of the Company’s right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.

17. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors or assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs, executors and personal or legal representatives. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director and/or officer of the Company.

18. Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law. To the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

19. Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to conflicts of law provisions thereof.

20. Notice.  All notices, demands and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly received upon actual receipt if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attn: Secretary

and to Indemnitee at the address set forth on the signature page attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DAWSON GEOPHYSICAL COMPANY

By:
Name:

Title:

INDEMNITEE
Name:

Address:

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Texas Law and Dawson’s Governing Documents

The registrant is incorporated under the laws of the State of Texas. The discussion below summarizes the material indemnification provisions of the registrant’s second restated articles of incorporation and second amended and restated bylaws, as amended, and Chapter 8 of the Texas Business Organizations Code, or TBOC.

Chapter 8 of the TBOC requires a Texas corporation to indemnify a director, former director or delegate thereof against reasonable expenses actually incurred by such person in connection with a proceeding in which such person is a respondent because such person is or was a director or delegate thereof if such person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Further, Chapter 8 of the TBOC permits a Texas corporation to indemnify a director, former director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding against judgments and expenses that are reasonable and actually incurred by such person in connection with such proceeding if it is determined that: (1) such person (a) acted in good faith, (b) reasonably believed, in the case of conduct in such person’s official capacity, that such person’s conduct was in the corporation’s best interest and, in any other case, that such person’s conduct was not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, did not have a reasonable cause to believe such person’s conduct was unlawful and (2) with respect to expenses, the amount of such expenses is reasonable.

Under Chapter 8 of the TBOC, indemnification of a person that is found liable to a Texas corporation or found liable because such person improperly received a personal benefit (1) is limited to reasonable expenses actually incurred, (2) does not include a judgment, a penalty, a fine, or an excise or similar tax and (3) may not be made if such person has been found liable for (a) willful or intentional misconduct in the performance of any duties to the corporation, (b) breach of any duty of loyalty owed to the corporation or (c) an act or omission not committed in good faith that constitutes a breach of any duty owed by such person to the corporation.

Chapter 8 of the TBOC permits a Texas corporation to pay or reimburse reasonable expenses incurred by a present director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding without making the required determinations after the corporation receives (1) a written affirmation by such person of such person’s good faith belief that the person has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of such person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Chapter 8 of the TBOC.

Chapter 8 of the TBOC permits a Texas corporation to indemnify and advance expenses to persons other than present or former directors, including officers, employees or agents, as provided by the corporation’s governing documents or contract, among other means, and requires that a corporation indemnify an officer to the same extent that indemnification is required under the TBOC.

Chapter 8 of the TBOC provides that a Texas corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities (1) asserted against such person in his or her capacity or (2) arising out of his or her status as a director, officer, employee or agent of the company. A Texas corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Chapter 8 of the TBOC.

Article IX of the registrant’s second amended and restated bylaws, as amended, provides that to the extent permitted by Texas law, the registrant “shall indemnify any present or former Director, officer, employee, or agent of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with a proceeding in which the person was, is, or is threatened to be made a named defendant or respondent because the person is or was a Director, officer, employee, or agent of the corporation.” Article IX of the registrant’s second amended and restated

bylaws, as amended, further provides that any such director, officer, employee or agent will be entitled to the have all expenses advanced (including the payment of expenses before final disposition of any proceeding) in all proceedings to the fullest extent permitted, or not prohibited, by Texas law.

Section 7.001 of the TBOC provides that a certificate of formation or other governing document may provide that a director of a Texas corporation in not liable, or is liable only to the extent provided by the certificate of formation or other governing document, to the corporation or its shareholders for monetary damages for an act or omission by such person in such person’s capacity as a director of the corporation. However, a Texas corporation may not eliminate or limit the liability of a director to the extent such director is found liable under applicable law for:

•	a breach of the director’s duty of loyalty to the corporation or its shareholders;

•	an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or which involves intentional misconduct or a knowing violation of law;

•	a transaction from which the director received an improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

•	an act or omission for which the liability of a director is expressly provided by an applicable statute.

Article Seven of the registrant’s second restated articles of incorporation provides as follows:

“A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director, except for liability for (i) a breach of a director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the corporation, then the liability of a director of the corporation shall thereupon be automatically eliminated or limited to the fullest extent permitted by such laws. Any repeal or modification of this Article Seven by the shareholders of the corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to events or circumstances occurring or existing prior to such time.”

The foregoing statements are subject to the detailed provisions of Chapters 7 and 8 of the TBOC, and the registrant’s second restated articles of incorporation and second amended and restated bylaws, as amended.

Indemnification Agreements

The registrant has also entered into indemnification agreement with each of its current directors and executive officers. The indemnification agreements provides that the registrant will indemnify and advance certain expenses to such directors and executive officers to the fullest extent permitted by the TBOC and other applicable law in effect as of the date of execution of a particular indemnification agreement and to such greater extent as the TBOC and other applicable law may thereafter from time to time permit. Pursuant to the terms of the indemnification agreements, the registrant will (1) indemnify such directors and executive officers against certain expenses, judgments, penalties, fines and amounts paid in settlement, attorneys’ fees and other costs incurred by or on behalf of such directors and executive officers in connection with a proceeding and (2) advance, in accordance with the provisions of the indemnification agreements, such indemnifiable expenses.

The indemnification agreements further provide that the rights of the directors and executive officers that are a party thereto under such indemnification Agreements are in addition to any other rights such persons may have under applicable law, the registrant’s second restated articles of incorporation or second amended and restated bylaws, as amended, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

The foregoing statements are subject to the provisions of the indemnification agreements entered into by the registrant with its current directors and executive officers.

Insurance

In addition, the registrant provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number		Description

2	.1‡#	Agreement and Plan of Merger, dated March 18, 2011, by and among Dawson Geophysical Company, 6446 Acquisition Corp. and TGC Industries, Inc. (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).
2	.2‡	Form of Voting Agreement by and between Dawson Geophysical Company and the shareholders of TGC Industries, Inc. signatories thereto (attached as Annex D to the joint proxy statement/prospectus that is part of this Registration Statement).
3.1		Second Restated Articles of Incorporation of Dawson Geophysical Company, as amended (filed on February 9, 2007 as Exhibit 3.1 to Dawson Geophysical Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 (File No. 000-10144) and incorporated herein by reference and filed on November 28, 2007 as Exhibit 3.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 000-10144) and incorporated herein by reference).
3.2		Second Amended and Restated Bylaws of Dawson Geophysical Company, as amended (filed on November 23, 2010 as Exhibit 3.2 to Dawson Geophysical Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (File No. 001-34404) and incorporated herein by reference).
3.3		Amendment No. 2 to Second Amended and Restated Bylaws, as amended, of Dawson Geophysical Company (filed on March 21, 2011 as Exhibit 3.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 001-34404) and incorporated herein by reference).
3.4		Statement of Resolution Establishing Series of Shares of Series A Junior Participating Preferred Stock of Dawson Geophysical Company (filed on July 9, 2009 as Exhibit 3.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 000-10144) and incorporated herein by reference).
4.1		Rights Agreement effective as of July 23, 2009 between Dawson Geophysical Company and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution Establishing Series of Shares of Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (filed on July 9, 2009 as Exhibit 4.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 000-10144) and incorporated herein by reference).
5	.1*	Opinion of Baker Botts L.L.P.
8	.1*	Opinion of Baker Botts L.L.P. regarding tax matters.
8	.2*	Opinion of Haynes and Boone, LLP regarding tax matters.
10	.1‡	Form of Employment Agreement (attached as Annex F to the joint proxy statement/prospectus that is part of this Registration Statement).
10	.2‡	Form of Indemnification Agreement (attached as Annex G to the joint proxy statement/prospectus that is part of this Registration Statement).
23	.1*	Consent of Baker Botts L.L.P. (included in the Opinion filed as Exhibit 5.1).
23	.2*	Consent of Baker Botts L.L.P. (included in the Opinion filed as Exhibit 8.1).
23	.3*	Consent of Haynes and Boone, LLP (included in the Opinion filed as Exhibit 8.2).

Exhibit
Number		Description

23	.4*	Consent of KPMG LLP, independent registered public accounting firm for Dawson Geophysical Company.
23	.5*	Consent of Lane Gorman Trubitt, P.L.L.C., independent registered public accounting firm for TGC Industries, Inc.
24	.1‡	Powers of Attorney.
99	.1‡	Form of Proxy Card for Dawson Geophysical Company’s Special Meeting.
99	.2‡	Form of Proxy Card for TGC Industries, Inc.’s Special Meeting.
99	.3*	Consent of Raymond James & Associates, Inc.
99	.4*	Consent of Southwest Securities, Inc.
99	.5‡	Form of Voting Agreement by and between TGC Industries, Inc. and the shareholders of Dawson Geophysical Company signatories thereto (attached as Annex E to the joint proxy statement/prospectus that is part of this Registration Statement).
99	.6*	Consent of Wayne A. Whitener
99	.7*	Consent of Allen T. McInnes

*	Filed herewith.

‡	Previously filed.

#	The registrant hereby agrees to supplementally furnish the Securities and Exchange Commission, on a confidential basis, a copy of any omitted schedule upon the staff’s request.

ITEM 22.	UNDERTAKINGS

Regulation S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Regulation S-K, Item 512(b) Undertaking:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(g) Undertaking:

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on July 20, 2011.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Stephen C. Jumper
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 20, 2011.

Signature	Title

* L. Decker Dawson	Chairman of the Board

/s/ Stephen C. Jumper Stephen C. Jumper	President, Chief Executive Officer and Director (Principal Executive Officer)

* Paul H. Brown	Director

* Craig W. Cooper	Director

* Gary M. Hoover	Director

* Jack D. Ladd	Director

* Ted R. North	Director

* Tim C. Thompson	Director

* Christina W. Hagan	Executive Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named signatories and previously filed with the Securities and Exchange Commission.

/s/ Stephen C. Jumper Stephen C. Jumper Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

2	.1‡#	Agreement and Plan of Merger, dated March 18, 2011, by and among Dawson Geophysical Company, 6446 Acquisition Corp. and TGC Industries, Inc. (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).

2	.2‡	Form of Voting Agreement by and between Dawson Geophysical Company and the shareholders of TGC Industries, Inc. signatories thereto (attached as Annex D to the joint proxy statement/prospectus that is part of this Registration Statement).

3.1		Second Restated Articles of Incorporation of Dawson Geophysical Company, as amended (filed on February 9, 2007 as Exhibit 3.1 to Dawson Geophysical Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 (File No. 000-10144) and incorporated herein by reference and filed on November 28, 2007 as Exhibit 3.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 000-10144) and incorporated herein by reference).

3.2		Second Amended and Restated Bylaws of Dawson Geophysical Company, as amended (filed on November 23, 2010 as Exhibit 3.2 to Dawson Geophysical Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (File No. 001-34404) and incorporated herein by reference).

3.3		Amendment No. 2 to Second Amended and Restated Bylaws, as amended, of Dawson Geophysical Company (filed on March 21, 2011 as Exhibit 3.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 001-34404) and incorporated herein by reference).

3.4		Statement of Resolution Establishing Series of Shares of Series A Junior Participating Preferred Stock of Dawson Geophysical Company (filed on July 9, 2009 as Exhibit 3.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 000-10144) and incorporated herein by reference).

4.1		Rights Agreement effective as of July 23, 2009 between Dawson Geophysical Company and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution Establishing Series of Shares of Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (filed on July 9, 2009 as Exhibit 4.1 to Dawson Geophysical Company’s Current Report on Form 8-K (File No. 000-10144) and incorporated herein by reference).

5	.1*	Opinion of Baker Botts L.L.P.

8	.1*	Opinion of Baker Botts L.L.P. regarding tax matters.

8	.2*	Opinion of Haynes and Boone, LLP regarding tax matters.

10	.1‡	Form of Employment Agreement (attached as Annex F to the joint proxy statement/prospectus that is part of this Registration Statement).

10	.2‡	Form of Indemnification Agreement (attached as Annex G to the joint proxy statement/prospectus that is part of this Registration Statement).

23	.1*	Consent of Baker Botts L.L.P. (included in the Opinion filed as Exhibit 5.1).

23	.2*	Consent of Baker Botts L.L.P. (included in the Opinion filed as Exhibit 8.1).

23	.3*	Consent of Haynes and Boone, LLP (included in the Opinion filed as Exhibit 8.2).

23	.4*	Consent of KPMG LLP, independent registered public accounting firm for Dawson Geophysical Company.

23	.5*	Consent of Lane Gorman Trubitt, P.L.L.C., independent registered public accounting firm for TGC Industries, Inc.

24	.1‡	Powers of Attorney.

99	.1‡	Form of Proxy Card for Dawson Geophysical Company’s Special Meeting.

99	.2‡	Form of Proxy Card for TGC Industries, Inc.’s Special Meeting.

Exhibit
Number		Description

99	.3*	Consent of Raymond James & Associates, Inc.

99	.4*	Consent of Southwest Securities, Inc.

99	.5‡	Form of Voting Agreement by and between TGC Industries, Inc. and the shareholders of Dawson Geophysical Company signatories thereto (attached as Annex E to the joint proxy statement/prospectus that is part of this Registration Statement).

99	.6*	Consent of Wayne A. Whitener

99	.7*	Consent of Allen T. McInnes

*	Filed herewith.

‡	Previously filed.

#	The registrant hereby agrees to supplementally furnish the Securities and Exchange Commission, on a confidential basis, a copy of any omitted schedule upon the staff’s request.